        As filed with the Securities and Exchange Commission on January 2, 2002.
                                                      Registration No. 333-70730

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM N-4

             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                THE MANUFACTURERS LIFE INSURANCE COMPANY (U.S.A.)
                               SEPARATE ACCOUNT H
                           (Exact name of Registrant)

                          PRE EFFECTIVE AMENDMENT No. 1

                THE MANUFACTURERS LIFE INSURANCE COMPANY (U.S.A.)
                               (Name of Depositor)

                              38500 Woodward Avenue
                        Bloomfield Hills, Michigan 48304
              (Address of Depositor's Principal Executive Offices)

                                 (617) 663-3000
               (Depositor's Telephone Number Including Area Code)

                            James D. Gallagher, Esq.
                  Vice President, Secretary and General Counsel
            The Manufacturers Life Insurance Company of North America
                                73 Tremont Street
                           Boston, Massachusetts 02108
                     (Name and Address of Agent for Service)

                                    Copy to:
                              J. Sumner Jones, Esq.
                             Jones & Blouch, L.L.P.
                       1025 Thomas Jefferson Street, N.W.
                              Washington, DC 20007

Title of Securities Being Registered:  Variable Annuity Insurance Contracts

Approximate date of commencement of proposed public offering: As soon after the effective date of this registration statement as is practicable.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that the Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

               THE MANUFACTURERS LIFE INSURANCE COMPANY (U.S.A.)
                               SEPARATE ACCOUNT H



                  CROSS REFERENCE TO ITEMS REQUIRED BY FORM N-4

N-4 Item      Caption in Prospectus
              ---------------------
Part A
------
1 .........   Cover Page

2 .........   Appendix A: Special Terms

3 .........   Summary

4 .........   Appendix B: Table of Accumulation Values

5 .........   General Information about Us, The Variable Account, the Trust and the Merrill Variable Funds

6 .........   Charges and Deductions; Withdrawal Charges; Reduction or
              Elimination of Withdrawal Charges; Administration Fees; Mortality
              and Expense Risks Charge; Taxes; Expenses of Distributing the
              Contract

7 .........   Accumulation Period Provisions; Company Approval; Purchase
              Payments; Accumulation Units; Net Investment Factor; Transfers
              Among Investment Options; Telephone Transactions; Special Transfer
              Services - Dollar Cost Averaging; Asset Rebalancing Program;
              Withdrawals; Special Withdrawal Services - the Income Plan;
              Contract Owner Inquiries; Other Contract Provisions; Ownership;
              Beneficiary; Modification

8 .........   Pay Out Period Provisions; General; Annuity Options; Determination
              of Amount of the First Variable Annuity Benefit Payment; Annuity
              Units and the Determination of Subsequent Variable Annuity Benefit
              Payments; Transfers During the Pay Out During the Pay Out Period

9 .........   Accumulation Period Provisions; Death Benefit During the
              Accumulation Period; Pay Out Period Provisions; Death Benefit
              Period

10 ........   Accumulation Period Provisions; Purchase Payments; Accumulation
              Units; Value of Accumulation Units; Net Investment Factor;
              Distribution of Contracts

11 ........   Withdrawals; Restrictions under the Texas Optional Retirement
              Program; Accumulation Period Provisions; Purchase Payments; Other
              Contract Provisions; Ten Day Right to Review

12 ........   Federal Tax Matters; Introduction; Taxation of Annuities in
              General; Diversification Requirements; Qualified Retirement Plans;
              Appendix G: Qualified Plan Types

13 ........   Legal Proceedings

14 ........   Statement of Additional Information - Table of Contents

Part B        Caption in Statement of Additional Information
------        -----------------------------------------------
15 ........   Cover Page

16 ........   Table of Contents

17 ........   General Information and History.

18 ........   Services-Independent Auditors, Services-Servicing Agent

19 ........   Not Applicable

20 ........   Services - Principal Underwriter

21 ........   Performance Data

22 ........   Not Applicable

23 ........   Financial Statements

                                     PART A



                      INFORMATION REQUIRED IN A PROSPECTUS

                            SUPPLEMENT TO PROSPECTUS
              FOR THE MANUFACTURERS LIFE INSURANCE COMPANY (U.S.A.)
                               SEPARATE ACCOUNT H
                              DATED JANUARY 1, 2002


MERRILL VARIABLE FUNDS

      The variable portion of your contract contains three additional investment options. Each portfolio is a series of Merrill Lynch Variable Series Funds, Inc. ("Merrill Variable Funds"). Merrill Variable Funds is registered under the 1940 Act as an open-end management investment company. Each of the portfolios are diversified for purposes of the 1940 Act, with the exception of the Developing Capital Markets Focus Fund which is non-diversified. Merrill Variable Funds receive investment advisory services from Merrill Lynch Investment Management ("MLIM"). In case of the Developing Capital Markets Focus Fund, MLIM has retained Merrill Lynch Asset Management U.K. Limited, affiliate of MLIM, to act as the sub-investment adviser. The Merrill Variable Funds Class B shares are subject to a Rule 12b-1 fee of up to 0.15% of a portfolio's Class B net assets. Below is a brief description of each portfolio's investment objectives and certain policies relating to that objective.

The MERRILL LYNCH SMALL CAP VALUE FOCUS FUND (formerly, the Merrill Lynch Special Value Focus Fund) seeks long-term growth of capital by investing in a diversified portfolio of securities, primarily common stocks, of relatively small companies and emerging growth companies, regardless of size, that management of Merrill Variable Funds believes have special investment value.

The MERRILL LYNCH BASIC VALUE FOCUS FUND seeks capital appreciation and, secondarily, income by investing in securities, primarily stocks, that management of the portfolio believes are undervalued (stock price is less than what management of the Fund believes it is worth) and therefore represent basic investment value.

The MERRILL LYNCH DEVELOPING CAPITAL MARKETS FOCUS FUND seeks long-term capital appreciation by investing in securities, principally equities, of issuers in countries having smaller capital markets. For purposes of its objective, the portfolio considers countries having smaller capital markets to be all countries other than the United States, United Kingdom, Japan and Germany. The Fund may also invest in fixed income securities of companies and governments in these countries. The Fund's management anticipates that under most circumstances the Fund will have substantial investments in emerging markets.

      A full description of Merrill Variable Funds, including the investment objectives, policies and restrictions of each portfolio is contained in Merrill Variable Funds' prospectus which accompanies this prospectus and should be read by a prospective purchaser before investing.

      PLEASE NOTE THE MERRILL VARIABLE FUNDS ARE NOT AVAILABLE FOR ERISA GOVERNED PLANS.

             MERRILL VARIABLE FUNDS ANNUAL EXPENSES: CLASS B SHARES
 (as a percentage of average net assets and after waivers and reimbursements)

                                                                                                                 TOTAL ANNUAL FUND
                                                MANAGEMENT FEE                           OTHER EXPENSES          OPERATING EXPENSES
                                                (AFTER EXPENSE                           (AFTER EXPENSE             (AFTER EXPENSE
                                              REIMBURSEMENT AND                         REIMBURSEMENT AND        REIMBURSEMENT AND
                PORTFOLIO                          WAIVER)            12b-1 FEES            WAIVER)(A)               WAIVER)(B)
-----------------------------------------------------------------------------------------------------------------------------------
Merrill Lynch Small Cap Value Focus (D)             0.75%               0.15%                 0.06%                    0.96%
Merrill Lynch Basic Value Focus                     0.60%               0.15%                 0.05%                    0.80%
Merrill Lynch Developing Capital                    0.53%(C)            0.15%                 0.72%                   1.40% C
Markets Focus

(A) Note that these are the expenses for the fiscal year ended December 31, 2000.

(B) Merrill Lynch Investment Managers, L.P. ("MLIM") and Merrill Lynch Life Agency, Inc. have entered into a Reimbursement Agreement that limits the operating expenses (excluding any distribution fees imposed on shares of Class B Common Stock) paid by each portfolio in a given year to 1.25% of its average net assets. This Reimbursement Agreement is expected to remain in effect for the current year.

(C) During 2000, MLIM waived management fees for the Developing Capital Markets Focus Fund in the amount totaling 0.47% of that Fund's average daily net assets of Class B shares; absent this waiver, the management fee and the total expenses for Class B shares of this Fund would have been 1.00% and 1.87%, respectively. This voluntary expense waiver may be terminated at any time.

(D)   Formerly, the Merrill Lynch Special Value Focus Fund.

EXAMPLE

      The Example of Expenses below is shown with the optional GEM Fee and the optional GRIP II Fee reflected (a growth factor of 6% is assumed in calculating the GRIP II Fee).

      If you surrendered the contract at the end of the applicable time period, you would pay the following expenses on a $1,000 investment assuming (a) 5% annual return on assets and (b) all Trust portfolio expense reimbursements remain in effect for the time periods illustrated:

      TRUST PORTFOLIO                                     1 YEAR         3 YEAR        5 YEAR         10 YEAR
      -------------------------------------------------------------------------------------------------------
      Merrill Lynch Small Cap Value Focus                   87            144            204            351
      Merrill Lynch Basic Value Focus                       85            140            196            335
      Merrill Lynch Developing Capital Markets              91            157            225            392

      If you annuitized as provided in the contract or did not surrender the contract at the end of the applicable time period you would pay the following expenses on a $1,000 investment assuming (a) 5% annual return on assets and (b) all Trust portfolio expense reimbursements remain in effect for the time periods illustrated:

         TRUST PORTFOLIO                                   1 YEAR         3 YEAR        5 YEAR         10 YEAR
      ---------------------------------------------------------------------------------------------------------
         Merrill Lynch Small Cap Value Focus                 31             96            164            351
         Merrill Lynch Basic Value Focus                     30             91            156            335
         Merrill Lynch Developing Capital Markets            36            109            186            392


      For purposes of presenting the foregoing Examples, we have made certain assumptions. We have assumed that, where applicable, the maximum deferred sales load is deducted, that there are no transfers or other transactions and that the "Other Expenses" line item under "Merrill Variable Funds Annual Expenses" will remain the same (including any voluntary expense reimbursement continuing in effect). Those assumptions, (each of which is mandated by the SEC in an attempt to provide prospective investors with standardized data with which to compare various annuity contracts) do not take into account certain features of the contract and prospective changes in the size of the portfolios which may operate to change the expenses borne by contract owners. CONSEQUENTLY, THE AMOUNTS LISTED IN THE EXAMPLES ABOVE SHOULD NOT BE CONSIDERED A REPRESENTATION OF PAST OR FUTURE EXPENSES AND ACTUAL EXPENSES BORNE BY CONTRACT OWNERS MAY BE GREATER OR LESSER THAN THOSE SHOWN.

      In addition, for purposes of calculating the values in the above Example, we have translated the $30 annual administration charge listed under "Annual Contract Fee" to a 0.050% annual asset charge based on the $60,000 approximate average size of contracts of this series. So translated, such charge would be higher for smaller contracts and lower for larger contracts.

                         ACCUMULATION UNIT VALUE TABLES


The two unit value tables below reflect the highest and lowest combination of charges available under the current contract. The first table reflects the fees for GEM, while the second table does not reflect the fees for any optional benefits. The third unit value table below relates to prior contracts (Ven 7, Ven 8) and does not reflect the fees for any optional benefits since none were available to these contracts.

                                 REFLECTING GEM


                                                UNIT VALUE AT         UNIT VALUE AT        INDIVIDUAL CONTRACT        GROUP CONTRACT
                   SUB-ACCOUNT                 START OF YEAR(A)        END OF YEAR           NUMBER OF UNITS         NUMBER OF UNITS
                                                                                              AT END OF YEAR          AT END OF YEAR
      ------------------------------------------------------------------------------------------------------------------------------
      Merrill Lynch Small Cap Value
      Focus 9/30/2001                             $12.500000            11.453060                 247.912                     0
      Merrill Lynch Basic Value Focus
      9/30/2001                                   $12.500000            10.432312                 298.151                     0
      Merrill Lynch Developing Capital
      Markets Focus 9/30/2001                     $12.500000             8.888745                      0                      0


      (A)   Units were first credited on July 2, 2001.


                      NOT REFLECTING ANY OPTIONAL BENEFITS


                                       UNIT VALUE AT          UNIT VALUE AT        INDIVIDUAL CONTRACT         GROUP CONTRACT
                                      START OF YEAR(A)         END OF YEAR           NUMBER OF UNITS           NUMBER OF UNITS
             SUB-ACCOUNT                                                              AT END OF YEAR           AT END OF YEAR
--------------------------------------------------------------------------------------------------------------------------------
Merrill Lynch
Small Cap Value Focus
1997                                      $12.500000             $27.655848               3,107.949                5,349.303
1998                                       27.655848              25.494200              23,981.023               14,178.088
1999                                       25.494200              33.685273              50,401.853               31,472.859
2000                                       33.685273              38.059573             100,085.575              514,059.982
9/30/2001                                  38.059573              37.731474             175,320.035               84,688.381
----------------------------------------------------------------------------------------------------------------------------------
Merrill Lynch
Basic Value Focus
1997                                      $12.500000             $15.792005              14,893.523                6,541.426
1998                                       15.792005              17.018200              92,740.889               74,371.966
1999                                       17.018200              20.300779             309,413.366              329,427.661
2000                                       20.300779              22.514992             495,014.959              453,363.765
9/30/2001                                  22.514992              19.755011             665,611.930              563,051.763
----------------------------------------------------------------------------------------------------------------------------------
Merrill Lynch
Developing Capital Markets Focus
1997                                      $12.500000              $9.191866               2,694.632                  763.637
1998                                        9.191866               6.389100              29,568.171                4,390.133
1999                                        6.389100              10.419795                   0.000                    0.000
2000                                       10.419795               7.313442             123,219.621               80,182.164
9/30/2001                                   7.313442               5.735015             114,933.974               72,296.808
----------------------------------------------------------------------------------------------------------------------------------

      -     (A) Units were first credited on October 13, 1997.

                          PRIOR CONTRACTS VEN 7 & VEN 8

                                            UNIT VALUE            UNIT VALUE            NUMBER OF UNITS          NUMBER OF UNITS
                                                AT                    AT                 AT END OF YEAR           AT END OF YEAR
             SUB-ACCOUNT                  START OF YEAR(A)        END OF YEAR                VEN 7                    VEN 8
----------------------------------------------------------------------------------------------------------------------------------
Merrill Lynch
Small Cap Value Focus
1997                                        $12.500000             $27.655848                  506.421                   N/A
1998                                         27.655848              25.494200                  111.241                   N/A
1999                                         25.494200              33.685273                  110.706                   N/A
2000                                         33.685273              38.059573                  110.025                   N/A
9/30/2001                                    38.059573              37.731474                   74.979                   N/A

----------------------------------------------------------------------------------------------------------------------------------
Merrill Lynch
Basic Value Focus
1997                                        $12.500000             $15.792005                  596.419                   N/A
1998                                         15.792005              17.018200               10,623.274                   N/A
1999                                         17.018200              20.300779               11,769.295                   N/A
2000                                         20.300779              22.514992                8,431.017                   N/A
9/30/2001                                    22.514992              19.755011                7,988.695                   N/A

----------------------------------------------------------------------------------------------------------------------------------
Merrill Lynch
Developing Capital Markets Focus
1997                                        $12.500000              $9.191866                    0.002                   N/A
1998                                          9.191866               6.389100                    0.000                   N/A
1999                                          6.389100              10.419795                    0.000                   N/A
2000                                         10.419795               7.313442                    0.000                   N/A
9/30/2001                                     7.313442               5.735015                    0.000                   N/A
----------------------------------------------------------------------------------------------------------------------------------

      (A)   Units were first credited on October 13, 1997.


                        SUPPLEMENT DATED JANUARY 1, 2002

        ANNUITY SERVICE OFFICE                           MAILING ADDRESS
   500 Boylston Street, Suite 400                    Post Office Box 9230
  Boston, Massachusetts 02116-3739             Boston, Massachusetts 02205-9230
  (617) 663-3000 or (800) 344-1029                    www.manulifeusa.com


                THE MANUFACTURERS LIFE INSURANCE COMPANY (U.S.A.)
                               SEPARATE ACCOUNT H
                                       OF
                THE MANUFACTURERS LIFE INSURANCE COMPANY (U.S.A.)

                       FLEXIBLE PURCHASE PAYMENT DEFERRED
                 COMBINATION FIXED AND VARIABLE ANNUITY CONTRACT
                                NON-PARTICIPATING

      This Prospectus describes an annuity contract issued by The Manufacturers Life Insurance Company (U.S.A.) ("WE" or "US" or "MANULIFE USA"). The contract is a flexible purchase payment, deferred, combination fixed and variable annuity contract, including both an individual contract and a participating interest in a group contract. Participation in a group contract will be separately accounted for by the issuance of a certificate evidencing your interest under the contract. An individual contract will usually be issued only where a group contract may not be used. The certificate and individual annuity contract are hereafter referred to as the "CONTRACT."

            Contract values and annuity benefit payments are based upon sixty-seven investment options. Sixty-two options are variable and five are fixed account options.

      - Contract values (other than those allocated to one of the fixed accounts) and variable annuity benefit payments will vary according to the investment performance of the sub-accounts of one of our separate accounts, The Manufacturers Life Insurance Company (U.S.A.) Separate Account H (the "VARIABLE ACCOUNT"). Contract values may be allocated to, and transferred among, one or more of those sub-accounts.


      - Each sub-account's assets are invested in Class A shares of a corresponding portfolio of a mutual fund, Manufacturers Investment Trust (the "TRUST"). We will provide the contract owner ("YOU") with prospectuses for the Trust with this Prospectus.



      - SHARES OF THE TRUST ARE NOT DEPOSITS OR OBLIGATIONS OF, OR GUARANTEED OR ENDORSED BY, ANY BANK, AND THE SHARES ARE NOT FEDERALLY INSURED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION, THE FEDERAL RESERVE BOARD, OR ANY OTHER AGENCY.


      - Except as specifically noted here and under the caption "FIXED ACCOUNT INVESTMENT OPTIONS" below, this Prospectus describes only the variable portion of the contract.

      -     Special terms are defined in a glossary in Appendix A.

PLEASE READ THIS PROSPECTUS CAREFULLY AND KEEP IT FOR FUTURE REFERENCE. IT CONTAINS INFORMATION ABOUT THE VARIABLE ACCOUNT AND THE VARIABLE PORTION OF THE CONTRACT THAT YOU SHOULD KNOW BEFORE INVESTING.

THE CONTRACTS HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION ("SEC"). NEITHER THE SEC NOR ANY STATE HAS DETERMINED WHETHER THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

- ADDITIONAL INFORMATION about the contract and the Variable Account is contained in a Statement of Additional Information, dated the same date as this Prospectus, which has been filed with the SEC and is incorporated herein by reference. The Statement of Additional Information is available without charge upon request by writing us at the address on the front cover or by telephoning (800) 344-1029.

- The SEC maintains a Web site (http://www.sec.gov) that contains the Statement of Additional Information and other information about us, the contracts and the Variable Account.

                       STATEMENT OF ADDITIONAL INFORMATION
                                TABLE OF CONTENTS

      General Information and History...............................    3
      Performance Data..............................................    3
      Services
         Independent Auditors.......................................   22
         Servicing Agent............................................   22
         Principal Underwriter......................................   22
      Audited Financial Statements..................................   23


                 The date of this Prospectus is January 1, 2002.

                                TABLE OF CONTENTS


SUMMARY ..............................................................
GENERAL INFORMATION ABOUT US, THE VARIABLE ACCOUNT AND THE TRUST .....
   The Manufacturers Life Insurance Company (U.S.A.) .................
   The Variable Account ..............................................
   The Trust .........................................................
DESCRIPTION OF THE CONTRACT ..........................................
 ELIGIBLE GROUPS .....................................................
 ACCUMULATION PERIOD PROVISIONS ......................................
   Purchase Payments .................................................
   Accumulation Units ................................................
   Value of Accumulation Units .......................................
   Net Investment Factor .............................................
   Transfers Among Investment Options ................................
   Maximum Number of Investment Options ..............................
   Telephone Transactions ............................................
   Special Transfer Services - Dollar Cost Averaging .................
   Asset Rebalancing Program .........................................
   Withdrawals .......................................................
   Special Withdrawal Services - The Income Plan .....................
   Death Benefit During Accumulation Period ..........................
 PAY-OUT PERIOD PROVISIONS ...........................................
   General ...........................................................
   Annuity Options ...................................................
   Determination of Amount of the First Variable .....................
   Annuity Payment ...................................................
   Annuity Units and the Determination of ............................
     Subsequent Variable Annuity Payments ............................
   Transfers During Pay-out Period ...................................
   Death Benefit During Pay-out Period ...............................
 OTHER CONTRACT PROVISIONS ...........................................
   Ten Day Right to Review ...........................................
   Ownership .........................................................
   Annuitant .........................................................
   Beneficiary .......................................................
   Modification ......................................................
   Our Approval ......................................................
   Discontinuance of New Owners ......................................
   Misstatement and Proof of Age, Sex or Survival ....................
 FIXED ACCOUNT INVESTMENT OPTIONS ....................................
 Optional Benefits ...................................................
   Guaranteed Retirement Income Program II ...........................
   Guaranteed Earnings Multiplier ....................................
CHARGES AND DEDUCTIONS ...............................................
   Withdrawal Charges ................................................
   Reduction or Elimination of Withdrawal Charge .....................
   Administration Fees ...............................................
   Reduction or Elimination of Annual Administration .................
     Fee .............................................................
   Mortality and Expense Risks Charge ................................
   Taxes .............................................................
FEDERAL TAX MATTERS ..................................................
 INTRODUCTION ........................................................
 OUR TAX STATUS ......................................................
 TAXATION OF ANNUITIES IN GENERAL ....................................
   Tax Deferral During Accumulation Period ...........................
   Taxation of Partial and Full Withdrawals ..........................
   Taxation of Annuity Benefit Payments ..............................
   Taxation of Death Benefit Proceeds ................................
   Penalty Tax on Premature Distributions ............................
   Aggregation of Contracts ..........................................
 QUALIFIED RETIREMENT PLANS ..........................................
   Direct Rollovers ..................................................
   Loans .............................................................
FEDERAL INCOME TAX WITHHOLDING .......................................
GENERAL MATTERS ......................................................
   Performance Data ..................................................
   Asset Allocation and Timing Services ..............................
   Restrictions Under the Texas Optional .............................
     Retirement Program ..............................................
   Distribution of Contracts .........................................
   Confirmation Statements ...........................................
   Legal Proceedings .................................................
   Cancellation of Contract ..........................................
   Voting Interest ...................................................
   Reinsurance Arrangements ..........................................
APPENDIX A: SPECIAL TERMS.............................................      A-1
APPENDIX B: TABLE OF ACCUMULATION UNIT VALUES
   FOR CONTRACTS DESCRIBED IN THIS PROSPECTUS.........................      B-1
APPENDIX C: EXAMPLES OF CALCULATION OF WITHDRAWAL CHARGE..............      C-1
APPENDIX D: STATE PREMIUM TAXES.......................................      D-1
APPENDIX E: PENNSYLVANIA MAXIMUM MATURITY AGE.........................      E-1
APPENDIX F: PRIOR CONTRACTS - VEN 7 AND VEN 8 CONTRACTS...............      F-1
APPENDIX G: PRIOR CONTRACTS - VEN 1 AND VEN 3 CONTRACTS...............      G-1
APPENDIX H: EXCHANGE OFFER - VEN 7 AND VEN 8 CONTRACTS................      H-1
APPENDIX I: EXCHANGE OFFER - VEN 1 AND VEN 3 CONTRACTS................      I-1
APPENDIX J: EXCHANGE OFFER - LIFESTYLE ANNUITY CONTRACTS..............      J-1
APPENDIX K: EXCHANGE OFFER  - MULTI-ACCOUNT FLEXIBLE PAYMENT VARIABLE
            ANNUITY...................................................      K-1
APPENDIX L: QUALIFIED PLAN TYPES......................................      L-1
APPENDIX M: GUARANTEED RETIREMENT INCOME PROGRAM......................      M-1

                                     SUMMARY

OVERVIEW OF THE CONTRACT. The contract offered by this Prospectus is a flexible purchase payment deferred combination fixed and variable annuity contract. The contract provides for the accumulation of contract values and the payment of annuity benefits on a variable and/or fixed basis. The Prospectus describes both participating interests in group deferred annuity contracts and individual deferred annuity contracts.

Under the contract, you make one or more payments to us for a period of time (the "ACCUMULATION PERIOD") and then later, beginning on the "MATURITY DATE" we make one or more annuity benefit payments to you (the "PAY-OUT PERIOD"). Contract values during the accumulation period and the amounts of annuity benefit payments during the pay-out period may either be variable or fixed, depending upon the investment option(s) you select. You may use the contract to fund either a non-qualified or tax-qualified retirement plan.

When you purchase a variable annuity for any tax-qualified retirement plan, the variable annuity does not provide any additional tax deferred treatment of earnings beyond the treatment provided by the plan. Consequently, you should purchase a variable annuity for a tax-qualified plan only on the basis of other benefits offered by the variable annuity. These benefits may include lifetime income payments, protection through the death benefit, and guaranteed fees.

OTHER CONTRACTS. Prior to 1995, four older classes of variable annuity contracts were issued. These contracts are no longer being issued but purchase payments may continue to be made to these existing contracts. These contracts are as follows: "VEN 1" contracts, which were sold during the period from June, 1985 until June, 1987; "VEN 3" contracts, which were sold during the period from November, 1986 until October, 1993; "VEN 8" contracts which were sold during the period from September, 1992 until February, 1995; and "VEN 7" contracts which were sold during the period from August, 1989 until April, 1999. This Prospectus principally describes the contract offered by this Prospectus but also describes the Ven 8, Ven 7, Ven 3 and Ven 1 contracts (collectively, "prior contracts"). The principal differences between the contract offered by this Prospectus and the prior contracts relate to the investment options available under the contracts, charges made by the Company, death benefit provisions and in the case of Ven 7 and Ven 8 contracts, a minimum interest rate to be credited for any guarantee period under the fixed portion of the contract (see Appendices F and G).

PURCHASE PAYMENT LIMITS. Except as noted below, the minimum initial purchase payment is $5,000 for Non-Qualified Contracts and $2,000 for Qualified Contracts. Purchase payments normally may be made at any time. If a purchase payment would cause your contract value to exceed $1,000,000, or your contract value already exceeds $1,000,000, however, you must obtain our approval in order to make the payment. If permitted by state law, we may cancel your contract if you have made no purchase payments for two years, your contract value is less than $2,000 and your purchase payments over the life of your contract, minus your withdrawals over the life of the contract is less than $2,000.


INVESTMENT OPTIONS. Upon issuance of the contract, purchase payments may be allocated among up to seventeen of the available investment options (including all fixed account investment options). After the contract is issued, there is no limit on the number of investment options to which you may allocate purchase payments. Currently, sixty-two Variable Account investment options and five fixed account investment options are available under the contract. Each Variable Account investment options is a sub-account of the Variable Account that invests in Class A shares of a corresponding portfolio of the Trust. A full description of each portfolio of the Trust is in the accompanying Prospectus of the Trust. Your contract value during the accumulation period and the amounts of annuity benefit payments will depend upon the investment performance of the portfolio underlying each sub-account of the Variable Account you select and/or upon the interest we credit on each fixed account option you select. Subject to certain regulatory limitations, we may elect to add, subtract or substitute investment options. Fixed accounts are not available in all states.


Allocating assets only to one or a small number of the investment options (other than the Lifestyle Trusts) should not be considered a balanced investment strategy. In particular, allocating assets to a small number of investment options that concentrate their investments in a particular business or market sector will increase the risk that the value of your contract will be more volatile since these investment options may react similarly to business or market specific events. Examples of business or market sectors where this risk historically has been and may continue to be particularly high include: (a) technology related businesses, including internet related businesses, (b) small cap securities and
(c) foreign securities. The Company does not provide advice regarding appropriate investment allocations; please discuss this matter with your financial adviser.

TRANSFERS. During the accumulation period, you may transfer your contract values among the Variable Account investment options and from the Variable Account investment options to the fixed account investment options without charge. In addition, you may transfer contract values among the fixed account investment options and from the fixed account investment options to the Variable Account investment options, subject to a one year holding period requirement (with certain exceptions) and a market value charge which may apply to such a transfer. During the pay-out period, you may transfer your allocations among the Variable Account investment options, but transfers from Variable Account options to fixed account options or from fixed account options to Variable Account options are not permitted.

WITHDRAWALS. During the accumulation period, you may withdraw all or a portion of your contract value. The amount you withdraw from any investment account must be at least $300 or, if less, your entire balance in that investment account. If a partial withdrawal plus any applicable withdrawal charge would reduce your contract value to less than $300, we will treat your withdrawal request as a request to withdraw all of your contract value. A withdrawal charge and an administration fee may apply to your withdrawal. A withdrawal may be subject to income tax and a 10% IRS penalty tax. A systematic withdrawal plan service is available under the contract.

CONFIRMATION STATEMENTS. We will send you confirmation statements for certain transactions in your account. You should carefully review these statements to verify their accuracy. You should immediately report any mistakes to our Annuity Service Office (at the address or phone number shown on the cover of this Prospectus). If you fail to notify our Annuity Service Office of any mistake within 60 days of the mailing of the confirmation statement, you will be deemed to have ratified the transaction.

DEATH BENEFITS. We will pay the death benefit described below to your BENEFICIARY if you die during the accumulation period. If a contract is owned by more than one person, then the surviving contract owner will be deemed the beneficiary of the deceased contract owner. No death benefit is payable on the death of any ANNUITANT (a natural person or persons to whom ANNUITY BENEFIT PAYMENTS are made and whose life is used to determine the duration of annuity benefit payments involving life contingencies), except that if any contract owner is not a natural person, the death of any annuitant will be treated as the death of an owner. The amount of the death benefit will be calculated as of the date on which our Annuity Service Office receives written notice and proof of death and all required claim forms. The formula used to calculate the death benefit may vary according to the age(s) of the contract owner(s) at the time the contract is issued and the age of the contract owner who dies. If there are any unpaid loans (including unpaid interest) under the contract, the death benefit equals the death benefit calculated according to the applicable formula, minus the amount of the unpaid loans. If the annuitant dies during the pay-out period and annuity payment method selected called for payments for a guaranteed period, we will make the remaining guaranteed payments to the beneficiary. See F for information on death benefit provisions of Ven 7 and Ven 8 contracts and Appendix G for information on death benefit provisions of Ven 1 and Ven 3 contracts.

ANNUITY BENEFIT PAYMENTS. We offer a variety of fixed and variable annuity payment options. Periodic annuity benefit payments will begin on the "maturity date" (the first day of the pay-out period). You select the maturity date, the frequency of payment and the type of annuity benefit payment option. Annuity benefit payments are made to the annuitant.

OPTIONAL BENEFITS


      Guaranteed Retirement Income Program II. The Guaranteed Retirement Income Program II ("GRIP II") guarantees a minimum lifetime fixed income benefit in the form of fixed monthly annuity payments. The amount of these payments is determined by applying the Income Base to the annuity purchase rates in the GRIP II rider. As described in this prospectus, the Income Base is calculated as the greater of purchase payments accumulated at a fixed growth factor or the maximum contract anniversary value, reduced proportionately for partial withdrawals. Because the annuity options provided for in the contract are based on the contract value and current annuity purchase rates at the time of annuitization, the amount of the monthly payments under such options may exceed the monthly payments provided by GRIP II. If GRIP II is exercised and the annuity payments available under the contract are greater than the monthly payment provided by GRIP II, we will pay the monthly annuity payment available under the contract. For GRIP II, we impose an annual fee of 0.45% of the Income Base. The fee is deducted from the contract value on each contract anniversary. GRIP II is available for new contracts issued on or after July 2, 2001. GRIP II is not available in all states and is not available for Ven 7, Ven 8, Ven 3 or Ven 1. If the contract is issued with GRIP II in the state of Washington, the fixed accounts including the DCA fixed investment account will not be offered as investment options.

      Guaranteed Earnings Multiplier. The Guaranteed Earnings Multiplier ("GEM") guarantees that upon the death of any contract owner prior to the maturity date, we will pay the death benefit otherwise payable under the contract plus the benefit payable under GEM subject to a maximum amount. The GEM provides a payment equal to 40% of the appreciation in the contract value (as defined below) upon the death of any contract owner if the oldest owner is 69 or younger, and 25% of the appreciation in the contract value (as defined below) if the oldest owner is 70 or older at issue. The appreciation in the contract value is defined as the contract value less the sum of all purchase payments, reduced proportionally by any amount deducted in connection with partial withdrawals. The death benefit will also be reduced by the amount of any unpaid loans under a contract in the case of certain qualified contracts. For GEM we impose an annual fee of 0.20% of the average account value. GEM is available for new contracts issued on or after July 2, 2001. GEM is not available in all states and is not available for Ven 7, Ven 8, Ven 3 or Ven 1 contracts.

REINSURANCE ARRANGEMENTS. We utilize reinsurance as part of our risk management program. Under any reinsurance agreement, we remain liable for the contractual obligations of the contracts' guaranteed benefits and the reinsurer(s) agree to reimburse us for certain amounts and obligations in connection with the risks covered in the reinsurance agreements. The reinsurer's contractual liability runs solely to us, and no contract owner shall have any right of action against any reinsurer. In evaluating reinsurers, we consider the financial and claims paying ability ratings of the reinsurer. Our philosophy is to minimize incidental credit risk. We do so by engaging in secure types of reinsurance transactions with high quality reinsurers and diversifying reinsurance counterparties to limit concentrations. Some of the benefits that are currently reinsured include guaranteed death benefits, fixed account guarantees, GRIP and GRIP II.

TEN DAY REVIEW. You may cancel your contract by returning it to us within 10 days of receiving it.

MODIFICATION. In the case of a group annuity contract, we may not modify the contract or any certificate without the consent of the group holder or the owner, as applicable, except to make it conform to any law or regulation or ruling issued by a governmental agency. However, on 60 days' notice to the group holder, we may change the withdrawal charges, administration fees, mortality and expense risks charges, free withdrawal percentage, annuity purchase rates and the market value charge as to any certificates issued after the effective date of the modification.

DISCONTINUANCE OF NEW OWNERS. In the case of a group annuity contract, on thirty days' notice to the group holder, we may limit or discontinue acceptance of new applications and the issuance of new certificates.

TAXATION. Generally all earnings on the underlying investments are tax-deferred until withdrawn or until annuity benefit payments begin. Normally, a portion of each annuity benefit payment is taxable as ordinary income. Partial and total withdrawals generally are taxable as ordinary income to the extent contract value prior to the withdrawal exceeds the purchase payments you have made, minus any prior withdrawals that were not taxable. A 10% penalty tax may apply to withdrawals and annuity benefit programs prior to age 59-1/2.


CHARGES AND DEDUCTIONS. The following table and Example are designed to assist you in understanding the various costs and expenses related to the contract. The table reflects expenses of the Variable Account and the underlying portfolios. In addition to the items listed in the following table, premium taxes may be applicable to certain contracts. The items listed under "Contract Owner Transaction Expenses" and "Separate Account Annual Expenses" are more completely described in this Prospectus under "Charges and Deductions." The items listed under "Trust Annual Expenses" are described in detail in the accompanying Prospectuses of the Trust.

CONTRACT OWNER TRANSACTION EXPENSES

See Appendix F for additional information regarding contract owner transaction expenses for Ven 7 and Ven 8 contracts. See Appendix G for information regarding contract owner transaction expenses for Ven 3 and Ven 1 contracts.

Deferred sales load (as percentage of purchase payments):

      NUMBER OF COMPLETE YEARS             WITHDRAWAL CHARGE
    PURCHASE PAYMENT IN CONTRACT               PERCENTAGE
                 0                                 6%
                 1                                 6%
                 2                                 5%
                 3                                 5%
                 4                                 4%
                 5                                 3%
                 6                                 2%
                 7+                                0%


ANNUAL CONTRACT FEE .....................................   $30(1)

                        SEPARATE ACCOUNT ANNUAL EXPENSES
                   (as a percentage of average account value)
Mortality and expense risks fee..........................   1.25%
Administration fee - asset based.........................   0.15%
TOTAL SEPARATE ACCOUNT ANNUAL EXPENSES...................   1.40%

Optional GEM Fee.........................................   0.20%(2)
TOTAL SEPARATE ACCOUNT ANNUAL EXPENSES WITH GEM FEE......   1.60%

Optional GRIP II Fee (as a percentage of the Income Base)   0.45%(3)


(1) The $30 annual administration fee will not be assessed prior to the maturity date if at the time of its assessment the sum of all investment account values is greater than or equal to $100,000. This provision does not apply to Ven 7 or Ven 8 contracts. (See Appendix F).


(2)   GEM is not available for contracts issued prior to July 2, 2001.



(3) GRIP II is not available for contracts issued prior to July 2, 2001. If GRIP II is elected, this fee is deducted on each contract anniversary. (see "GUARANTEED RETIREMENT INCOME PROGRAM II").



TABLE OF INVESTMENT MANAGEMENT FEES AND EXPENSES


                     TRUST ANNUAL EXPENSES (Class A Shares)
     (as a percentage of Trust average net assets for the fiscal year ended
                              December 31, 2000)(I)



                                                                                      TOTAL TRUST
                                                    CLASS A        OTHER EXPENSES     ANNUAL EXPENSES
                                   MANAGEMENT       RULE 12b-      (AFTER EXPENSE     (AFTER EXPENSE
TRUST PORTFOLIO                    FEES             1 Fees         REIMBURSEMENT)     REIMBURSEMENT)
-----------------------------------------------------------------------------------------------------------
Internet Technologies              1.000%              0.150%         0.130%             1.280%(E)
Pacific Rim Emerging Markets       0.700%              0.150%         0.180%             1.030%
Telecommunications                 0.950%              0.150%         0.130%             1.230%(A)
Science & Technology               0.916%(F)           0.150%         0.040%             1.106%
International Small Cap            0.914%              0.150%         0.440%             1.504%
Health Sciences                    0.950%(F)           0.150%         0.130%             1.230%(A)
Aggressive Growth                  0.850%              0.150%         0.070%             1.070%
Emerging Small Company             0.896%              0.150%         0.050%             1.096%
Small Company Blend                0.900%              0.150%         0.140%             1.190%
Dynamic Growth                     0.850%              0.150%         0.070%             1.070%(E)

                                                                                      TOTAL TRUST
                                                    CLASS A        OTHER EXPENSES     ANNUAL EXPENSES
                                   MANAGEMENT       RULE 12b-      (AFTER EXPENSE     (AFTER EXPENSE
TRUST PORTFOLIO                    FEES             1 Fees         REIMBURSEMENT)     REIMBURSEMENT)
-----------------------------------------------------------------------------------------------------------
Mid Cap Growth                     0.850%              0.150%         0.280%             1.280%(A)
Mid Cap Opportunities              0.850%              0.150%         0.230%             1.230%(A)
Mid Cap Stock                      0.775%              0.150%         0.075%             1.000%
All Cap Growth                     0.778%              0.150%         0.050%             0.978%
Financial Services                 0.800%              0.150%         0.090%             1.040%(A)
Overseas                           0.800%              0.150%         0.200%             1.150%
International Stock                0.850%(F)           0.150%         0.180%             1.180%
International Value                0.850%              0.150%         0.180%             1.180%
Capital Appreciation               0.750%              0.150%         0.500%H            1.400%(H)
Strategic Opportunities            0.700%              0.150%         0.050%             0.900%
Quantitative Mid Cap               0.650%              0.150%         0.070%             0.870%(A)
Global Equity                      0.750%              0.150%         0.120%             1.020%
Strategic Growth                   0.750%              0.150%         0.120%             1.020%(A)
Growth                             0.683%              0.150%         0.050%             0.883%
Large Cap Growth                   0.750%              0.150%         0.065%             0.965%
All Cap Value                      0.800%              0.150%         0.140%             1.090%(A)
Capital Opportunities              0.750%              0.150%         0.160%             1.060%(A)
Quantitative Equity                0.596%              0.150%         0.050%             0.796%
Blue Chip Growth                   0.713%(F)           0.150%         0.035%             0.898%
Utilities                          0.750%              0.150%         0.270%             1.170%(A)
Real Estate Securities             0.647%(A)           0.150%         0.060%             0.857%
Small Company Value                0.900%(F)           0.150%         0.190%             1.240%
Mid Cap Value                      0.800%              0.150%         0.160%             1.110%(A)
Value                              0.650%              0.150%         0.060%             0.860%
Tactical Allocation                0.750%              0.150%         0.430%             1.330%(E)
Fundamental Value                  0.800%              0.150%         0.130%             1.080%(A)
Growth & Income                    0.524%              0.150%         0.040%             0.714%
U.S. Large Cap Value               0.725%              0.150%         0.055%             0.930%
Equity-Income                      0.725%(F)           0.150%         0.055%             0.930%
Income & Value                     0.650%              0.150%         0.060%             0.860%
Balanced                           0.554%(A)           0.150%         0.060%             0.764%
High Yield                         0.625%              0.150%         0.065%             0.840%
Strategic Bond                     0.625%              0.150%         0.095%             0.870%
Global Bond                        0.600%              0.150%         0.200%             0.950%
Total Return                       0.600%              0.150%         0.065%             0.815%
Investment Quality Bond            0.500%              0.150%         0.080%             0.730%
Diversified Bond                   0.600%              0.150%         0.060%             0.810%
U.S. Government Securities         0.550%              0.150%         0.070%             0.770%
Money Market                       0.350%              0.150%         0.040%             0.540%
Small Cap Index                    0.375%              0.150%         0.075%             0.600%(E)
International Index                0.400%              0.150%         0.050%             0.600%(E)
Mid Cap Index                      0.375%              0.150%         0.075%             0.600%(E)
Total Stock Market Index           0.375%              0.150%         0.075%             0.600%(E)
500 Index                          0.375%              0.150%         0.025%             0.550%(E)
Lifestyle Aggressive  1000         0.070%              0.000%         1.038%             1.108%(C)
Lifestyle Growth  820              0.055%              0.000%         0.966%             1.021%(C)
Lifestyle Balanced  640            0.055%              0.000%         0.892%             0.947%(C)
Lifestyle Moderate  460            0.064%              0.000%         0.826%             0.890%(C)
Lifestyle Conservative 280         0.075%              0.000%         0.784%             0.859%(C)



(A)   Based on estimates to be made during the current fiscal year.


(B)   Reflects expenses of the Underlying Portfolios.


(C)   The investment adviser to the Trust, Manufacturers Securities Services
      LLC ("MSS" or the "Adviser")
      has voluntarily agreed to pay certain expenses of each Lifestyle Trust as noted below. (For purposes of the expense reimbursement, total expenses of a Lifestyle Trust includes the advisory fee but excludes (a) the expenses of the Underlying Portfolios, (b) taxes, (c) portfolio brokerage, (d) interest, (e) litigation and (f) indemnification expenses and other extraordinary expenses not incurred in the ordinary course of the Trust's business.)

      If total expenses of a Lifestyle Trust (absent reimbursement) exceed 0.075%, the Adviser will reduce the advisory fee or reimburse expenses of that Lifestyle Trust by an amount such that total expenses of the Lifestyle Trust equal 0.075%. If the total expenses of the Lifestyle Trust (absent reimbursement) are equal to or less than 0.075%, then no expenses will be reimbursed by the Adviser. This voluntary expense reimbursement may be terminated at any time. If such expense reimbursement was not in effect, Total Trust Annual Expenses would be higher (based on current advisory fees and the Other Expenses of the Lifestyle Trusts for the fiscal year ended December 31, 2000) as noted in the chart below:


                                                                                            TOTAL TRUST
                                      MANAGEMENT         RULE              OTHER            ANNUAL
    TRUST PORTFOLIO                   FEES               12b-1 FEES        EXPENSES         EXPENSES
    ----------------------------------------------------------------------------------------------------
    Lifestyle Aggressive 1000         0.070%             0.000%            1.063%           1.133%
    Lifestyle Growth 820              0.055%             0.000%            0.976%           1.031%
    Lifestyle Balanced 640            0.055%             0.000%            0.902%           0.957%
    Lifestyle Moderate 460            0.064%             0.000%            0.851%           0.915%
    Lifestyle Conservative 280        0.075%             0.000%            0.816%           0.891%


(D) Each Lifestyle Trust will invest in shares of the Underlying Portfolios. Therefore, each Lifestyle Trust will bear its pro rata share of the fees and expenses incurred by the Underlying Portfolios in which it invests, and the investment return of each Lifestyle Trust will be net of the Underlying Portfolio expenses. Each Lifestyle Portfolio must bear its own expenses. However, the Adviser is currently paying certain of these expenses as described in footnote ( C ) above.

(E) Annualized - For the period May 1, 2000 (commencement of operations) to December 31, 2000.

(F) Effective June 1, 2000, the Adviser voluntarily agreed to waive a portion of its advisory fee for the Science & Technology Trust, Health Sciences Trust, Small Company Value Trust, the Blue Chip Growth Trust and the Equity-Income Trust. The fee reduction is based on the combined asset level of all five portfolios and the International Stock Trust. Once the combined assets exceed specified amounts, the fee reduction is increased. The percentage fee reduction for each asset level is as follows:

                                                                 FEE REDUCTION
            COMBINED ASSET LEVELS                    (AS A PERCENTAGE OF THE ADVISORY FEE)
            First $750 million                                       0.00%
            Between $750 million and $1.5 billion                    2.50%
            Between $1.5 billion and $3.0 billion                    3.75%
            Over $3.0 billion                                        5.00%

      The fee reductions are applied to the advisory fees of each of the five portfolios. This voluntary fee waiver may be terminated at any time by the adviser. As of February 28, 2001, the combined asset level for all four portfolios was approximately $4.469 billion resulting in a fee reduction of 3.065%. There is no guarantee that the combined asset level will remain at this amount. If the combined asset level were to decrease to a lower breakpoint, the fee reduction would decrease as well.

(G) MSS has voluntarily agreed to pay expenses of each Index Trust (excluding the advisory fee) that exceed the following amounts: 0.050% in the case of the International Index Trust and 500 Index Trust and 0.075% in the case of the Small Cap Index Trust, the Mid Cap Index Trust and Total Stock Market Index Trust. If such expense reimbursement were not in effect, it is estimated that "Other Expenses" and "Total Trust Annual Expenses" would be 0.097% and 0.650%, respectively, for the International Index Trust, 0.125% and 0.650%, respectively, for the Small Cap Index Trust, and 0.164% and 0.690%, respectively, for the Mid Cap Index Trust and 0.090% and 0.620%, respectively, for the Total Stock Market Index Trust. It is estimated that the expense reimbursement will not be effective during the year end December 31, 2001 for the 500 Index Trust. The expense reimbursement may be terminated at any time by MSS.

(H) Annualized - For period November 1, 2000 (commencement of operations) to December 31, 2000. For all portfolios except the Lifestyle Trusts, the Adviser reduces its advisory fee or reimburses the portfolio if the total of all expenses (excluding advisory fees, taxes, portfolio brokerage commissions, interest, litigation and indemnification expenses and other extraordinary expenses not incurred in the ordinary course of the portfolio's business) exceed certain annual rates. In the case of the Capital Appreciation Trust, the Adviser reimbursed the portfolio for certain expenses for the year ended December 31, 2000. If such expense reimbursement were not in effect, it is estimated that "Other Expenses" and "Total Trust Annual Expenses" would be 0.700% and 1.600%, respectively. These voluntary expense reimbursements may be terminated at any time.


(I) Effective January 1, 2002, the Trust implemented a Class A Rule 12b-1 plan while simultaneously reducing its advisory fees and implementing advisory fee breakpoints. The Trust Annual Expense chart reflects these changes.


EXAMPLE

      The Example of Expenses below is shown with the optional GEM Fee and the optional GRIP II Fee reflected (a growth factor of 6% is assumed in calculating the GRIP II Fee).

If you surrendered the contract at the end of the applicable time period, you would pay the following expenses on a $1,000 investment, assuming (a) 5% annual return on assets and (b) all Trust portfolio expense reimbursements remain in effect for the time periods illustrated:

TRUST PORTFOLIO                 1 YEAR     3 YEAR     5 YEAR    10 YEAR
--------------------------------------------------------------------------------
Internet Technologies             90         153        219       381
Pacific Rim Emerging Markets      87         146        208       358
Telecommunications                89         152        217       376
Science & Technology              88         149        213       368
International Small Cap           92         160        231       405
Health Sciences                   89         152        217       376
Aggressive Growth                 88         147        210       361
Emerging Small Company            88         148        211       364
Small Company Blend               89         151        215       373
Dynamic Growth                    88         147        210       361
Mid Cap Growth                    90         153        219       381
Mid Cap Opportunities             89         152        217       376
Mid Cap Stock                     87         145        206       355
All Cap Growth                    87         145        206       355
Financial Services                87         146        208       359
Overseas                          88         150        213       369
International Stock               89         152        217       376
International Value               89         150        215       372
Capital Appreciation              91         157        225       392
Strategic Opportunities           86         143        201       345
Quantitative Mid Cap              86         142        200       342
Global Equity                     87         146        207       357
Strategic Growth                  87         146        207       357
Growth                            86         143        201       345
Large Cap Growth                  86         144        203       349
All Cap Value                     88         148        211       363
Capital Opportunities             88         147        209       360
Quantitative Equity               85         138        194       331
Blue Chip Growth                  86         143        202       346
Utilities                         89         150        214       371
Real Estate Securities            86         141        199       341
Small Company Value               89         152        218       377
Mid Cap Value                     88         148        211       365
Value                             86         141        199       341
Tactical Allocation               90         155        222       386
Fundamental Value                 88         148        210       362
Growth & Income                   85         139        196       334
U.S. Large Cap Value              86         143        203       348

TRUST PORTFOLIO                 1 YEAR     3 YEAR     5 YEAR    10 YEAR
--------------------------------------------------------------------------------
Equity-Income                     86         143        202       346
Income & Value                    86         141        199       341
Balanced                          85         139        195       332
High Yield                        85         141        198       339
Strategic Bond                    86         142        200       342
Global Bond                       87         145        206       355
Total Return                      85         141        198       339
Investment Quality Bond           84         138        193       329
Diversified Bond                  85         140        197       336
U.S. Government Securities        84         137        192       328
Money Market                      83         132        183       310
Small Cap Index                   83         134        186       316
International Index               83         134        186       316
Mid Cap Index                     83         134        186       316
Total Stock Market Index          83         134        186       316
500 Index                         83         133        184       311
Lifestyle Aggressive 1000         88         149        212       366
Lifestyle Growth 820              87         146        208       358
Lifestyle Balanced 640            86         144        204       349
Lifestyle Moderate 460            86         142        201       344
Lifestyle Conservative 280        86         141        199       341




If you annuitized as provided in the contract or did not surrender the contract at the end of the applicable time period you would pay the following expenses on a $1,000 investment, assuming (a) 5% annual return on assets and (b) all Trust portfolio expense reimbursements remain in effect for the time periods illustrated:


TRUST PORTFOLIO                  1 YEAR     3 YEAR     5 YEAR    10 YEAR
------------------------------------------------------------------------
Internet Technologies              34        106        180        381
Pacific Rim Emerging Markets       32         98        168        358
Telecommunications                 34        104        178        376
Science & Technology               33        101        173        368
International Small Cap            37        113        192        405
Health Sciences                    34        104        178        376
Aggressive Growth                  32         99        170        361
Emerging Small Company             33        100        171        364
Small Company Blend                33        103        176        373
Dynamic Growth                     32         99        170        361
Mid Cap Growth                     34        106        180        381
Mid Cap Opportunities              34        104        178        376
Mid Cap Stock                      32         97        166        355
All Cap Growth                     32         97        166        355
Financial Services                 32         98        168        359
Overseas                           33        102        174        369
International Stock                34        104        178        376
International Value                33        103        175        372
Capital Appreciation               36        109        186        392
Strategic Opportunities            31         94        161        345
Quantitative Mid Cap               30         93        160        342
Global Equity                      32         98        167        357
Strategic Growth                   32         98        167        357
Growth                             31         94        161        345
Large Cap Growth                   31         95        163        349
All Cap Value                      32        100        171        363
Capital Opportunities              32         99        169        360

TRUST PORTFOLIO                  1 YEAR     3 YEAR     5 YEAR    10 YEAR
--------------------------------------------------------------------------------
Quantitative Equity                29         90        154        331
Blue Chip Growth                   31         95        162        346
Utilities                          33        102        175        371
Real Estate Securities             30         93        159        341
Small Company Value                34        104        178        377
Mid Cap Value                      33        101        172        365
Value                              30         93        159        341
Tactical Allocation                35        107        182        386
Fundamental Value                  32        100        170        362
Growth & Income                    29         91        156        334
U.S. Large Cap Value               31         95        163        348
Equity-Income                      31         95        162        346
Income & Value                     30         93        159        341
Balanced                           29         90        155        332
High Yield                         30         92        158        339
Strategic Bond                     30         93        160        342
Global Bond                        32         97        166        355
Total Return                       30         92        158        339
Investment Quality Bond            29         89        153        329
Diversified Bond                   30         92        157        336
U.S. Government Securities         29         89        152        328
Money Market                       27         83        143        310
Small Cap Index                    28         85        146        316
International Index                28         85        146        316
Mid Cap Index                      28         85        146        316
Total Stock Market Index           28         85        146        316
500 Index                          27         84        144        311
Lifestyle Aggressive 1000          33        101        172        366
Lifestyle Growth 820               32         98        168        358
Lifestyle Balanced 640             31         96        164        349
Lifestyle Moderate 460             30         94        161        344
Lifestyle Conservative 280         30         93        159        341





      For purposes of presenting the foregoing Examples, we have made certain assumptions. We have assumed that, where applicable, the maximum deferred sales load is deducted, that there are no transfers or other transactions and that the "Other Expenses" line item under "Trust Annual Expenses" will remain the same (including any voluntary expense reimbursement continuing in effect). Those assumptions, (each of which is mandated by the SEC in an attempt to provide prospective investors with standardized data with which to compare various annuity contracts) do not take into account certain features of the contract and prospective changes in the size of the portfolios which may operate to change the expenses borne by contract owners. CONSEQUENTLY, THE AMOUNTS LISTED IN THE EXAMPLES ABOVE SHOULD NOT BE CONSIDERED A REPRESENTATION OF PAST OR FUTURE EXPENSES AND ACTUAL EXPENSES BORNE BY CONTRACT OWNERS MAY BE GREATER OR LESSER THAN THOSE SHOWN.


      In addition, for purposes of calculating the values in the above Example, we have translated the $30 annual administration charge listed under "Annual Contract Fee" to a 0.050% annual asset charge based on the $60,000 approximate average size of contracts of this series. So translated, such charge would be higher for smaller contracts and lower for larger contracts.

A TABLE OF ACCUMULATION UNIT VALUES RELATING TO THE CONTRACT IS INCLUDED IN APPENDIX B TO THIS PROSPECTUS.

LOCATION OF FINANCIAL STATEMENTS OF REGISTRANT AND DEPOSITOR

      Our financial statements and those of the Variable Account may be found in the Statement of Additional Information.

GENERAL INFORMATION ABOUT US, THE VARIABLE ACCOUNT, THE TRUST

THE MANUFACTURERS LIFE INSURANCE COMPANY (U.S.A.)

================================================================================
We are an indirect subsidiary of MFC.
================================================================================

      We are a stock life insurance company incorporated in Maine on August 20, 1955 and redomesticated under the laws of Michigan on December 30, 1992. Our annuity service office is located at 500 Boylston Street, Suite 400, Boston, Massachusetts 02116-3739. Our ultimate parent is Manulife Financial Corporation ("MFC"), a publicly traded company, based in Toronto, Canada. MFC is the holding company of The Manufacturers Life Insurance Company and its subsidiaries, collectively known as MANULIFE FINANCIAL.


      The Manufacturers Life Insurance Company and The Manufacturers Life Insurance Company (U.S.A.) have received the following ratings from independent ratings agencies:



            A++ A.M. Best
            Superior in financial strength; 1st category of  16



            AAA Fitch
            Highest in insurer financial strength; 1st category of  24


            AA+ Standard & Poor's
            Very strong in financial strength; 2nd category of 21

            Aa2 Moody's
            Excellent in financial strength; 3rd category of 21

These ratings, which are current as of the date of this prospectus and are subject to change, are assigned as a measure of The Manufacturers Life Insurance Company of U.S.A's ability to honor the death benefit, fixed account guarantees and life annuitization guarantees but not specifically to its products, the performance (return) of these products, the value of any investment in these products upon withdrawal or to individual securities held in any portfolio.

THE VARIABLE ACCOUNT


================================================================================
The Variable Account is one of our separate accounts that invests the contract values you allocate to it in the Trust portfolio(s) you select.
================================================================================



      The Variable Account was established on August 24, 1984 as a separate account of The Manufacturers Life Insurance Company of North America ("Manulife North America"), another wholly owned subsidiary of MFC which on January 1, 2002 merged into Manulife USA. As a result of this merger, Manulife USA became the owner of all Manulife North America's assets including the assets of the Variable Account and assumed all of Manulife North America's obligations including those under the contracts. The merger had no other effect on the terms and conditions of the contracts or on your allocation among the investment options.


      The Variable Account is registered with the SEC under the Investment Company Act of 1940, as amended (the "1940 Act") as a unit investment trust. A unit investment trust is a type of investment company which invests its assets in specified securities, such as the shares of one or more investment companies. Registration under the 1940 Act does not involve supervision by the SEC of the management or investment policies or practices of the Variable Account. If we determine that it would be in the best interests of persons having voting rights under the contracts, the Variable Account may be operated as a management company under the 1940 Act or it may be deregistered if 1940 Act registration were no longer required.

      The Variable Account currently has sixty-two sub-accounts. We reserve the right, subject to compliance with applicable law, to add other sub-accounts, eliminate existing sub-accounts, combine sub-accounts or transfer assets in one sub-account to another sub-account that we, or an affiliated company, may establish. We will not eliminate existing sub-accounts or combine sub-accounts without the prior approval of the appropriate state or federal regulatory authorities. See Appendix G for information on sub-accounts available to Ven 1 contracts.

THE TRUST


================================================================================
The Trust is a mutual fund in which the Variable Account invests.
================================================================================


      The assets of each sub-account of the Variable Account are invested in Class A shares of a corresponding investment portfolio of the Trust. A description of each Trust portfolio is set forth below. The Trust is registered under the 1940 Act as an open-end management investment company. Each of the portfolios is diversified for purposes of the 1940 Act, except for the except for the Dynamic Growth Trust, Global Bond Trust, Utilities, Health Sciences and the five Lifestyle Trusts which are non-diversified. The Trust receives investment advisory services from Manufacturers Securities Services, LLC ("MSS").

      Each of the Trust portfolios, except the Lifestyle Trusts, are subject to a Rule 12b-1 fee of 0.15% of a portfolio's Class A net assets.

      The Trust currently has twenty-five subadvisers who manage all of the portfolios, one of which subadvisers is Manufacturers Adviser Corporation ("MAC"). Both MSS and MAC are affiliates of ours.


      SUBADVISER                                              PORTFOLIO
      A I M Capital Management, Inc.                        All Cap Growth Trust
                                                            Aggressive Growth Trust

      Brinson Advisors, Inc.                                Tactical Allocation Trust
      (formerly, Mitchell Hutchins Asset Management Inc.)

      Capital Guardian Trust Company                        Small Company Blend Trust
                                                            U.S. Large Cap Value Trust
                                                            Income & Value Trust
                                                            Diversified Bond Trust

      Cohen & Steers Capital Management, Inc.               Real Estate Securities Trust

      Davis Select Advisers, L.P.                           Financial Services Trust
                                                            Fundamental Value Trust

      The Dreyfus Corporation                               All Cap Value Trust

      Fidelity Management & Research Company                Strategic Opportunities Trust
                                                            Large Cap Growth Trust
                                                            Overseas Trust

      Founders Asset Management LLC                         International Small Cap Trust
                                                            Balanced  Trust

      Franklin Advisers, Inc.                               Emerging Small Company Trust

      INVESCO Funds Group, Inc.                             Telecommunications Trust
                                                            Mid Cap Growth Trust

      Janus Capital Corporation                             Dynamic Growth Trust

      Jennison Associates LLC                               Capital Appreciation Trust

      Lord, Abbett & Co.                                    Mid Cap Value Trust

      Manufacturers Adviser Corporation                     Pacific Rim Emerging Markets Trust
                                                            Quantitative Equity Trust
                                                            Quantitative Mid Cap Trust
                                                            Money Market Trust
                                                            Index Trusts
                                                            Lifestyle  Trusts(A)
                                                            Balanced Trust

      SUBADVISER                                              PORTFOLIO
      Massachusetts Financial Services Company              Strategic Growth Trust
                                                            Capital Opportunities Trust
                                                            Utilities Trust

      Miller Anderson & Sherrerd, LLP                       Value Trust
                                                            High Yield Trust

      Munder Capital Management                             Internet Technologies Trust

      Pacific Investment Management Company                 Global Bond Trust
                                                            Total Return Trust

      Putnam Investment Management, L.L.C.                  Global Equity Trust
                                                            Mid Cap Opportunities Trust

      Salomon Brothers Asset Management Inc                 U.S. Government Securities Trust
                                                            Strategic Bond Trust

      SSgA Funds Management, Inc.                           Growth Trust
                                                            Lifestyle  Trusts(A)

      T. Rowe Price Associates, Inc.                        Science & Technology Trust
                                                            Small Company Value Trust
                                                            Health Sciences Trust
                                                            Blue Chip Growth Trust
                                                            Equity-Income Trust

      T. Rowe Price International, Inc.                     International Stock Trust

      Templeton Investment Counsel, Inc.                    International Value Trust

      Wellington Management Company, LLP                    Growth & Income Trust
                                                            Investment Quality Bond Trust
                                                            Mid Cap Stock Trust


      -----------------


      (A) SSgA Funds Management, Inc. provides subadvisory consulting services to Manufacturers Adviser Corporation regarding management of the Lifestyle Trusts.


The Portfolios of the Trust available under the contract are as follows:

The INTERNET TECHNOLOGIES TRUST seeks long-term capital appreciation by investing the portfolio's assets primarily in companies engaged in Internet-related business (such businesses also include Intranet-related businesses).

The PACIFIC RIM EMERGING MARKETS TRUST seeks long-term growth of capital by investing in a diversified portfolio that is comprised primarily of common stocks and equity-related securities of corporations domiciled in countries in the Pacific Rim region.

The TELECOMMUNICATIONS TRUST seeks capital appreciation (with earning income as a secondary objective) by investing, under normal market conditions, primarily in equity securities of companies engaged in the telecommunications sector, that is, in the design, development, manufacture, distribution or sale of communications services and equipment and companies that are involved in supplying equipment or services to such companies.

The SCIENCE & TECHNOLOGY TRUST seeks long-term growth of capital by investing at least 65% of the portfolio's total assets in common stocks of companies expected to benefit from the development, advancement, and use of science and technology. Current income is incidental to the portfolio's objective.

The INTERNATIONAL SMALL CAP TRUST seeks capital appreciation by investing primarily in securities issued by foreign companies which have total market capitalization or annual revenues of $1 billion or less. These securities may represent companies in both established and emerging economies throughout the world.

The HEALTH SCIENCES TRUST seeks long-term capital appreciation by investing, under normal market conditions, at least 65% of the portfolio's total assets in common stocks of companies engaged in the research, development, production, or distribution of products or services related to health care, medicine, or the life sciences (collectively termed "health sciences").

The AGGRESSIVE GROWTH TRUST seeks long-term capital appreciation by investing the portfolio's asset principally in common stocks, convertible bonds, convertible preferred stocks and warrants of companies which in the opinion of the subadviser are expected to achieve earnings growth over time at a rate in excess of 15% per year. Many of these companies are in the small and medium-sized category.

The EMERGING SMALL COMPANY TRUST seeks long-term growth of capital by investing, under normal market conditions, at least 65% of the portfolio's total assets in common stock equity securities of companies with market capitalizations that approximately match the range of capitalization of the Russell 2000 Index ("small cap stocks") at the time of purchase.

The SMALL COMPANY BLEND TRUST seeks long-term growth of capital and income by investing the portfolio's assets, under normal market conditions, primarily in equity and equity-related securities of companies with market capitalizations that approximately match the range of capitalization of the Russell 2000 Index at the time of purchase.

The DYNAMIC GROWTH TRUST seeks long-term growth of capital by investing the portfolio's assets primarily in equity securities selected for their growth potential. Normally at least 50% of its equity assets are invested in medium-sized companies.

The MID CAP GROWTH TRUST seeks capital appreciation by investing primarily in common stocks of mid-sized companies - those with market capitalizations between $2 billion and $15 billion at the time of purchase.

The MID CAP OPPORTUNITIES TRUST seeks capital appreciation by investing, under normal market conditions, primarily in common stocks and other equity securities of U.S. companies, with a focus on growth stocks of mid size companies.

The MID CAP STOCK TRUST seeks long-term growth of capital by investing primarily in equity securities with significant capital appreciation potential, with emphasis on medium-sized companies.

The ALL CAP GROWTH TRUST seeks long-term capital appreciation by investing the portfolio's assets, under normal market conditions, principally in common stocks of companies that are likely to benefit from new or innovative products, services or processes, as well as those that have experienced above average, long-term growth in earnings and have excellent prospects for future growth.

The FINANCIAL SERVICES TRUST seeks growth of capital by investing primarily in common stocks of financial companies. During normal market conditions, at least 65% of the portfolio's assets are invested in companies that are principally engaged in financial services. A company is "principally engaged" in financial services if it owns financial services-related assets constituting at least 50% of the value of its total assets, or if at least 50% of its revenues are derived from its provision of financial services.

The OVERSEAS TRUST seeks growth of capital by investing, under normal market conditions, at least 65% of the portfolio's assets in foreign securities (including American Depositary Receipts (ADRs) and European Depositary Receipts
(EDRs)). The portfolio expects to invest primarily in equity securities.

The INTERNATIONAL STOCK TRUST seeks long-term growth of capital by investing primarily in common stocks of established, non-U.S. companies.

The INTERNATIONAL VALUE TRUST seeks long-term growth of capital by investing, under normal market conditions, primarily in equity securities of companies located outside the U.S., including emerging markets.

The CAPITAL APPRECIATION TRUST seeks long-term capital growth by investing at least 65% of its total assets in equity-related securities of companies that exceed $1 billion in market capitalization and that the subadviser believes have above-average growth prospectus. These companies are generally medium-to-large capitalization companies.

The STRATEGIC OPPORTUNITIES TRUST (formerly, Mid Cap Blend Trust) seeks growth of capital by investing primarily in common stocks of U.S. issuers and securities convertible into or carrying the right to buy common stocks.

The QUANTITATIVE MID CAP TRUST seeks long-term growth of capital by investing, under normal market conditions, at least 65% of the portfolio's total assets in U.S. mid-cap stocks, convertible preferred stocks, convertible bonds and warrants.

The GLOBAL EQUITY TRUST seeks long-term capital appreciation by investing, under normal market conditions, at least 65% of the portfolio's total assets in equity securities of companies in at least three different countries, including the U.S. The portfolio may invest in companies of any size but emphasizes mid- and large-capitalization companies that the subadviser believes are undervalued.

The STRATEGIC GROWTH TRUST seeks capital appreciation by investing, under normal market conditions, at least 65% of the portfolio's total assets in common stocks and related securities (such as preferred stocks, bonds, warrants or rights convertible into stock and depositary receipts for these securities) of companies which the subadviser believes offer superior prospects for growth.

The GROWTH TRUST seeks long-term growth of capital by investing primarily in large capitalization growth securities (market capitalizations of approximately $1 billion or greater).

The LARGE CAP GROWTH TRUST seeks long-term growth of capital by investing, under normal market conditions, at least 65% of the portfolio's assets in equity securities of companies with large market capitalizations.

The ALL CAP VALUE TRUST seeks capital appreciation by investing, under normal market conditions, at least 65% of the portfolio's total assets in the stocks of value companies of any size.

The CAPITAL OPPORTUNITIES TRUST seeks capital appreciation by investing, under normal market conditions, at least 65% of the portfolio's total assets in common stocks and related securities, such as preferred stock, convertible securities and depositary receipts. The portfolio focuses on companies which the subadviser believes have favorable growth prospects and attractive valuations based on current and expected earnings or cash flow.

The QUANTITATIVE EQUITY TRUST seeks to achieve intermediate and long-term growth through capital appreciation and current income by investing in common stocks and other equity securities of well established companies with promising prospects for providing an above average rate of return.

The BLUE CHIP GROWTH TRUST seeks to achieve long-term growth of capital (current income is a secondary objective) by investing at least 65% of the portfolio's total assets in the common stocks of large and medium-sized blue chip companies. Many of the stocks in the portfolio are expected to pay dividends.

The UTILITIES TRUST seeks capital growth and current income (income above that available from a portfolio invested entirely in equity securities) by investing, under normal market conditions, at least 65% of the portfolio's total assets in equity and debt securities of domestic and foreign companies in the utilities industry.

The REAL ESTATE SECURITIES TRUST seeks to achieve a combination of long-term capital appreciation and current income by investing, under normal market conditions, substantially (at least 65% of total assets) in equity securities of real estate companies, such as real estate investment trusts ("REITs").

The SMALL COMPANY VALUE TRUST seeks long-term growth of capital by investing, under normal market conditions, primarily in small companies whose common stocks are believed to be undervalued. Normally, the portfolio will invest at least 65% of its total assets in companies with a market capitalization that do not exceed the maximum market capitalization of any security in the Russell 2000 Index at the time of purchase.

The MID CAP VALUE TRUST seeks capital appreciation by investing, under normal market conditions, at least 65% of the portfolios total assets in equity securities which the subadviser believes to be undervalued in the marketplace. Normally, at least 65% of the portfolio's total assets will consist of investments in mid-sized companies, with market capitalizations of roughly $500 million to $10 billion.

The VALUE TRUST seeks to realize an above-average total return over a market cycle of three to five years, consistent with reasonable risk, by investing primarily in common and preferred stocks, convertible securities, rights and warrants to purchase common stocks, ADRs and other equity securities of companies with equity capitalizations usually greater than $300 million.

The TACTICAL ALLOCATION TRUST seeks total return, consisting of long-term capital appreciation and current income, by allocating the portfolio's assets between (i) a stock portion that is designed to track the performance of the S&P 500 Composite Stock Price Index, and (ii) a fixed income portion that consists of either five-year U.S. Treasury notes or U.S. Treasury bills with remaining maturities of 30 days.

The FUNDAMENTAL VALUE TRUST seeks growth of capital by investing, under normal market conditions, primarily in common stocks of U.S. companies with market capitalizations of at least $5 billion that the subadviser believes are undervalued. The portfolio may also invest in U.S. companies with smaller capitalizations.

The GROWTH & INCOME TRUST seeks long-term growth of capital and income, consistent with prudent investment risk, by investing primarily in a diversified portfolio of common stocks of U.S. issuers which the subadviser believes are of high quality.

The U.S. LARGE CAP VALUE TRUST seeks long-term growth of capital and income by investing the portfolio's assets, under normal market conditions, primarily in equity and equity-related securities of companies with market capitalization greater than $500 million.

The EQUITY-INCOME TRUST seeks to provide substantial dividend income and also long-term capital appreciation by investing primarily in dividend-paying common stocks, particularly of established companies with favorable prospects for both increasing dividends and capital appreciation.

The INCOME & VALUE TRUST seeks the balanced accomplishment of (a) conservation of principal and (b) long-term growth of capital and income by investing the portfolio's assets in both equity and fixed-income securities. The subadviser has full discretion to determine the allocation between equity and fixed income securities.

The BALANCED TRUST seeks current income and capital appreciation by investing the portfolio's assets in a balanced portfolio of (i) equity securities and (ii) fixed income securities.

The HIGH YIELD TRUST seeks to realize an above-average total return over a market cycle of three to five years, consistent with reasonable risk, by investing primarily in high yield debt securities, including corporate bonds and other fixed-income securities.

The STRATEGIC BOND TRUST seeks a high level of total return consistent with preservation of capital by giving its subadviser broad discretion to deploy the portfolio's assets among certain segments of the fixed income market as the subadviser believes will best contribute to achievement of the portfolio's investment objective.

The GLOBAL BOND TRUST seeks to realize maximum total return, consistent with preservation of capital and prudent investment management by investing the portfolio's asset primarily in fixed income securities denominated in major foreign currencies, baskets of foreign currencies (such as the ECU), and the U.S. dollar.

The TOTAL RETURN TRUST seeks to realize maximum total return, consistent with preservation of capital and prudent investment management by investing, under normal market conditions, at least 65% of the portfolio's assets in a diversified portfolio of fixed income securities of varying maturities. The average portfolio duration will normally vary within a three- to six-year time frame based on the subadviser's forecast for interest rates.

The INVESTMENT QUALITY BOND TRUST seeks a high level of current income consistent with the maintenance of principal and liquidity, by investing primarily in a diversified portfolio of investment grade corporate bonds and U.S. Government bonds with intermediate to longer term maturities. The portfolio may also invest up to 20% of its assets in non-investment grade fixed income securities.

The DIVERSIFIED BOND TRUST seeks high total return consistent with the conservation of capital by investing at least 75% of the portfolio's assets in fixed income securities.

The U.S. GOVERNMENT SECURITIES TRUST seeks a high level of current income consistent with preservation of capital and maintenance of liquidity, by investing in debt obligations and mortgage-backed securities issued or guaranteed by the U.S. Government, its agencies or instrumentalities and derivative securities such as collateralized mortgage obligations backed by such securities.

The MONEY MARKET TRUST seeks maximum current income consistent with preservation of principal and liquidity by investing in high quality money market instruments with maturities of 397 days or less issued primarily by U. S. entities.

The SMALL CAP INDEX TRUST seeks to approximate the aggregate total return of a small cap U.S. domestic equity market index by attempting to track the performance of the Russell 2000 Index.*

The INTERNATIONAL INDEX TRUST seeks to approximate the aggregate total return of a foreign equity market index by attempting to track the performance of the Morgan Stanley European Australian Far East Free Index (the "MSCI EAFE Index").*

The MID CAP INDEX TRUST seeks to approximate the aggregate total return of a mid cap U.S. domestic equity market index by attempting to track the performance of the S&P Mid Cap 400 Index.*

The TOTAL STOCK MARKET INDEX seeks to approximate the aggregate total return of a broad U.S. domestic equity market index by attempting to track the performance of the Wilshire 5000 Equity Index.*

The 500 INDEX TRUST seeks to approximate the aggregate total return of a broad U.S. domestic equity market index by attempting to track the performance of the S&P 500 Composite Stock Price Index.*

The LIFESTYLE AGGRESSIVE 1000 TRUST seeks to provide long-term growth of capital (current income is not a consideration) by investing 100% of the Lifestyle Trust's assets in other portfolios of the Trust ("Underlying Portfolios") which invest primarily in equity securities.

The LIFESTYLE GROWTH 820 TRUST seeks to provide long-term growth of capital with consideration also given to current income by investing approximately 20% of the Lifestyle Trust's assets in Underlying Portfolios which invest primarily in fixed income securities and approximately 80% of its assets in Underlying Portfolios which invest primarily in equity securities.

The LIFESTYLE BALANCED 640 TRUST seeks to provide a balance between a high level of current income and growth of capital with a greater emphasis given to capital growth by investing approximately 40% of the Lifestyle Trust's assets in Underlying Portfolios which invest primarily in fixed income securities and approximately 60% of its assets in Underlying Portfolios which invest primarily in equity securities.

The LIFESTYLE MODERATE 460 TRUST seeks to provide a balance between a high level of current income and growth of capital with a greater emphasis given to current income by investing approximately 60% of the Lifestyle Trust's assets in Underlying Portfolios which invest primarily in fixed income securities and approximately 40% of its assets in Underlying Portfolios which invest primarily in equity securities.

The LIFESTYLE CONSERVATIVE 280 TRUST seeks to provide a high level of current income with some consideration also given to growth of capital by investing approximately 80% of the Lifestyle Trust's assets in Underlying Portfolios which invest primarily in fixed income securities and approximately 20% of its assets in Underlying Portfolios which invest primarily in equity securities.

*"Standard & Poor's(R)," "S&P 500(R)," "Standard and Poor's 500(R)" and "Standard and Poor's 400(R)" are trademarks of The McGraw-Hill Companies, Inc. "Russell 2000(R)" is a trademark of Frank Russell Company. "Wilshire 5000(R)" is a trademark of Wilshire Associates. "Morgan Stanley European Australian Far East Free" and "EAFE(R)" are trademarks of Morgan Stanley & Co. Incorporated. None of the Index Trusts are sponsored, endorsed, managed, advised, sold or promoted by any of these companies, and none of these companies make any representation regarding the advisability of investing in the Trust.

      A full description of the Trust, including the investment objectives, policies and restrictions of, and the risks relating to investment in, each portfolio is contained in the Trust's Prospectus which we provided you along with this Prospectus. The Trust prospectus should be read carefully before allocating purchase payments to a sub-account.





      If shares of a portfolio of the Trust are no longer available for investment or in our judgment investment in a portfolio of the Trust or becomes inappropriate, we may eliminate the shares of a portfolio and substitute shares of another portfolio of the Trust, or another open-end registered investment company. Substitution may be made with respect to both existing investments and the investment of future purchase payments. However, we will make no such substitution without first notifying you and obtaining approval of the SEC (to the extent required by the 1940 Act).

================================================================================
You instruct us how to vote shares.
================================================================================


      Shares of the Trust portfolios held in the Variable Account will be voted at any shareholder meetings in accordance with voting instructions received from the persons having the voting interest in the contracts. We will determine the number of portfolio shares for which voting instructions may be given not more than 90 days prior to the meeting. Proxy materials will be distributed to each person having the voting interest in the contract together with appropriate forms for giving voting instructions. We will vote all portfolio shares that we hold (including our own shares and those we hold in the Variable Account for contract owners) in proportion to the instructions so received.


      During the accumulation period, the contract owner has the voting interest under a contract. During the pay-out period, the annuitant has the voting interest under a contract. We reserve the right to make any changes in the voting rights described above that may be permitted by the federal securities laws, regulations or interpretations thereof. For further information on voting interest under the contract, see "Voting Interest" in this prospectus.

                           DESCRIPTION OF THE CONTRACT

ELIGIBLE GROUPS

      The contract may be issued to fund plans qualifying for special income tax treatment under the Code, such as individual retirement accounts and annuities, pension and profit-sharing plans for corporations and sole proprietorships/partnerships ("H.R. 10"and "Keogh" plans), tax-sheltered annuities, and state and local government deferred compensation plans (see "QUALIFIED RETIREMENT PLANS"). The contract is also designed so that it may be used with non-qualified retirement plans, such as payroll savings plans and such other groups (with or without a trustee) as may be eligible under applicable law. Contracts have been issued to Venture Trust, a trust established with United Missouri Bank, N.A., Kansas City, Missouri, as group holder for groups comprised of persons who have brokerage accounts with brokers having selling agreements with Manulife Financial Securities, LLC, the principal underwriter of the contracts.

      An eligible member of a group to which a contract has been issued may become an owner under the contract by submitting a completed application, if required by us, and a minimum purchase payment. A certificate summarizing the rights and benefits of the owner under the contract will be issued to an applicant acceptable to us. We reserve the right to decline to issue a certificate to any person in our sole discretion. All rights and privileges under the contract may be exercised by each owner as to his or her interest unless expressly reserved to the group holder. However, provisions of any plan in connection with which the contract was issued may restrict an owner's ability to exercise such rights and privileges.

ACCUMULATION PERIOD PROVISIONS

PURCHASE PAYMENTS

================================================================================
Initial purchase payments usually must be at least $5,000, subsequent ones at least $30, and total payments no more than $1 million (without our approval).
================================================================================

      Your purchase payments are made to us at our Annuity Service Office. Except as noted below, the minimum initial purchase payment is $5,000 for Non-Qualified Contracts and $2,000 for Qualified Contracts. Subsequent purchase payments must be at least $30. Purchase payments may be made at any time and must be in U.S. dollars. We may provide for purchase payments to be automatically withdrawn from your bank account on a periodic basis. If a purchase payment would cause your contract value to exceed $1,000,000 or your contract value already exceeds $1,000,000, you must obtain our approval in order to make the payment.

      If permitted by state law, we may cancel a contract at the end of any two consecutive contract years in which no purchase payments have been made, if both:

      - the total purchase payments made over the life of the contract, less any withdrawals, are less than $2,000; and

      - the contract value at the end of such two year period is less than $2,000.

We may vary the cancellation of contract privileges in certain states in order to comply with state insurance laws and regulations. If we cancel your contract, we will pay you the contract value computed as of the valuation period during which the cancellation occurs, minus the amount of any outstanding loan and minus the annual $30 administration fee. The amount paid will be treated as a withdrawal for federal tax purposes and thus may be subject to income tax and to a 10% IRS penalty tax (see "FEDERAL TAX MATTERS").

      You designate how your purchase payments are to be allocated among the investment options. You may change the allocation of subsequent purchase payments at any time by notifying us in writing (or by telephone if you comply with our telephone transfer procedures described below).

      In addition, you have the option to participate in our Secure Principal Program(SM). Under the Secure Principal Program(SM) the initial purchase payment is split between the fixed and variable investment options. The percentage of the initial purchase payment allocated to a fixed account will assure that the fixed account allocation will have grown to an amount at least equal to the total initial purchase payment at the end of the guaranteed period. The balance of the initial purchase payment is allocated among the investment options as indicated on the contract specifications page. You may elect to participate in the

Secure Principal Program(SM) and may obtain full information concerning the program and its restrictions from your securities dealer or our Annuity Service Office.

      See Appendix F for information on purchase payments applicable to Ven 7 and Ven 8 contracts. See Appendix G for information on purchase payments applicable to Ven 3 and Ven 1 contracts.

ACCUMULATION UNITS


================================================================================
The value of an investment account is measured in "accumulation units," which vary in value with the performance of the underlying Trust portfolio.
================================================================================


      During the accumulation period, we will establish an "INVESTMENT ACCOUNT" for you for each Variable Account investment option to which you allocate a portion of your contract value. Amounts are credited to those investment accounts in the form of "ACCUMULATION UNITS" (units of measure used to calculate the value of the variable portion of your contract during the accumulation period). The number of accumulation units to be credited to each investment account is determined by dividing the amount allocated to that investment account by the value of an accumulation unit for that investment account next computed after the purchase payment is received at our Annuity Service Office complete with all necessary information or, in the case of the first purchase payment, pursuant to the procedures described below.


      Initial purchase payments received by mail will usually be credited on the business day (any date on which the New York Stock Exchange is open and the net asset value of a Trust portfolio is determined) on which they are received at our Annuity Service Office, and in any event not later than two business days after our receipt of all information necessary for issuing the contract. Subsequent purchase payments will be credited on the business day they are received at our Annuity Service Office. You will be informed of any deficiencies preventing processing if your contract cannot be issued. If the deficiencies are not remedied within five business days after receipt, your purchase payment will be returned promptly, unless you specifically consent to our retaining your purchase payment until all necessary information is received. Initial purchase payments received by wire transfer from broker-dealers will be credited on the business day received by us if the broker-dealers have made special arrangements with us.


VALUE OF ACCUMULATION UNITS

      The value of your accumulation units will vary from one business day to the next depending upon the investment results of the investment options you select. The value of an accumulation unit for each sub-account was arbitrarily set at $10 or $12.50 for the first business day under other contracts we have issued. The value of an accumulation unit for any subsequent business day is determined by multiplying the value of an accumulation unit for the immediately preceding business day by the net investment factor for that sub-account (described below) for the business day for which the value is being determined. Accumulation units will be valued as of the end of each business day. A business day is deemed to end at the time of the determination of the net asset value of the Trust shares.

NET INVESTMENT FACTOR

      The net investment factor is an index used to measure the investment performance of a sub-account from one business day to the next (the "VALUATION PERIOD"). The net investment factor may be greater or less than or equal to one; therefore, the value of an accumulation unit may increase, decrease or remain the same. The net investment factor for each sub-account for any valuation period is determined by dividing (a) by (b) and subtracting (c) from the result:

      -     Where (a) is:

            - the net asset value per share of a portfolio share held in the sub-account determined at the end of the current valuation period, plus

            - the per share amount of any dividend or capital gain distributions made by the portfolio on shares held in the sub-account if the "ex-dividend" date occurs during the current valuation period.

      - Where (b) is the net asset value per share of a portfolio share held in the sub-account determined as of the end of the immediately preceding valuation period.

      - Where (c) is a factor representing the charges deducted from the sub-account on a daily basis for administrative expenses and mortality and expense risks. That factor is equal on an annual basis to 1.40% (0.15% for administrative expenses and 1.25% for mortality and expense risks) assuming no optional benefits are elected. See Appendix G for the mortality and expense risks fees for Ven 1 contracts.

TRANSFERS AMONG INVESTMENT OPTIONS

================================================================================
Amounts invested may be transferred among investment options.
================================================================================

      During the accumulation period, you may transfer amounts among the variable account investment options and from those investment options to the fixed account investment options at any time upon written notice to us or by telephone if you authorize us in writing to accept your telephone transfer requests. Accumulation units will be canceled from the investment account from which you transfer amounts transferred and credited to the investment account to which you transfer amounts. Your contract value on the date of the transfer will not be affected by a transfer. You must transfer at least $300 or, if less, the entire value of the investment account. If after the transfer the amount remaining in the investment account is less than $100, then we will transfer the entire amount instead of the requested amount. We reserve the right to limit, upon notice, the maximum number of transfers you may make to one per month or six at any time within a contract year. In addition, we reserve the right to defer a transfer at any time we are unable to purchase or redeem shares of the Trust portfolios. We also reserve the right to modify or terminate the transfer privilege at any time (to the extent permitted by applicable law).

      Currently, we do not impose a charge for transfer requests. The first twelve transfers in a contract year are free of any transfer charge. For each additional transfer in a contract year, we do not currently assess a charge but reserve the right (to the extent permitted by your contract) to assess a reasonable charge to reimburse us for the expenses of processing transfers.

      Where permitted by law, we may accept your authorization for a third party to make transfers for you subject to our rules. However, the contract is not designed for professional market timing organizations or other entities or persons engaging in programmed, frequent or large exchanges (collectively, "market timers") to speculate on short-term movements in the market since such activity may be disruptive to the Trust portfolios and increase their transaction costs. Therefore, in order to prevent excessive use of the exchange privilege, we reserve the right to (a) reject or restrict any specific purchase and exchange requests and (b) impose specific limitations with respect to market timers, including restricting exchanges by market timers to certain variable investment options (transfers by market timers into or out of fixed investment options is not permitted).

      See Appendix G for information on Transfers Among Investment Options applicable to Ven 1 and Ven 3 contracts.

MAXIMUM NUMBER OF INVESTMENT OPTIONS

      Upon issuance of the contract, purchase payments may be allocated among up to seventeen of the available investment options (including all fixed account investment options). After the contract is issued, there is no limit on the number of investment options to which you may allocate purchase payments.

TELEPHONE TRANSACTIONS

================================================================================
Telephone transfers and withdrawals are permitted.
================================================================================

      You are permitted to request transfers and withdrawals by telephone. We will not be liable for following instructions communicated by telephone that we reasonably believe to be genuine. To be permitted to request withdrawal by telephone, you must elect the option on the Application. (If you do not initially elect an option in the Application form, you may request authorization by executing an appropriate authorization form that we will provide you upon request.) We will employ reasonable procedures to confirm that instructions communicated by telephone are genuine and may only be liable for any losses due to unauthorized or fraudulent instructions where we fail to employ our procedures properly. Such procedures include the following. Upon telephoning a request, you will be asked to provide information that verifies that it is you calling. For both your and our protection, we will tape record all conversations with you. All telephone transactions will be followed by a confirmation statement of the transaction. We reserve the right to impose maximum withdrawal amounts and other new procedural requirements regarding transfer privileges.

SPECIAL TRANSFER SERVICES - DOLLAR COST AVERAGING

================================================================================
Dollar Cost Averaging and Asset Rebalancing programs are available.
================================================================================

      We administer a Dollar Cost Averaging ("DCA") program. If you enter into a DCA agreement, you may instruct us to transfer monthly a predetermined dollar amount from any sub-account or the one year fixed account investment option to other sub-accounts until the amount in the sub-account from which the transfer is made or one year fixed account investment option is exhausted. In states where approved by the state insurance department, a DCA fixed account investment option may be established under the DCA program to make automatic transfers. Only purchase payments (and not existing contract values) may be allocated to the DCA fixed account investment option. The DCA program is generally suitable if you are making a substantial deposit and desire to control the risk of investing at the top of a market cycle. The DCA program allows investments to be made in substantially equal installments over time in an effort to reduce that risk. If you are interested in the DCA program, you may elect to participate in the program on the application or by separate application. You may obtain a separate application and full information concerning the program and its restrictions from your securities dealer or our Annuity Service Office. There is no charge for participation in the DCA program. See Appendix G for information on the DCA Program applicable to Ven 1 and Ven 3 contracts.

ASSET REBALANCING PROGRAM

      We administer an Asset Rebalancing Program which enables you to specify the percentage levels you would like to maintain in particular portfolios. Your contract value will be automatically rebalanced pursuant to the schedule described below to maintain the indicated percentages by transfers among the portfolios. (The Fixed Account Investment Options are not eligible for participation in the Asset Rebalancing Program.) The entire value of the variable investment accounts must be included in the Asset Rebalancing Program. Other investment programs, such as the DCA program, or other transfers or withdrawals may not work in concert with the Asset Rebalancing Program. Therefore, you should monitor your use of these other programs and any other transfers or withdrawals while the Asset Rebalancing Program is being used. If you are interested in the Asset Rebalancing Program, you may obtain a separate application and full information concerning the program and its restrictions from your securities dealer or our Annuity Service Office. There is no charge for participation in the Asset Rebalancing Program.

      For rebalancing programs begun on or after October 1, 1996, asset rebalancing will only be permitted on the following time schedules:

      - quarterly on the 25th day of the last month of the quarter (or the next business day if the 25th is not a business day);

      - semi-annually on June 25th or December 26th (or the next business day if these dates are not business days); or

      - annually on December 26th (or the next business day if December 26th is not a business day).

Rebalancing will continue to take place on the last business day of every calendar quarter for rebalancing programs begun prior to October 1, 1996.

WITHDRAWALS

================================================================================
You may withdraw all or a portion of your contract value, but may incur withdrawal charges and tax liability as a result.
================================================================================

      During the accumulation period, you may withdraw all or a portion of your contract value upon written request (complete with all necessary information) to our Annuity Service Office. You may make withdrawals by telephone if you have authorized telephone withdrawals, as described above under "Telephone Transactions." For certain qualified contracts, exercise of the withdrawal right may require the consent of the qualified plan participant's spouse under the Internal Revenue Code of 1986, as amended (the "Code"). In the case of a total withdrawal, we will pay the contract value as of the date of receipt of the request at our Annuity Service Office, minus the annual $30 administration fee (if applicable), any unpaid loans and any applicable withdrawal charge. The contract then will be canceled. In the case of a partial withdrawal, we will pay the amount requested and cancel accumulation units credited to each investment account equal in value to the amount withdrawn from that investment account plus any applicable withdrawal charge deducted from that investment account.

      When making a partial withdrawal, you should specify the investment options from which the withdrawal is to be made. The amount requested from an investment option may not exceed the value of that investment option minus any applicable withdrawal charge. If you do not specify the investment options from which a partial withdrawal is to be taken, the withdrawal will be taken from the variable account investment options until exhausted and then from the fixed account investment options, beginning with the shortest guarantee period first and ending with the longest guarantee period last. If the partial withdrawal is less than the total value in the variable account investment options, the withdrawal will be taken proportionately from all of your variable account investment options. For rules governing the order and manner of withdrawals from the fixed account investment options, see "FIXED ACCOUNT INVESTMENT OPTIONS".

      There is no limit on the frequency of partial withdrawals; however, the amount withdrawn must be at least $300 or, if less, the entire balance in the investment option. If after the withdrawal (and deduction of any withdrawal charge) the amount remaining in the investment option is less than $100, we will treat the partial withdrawal as a withdrawal of the entire amount held in the investment option. If a partial withdrawal plus any applicable withdrawal charge would reduce the contract value to less than $300, we will treat the partial withdrawal as a total withdrawal of the contract value.

      The amount of any withdrawal from the variable account investment options will be paid promptly, and in any event within seven calendar days of receipt of the request, complete with all necessary information at our Annuity Service Office, except that we reserve the right to defer the right of withdrawal or postpone payments for any period when:

      - the New York Stock Exchange is closed (other than customary weekend and holiday closings),

      -     trading on the New York Stock Exchange is restricted,

      - an emergency exists as a result of which disposal of securities held in the Variable Account is not reasonably practicable or it is not reasonably practicable to determine the value of the Variable Account's net assets, or

      - the SEC, by order, so permits for the protection of security holders; provided that applicable rules and regulations of the SEC shall govern as to whether trading is restricted or an emergency exists.

      Withdrawals from the contract may be subject to income tax and a 10% IRS penalty tax (see "FEDERAL TAX MATTERS"). Withdrawals are permitted from contracts issued in connection with Section 403(b) qualified plans only under limited circumstances (see APPENDIX L - "QUALIFIED PLAN TYPES").

SPECIAL WITHDRAWAL SERVICES - THE INCOME PLAN

================================================================================
Systematic "Income Plan" withdrawals are available.
================================================================================

      We administer an Income Plan ("IP") which permits you to pre-authorize a periodic exercise of the contractual withdrawal rights described above. After entering into an IP agreement, you may instruct us to withdraw a level dollar amount from specified investment options on a periodic basis. The total of IP withdrawals in a contract year is limited to not more than 10% of the purchase payments made (to ensure that no withdrawal or market value charge will ever apply to an IP withdrawal). If an additional withdrawal is made from a contract participating in an IP, the IP will terminate automatically and may be reinstated only on or after the next contract anniversary pursuant to a new application. The IP is not available to contracts participating in the dollar cost averaging program or for which purchase payments are being automatically deducted from a bank account on a periodic basis. IP withdrawals will be free of withdrawal and market value charges. IP withdrawals, like other withdrawals, may be subject to income tax and a 10% IRS penalty tax. If you are interested in an IP, you may obtain a separate application and full information concerning the program and its restrictions from your securities dealer or our Annuity Service Office. The IP program is free.

DEATH BENEFIT DURING ACCUMULATION PERIOD

      For information on the death benefit applicable to Ven 7 and Ven 8 contracts see Appendix F, and to Ven 1 and Ven 3 contracts see Appendix G.

================================================================================
If you die during the accumulation period, your beneficiary will receive a death benefit that might exceed your contract value.
================================================================================

      IN GENERAL. The following discussion applies principally to contracts that are not issued in connection with qualified plans, i.e., "NON-QUALIFIED CONTRACTS." Tax law requirements applicable to qualified plans, including IRAs, and the tax treatment of amounts held and distributed under such plans, are quite complex. Accordingly, if your contract is to be used in connection with a qualified plan, you should seek competent legal and tax advice regarding the suitability of the contract for the situation involved and the requirements governing the distribution of benefits, including death benefits, from a contract used in the plan. In particular, if you intend to use the contract in connection with a qualified plan, including an IRA, you and your advisor should consider that there is some uncertainty as to the income tax effects of the death benefit on qualified plans, including IRAs. (See "FEDERAL TAX MATTERS" and Appendix L "Qualified Plan Types").

      AMOUNT OF DEATH BENEFIT.

The death benefit varies by state and date of issue as follows.

A.    The following death benefit generally applies to contracts issued:

      PRIOR TO:               IN THE STATES OF:
         May 1, 1998             Alaska, Alabama, Arizona, Arkansas, California, Colorado, Delaware,
                                 Georgia, Hawaii, Idaho, Illinois, Indiana, Iowa, Kansas, Kentucky,
                                 Louisiana, Maine, Michigan, Mississippi, Missouri, Nebraska, Nevada, New
                                 Jersey, New Mexico, North Carolina, North Dakota, Ohio, Oklahoma,
                                 Pennsylvania, Rhode Island, South Carolina, South Dakota, Tennessee,
                                 Utah, Vermont, Virginia, West Virginia, Wisconsin, Wyoming

         June 1, 1998            Connecticut

         July 1, 1998            Minnesota, Montana, District of Columbia

         October 1, 1998         Texas

         February 1, 1999        Massachusetts

         March 15, 1999          Florida, Maryland, Oregon

         November 1, 1999        Washington


      If any owner dies and the oldest owner had an attained age of less than 81 years on the contract date, the death benefit will be determined as follows:

      During the first contract year, the death benefit will be the greater of:

      -     the contract value or

      - the sum of all purchase payments made, less any amounts deducted in connection with partial withdrawals.

      During any subsequent contract year, the death benefit will be the greater of:

      -     the contract value or

      - the death benefit on the last day of the previous contract year, plus any purchase payments made and less any amounts deducted in connection with partial withdrawals since then.

      If any owner dies on or after his or her 81st birthday, the death benefit will be the greater of:

      -     the contract value or

      - the death benefit on the last day of the contract year ending just prior to the owner's 81st birthday, plus any purchase payments made, less amounts deducted in connection with partial withdrawals.

      If any owner dies and the oldest owner had an attained age of 81 years or greater on the contract date, the death benefit will be the greater of:

      -     the contract value or

      - the sum of all purchase payments made, less any amounts deducted in connection with partial withdrawals.

B. The following death benefit generally applies to contracts issued in Puerto Rico, and to contracts issued:

      PRIOR TO:               IN THE STATES OF:
      May 1, 1998             Alaska, Alabama, Arizona, Arkansas, California, Colorado, Delaware,
                              Georgia, Hawaii, Idaho, Illinois, Indiana, Iowa, Kansas, Kentucky,
                              Louisiana, Maine, Michigan, Mississippi, Missouri, Nebraska, Nevada, New
                              Jersey, New Mexico, North Carolina, North Dakota, Ohio, Oklahoma,
                              Pennsylvania, Rhode Island, South Carolina, South Dakota, Tennessee,
                              Utah, Vermont, Virginia, West Virginia, Wisconsin, Wyoming

      June 1, 1998            Connecticut

      July 1, 1998            Minnesota, Montana, District of Columbia

      October 1, 1998         Texas

      February 1, 1999        Massachusetts

      March 15, 1999          Florida, Maryland, Oregon

      November 1, 1999        Washington

      If any owner dies on or prior to his or her 85th birthday and the oldest owner had an attained age of less than 81 years on the contract date, the death benefit will be determined as follows:

      During the first contract year, the death benefit will be the greater of:

      -     the contract value or

      - the sum of all purchase payments made, less any amounts deducted in connection with partial withdrawals.

      During any subsequent contract year, the death benefit will be the greater of:

      -     the contract value or

      - the death benefit on the last day of the previous contract year, plus any purchase payments made and less any amounts deducted in connection with partial withdrawals since then.

      If any owner dies after his or her 85th birthday and the oldest owner had an attained age of less than 81 years on the contract date, the death benefit will be the greater of:

      -     the contract value or

      - the sum of all purchase payments made, less any amounts deducted in connection with partial withdrawals.

      If any owner dies and the oldest owner had an attained age greater than 80 on the contract date, the death benefit will be the contract value less any applicable withdrawal charges at the time of payment of benefits. For contracts issued on or after October 1, 1997, we will waive any withdrawal charges applied against the death benefit.

      The determination of the death benefit will be made on the date we receive written notice and "proof of death" as well as all required claims forms, at our Annuity Service Office. No one is entitled to the death benefit until this time. Death benefits will be paid within 7 days of that determination. Proof of death occurs when we receive one of the following at our Annuity Service Office within one year of the date of death:

      -     a certified copy of a death certificate;

      - a certified copy of a decree of a court of competent jurisdiction as to the finding of death; or

      -     any other proof satisfactory to us.

If there are any unpaid loans, the death benefit equals the death benefit, as described above, minus the amount of unpaid loans (including unpaid interest).

      PAYMENT OF DEATH BENEFIT. We will pay the death benefit to the beneficiary if any contract owner dies before the maturity date. If there is a surviving owner, that contract owner will be deemed to be the beneficiary. No death benefit is payable on the death of any annuitant, except that if any owner is not a natural person, the death of any annuitant will be treated as the death of an owner. On the death of the last surviving annuitant, the owner, if a natural person, will become the annuitant unless the owner designates another person as the annuitant.

      The death benefit may be taken in the form of a lump sum immediately. If not taken immediately, the contract will continue subject to the following:

      -     The beneficiary will become the owner.

      - Any excess of the death benefit over the contract value will be allocated to the owner's investment accounts in proportion to their relative values on the date of receipt at our Annuity Service Office of due proof of the owner's death.

      -     No additional purchase payments may be made.

      - If the deceased owner's spouse is the beneficiary, the spouse continues the contract as the new owner. In such a case, the distribution rules applicable when a contract owner dies will apply when the spouse, as the owner, dies. In addition, a death benefit will be paid upon the death of the spouse. For purposes of calculating the death benefit payable upon the death of the spouse, the death benefit paid upon the first owner's death will be treated as a purchase payment to the contract. In addition, the death benefit on the last day of the previous contract year (or the last day of the contract year ending just prior to the owner's 81st birthday, if applicable) shall be set to zero as of the date of the first owner's death.

      - If the beneficiary is not the deceased owner's spouse, distribution of the owner's entire interest in the contract must be made within five years of the owner's death, or alternatively, distribution may be made as an annuity, under one of the annuity options described below under "Annuity Options," which begins within one year of the owner's death and is payable over the life of the beneficiary or over a period not extending beyond the life expectancy of the beneficiary. If distribution is not made as an annuity, upon the death of the beneficiary, the death benefit will equal the contract value and must be distributed immediately in a single sum.


      - Alternatively, if the contract is not a qualified contract and if the beneficiary is not the deceased owner's spouse, distribution of the owner's entire interest in the contract may be made as a series of withdrawals over the beneficiary's life expectancy. If this form of distribution is selected, the beneficiary may not reduce or stop the withdrawals but may in any year withdraw more than the required amount for that year. If life expectancy withdrawals have been selected and the initial beneficiary dies while value remains in the contract, a successor beneficiary may either take a lump sum distribution of the remaining balance or continue periodic withdrawals according to the original schedule based on the initial beneficiary's life expectancy.


      - If any contract owner dies and the oldest owner had an attained age of less than 81 on the date as of which the contract is issued, withdrawal charges are not applied on payment of the death benefit (whether taken through a partial or total withdrawal or applied under an annuity option). If any contract owner dies and the oldest owner had an attained age greater than 80 on the date as of which the contract was issued, any applicable withdrawal charges will be assessed only upon payment of the death benefit (so that if the death benefit is paid in a subsequent year, a lower withdrawal charge will be applicable). For contracts issued after October 1, 1997, any withdrawal charge applied against the death benefit shall be waived.


      If any annuitant is changed and any contract owner is not a natural person, the entire interest in the contract must be distributed to the contract owner within five years. The amount distributed will be reduced by charges which would otherwise apply upon withdrawal.

      A substitution or addition of any contract owner may result in resetting the death benefit to an amount equal to the contract value as of the date of the change. For purposes of subsequent calculations of the death benefit prior to the maturity date, the contract value on the date of the change will be treated as a purchase payment made on that date. In addition, all purchase payments made and all amounts deducted in connection with partial withdrawals prior to the date of the change will not be considered in the determination of the death benefit. No such change in death benefit will be made if the person whose death will cause the death benefit to be paid is the same after the change in ownership or if ownership is transferred to the owner's spouse.

      Death benefits will be paid within seven calendar days of the date the amount of the death benefit is determined, as described above, subject to postponement under the same circumstances that payment of withdrawals may be postponed (see "WITHDRAWALS").


      In designating beneficiaries you may impose restrictions on the timing and manner of payment of death benefits. The description of death benefits in this prospectus does not reflect any of the restrictions that could be imposed, and it should be understood as describing what will happen if the contract owner chooses not to restrict death benefits under the contract. If the contract owner imposes restrictions, those restrictions will govern payment of the death benefit.


PAY-OUT PERIOD PROVISIONS

GENERAL

================================================================================
Annuity benefit payments may be paid in several ways.
================================================================================

      You or your beneficiary may elect to have any amounts that we are obligated to pay on withdrawal or death, or as of the maturity date, paid by means of periodic annuity benefit payments rather than in one lump sum (subject to the distribution of death benefit provisions described above).

      Generally, we will begin paying annuity benefits to the annuitant under the contract on the contract's maturity date (the first day of the pay-out period). The maturity date is the date specified on your contract's specifications page, unless you change that date. If no date is specified, the maturity date is the maximum maturity date. The maximum maturity date is the first day of the month following the later of the 85th birthday of the oldest annuitant or the tenth contract anniversary. (See Appendix E for contracts issued in Pennsylvania, Appendix F for Ven 7 and Ven 8 contracts, and Appendix G for Ven 3 and Ven 1 contracts.) You may specify a different maturity date at any time by written request at least one month before both the previously specified and the new maturity date. The new maturity date may not be later than the maximum maturity date unless we consent. Maturity dates which occur when the annuitant is at an advanced age, e.g., past age 85, may have adverse income tax consequences (see "FEDERAL TAX MATTERS"). Distributions from qualified contracts may be required before the maturity date.

      You may select the frequency of annuity payments. However, if the contract value at the maturity date is such that a monthly payment would be less than $20, we may pay the contract value, minus any unpaid loans, in one lump sum to the annuitant on the maturity date.

ANNUITY OPTIONS

      Annuity benefit payments are available under the contract on a fixed, variable, or combination fixed and variable basis. Upon purchase of the contract, and at any time during the accumulation period, you may select one or more of the annuity options described below on a fixed and/or variable basis or choose an alternate form of payment acceptable to us. If an annuity option is not selected, we will provide as a default option a life annuity with payments guaranteed for ten years as described below. Annuity payments will be determined based on the Investment Account Value of each investment option at the maturity date. Internal Revenue Service ("IRS") regulations may preclude the availability of certain annuity options in connection with certain qualified contracts including contracts used in connection with IRAs.

      Please read the description of each annuity option carefully. In general, a non-refund life annuity provides the highest level of payments. However, because there is no guarantee that any minimum number of payments will be made, an annuitant may receive only one payment if the annuitant dies prior to the date the second payment is due. Annuities with payments guaranteed for a certain number of years may also be elected but the amount of each payment will be lower than that available under the non-refund life annuity option.

      The following annuity options are guaranteed in the contract.

      OPTION 1(a): NON-REFUND LIFE ANNUITY - An annuity with payments during the lifetime of the annuitant. No payments are due after the death of the annuitant. Because there is no guarantee that any minimum number of payments will be made, an annuitant may receive only one payment if the annuitant dies prior to the date the second payment is due.

      OPTION 1(b): LIFE ANNUITY WITH PAYMENTS GUARANTEED FOR 10 YEARS - An annuity with payments guaranteed for 10 years and continuing thereafter during the lifetime of the annuitant. Because payments are guaranteed for 10 years, annuity payments will be made to the end of such period if the annuitant dies prior to the end of the tenth year.

      OPTION 2(a): JOINT & SURVIVOR NON-REFUND LIFE ANNUITY - An annuity with payments during the lifetimes of the annuitant and a designated co-annuitant. No payments are due after the death of the last survivor of the annuitant and co-annuitant. Because there is no guarantee that any minimum number of payments will be made, an annuitant or co-annuitant may receive only one payment if the annuitant and co-annuitant die prior to the date the second payment is due.

      OPTION 2(b): JOINT & SURVIVOR LIFE ANNUITY WITH PAYMENTS GUARANTEED FOR 10 YEARS - An annuity with payments guaranteed for 10 years and continuing thereafter during the lifetimes of the annuitant and a designated co-annuitant. Because payments are guaranteed for 10 years, annuity payments will be made to the end of such period if both the annuitant and the co-annuitant die prior to the end of the tenth year.

      In addition to the foregoing annuity options which we are contractually obligated to offer at all times, we currently offer the following annuity options. We may cease offering the following annuity options at any time and may offer other annuity options in the future.

      OPTION 3: LIFE ANNUITY WITH PAYMENTS GUARANTEED FOR 5, 15 OR 20 YEARS - An Annuity with payments guaranteed for 5, 15 or 20 years and continuing thereafter during the lifetime of the annuitant. Because payments are guaranteed for the specific number of years, annuity payments will be made to the end of the last year of the 5, 15 or 20 year period.

      OPTION 4: JOINT & TWO-THIRDS SURVIVOR NON-REFUND LIFE ANNUITY - An annuity with full payments during the joint lifetime of the annuitant and a designated co-annuitant and two-thirds payments during the lifetime of the survivor. Because there is no guarantee that any minimum number of payments will be made, an annuitant or co-annuitant may receive only one payment if the annuitant and co-annuitant die prior to the date the second payment is due.

      OPTION 5: PERIOD CERTAIN ONLY ANNUITY FOR 5, 10, 15 OR 20 YEARS - An annuity with payments for a 5, 10, 15 or 20 year period and no payments thereafter.

DETERMINATION OF AMOUNT OF THE FIRST VARIABLE ANNUITY PAYMENT

      The first variable annuity payment is determined by applying that amount of the contract value used to purchase a variable annuity to the annuity tables contained in the contract. The amount of the contract value will be determined as of the date not more than ten business days prior to the maturity date. The amount of the first and all subsequent fixed annuity payments is determined on the same basis using the portion of the contract value used to purchase a fixed annuity. Contract value used to determine annuity payments will be reduced by any applicable premium taxes.

      The rates contained in the annuity tables vary with the annuitant's sex and age and the annuity option selected. However, for contracts issued in connection with certain employer-sponsored retirement plans sex-distinct tables may not be used. Under such tables, the longer the life expectancy of the annuitant under any life annuity option or the longer the period for which payments are guaranteed under the option, the smaller the amount of the first monthly variable annuity payment will be. For information on annuity rates for Ven 1 and Ven 3 contracts see Appendix G. For information on assumed interest rates applicable to Ven 7 and Ven 8 contracts see Appendix F and for Ven 1 and Ven 3 contracts see Appendix G.

ANNUITY UNITS AND THE DETERMINATION OF SUBSEQUENT VARIABLE ANNUITY PAYMENTS

      Variable annuity payments after the first one will be based on the investment performance of the sub-accounts selected during the pay-out period. The amount of a subsequent payment is determined by dividing the amount of the first annuity payment from each sub-account by the annuity unit value of that sub-account (as of the same date the contract value to effect the annuity was determined) to establish the number of annuity units which will thereafter be used to determine payments. This number of annuity units for each sub-account is then multiplied by the appropriate annuity unit value as of a uniformly applied date not more than ten business days before the annuity payment is due, and the resulting amounts for each sub-account are then totaled to arrive at the amount of the annuity benefit payment to be made. The number of annuity units generally remains constant throughout the pay-out period (assuming no transfer is made). A pro-rata portion of the administration fee will be deducted from each annuity payment.

      The value of an annuity unit for each sub-account for any business day is determined by multiplying the annuity unit value for the immediately preceding business day by the net investment factor for that sub-account (see "NET INVESTMENT FACTOR") for the valuation period for which the annuity unit value is being calculated and by a factor to neutralize the assumed interest rate.

      A 3% assumed interest rate is built into the annuity tables in the contract used to determine the first variable annuity payment.

TRANSFERS DURING PAY-OUT PERIOD

================================================================================
Some transfers are permitted during the pay-out period, but subject to a few more limitations than during the accumulation period.
================================================================================

      Once variable annuity payments have begun, you may transfer all or part of the investment upon which those payments are based from one sub-account to another. You must submit your transfer request to our Annuity Service Office at least 30 days before the due date of the first annuity payment to which your transfer will apply. Transfers after the maturity date will be made by converting the number of annuity units being transferred to the number of annuity units of the sub-account to which the transfer is made, so that the next annuity payment if it were made at that time would be the same amount that it would have been without the transfer. Thereafter, annuity payments will reflect changes in the value of the annuity units for the new sub-account selected. We reserve the right to limit, upon notice, the maximum number of transfers a contract owner may make per contract year to four. Once annuity payments have commenced, no transfers may be made from a fixed annuity option to a variable annuity option or from a variable annuity option to a fixed annuity option. In addition, we reserve the right to defer the transfer privilege at any time that we are unable to purchase or redeem shares of the Trust portfolios. We also reserve the right to modify or terminate the transfer privilege at any time in accordance with applicable law.

DEATH BENEFIT DURING PAY-OUT PERIOD

      If an annuity option providing for payments for a guaranteed period has been selected, and the annuitant dies during the pay-out period, we will make the remaining guaranteed payments to the beneficiary. Any remaining payments will be made at least as rapidly as under the method of distribution being used as of the date of the annuitant's death. If no beneficiary is living, we will commute any unpaid guaranteed payments to a single sum (on the basis of the interest rate used in determining the payments) and pay that single sum to the estate of the last to die of the annuitant and the beneficiary.

OTHER CONTRACT PROVISIONS

TEN DAY RIGHT TO REVIEW

================================================================================
You have a ten-day right to cancel your contract.
================================================================================

      You may cancel the contract by returning it to our Annuity Service Office or agent at any time within 10 days after receiving it. Within 7 days of receiving a returned contract, we will pay you the contract value (minus any unpaid loans), computed at the end of the business day on which we receive your returned contract.

      No withdrawal charge is imposed upon return of a contract within the ten day right to review period. The ten day right to review may vary in certain states in order to comply with the requirements of state insurance laws and regulations. When the contract is issued as an individual retirement annuity under Sections 408 or 408A of the Code, during the first 7 days of the 10 day period, we will return all purchase payments if this is greater than the amount otherwise payable.

OWNERSHIP

================================================================================
You are entitled to exercise all rights under your contract.
================================================================================

      See Appendix F for information on ownership applicable to certain contracts which are no longer being issued (Ven 8 contracts).

      The contract owner is the person entitled to exercise all rights under the contract. Prior to the maturity date, the contract owner is the person designated in the contract or certificate specifications page or as subsequently named. On and after the maturity date, the annuitant is the contract owner. If amounts become payable to any beneficiary under the contract, the beneficiary is the contract owner.

      In the case of non-qualified contracts, ownership of the contract may be changed or the contract may be collaterally assigned at any time prior to the maturity date, subject to the rights of any irrevocable beneficiary. Changing the ownership of a contract may be treated as a (potentially taxable) distribution from the contract for federal tax purposes. A collateral assignment will be treated as a distribution from the contract and will be tax reported as such. A change of any contract owner may result in resetting the death benefit to an amount equal to the contract value as of the date of the change and treating that value as a purchase payment made on that date for purposes of computing the amount of the death benefit.

      Any change of ownership or assignment must be made in writing. We must approve any change. Any assignment and any change, if approved, will be effective as of the date we receive the request at our

Annuity Service Office. We assume no liability for any payments made or actions taken before a change is approved or an assignment is accepted or responsibility for the validity or sufficiency of any assignment. An absolute assignment will revoke the interest of any revocable beneficiary.

      In the case of qualified contracts, ownership of the contract generally may not be transferred except by the trustee of an exempt employees' trust which is part of a retirement plan qualified under Section 401 of the Code or as otherwise permitted by applicable IRS regulations. Subject to the foregoing, a qualified contract may not be sold, assigned, transferred, discounted or pledged as collateral for a loan or as security for the performance of an obligation or for any other purpose to any person other than us.

ANNUITANT

================================================================================
The "annuitant" is either you or someone you designate.
================================================================================

      The annuitant is any natural person or persons whose life is used to determine the duration of annuity payments involving life contingencies. The annuitant is entitled to receive all annuity payments under the contract. If the contract owner names more than one person as an "annuitant," the second person named shall be referred to as "CO-ANNUITANT." The annuitant is as designated on the contract specifications page or in the application, unless changed.

      On the death of the annuitant prior to the maturity date, the co-annuitant, if living, becomes the annuitant. If there is no living co-annuitant, the owner becomes the annuitant. In the case of certain qualified contracts, there are limitations on the ability to designate and change the annuitant and the co-annuitant.

BENEFICIARY

================================================================================
The "beneficiary" is the person you designate to receive the death benefit if you die.
================================================================================

      The beneficiary is the person, persons or entity designated in the contract specifications page (or as subsequently changed). However, if there is a surviving contract owner, that person will be treated as the beneficiary. The beneficiary may be changed subject to the rights of any irrevocable beneficiary. Any change must be made in writing, approved by us, and (if approved) will be effective as of the date on which written. We assume no liability for any payments made or actions taken before the change is approved. If no beneficiary is living, the contingent beneficiary will be the beneficiary. The interest of any beneficiary is subject to that of any assignee. If no beneficiary or contingent beneficiary is living, the beneficiary is the estate of the deceased contract owner. In the case of certain qualified contracts, IRS regulations may limit designations of beneficiaries. For information regarding the beneficiary for Ven 7 and Ven 8 contracts see Appendix F and for Ven 1 and Ven 3 contracts see Appendix G.

MODIFICATION

       We may not modify your contract or certificate without your consent, except to the extent required to make it conform to any law or regulation or ruling issued by a governmental agency. However, in the case of group contracts, on 60 days' notice to the group holder, we may change the administration fees, mortality and expense risks charges, annuity purchase rates and the market value charge as to any certificates issued after the effective date of the modification. The provisions of the contract shall be interpreted so as to comply with the requirements of Section 72(s) of the Code.

OUR APPROVAL

      We reserve the right to accept or reject any contract application at our sole discretion.

DISCONTINUANCE OF NEW OWNERS

       In the case of group contracts, on thirty days' notice to the group holder, we may limit or discontinue acceptance of new applications and the issuance of new certificates.

MISSTATEMENT AND PROOF OF AGE, SEX OR SURVIVAL

      We may require proof of age, sex or survival of any person upon whose age, sex or survival any payment depends. If the age or sex of the annuitant has been misstated, the benefits will be those that would have been provided for the annuitant's correct age and sex. If we have made incorrect annuity payments, the amount of any underpayment will be paid immediately and the amount of any overpayment will be deducted from future annuity payments.

FIXED ACCOUNT INVESTMENT OPTIONS


(Not Available in the State of Washington)


      For information on Fixed Account Investment Options for Ven 7 and Ven 8 contracts see Appendix F and for Ven 1 and Ven 3 contracts see Appendix G.

================================================================================
The fixed account investment options are not securities.
================================================================================

      SECURITIES REGISTRATION. Interests in the fixed account investment options are not registered under the Securities Act of 1933, as amended, (the "1933 Act") and our general account is not registered as an investment company under the 1940 Act. Neither interests in the fixed account investment options nor the general account are subject to the provisions or restrictions of the 1933 Act or the 1940 Act. Disclosures relating to interests in the fixed account investment options and the general account nonetheless may be required by the federal securities laws to be accurate.

      GUARANTEE. Pursuant to a Guarantee Agreement dated March 31, 1996, The Manufacturers Life Insurance Company ("Manulife") unconditionally guarantees to us, on behalf of and for the benefit of us and owners of fixed annuity contracts we issue, that it will, on demand, make funds available to us for the timely payment of contractual claims under certain of our fixed annuity contracts. This guarantee covers the fixed portion of the contracts described in this Prospectus. The guarantee may be terminated by Manulife, on notice to us. Termination will not affect Manulife's continuing liability with respect to all fixed annuity contracts issued prior to the termination of the guarantee except if:

      - the liability to pay contractual claims under the contracts is assumed by another insurer, or

      - we are sold and the buyer's guarantee is substituted for the Manulife guarantee.

      REINSURANCE. Effective June 30, 1995, we entered into a Reinsurance Agreement with Peoples Security Life Insurance Company ("PEOPLES") pursuant to which Peoples reinsures certain amounts with respect to the fixed account portion of the contract described in this prospectus which were issued prior to January 1, 1999. Under this Reinsurance Agreement, we remain liable for the contractual obligations of the contracts' fixed account and Peoples agrees to reimburse us for certain amounts and obligations in connection with the fixed account. Peoples contractual liability runs solely to us, and no contract owner shall have any right of action against Peoples.

================================================================================
Fixed account investment options guarantee interest of at least 3%.
================================================================================

      INVESTMENT OPTIONS. Currently, there are five fixed account investment options available under the contract in states where approved by the state insurance department: one, three, five and seven year investment accounts and, a DCA fixed investment account which may be established under the DCA program to make automatic transfers to one or more variable investment options. In Florida, Maryland and Oregon only the one year fixed investment account and the DCA fixed investment account are offered; the three, five and seven year investment accounts are not available. If a contract is issued with GRIP II in the state of Washington, the five fixed accounts will not be offered as investment options. However, if the contract is issued without GRIP II, then the fixed accounts including the DCA fixed investment account will be offered as investment options. We may offer additional fixed account investment options for any yearly period from two to ten years. Fixed investment accounts provide for the accumulation of interest on purchase payments at guaranteed rates for the duration of the guarantee period. We determine the guaranteed interest rates on new amounts allocated or transferred to a fixed investment account from time-to-time, according to market conditions. In no event will the guaranteed rate of interest be less than 3%. Once an interest rate is guaranteed for a fixed investment account, it is guaranteed for the duration of the guarantee period, and we may not change it.

      Notwithstanding the foregoing, with respect to contracts issued in the State of Oregon, no purchase payments may be invested, transferred or reinvested into any fixed account investment option with a guarantee period of more than one year within 15 years of the maturity date, and no purchase payments may be invested in the one year fixed account investment option within six years of the maturity date.

      INVESTMENT ACCOUNTS. You may allocate purchase payments, or make transfers from the variable investment options, to fixed account investment options at any time prior to the maturity date. We establish a separate investment account each time you allocate or transfer amounts to fixed account investment options, except that, for amounts allocated or transferred to the same fixed account investment option on the same day, we will establish a single investment account. Amounts may not be allocated to a fixed account investment option that would extend the guarantee period beyond the maturity date.

      RENEWALS. At the end of a guarantee period, you may establish a new investment account with the same guarantee period at the then current interest rate, select a different fixed account investment option or transfer the amounts to a variable account investment option, all without the imposition of any charge. You may not select a guarantee period that would extend beyond the maturity date. In the case of renewals within one year of the maturity date, the only fixed account investment option available is to have interest accrued up to the maturity date at the then current interest rate for one year guarantee periods.

      If you do not specify the renewal option desired, we will select the same guarantee period as has just expired, so long as such period does not extend beyond the maturity date. In the event a renewal would extend beyond the maturity date, we will select the longest period that will not extend beyond such date, except in the case of a renewal within one year of the maturity date in which case we will credit interest up to the maturity date at the then current interest rate for one year guarantee periods.

================================================================================
A market value charge may apply to certain transactions.
================================================================================

      MARKET VALUE CHARGE. Any amount withdrawn, transferred or borrowed from an investment account prior to the end of the guarantee period may be subject to a market value charge. A market value charge is assessed only when current interest rates are higher than the guaranteed interest rate on the account. The purpose of the charge is to compensate us for our investment losses on amounts withdrawn, transferred or borrowed prior to the maturity date. The formula for calculating this charge is set forth below. A market value charge will be calculated separately for each investment account affected by a transaction to which a market value charge may apply. The market value charge for an investment account will be calculated by multiplying the amount withdrawn or transferred from the investment account by the adjustment factor described below. In the case of group contracts, we reserve the right to modify the market value charge as to any certificates issued after the effective date of a change specified in written notice to the group holder.

      The adjustment factor is determined by the following formula:
0.75x(B-A)xC/12 where:

      A - The guaranteed interest rate on the investment account.

      B - The guaranteed interest rate available, on the date the request is processed, for amounts allocated to a new investment account with the same length of guarantee period as the investment account from which the amounts are being withdrawn.

      C - The number of complete months remaining to the end of the guarantee period.

For purposes of applying this calculation, the maximum difference between "B" and "A" will be 3%. The adjustment factor may never be less than zero.

      The total market value charge will be the sum of the market value charges for each investment account being withdrawn. Where the guaranteed rate available on the date of the request is less than the rate guaranteed on the investment account from which the amounts are being withdrawn (B-A in the adjustment factor is negative), there is no market value charge. There is only a market value charge when interest rates have increased (B-A in the adjustment factor is positive).

      We make no market value charge on withdrawals from the fixed account investment options in the following situations:

      -     death of the owner;

      -     amounts withdrawn to pay fees or charges;

      - amounts applied at the maturity date to purchase an annuity at the guaranteed rates provided in the contract;

      - amounts withdrawn from investment accounts within one month prior to the end of the guarantee period;

      -     amounts withdrawn from a one-year fixed investment account; and

      - amounts withdrawn in any contract year that do not exceed 10% of (i) total purchase payments less (ii) any prior partial withdrawals in that contract year.

Notwithstanding application of the foregoing formula, in no event will the market value charge:

      - be greater than the amount by which the earnings attributable to the amount withdrawn or transferred from an investment account exceed an annual rate of 3%,

      - together with any withdrawal charges for an investment account be greater than 10% of the amount transferred or withdrawn, or

      - reduce the amount payable on withdrawal or transfer below the amount required under the non-forfeiture laws of the state with jurisdiction over the contract.

The cumulative effect of the market value and withdrawal charges could result in a contract owner receiving total withdrawal proceeds of less than the contract owner's purchase payments. See Appendix F for information on the market value charge applicable to Ven 7 and Ven 8 contracts.

================================================================================
Withdrawals and some transfers from fixed account investment options are permitted during the accumulation period.
================================================================================

      TRANSFERS. During the accumulation period, you may transfer amounts among your fixed account investment options and from your fixed account investment options to the variable account investment options; provided that no transfer from a fixed account investment option may be made unless the amount to be transferred has been held in such account for at least one year, except for transfers made pursuant to the DCA program. Any transfer other than one made at the end of a guarantee period may be subject to a market value charge. Where there are multiple investment accounts within a fixed account investment option, amounts must be transferred from the fixed account investment option on a first-in-first-out basis.

      WITHDRAWALS. You may make total and partial withdrawals of amounts held in the fixed account investment options at any time during the accumulation period. Withdrawals from the fixed account investment options will be made in the same manner and be subject to the same limitations as set forth under "WITHDRAWALS" plus the following provisions also apply to withdrawals from the fixed account investment options:

      - We reserve the right to defer payment of amounts withdrawn from the fixed account investment options for up to six months from the date we receive the written withdrawal request. If a withdrawal is deferred for more than 30 days pursuant to this right, we will pay interest on the amount deferred at a rate not less than 3% per year (or a higher rate if required by applicable law). See Appendix F for information on the interest rate applicable to Ven 7 and Ven 8 contracts.

      - If there are multiple investment accounts under the fixed account investment options, amounts must be withdrawn from those accounts on a first-in-first-out basis.

      - The market value charge described above may apply to withdrawals from any investment option except for a one year investment option. In the event a market value charge applies to a withdrawal from a fixed investment account, it will be calculated with respect to the full amount in the investment account and deducted from the amount payable in the case of a total withdrawal. In the case of a partial withdrawal, the market value charge will be calculated on the amount requested and deducted, if applicable, from the remaining investment account value.

      If you request a partial withdrawal in excess of your amount in the variable account investment options and do not specify the fixed account investment options from which the withdrawal is to be made, such withdrawal will be made from your investment options beginning with the shortest guarantee period. Within such sequence, where there are multiple investment accounts within a fixed account investment option, withdrawals will be made on a first-in-first-out basis.

      Withdrawals from the contract may be subject to income tax and a 10% IRS penalty tax (see "FEDERAL TAX MATTERS" below). Withdrawals are permitted from contracts or certificates issued in connection with Section 403(b) qualified plans only under limited circumstances (see APPENDIX L - "QUALIFIED PLAN TYPES"

      LOANS. We offer a loan privilege only to owners of contracts issued in connection with Section 403(b) qualified plans that are not subject to Title I of ERISA. If you own such a contract, you may borrow from us, using your contract as the only security for the loan, in the same manner and subject to the same limitations as described under "LOANS" (see "FEDERAL TAX MATTERS - Qualified Retirement Plans - Loans"). The market value charge described above may apply to amounts transferred from the fixed investment accounts to the loan account in connection with such loans and, if applicable, will be deducted from the amount so transferred.

      FIXED ANNUITY OPTIONS. Subject to the distribution of death benefits provisions (see "DEATH BENEFIT DURING ACCUMULATION PERIOD" above), on death, withdrawal or the maturity date of the contract, the proceeds may be applied to a fixed annuity option (see "ANNUITY OPTIONS" above). The amount of each fixed annuity payment is determined by applying the portion of the proceeds (minus any applicable premium taxes) applied to purchase the fixed annuity to the appropriate annuity table in the contract. If the annuity table we are then using is more favorable to you, we will substitute that annuity table. We guarantee the dollar amount of fixed annuity payments.

OPTIONAL BENEFITS


      GUARANTEED RETIREMENT INCOME PROGRAM II. Contracts issued on or after July 2, 2001 may be issued with an optional Guaranteed Retirement Income Program II ("GRIP II") if you elect GRIP II and if GRIP II is available for sale in the state where the contract is sold. (GRIP II is not available for contracts issued under the exchange offers described in Appendices H, I, J and K to this prospectus.) The original GRIP is no longer available for contracts issued after June 29, 2001. The original GRIP is described in Appendix M. If the contract is issued with GRIP II in the state of Washington, the fixed accounts including the DCA fixed investment account will not be offered as investment options. Election of GRIP II may only be made at issue, is irrevocable, and GRIP II may only be terminated as described below.


      GRIP II guarantees a minimum lifetime fixed income benefit in the form of fixed monthly annuity payments. The amount of these payments is determined by applying the Income Base to the annuity purchase rates in the GRIP II rider. As described below, the Income Base is calculated as the greater of purchase payments accumulated at a fixed growth factor or the maximum contract anniversary value, reduced proportionately for partial withdrawals. Because the annuity options provided for in the contract are based on the contract value and current annuity purchase rates at the time of annuitization, the amount of the monthly annuity payments under such options may exceed the monthly annuity payments provided by GRIP II. If GRIP II is exercised and the monthly annuity payments available under the contract are greater than the monthly annuity payments provided by GRIP II, we will pay the monthly annuity payments available under the contract. For GRIP II, we impose an annual fee of 0.45% of the Income Base. The fee is deducted from the contract value on each contract anniversary.

      Income Base The Income Base upon which the amount of GRIP II annuity payments is based is the greater of (i) the Growth Factor Income Base or (ii) the Step-Up Income Base.

      Growth Factor Income Base. The Growth Factor Income Base is equal to (a) less (b), where:

      (a) is the sum of all purchase payments made, accumulated at the growth factor indicated below starting on the date each payment is allocated to the contract, and

      (b) is the sum of Income Base reductions (defined below) in connection with partial withdrawals taken, accumulated at the growth factor indicated below starting on the date each deduction occurs.

      The growth factor is 6% per annum if the oldest annuitant is 75 or younger at issue, and 4% per annum if the oldest annuitant is 76 or older at issue. The growth factor is reduced to 0% once the oldest annuitant has attained age 85.

      Step-Up Income Base. The Step-Up Income Base is equal to the greatest anniversary value after the effective date of GRIP II and prior to the oldest annuitant's attained age 81. The anniversary value is equal to the contract value on the last day of the contract year, plus subsequent purchase payments, less any Income Base reductions (defined below) in connection with partial withdrawals since the last day of the contract year.

In determining the Income Base:

      - An Income Base reduction is on a pro rata basis and is equal to (i) times (ii) where: (i) is equal to the Income Base immediately prior to a partial withdrawal and (ii) is equal to the partial withdrawal amount divided by the contract value prior to the partial withdrawal.

      - The Income Base is reduced for any withdrawal charge remaining on the date of exercise of GRIP II.

      - We reserve the right to reduce the Income Base by any premium taxes that may apply.

THE INCOME BASE IS USED SOLELY FOR PURPOSES OF CALCULATING THE GRIP II MONTHLY ANNUITY PAYMENTS AND DOES NOT PROVIDE A CONTRACT VALUE OR GUARANTEE PERFORMANCE OF ANY INVESTMENT OPTION.

      EXERCISE OF GRIP II

      Conditions of Exercise. GRIP II may be exercised subject to the following conditions:

      1. GRIP II may not be exercised until the 10th contract anniversary and then must be exercised within 30 days immediately following the 10th contract anniversary or a subsequent contract anniversary, and

      2. GRIP II must be exercised by the contract anniversary immediately prior to the oldest annuitant's 85th birthday or the 10th contract anniversary, if later.

      Monthly Income Factors. The Income Base may be applied to monthly income factors to purchase a guaranteed lifetime income under the following annuity options:

      OPTION 1: LIFE ANNUITY WITH A 10-YEAR PERIOD CERTAIN - An annuity with payments guaranteed for 10 years and continuing thereafter during the lifetime of the annuitant. Since payments are guaranteed for 10 years, annuity payments will be made to the end of such period if the annuitant dies prior to the end of the tenth year.

      OPTION 2: JOINT AND SURVIVOR LIFE ANNUITY WITH A 20-YEAR PERIOD CERTAIN - An annuity with payments guaranteed for 20 years and continuing thereafter during the joint lifetime of the annuitant and a designated co-annuitant. Since payments are guaranteed for 20 years, annuity payments will be made to the end of such period if both the annuitant and the co-annuitant die prior to the end of the twentieth year.


      The monthly income factors depend upon the sex and age (nearest birthday) of the annuitant (and co-annuitant, if any) and the annuity option selected. The factors are based on the 1983 Individual Annuity Mortality Table A projected at Scale G and reflect an assumed interest rate of 2.5% per annum. Unisex rates are used when determining the monthly income factor for employer sponsored qualified contracts. The annuitant may only be changed to an individual that is the same age or younger than the oldest current annuitant. A change of annuitant will not affect the Income Base calculation.


      The use of GRIP II is limited in connection with its use under qualified plans, such as an IRA, because of the minimum distribution requirements imposed by federal tax law on these plans. In general, if GRIP II is not exercised on or before the date required minimum distributions must begin under a qualified plan, you or your beneficiary may be unable to exercise the benefit under GRIP II.


      Hence, you should consider that since (a) GRIP II may not be exercised until the 10th contract anniversary after its election and (b) the election of GRIP II is irrevocable, there can be circumstances under a qualified plan in which you will be charged a GRIP II fee (discussed further below), even though neither you nor your beneficiary may be able to exercise GRIP II because of the restrictions imposed by the minimum distribution requirements. If you plan to exercise GRIP II after your required beginning date under a qualified plan, you should consider whether GRIP II is appropriate for your circumstances. Please consult your advisor.


      In order to comply with applicable federal income tax laws, in some circumstances, we will shorten the guarantee period under an annuity option so that it does not exceed the life expectancy of the annuitant, or the joint life expectancy of the joint annuitants, depending on the annuity option chosen. Once the guarantee period is shortened upon exercise of GRIP II, it will not be further reduced. The guarantee period will never be increased based on the life expectancy of the annuitant or at any other time or due to any other event.

      When you exercise GRIP II, actual income will be based on the greater of
(i) your GRIP II Income Base at guaranteed annuity purchase rates (as stated in the GRIP II rider), or (ii) your contract value at current annuity purchase rates. (The Income Base cannot be applied to current annuitization rates.)


      Illustrated below are the income amounts provided by GRIP II, assuming a $100,000 initial purchase payment into a non-qualified contract, with no subsequent payments or withdrawals. "Current" is based on Contract Value at current annuity purchase rates. Contract Value is assumed to be $100,000 in all years, reflecting a 0% growth rate, net of all fees. Current annuitization rates applied to Contract Value assume an interest rate of 6.875%, which is the average of the SPIA (Single Premium Immediate Annuity) statutory maximum valuation rates for the period 1992-2001, as required by Illinois guidelines. "Guaranteed" is based on GRIP II Income Base at guaranteed annuity purchase rates (as stated in the GRIP II rider). A 6% growth factor is assumed in calculating the Growth Factor Income Base. No step-ups are illustrated.


Example 1 - male annuitant age 60 at issue - Option 1: Life Annuity with a 10-Year Period Certain


  Contract Anniversary at               Annual Income           Annual Income
     Exercise of GRIP         ---------------------------        Provided
                              Current          Guaranteed
-----------------------------------------------------------------------------
            10                $9,744             $12,013          $12,013
            15                $10,704            $18,406          $18,406
            20                $11,652            $27,979          $27,979

Example 2 - male and female co-annuitants, both age 60 at issue - Option 2:
Joint and Survivor Life Annuity with a 20-Year Period Certain

  Contract Anniversary at               Annual Income            Annual Income
     Exercise of GRIP         ---------------------------          Provided
                              Current          Guaranteed
-------------------------------------------------------------------------------
            10                $8,016             $ 9,284            $ 9,284
            15                $8,448             $13,574            $13,574
            20                $8,741             $19,358            $19,358

      TERMINATION OF GRIP II

      GRIP II will terminate upon the earliest to occur of:

      (a) the contract anniversary immediately prior to the oldest annuitant's 85th birthday or the tenth contract anniversary, if later;

      (b)   the termination of the contract for any reason; or

      (c)   the exercise of GRIP II.

      THE ELECTION OF GRIP II ON A CONTRACT MAY NOT ALWAYS BE IN YOUR INTEREST SINCE AN ADDITIONAL FEE IS IMPOSED FOR THIS BENEFIT.

      GRIP II FEE. The risk assumed by us associated with GRIP II is that annuity benefits payable under GRIP II are greater than annuity benefits that would have been payable if you had selected another annuity benefit permitted by the contract and described in the prospectus under "PAY-OUT PERIOD PROVISIONS." To compensate us for this risk, we charge an annual GRIP II fee (the "GRIP II Fee"). On or before the maturity date, the GRIP II Fee is deducted on each contract anniversary. The amount of the GRIP II Fee is equal to 0.45% multiplied by the Income Base in effect on that contract anniversary. The GRIP II Fee is withdrawn from each investment option in the same proportion that the value of the investment account of each investment option bears to the contract value.


      If there is a full withdrawal of contract value on any date other than the contract anniversary, we will deduct a pro-rata portion of the GRIP II Fee from the amount paid upon withdrawal. In the case of a full withdrawal, the GRIP II Fee will be multiplied by the Income Base immediately prior to withdrawal. The GRIP II Fee will not be deducted during the annuity period. For purposes of determining the GRIP II Fee, the commencement of annuity payments will be treated as a full withdrawal.
                                       ***


      GRIP II DOES NOT PROVIDE CONTRACT VALUE OR GUARANTEE PERFORMANCE OF ANY INVESTMENT OPTION. BECAUSE THIS BENEFIT IS BASED ON CONSERVATIVE ACTUARIAL FACTORS, THE LEVEL OF LIFETIME INCOME THAT IT GUARANTEES MAY OFTEN BE LESS THAN THE LEVEL THAT WOULD BE PROVIDED BY APPLICATION OF CONTRACT VALUE AT CURRENT ANNUITY FACTORS. THEREFORE, GRIP II SHOULD BE REGARDED AS A SAFETY NET. AS DESCRIBED ABOVE UNDER "INCOME BASE," WITHDRAWALS WILL REDUCE THE GRIP II BENEFIT.


GUARANTEED EARNINGS MULTIPLIER. Contracts issued on or after July 2, 2001, may be issued with a Guaranteed Earnings Multiplier Rider ("GEM") if you elect GEM and if GEM is available for sale in the state where the contract is sold. (GEM is not available for contracts issued under the exchange offers described in Appendices H, I, J and K to this prospectus.) With this benefit, on the death of any contract owner prior to the maturity date, we will pay the death benefit otherwise payable under the contract plus the benefit payable under GEM. Election of GEM may only be made at issue, is irrevocable, and it may only be terminated as described below. We impose an annual fee for GEM of 0.20%.

      Subject to the maximum amount described below, GEM provides a payment equal to 40% of the appreciation in the contract value (as defined below) upon the death of any contract owner if the oldest owner is 69 or younger at issue, and 25% for if the oldest owner is 70 or older at issue. The appreciation in the contract value is defined as the contract value less the sum of all purchase payments, reduced proportionally by any amount deducted in connection with partial withdrawals. The death benefit will also be reduced by the amount of any unpaid loans under a contract in the case of qualified contracts.

      If the oldest owner is 69 or younger at issue, the maximum amount of the GEM benefit is equal to 40% of the sum of all purchase payments, less any amounts deducted in connection with partial withdrawals. If the oldest owner is 70 or older at issue, the maximum amount of the GEM benefit is equal to 25% of the sum of all purchase payments, less any amounts deducted in connection with partial withdrawals.

      The amount deducted in connection with partial withdrawals will be on a pro rata basis and will be equal to (i) times (ii) where:

      (i)   is equal to the GEM benefit prior to the withdrawal and

      (ii) is equal to the partial withdrawal amount divided by the contract value prior to the partial withdrawal.

      If the beneficiary under the contract is the deceased owner's spouse, upon the death of any owner the contract and GEM will continue with the surviving spouse as the new contract owner. In this case, upon the death of the surviving spouse prior to the maturity date, a second GEM benefit will be paid and the entire interest in the contract must be distributed to the new beneficiary. For purposes of calculating the GEM benefit payable on the death of the surviving spouse, the GEM benefit will be equal to zero on the date of the first contract owner's death and the GEM benefit payable upon the first contract owner's death will be treated as a purchase payment. In addition, all purchase payments made, and all amounts deducted in connection with partial withdrawals prior to the date of the first contract owner's death, will not be considered in determining the GEM benefit.

TERMINATION OF GEM

      GEM will terminate upon the earliest to occur of (a) the date the contract terminates, (b) the maturity date; or (c) the date on which the GEM benefit is paid. However, as noted in the paragraph above, if the deceased owner's spouse is the beneficiary, the spouse may elect to continue the contract (including
GEM) as the new owner.

      THE ELECTION OF GEM ON A CONTRACT MAY NOT ALWAYS BE IN YOUR INTEREST SINCE AN ADDITIONAL FEE IS IMPOSED FOR THIS BENEFIT.

GEM FEE

      The annual fee for GEM is 0.20% as a percentage of average account value.

QUALIFIED RETIREMENT PLANS


      If you intend to use your Contract in connection with a qualified retirement plan, including an IRA, you should consider the effects that the death benefit provided under the contract (with or without GEM) may have on your plan (see APPENDIX L to the prospectus). Please consult your tax advisor.



                             CHARGES AND DEDUCTIONS


      Charges and deductions under the contracts are assessed against purchase payments, contract values or annuity payments. Currently, there are no deductions made from purchase payments, except for premium taxes in certain states. In addition, there are deductions from and expenses paid out of the assets of the Trust portfolios that are described in the accompanying Prospectuses of the Trust . For information on the GRIP Rider Fee, see "Guaranteed Retirement Income Program" above.


WITHDRAWAL CHARGES

      For information on Withdrawal Charges for Ven 7 and Ven 8 contracts see Appendix F and for Ven 3 and Ven 1 contracts see Appendix G.

      If you make a withdrawal from your contract during the accumulation period, a withdrawal charge (contingent deferred sales charge) may be assessed against amounts withdrawn attributable to purchase payments that have been in the contract less than seven complete contract years. There is never a withdrawal charge with respect to earnings accumulated in the contract, certain other free withdrawal amounts described below or purchase payments that have been in the contract more than seven complete contract years. In no event may the total withdrawal charges exceed 6% of the amount invested. The amount of the withdrawal charge and when it is assessed is discussed below.

      Each withdrawal from the contract is allocated first to the "FREE WITHDRAWAL AMOUNT" and second to "UNLIQUIDATED PURCHASE PAYMENTS". In any contract year, the free withdrawal amount for that year is the greater of:

      - 10% of total purchase payments (less all prior partial withdrawals in that contract year), and

      - the accumulated earnings of the contract (i.e., the excess of the contract value on the date of withdrawal over the unliquidated purchase payments).

      Withdrawals allocated to the free withdrawal amount may be withdrawn without the imposition of a withdrawal charge. The free withdrawal amount will be applied to a requested withdrawal, first, to withdrawals from variable account investment options and then to withdrawals from fixed account investment options beginning with those with the shortest guarantee period first and the longest guarantee period last.

      If the amount of a withdrawal exceeds the free withdrawal amount, the excess will be allocated to purchase payments which will be liquidated on a first-in first-out basis. On any withdrawal request, we will liquidate purchase payments equal to the amount of the withdrawal request which exceeds the free withdrawal amount in the order such purchase payments were made: the oldest unliquidated purchase payment first, the next purchase payment second, etc. until all purchase payments have been liquidated.

      Each purchase payment or portion thereof liquidated in connection with a withdrawal request is subject to a withdrawal charge based on the length of time the purchase payment has been in the contract. The amount of the withdrawal charge is calculated by multiplying the amount of the purchase payment being liquidated by the applicable withdrawal charge percentage obtained from the table below.

         NUMBER OF COMPLETE YEARS            WITHDRAWAL CHARGE
      PURCHASE PAYMENT IN CONTRACT               PERCENTAGE
      ----------------------------               ----------
                 0                                 6%
                 1                                 6%
                 2                                 5%
                 3                                 5%
                 4                                 4%
                 5                                 3%
                 6                                 2%
                 7+                                0%

      The total withdrawal charge will be the sum of the withdrawal charges for the purchase payments being liquidated.

      The withdrawal charge is deducted from the contract value remaining after the contract owner is paid the amount requested, except in the case of a complete withdrawal when it is deducted from the amount otherwise payable. In the case of a partial withdrawal, the amount requested from an investment account may not exceed the value of that investment account less any applicable withdrawal charge.

      There is generally no withdrawal charge on distributions made as a result of the death of the contract owner or, if applicable, the annuitant, and no withdrawal charges are imposed on the maturity date if the contract owner annuitizes as provided in the contract.

      The amount collected from the withdrawal charge will be used to reimburse us for the compensation paid to cover selling concessions to broker-dealers, preparation of sales literature and other expenses related to sales activity.

      For examples of calculation of the withdrawal charge, see Appendix C. Withdrawals from the fixed account investment options may be subject to a market value charge in addition to the withdrawal charge described above. In the case of group annuity contracts, we reserve the right to modify the withdrawal charge as to certificates issued after the effective date of a change specified in written notice to the group holder.

REDUCTION OR ELIMINATION OF WITHDRAWAL CHARGE

      The amount of the withdrawal charge on a contract may be reduced or eliminated when sales of the contracts are made to individuals or to a group of individuals in such a manner that results in savings of sales expenses. We will determine entitlement to such a reduction in the withdrawal charge in the following manner:

      - The size and type of group to which sales are to be made will be considered. Generally, sales expenses for a larger group are smaller than for a smaller group because of the ability to implement large numbers of contracts with fewer sales contacts.

      - The total amount of purchase payments to be received will be considered. Per-dollar sales expenses are likely to be less on larger purchase payments than on smaller ones.

      - Any prior or existing relationship with us will be considered. Per-contract sales expenses are likely to be less when there is a prior or existing relationship because of the likelihood of implementing the contract with fewer sales contacts.

      - The level of commissions paid to selling broker-dealers will be considered. Certain broker-dealers may offer the contract in connection with financial planning programs offered on a fee-for-service basis. In view of the financial planning fees, such broker-dealers may elect to receive lower commissions for sales of the contracts, thereby reducing our sales expenses.

      - There may be other circumstances of which we are not presently aware, which could result in reduced sales expenses.

      If, after consideration of the foregoing factors, we determine that there will be a reduction in sales expenses, we will provide a reduction in the withdrawal charge. The withdrawal charge will be eliminated when a contract is issued to officers, directors or employees (or a relative thereof), of us or of Manulife, the Trust or any of their affiliates. In no event will reduction or elimination of the withdrawal charge be permitted where that reduction or elimination will be unfairly discriminatory to any person. For further information, contact your registered representative.

ADMINISTRATION FEES

================================================================================
We deduct asset-based charges totaling 1.40% on an annual basis for administration and mortality and expense risks.
================================================================================

      For information on the Administration Fee applicable to Ven 7 and Ven 8 contracts see Appendix F and to Ven 3 and Ven 1 contracts see Appendix G.

      Except as noted below, we will deduct each year an annual administration fee of $30 as partial compensation for the cost of providing all administrative services attributable to the contracts and the operations of the Variable Account and us in connection with the contracts. However, if prior to the maturity date the contract value is equal to or greater than $100,000 at the time of the fee's assessment, the fee will be waived. During the accumulation period, this administration fee is deducted on the last day of each contract year. It is withdrawn from each investment option in the same proportion that the value of such investment option bears to the contract value. If the entire contract is withdrawn on other than the last day of any contract year, the $30 administration fee will be deducted from the amount paid. During the pay-out period, the fee is deducted on a pro-rata basis from each annuity payment.

      A daily charge in an amount equal to 0.15% of the value of each variable investment account on an annual basis is also deducted from each sub-account to reimburse us for administrative expenses. This asset based administrative charge will not be deducted from the fixed account investment options. The charge will be reflected in the contract value as a proportionate reduction in the value of each variable investment account. Even though administrative expenses may increase, we guarantee that it will not increase the amount of the administration fees.

REDUCTION OR ELIMINATION OF ANNUAL ADMINISTRATION FEE

      The amount of the annual administration fee on a contract may be reduced or eliminated when sales of the contracts are made to individuals or to a group of individuals in such a manner that results in savings of administration expenses. The entitlement to such a reduction or elimination of the administration charges will be determined by us in the following manner:

      1. The size and type of group to which administrative services are to be provided will be considered.

      2. The total amount of purchase payments to be received will be considered.

      3. There may be other circumstances of which we are not presently aware, which could result in reduced administrative expense.

      If, after consideration of the foregoing factors, it is determined that there will be a reduction or elimination of administration expenses, we will provide a reduction in the annual administration fee. In no event will reduction or elimination of the administration fees be permitted where such reduction or elimination will be unfairly discriminatory to any person. We may waive all or a portion of the administration fee when a contract is issued to an officer, director or employee, or relative thereof, of us, Manulife, the Trust or any of our or their affiliates.

MORTALITY AND EXPENSE RISKS CHARGE

      For information on mortality and expense risks charges for Ven 1 contracts see Appendix G.

      The mortality risk we assume is the risk that annuitants may live for a longer period of time than we estimate. We assume this mortality risk by virtue of annuity benefit payment rates incorporated into the contract which cannot be changed. This assures each annuitant that his or her longevity will not have an adverse effect on the amount of annuity benefit payments. We also assume mortality risks in connection with our guarantee that, if the contract owner dies during the accumulation period, we will pay a death benefit. (See "Death Benefit During Accumulation Period") The expense risk we assume is the risk that the administration charges, distribution charge, or withdrawal charge may be insufficient to cover actual expenses.

      To compensate us for assuming these risks, we deduct from each of the sub-accounts a daily charge in an amount equal to 1.25% of the value of the variable investment accounts on an annual basis. In the case of individual contracts, the rate of the mortality and expense risks charge cannot be increased. In the case of group contracts, the rate of the mortality and expense risks charge can be increased, but only as to certificates issued after the effective date of the increase and upon 60 days' prior written notice to the group holder. In the case of group contracts, we may issue contracts and certificates with a mortality or expense risks charge at rates less than those set out above, if we conclude that the mortality or expense risks of the groups involved are less than the risks it has determined for persons for whom the contracts and certificates have been generally designed. If the charge is insufficient to cover the actual cost of the mortality and expense risks assumed, we will bear the loss. Conversely, if the charge proves more than sufficient, the excess will be profit to us and will be available for any proper corporate purpose including, among other things, payment of distribution expenses. On the Period Certain Only Annuity Option, if you elect benefits payable on a variable basis, the mortality and expense risks charge is assessed although we bear only the expense risk and not any mortality risk. The mortality and expense risks charge is not assessed against the fixed account investment options.

TAXES

================================================================================
We will charge you for state premium taxes to the extent we incur them and reserve the right to charge you for new taxes we may incur.
================================================================================

      We reserve the right to charge, or provide for, certain taxes against purchase payments, contract values or annuity payments. Such taxes may include premium taxes or other taxes levied by any government entity which we determine to have resulted from our:

      -     establishment or maintenance of the Variable Account,

      -     receipt of purchase payments,

      -     issuance of the contacts, or

      -     commencement or continuance of annuity payments under the contracts.

In addition, we will withhold taxes to the extent required by applicable law.

      Except for residents of those states which apply premium taxes upon receipt of purchase payments, premium taxes will be deducted from the contract value used to provide for fixed or variable annuity payments. For residents of those states which apply premium taxes upon receipt of purchase payments, premium taxes will be deducted upon payment of any withdrawal benefits, upon any annuitization, or payment of death benefits. The amount deducted will depend on the premium tax assessed in the applicable state. State premium taxes currently range from 0% to 3.5% depending on the jurisdiction and the tax status of the contract and are subject to change by the legislature or other authority. See Appendix D for a table of State Premium Taxes.


Expenses of Distributing the Contract



      Manulife Financial Securities, LLC ("Manulife Securities"), the principal underwriter for the contracts, pays compensation to selling brokers in varying amounts which under normal circumstances are not expected to exceed 6.50% of purchase payments plus 1.00% of the contract value per year commencing one year after each purchase payment. These expenses are not assessed against the contracts but are instead paid by Manulife Financial. See "Distribution of Contracts" for further information.

                               FEDERAL TAX MATTERS

INTRODUCTION

      The following discussion of the Federal income tax treatment of the contract is not exhaustive, does not purport to cover all situations, and is not intended as tax advice. The Federal income tax treatment of an annuity contract is unclear in certain circumstances, and you should consult a qualified tax advisor with regard to the application of the law to your circumstances. This discussion is based on the Code, IRS regulations, and interpretations existing on the date of this Prospectus. These authorities, however, are subject to change by Congress, the IRS, and judicial decisions.

      This discussion does not address state or local tax consequences associated with the purchase of a contract. IN ADDITION, WE MAKE NO GUARANTEE REGARDING ANY TAX TREATMENT -- FEDERAL, STATE, OR LOCAL -- OF ANY CONTRACT OR OF ANY TRANSACTION INVOLVING A CONTRACT.

OUR TAX STATUS


      We are taxed as a life insurance company. Because the operations of the Variable Account are a part of, and are taxed with, our operations, the Variable Account is not separately taxed as a "regulated investment company" under the Code. Under existing Federal income tax laws, we are not taxed on the investment income and capital gains of the Variable Account, but the operations of the Variable Account deductions relating to foreign taxes paid and dividends received by Trust portfolios. Our use of these tax credits and deductions will not adversely affect or benefit the Variable Account. We do not anticipate that we will be taxed on the income and gains of the Variable Account, but if we are, then we may impose a corresponding charge against the Variable Account.


TAXATION OF ANNUITIES IN GENERAL

TAX DEFERRAL DURING ACCUMULATION PERIOD

================================================================================
Gains inside the contract are usually tax-deferred until you make a withdrawal, the annuitant starts receiving annuity benefit payments, or the beneficiary receives a death benefit payment.
================================================================================

      Under existing provisions of the Code, except as described below, any increase in the contract value is generally not taxable to the contract owner or annuitant until received, either in the form of annuity payments, or in some other form of distribution. Certain requirements must be satisfied in order for this general rule to apply, including:

      - the contract must be owned by an individual (or treated as owned by an individual),

      - the investments of the Variable Account must be "adequately diversified" in accordance with IRS regulations,

      - we, rather than the contract owner, must be considered the owner of the assets of the Variable Account for federal tax purposes, and

      - the contract must provide for appropriate amortization, through annuity benefit payments, of the contract's purchase payments and earnings, e.g., the pay-out period must not begin near the end of the annuitant's life expectancy.

      NON-NATURAL OWNERS. As a general rule, deferred annuity contracts held by "non-natural persons" (such as a corporation, trust or other similar entity) are not treated as annuity contracts for Federal income tax purposes. The investment income on such contracts is taxed as ordinary income that is received or accrued by the owner of the contract during the taxable year. There are several exceptions to this general rule for non-natural contract owners. First, contracts will generally be treated as held by a natural person if the nominal owner is a trust or other entity which holds the contract as an agent for a natural person. This special exception will not apply, however, in the case of any employer who is the nominal owner of an annuity contract under a non-qualified deferred compensation arrangement for its employees.

      Exceptions to the general rule for non-natural contract owners will also apply with respect to:

      - contracts acquired by an estate of a decedent by reason of the death of the decedent,

      -     certain qualified contracts,

      - certain contracts purchased by employers upon the termination of certain qualified plans,

      - certain contracts used in connection with structured settlement agreements, and

      - contracts purchased with a single premium when the annuity starting date (as defined in the tax law) is no later than a year from purchase of the annuity and substantially equal periodic payments are made, not less frequently than annually, during the annuity period.

      LOSS OF INTEREST DEDUCTION WHERE CONTRACTS ARE HELD BY OR FOR THE BENEFIT OF CERTAIN NON-NATURAL PERSONS. In the case of contracts issued after June 8, 1997 to a non-natural taxpayer (such as a corporation or a trust), or held for the benefit of such an entity, a portion of otherwise deductible interest may not be deductible by the entity, regardless of whether the interest relates to debt used to purchase or carry the contract. However, this interest deduction disallowance does not affect a contract if the income on the contract is treated as ordinary income that is received or accrued by the owner during the taxable year. Entities that are considering purchasing the contract, or entities that will be beneficiaries under a contract, should consult a tax advisor.

      DIVERSIFICATION REQUIREMENTS. For a contract to be treated as an annuity for Federal income tax purposes, the investments of the Variable Account must be "adequately diversified" in accordance with IRS regulations. The IRS has issued regulations which prescribe standards for determining whether the investments of the Variable Account are "adequately diversified." If the Variable Account failed to comply with these diversification standards, a contract would not be treated as an annuity contract for Federal income tax purposes and the contract owner would generally be taxable currently on the excess of the contract value over the premiums paid for the contract.


      Although we do not control the investments of the Trust, we expect that the Trust will comply with such regulations so that the Variable Account will be considered "adequately diversified."


      OWNERSHIP TREATMENT. In certain circumstances, a variable annuity contract owner may be considered the owner, for Federal income tax purposes, of the assets of the insurance company separate account used to support his or her contract. In those circumstances, income and gains from such separate account assets would be includible in the contract owner's gross income. The IRS has stated in published rulings that a variable contract owner will be considered the owner of separate account assets if the owner possesses "incidents of ownership" in those assets, such as the ability to exercise investment control over the assets. In addition, the IRS announced, in connection with the issuance of regulations concerning investment diversification, that those regulations "do not provide guidance concerning the circumstances in which investor control of the investments of a segregated asset account may cause the investor, rather than the insurance company, to be treated as the owner of the assets in the account." This announcement also stated that guidance would be issued in the form of regulations or rulings on the "extent to which Policyholders may direct their investments to particular sub-accounts of a separate account without being treated as owners of the underlying assets." As of the date of this Prospectus, no such guidance has been issued.

      The ownership rights under this contract are similar to, but different in certain respects from, those described by the IRS in rulings in which it was determined that contract owners were not owners of separate account assets. For example, the owner of this contract has the choice of many more investment options to which to allocate premiums and contract values, and may be able to transfer among investment options more frequently than in such rulings. THESE DIFFERENCES COULD RESULT IN THE CONTRACT OWNER BEING TREATED AS THE OWNER OF THE ASSETS OF THE VARIABLE ACCOUNT AND THUS SUBJECT TO CURRENT TAXATION ON THE INCOME AND GAINS FROM THOSE ASSETS. In addition, we do not know what standards will be set forth in the regulations or rulings which the IRS has stated it expects to issue. We therefore reserve the right to modify the contract as necessary to attempt to prevent contract owners from being considered the owners of the assets of the Variable Account.

      DELAYED PAY-OUT PERIODS. If the contract's pay-out period commences (or is scheduled to commence) at a time when the annuitant has reached an advanced age, (e.g., past age 85), it is possible that the contract would not be treated as an annuity for Federal income tax purposes. In that event, the income and gains under the contract could be currently includible in the owner's income.

      The remainder of this discussion assumes that the contract will be treated as an annuity contract for Federal income tax purposes and that we will be treated as the owner of the Variable Account assets.

TAXATION OF PARTIAL AND FULL WITHDRAWALS

      In the case of a partial withdrawal, amounts received are taxable as ordinary income to the extent the contract value before the withdrawal exceeds the "INVESTMENT IN THE CONTRACT." In the case of a full withdrawal, amounts received are includible in income to the extent they exceed the investment in the contract. For these purposes the investment in the contract at any time equals the total of the purchase payments made under the contract to that time (to the extent such payments were neither deductible when made nor excludible from income as, for example, in the case of certain employer contributions to qualified contracts) less any amounts previously received from the contract which were not included in income.

      Other than in the case of certain qualified contracts, any amount received as a loan under a contract, and any assignment or pledge (or agreement to assign or pledge) any portion of the contract value, is treated as a withdrawal of such amount or portion. (Loans, assignments and pledges are permitted only in limited circumstances under qualified contracts.) The investment in the contract is increased by the amount includible in income with respect to such assignment or pledge, though it is not affected by any other aspect of the assignment or pledge (including its release). If an individual transfers his or her interest in an annuity contract without adequate consideration to a person other than the owner's spouse (or to a former spouse incident to divorce), the owner will be taxed on the difference between the contract value and the investment in the contract at the time of transfer. In such a case, the transferee's investment in the contract will be increased to reflect the increase in the transferor's income.

      The contract provides a death benefit that in certain circumstances may exceed the greater of the purchase payments and the contract value. As described elsewhere in this Prospectus, we impose certain charges with respect to the death benefit. It is possible that those charges (or some portion thereof) could be treated for Federal income tax purposes as a partial withdrawal from the contract.

      There may be special income tax issues present in situations where the owner and the annuitant are not the same person and are not married to one another. A tax advisor should be consulted in those situations.


TAXATION OF ANNUITY BENEFIT PAYMENTS

================================================================================
A portion of each annuity payment is usually taxable as ordinary income.
================================================================================

      Normally, a portion of each annuity benefit payment is taxable as ordinary income. The taxable portion of an annuity benefit payment is equal to the excess of the payment over the "EXCLUSION AMOUNT." In the case of variable annuity payments, the exclusion amount is the investment in the contract (defined above) allocated to the variable annuity option, adjusted for any period certain or refund feature, when payments begin to be made divided by the number of payments expected to be made (determined by IRS regulations which take into account the annuitant's life expectancy and the form of annuity benefit selected). In the case of fixed annuity payments, the exclusion amount is the amount determined by multiplying the payment by the ratio of (a) to (b), where:

      (a) is the investment in the contract allocated to the fixed annuity option (adjusted for any period certain or refund feature) and

      (b) is the total expected value of fixed annuity payments for the term of the contract (determined under IRS regulations).

A simplified method of determining the taxable portion of annuity payments applies to contracts issued in connection with certain qualified plans other than IRAs.

      Once the total amount of the investment in the contract is excluded using these ratios, annuity payments will be fully taxable. If annuity payments cease because of the death of the annuitant and before the total amount of the investment in the contract is recovered, the unrecovered amount generally will be allowed as a deduction to the annuitant in his or her last taxable year.

TAXATION OF DEATH BENEFIT PROCEEDS

      Amounts may be distributed from a contract because of the death of an owner or the annuitant. During the accumulation period, death benefit proceeds are includible in income as follows:

      - if distributed in a lump sum, they are taxed in the same manner as a full withdrawal, as described above,

      - if distributed under an annuity option, they are taxed in the same manner as annuity payments, as described above, or


      - if distributed as a series of withdrawals over the beneficiary's life expectancy, they are taxable to the extent the contract value exceeds the "investment in the contract."


      During the pay-out period, where a guaranteed period exists under an annuity option and the annuitant dies before the end of that period, payments made to the beneficiary for the remainder of that period are includible in income as follows:

      - if received in a lump sum, they are includible in income to the extent that they exceed the unrecovered investment in the contract at that time, or

      - if distributed in accordance with the existing annuity option selected, they are fully excludable from income until the remaining investment in the contract is deemed to be recovered, and all annuity payments thereafter are fully includible in income.


PENALTY TAX ON PREMATURE DISTRIBUTIONS

================================================================================
Withdrawals and annuity benefit payments prior to age 59-1/2 may incur a 10% IRS penalty tax.
================================================================================

      There is a 10% IRS penalty tax on the taxable amount of any distribution from a non-qualified contract. Exceptions to this penalty tax include distributions:

      -     received on or after the contract owner reaches age 59-1/2;

      - attributable to the contract owner becoming disabled (as defined in the tax law);

      - made to a beneficiary on or after the death of the contract owner or, if the contract owner is not an individual, on or after the death of the primary annuitant (as defined in the tax law);

      - made as a series of substantially equal periodic payments (not less frequently than annually) for the life (or life expectancy) of the owner or for the joint lives (or joint life expectancies) of the owner and designated beneficiary (as defined in the tax law);

      - made under an annuity contract purchased with a single premium when the annuity starting date (as defined in the tax law) is no later than a year from purchase of the annuity and substantially equal periodic payments are made, not less frequently than annually, during the annuity period; or

      - made with respect to certain annuities issued in connection with structured settlement agreements.

A similar penalty tax, applicable to distributions from certain qualified contracts, is discussed below.

AGGREGATION OF CONTRACTS

      In certain circumstances, the amount of an annuity payment or a withdrawal from a contract that is includible in income may be determined by combining some or all of the non-qualified contracts owned by an individual. For example, if a person purchases a contract offered by this Prospectus and also purchases at approximately the same time an immediate annuity, the IRS may treat the two contracts as one contract.

Similarly, if a person transfers part of his interest in one annuity contract to purchase another annuity contract, the IRS might treat the two contracts as one contract. In addition, if a person purchases two or more deferred annuity contracts from the same insurance company (or its affiliates) during any calendar year, all such contracts will be treated as one contract. The effects of such aggregation are not always clear; however, it could affect the amount of a withdrawal or an annuity payment that is taxable and the amount which might be subject to the penalty tax described above.

================================================================================
Special tax provisions apply to qualified plans. Consult your tax advisor prior to using the contract with a qualified plan.
================================================================================

QUALIFIED RETIREMENT PLANS


      The contracts are also available for use in connection with certain types of retirement plans, including IRAs, which receive favorable treatment under the Code ("QUALIFIED PLANS"). Numerous special tax rules apply to the participants in qualified plans and to the contracts used in connection with qualified plans. Therefore, no attempt is made in this Prospectus to provide more than general information about use of the contract with the various types of qualified plans. Brief descriptions of various types of qualified plans in connection with which we may issue a contract are contained in Appendix L to this Prospectus. Appendix L also discusses certain potential tax consequences associated with the use of the contract with certain qualified plans, including IRAs, which should be considered by a purchaser. If you intend to use the contract in connection with a qualified plan you should consult a tax advisor.


      The tax rules applicable to qualified plans vary according to the type of plan and the terms and conditions of the plan itself. For example, for both withdrawals and annuity payments under certain qualified contracts, there may be no "investment in the contract" and the total amount received may be taxable. Also, loans from qualified contracts, where allowed, are subject to a variety of limitations, including restrictions as to the amount that may be borrowed, the duration of the loan, and the manner in which the loan must be repaid. (You should always consult your tax advisor and retirement plan fiduciary prior to exercising your loan privileges.) Both the amount of the contribution that may be made, and the tax deduction or exclusion that you may claim for that contribution, are limited under qualified plans.

      If the contract is used in connection with a qualified plan, the owner and annuitant must be the same individual. If a co-annuitant is named, all distributions made while the annuitant is alive must be made to the annuitant. Also, if a co-annuitant is named who is not the annuitant's spouse, the annuity options which are available may be limited, depending on the difference in ages between the annuitant and co-annuitant. Additionally, for contracts issued in connection with qualified plans subject to the Employee Retirement Income Security Act, the spouse or ex-spouse of the owner will have rights in the contract. In such a case, the owner may need the consent of the spouse or ex-spouse to change annuity options or make a withdrawal from the contract.


      In addition, special rules apply to the time at which distributions to the owner and beneficiaries must commence and the form in which the distributions must be paid. These special rules may also require the length of any guarantee period to be limited. These minimum distribution requirements may affect your ability to use GRIP or GRIP II in connection with certain qualified plans, including IRAs. They also affect the restrictions that you may impose on the timing and manner of payment of death benefits to the your designated beneficiaries or the period of time over which a designated beneficiary may extend payment of the death benefits under the contract. Failure to comply with minimum distribution requirements applicable to qualified plans will result in the imposition of an excise tax. This excise tax generally equals 50% of the amount by which a minimum required distribution exceeds the actual distribution from the qualified plan. In the case of IRAs (other than R IRAs), lifetime distributions of minimum amounts (as specified in the tax law) to the owner must generally commence by April 1 of the calendar year following the calendar year in which the owner attains age 70-1/2. In the case of certain other qualified plans, such distributions must generally commence by the later of this date or April 1 of the calendar year following the calendar year in which the employee retires. Distributions made under certain qualified plans, including IRAs, after the owner's death must also comply with the minimum distribution requirements, and different rules governing the timing and the manner of payments apply, depending on whether the designated beneficiary is an individual, and, if so, the owner's spouse, or an individual other than the owner's spouse. If you wish to impose restrictions on the timing and manner of payment of death benefits to your designated beneficiaries or if your beneficiary wishes to extend over a period of time the payment of the death benefits under your contract, please consult a tax advisor.


      There is also a 10% IRS penalty tax on the taxable amount of any distribution from certain qualified contracts (but not Section 457 plans). (The amount of the penalty tax is 25% of the taxable amount of any distribution received from a "SIMPLE retirement account" during the 2-year period beginning on the date the individual first participated in any qualified salary reduction arrangement (as defined in the tax law) maintained by the individual's employer.) There are exceptions to this penalty tax which vary depending on the type of qualified plan. In the case of an "Individual Retirement Annuity" or an "IRA," including a "SIMPLE IRA," exceptions provide that the penalty tax does not apply to a distribution:

      -     received on or after the contract owner reaches age 59-1/2,

      - received on or after the owner's death or because of the owner's disability (as defined in the tax law), or

      - made as a series of substantially equal periodic payments (not less frequently than annually) for the life (or life expectancy) of the owner or for the joint lives (or joint life expectancies) of the owner and designated beneficiary (as defined in the tax law).

These exceptions, as well as certain others not described herein, generally apply to taxable distributions from other qualified plans (although, in the case of plans qualified under Sections 401 and 403, the exception for substantially equal periodic payments applies only if the owner has separated from service). In addition, the penalty tax does not apply to certain distributions from IRAs taken after December 31, 1997 which are used for qualified first time home purchases or for higher education expenses. Special conditions must be met to qualify for these two exceptions to the penalty tax. If you wish to take a distribution from an IRA for these purposes, you should consult your tax advisor.

      When issued in connection with a qualified plan, a contract will be amended as generally necessary to conform to the requirements of the plan. However, the rights of any person to any benefits under qualified plans may be subject to the terms and conditions of the plans themselves, regardless of the terms and conditions of the contract. In addition, we will not be bound by terms and conditions of qualified plans to the extent those terms and conditions contradict the contract, unless we consent.

DIRECT ROLLOVERS

      If the contract is used in connection with a retirement plan that is qualified under Sections 401(a), 403(a), or 403(b) of the Code, any "ELIGIBLE ROLLOVER distribution" from the contract will be subject to "direct rollover" and mandatory withholding requirements. An eligible rollover distribution generally is any taxable distribution from such qualified plans, excluding certain amounts such as (i) minimum distributions required under Section 401(a)(9) of the Code, (ii) certain distributions for life, life expectancy, or for 10 years or more which are part of a "series of substantially equal periodic payments," (iii) and hardship withdrawals.

      Under these requirements, Federal income tax equal to 20% of the eligible rollover distribution will be withheld from the amount of the distribution. Unlike withholding on certain other amounts distributed from the contract, discussed below, the owner cannot elect out of withholding with respect to an eligible rollover distribution. However, this 20% withholding will not apply if, instead of receiving the eligible rollover distribution, the person entitled to the distribution elects to have it directly transferred to certain qualified plans. Prior to receiving an eligible rollover distribution, a notice will be provided explaining generally the direct rollover and mandatory withholding requirements and how to avoid the 20% withholding by electing a direct rollover.

LOANS

================================================================================
Some qualified contracts have a loan feature.
================================================================================


      A loan privilege is available only to owners of contracts issued in connection with Section 403(b) retirement arrangements that are not subject to Title 1 of ERISA. The requirements and limitations governing the availability of loans, including the maximum amount that a participant may take as a loan, are subject to the rules in the Code, IRS regulations, and our procedures in effect at the time a loan is made. Because the rules governing loans under section 403(b) contracts are complicated, you should consult your tax advisor before exercising the loan privilege. Failure to meet the requirements for loans may result in adverse income tax consequences to you. The loan agreement you sign will describe the restrictions and limitations applicable to the loan at the time you apply.

      Federal tax law also requires loans to be repaid in a certain manner and over a certain period of time. For example, loans generally are required to be repaid within 5 years (except in cases where the loan was used to acquire the principal residence of the plan participant), with repayments made at least quarterly and in substantially level amortized payments over the term of the loan. Interest will be charged on your loan amount. Failure to make a loan repayment when due will result in adverse income tax consequences to you.

      When you request a loan, we will reduce your investment in the investment accounts and transfer the amount of the loan to the "loan account," a part of our general account. You may designate the investment accounts from which the loan is to be withdrawn. Absent such a designation, the amount of the loan will be withdrawn from the investment accounts in accordance with the rules for making partial withdrawals (see "WITHDRAWALS"). When a loan is repaid, the appropriate amount of the repayment will be transferred from the loan account to the investment accounts. You may designate the investment accounts to which a repayment is to be allocated. Otherwise, the repayment will be allocated in the same manner as your purchase payments are currently being allocated.

      The amount of any unpaid loans will be deducted from the death benefit otherwise payable under the contract. In addition, loans, whether or not repaid, will have a permanent effect on the contract value because the investment results of the investment accounts will apply only to the unborrowed portion of the contract value. The longer a loan is unpaid, the greater the effect is likely to be. The effect could be favorable or unfavorable. If investment results are greater than the rate being credited on amounts held in your loan account while your loan is unpaid, your contract value will not increase as rapidly as it would have if no loan were unpaid. If investment results are below that rate, your contract value will be greater than it would have been had no loan been outstanding.

      See Appendix G for information on Loans applicable to Ven 1 and Ven 3 contracts.

FEDERAL INCOME TAX WITHHOLDING

================================================================================
We may be required to withhold amounts from some distributions for Federal income taxes.
================================================================================

      We will withhold and remit to the U.S. Government a part of the taxable portion of each distribution made under a contract unless the person receiving the distribution notifies us at or before the time of the distribution that he or she elects not to have any amounts withheld. In certain circumstances, we may be required to withhold tax. The withholding rates applicable to the taxable portion of periodic annuity payments are the same as the withholding rates generally applicable to payments of wages. In addition, the withholding rate applicable to the taxable portion of non-periodic payments (including withdrawals prior to the maturity date and rollovers from non-Roth IRAs to Roth
IRAs) is 10%. As discussed above, the withholding rate applicable to eligible rollover distributions is 20%.

                                 GENERAL MATTERS

PERFORMANCE DATA

================================================================================
We may advertise our investment performance.
================================================================================

      Each of the sub-accounts may quote total return figures in its advertising and sales materials. PAST PERFORMANCE FIGURES ARE NOT INTENDED TO INDICATE FUTURE PERFORMANCE OF ANY SUB-ACCOUNT. The sub-accounts may advertise both "standardized" and "non-standardized" total return figures. Standardized figures will include average annual total return figures for one, five and ten years, or from the inception date of the relevant sub-account of the Variable Account (if that period since inception is shorter than one of those periods). Non-standardized total return figures also may be quoted, including figures that do not assume redemption at the end of the time period. Non-standardized figures may also include total return numbers from the inception date of the portfolio or ten years, whichever period is shorter. Where the period since inception is less than one year, the total return quoted will be the aggregate return for the period.

      Average annual total return is the average annual compounded rate of return that equates a purchase payment to the market value of that purchase payment on the last day of the period for which the return is calculated. The aggregate total return is the percentage change (not annualized) that equates a purchase payment to the market value of such purchase payment on the last day of the period for which the return is calculated. For purposes of the calculations it is assumed that an initial purchase payment of $1,000 is made on the first day of the period for which the return is calculated. For total return figures quoted for periods prior to the commencement of the offering of the contract, standardized performance data will be the historical performance of the Trust portfolio from the date the applicable sub-account of the Variable Account first became available for investment under other contracts that we offer, adjusted to reflect current contract charges. In the case of non-standardized performance, performance figures will be the historical performance of the Trust portfolio from the inception date of the portfolio (or in the case of the Trust portfolios created in connection with the merger of Manulife Series Fund, Inc. into the Trust, the inception date of the applicable predecessor Manulife Series Fund, Inc. portfolio), adjusted to reflect current contract charges.


ASSET ALLOCATION AND TIMING SERVICES


      We are aware that certain third parties are offering asset allocation and timing services in connection with the contracts. In certain cases we have agreed to honor transfer instructions from such asset allocation and timing services where we have received powers of attorney, in a form acceptable to us, from the contract owners participating in the service. However, the contract is not designed for professional market timing organizations or other entities or persons engaging in programmed, frequent or large exchanges (collectively, "market timers") to speculate on short-term movements in the market since such activity may be disruptive to the Trust or portfolios and increase their transaction costs. Therefore, in order to prevent excessive use of the exchange privilege, we reserve the right to (a) reject or restrict any specific purchase and exchange requests and (b) impose specific limitations with respect to market timers, including restricting exchanges by market timers to certain variable investment options (transfers by market timers into or out of fixed investment options is not permitted). WE DO NOT ENDORSE, APPROVE OR RECOMMEND SUCH SERVICES IN ANY WAY AND YOU SHOULD BE AWARE THAT FEES PAID FOR SUCH SERVICES ARE SEPARATE AND IN ADDITION TO FEES PAID UNDER THE CONTRACTS.


RESTRICTIONS UNDER THE TEXAS OPTIONAL RETIREMENT PROGRAM

      Section 830.105 of the Texas Government Code permits participants in the Texas Optional Retirement Program ("ORP") to withdraw their interest in a variable annuity contract issued under the ORP only upon:

      - termination of employment in the Texas public institutions of higher education,

      -     retirement,

      -     death, or

      -     the participant's attainment of age 70-1/2.

Accordingly, before any amounts may be distributed from the contract, proof must be furnished to us that one of these four events has occurred. The foregoing restrictions on withdrawal do not apply in the event a participant in the ORP transfers the contract value to another contract or another qualified custodian during the period of participation in the ORP. Loans are not available under contracts subject to the ORP.

DISTRIBUTION OF CONTRACTS

================================================================================
We pay broker-dealers to sell the contracts.
================================================================================


      Manulife Securities, a Delaware limited liability company that we control, is the principal underwriter of the contracts. Manulife Securities, located at 73 Tremont Street, Boston, Massachusetts 02108, is a broker-dealer registered under the Securities Exchange Act of 1934 (the "1934 Act") and a member of the National Association of Securities Dealers, Inc. (the "NASD"). Sales of the contracts will be made by registered representatives of broker-dealers authorized by Manulife Securities to sell the contracts. Those registered representatives will also be our licensed insurance agents.


CONTRACT OWNER INQUIRIES

      Your inquiries should be directed to our Annuity Service Office mailing address at P.O. Box 9230, Boston, Massachusetts 02205-9230.

      You will be sent confirmation statements for certain transactions in your account. You should carefully review these statements to verify their accuracy. Any mistakes should immediately be reported to our Annuity Service Office. If you fail to notify our Annuity Service Office of any mistake within 60 days of the mailing of the confirmation statement, you will be deemed to have ratified the transaction.

LEGAL PROCEEDINGS

      There are no legal proceedings to which the Variable Account is a party or to which the assets of the Variable Account are subject. Neither we nor Manulife Securities are involved in any litigation that is of material importance to either, or that relates to the Variable Account.

CANCELLATION OF CONTRACT

      We may, at our option, cancel a contract at the end of any two consecutive contract years in which no purchase payments by or on behalf of you, have been made, if both:

      - the total purchase payments made for the contract, less any withdrawals, are less than $2,000; and

      - the contract value at the end of such two year period is less than $2,000.

      We, as a matter of administrative practice, will attempt to notify you prior to such cancellation in order to allow you to make the necessary purchase payment to keep the contract in force. The cancellation of contract provisions may vary in certain states in order to comply with the requirements of insurance laws and regulations in such states.

VOTING INTEREST


      As stated above, we will vote shares of the Trust portfolios held in the Variable Account at shareholder meetings according to voting instructions received from the persons having the voting interest under the contracts.


      Accumulation Period. During the accumulation period, the contract owner has the voting interest under a contract. The number of votes for each portfolio for which voting instructions may be given is determined by dividing the value of the investment account corresponding to the sub-account in which such portfolio shares are held by the net asset value per share of that portfolio.

      Pay-out Period. During the pay-out period, the annuitant has the voting interest under a contract. The number of votes as to each portfolio for which voting instructions may be given is determined by dividing the reserve for the contract allocated to the sub-account in which such portfolio shares are held by the net asset value per share of that portfolio.

      Generally, the number of votes tends to decrease as annuity payments progress since the amount of reserves attributable to a contract will usually decrease after commencement of annuity payments. We will determine the number of portfolio shares for which voting instructions may be given not more than 90 days prior to the meeting.

REINSURANCE ARRANGEMENTS


      We utilize reinsurance as part of our risk management program. Under any reinsurance agreement, we remain liable for the contractual obligations of the contracts' guaranteed benefits and the reinsurer(s) agree to reimburse us for certain amounts and obligations in connection with the risks covered in the reinsurance agreements. The reinsurer's contractual liability runs solely to us, and no contract owner shall have any right of action against any reinsurer. In evaluating reinsurers, we consider the financial and claims paying ability ratings of the reinsurer. Our philosophy is to minimize incidental credit risk. We do so by engaging in secure types of reinsurance transactions with high quality reinsurers and diversifying reinsurance counterparties to limit concentrations. Some of the benefits that are currently reinsured include guaranteed death benefits, fixed account guarantees, GRIP and GRIP II.

                                   APPENDIX A
                                  SPECIAL TERMS

         The following terms as used in this Prospectus have the indicated meanings:

         ACCUMULATION PERIOD - The period between the issue date of the contract and the maturity date of the contract. During this period, purchase payments are typically made to the contract by the owner.

         ACCUMULATION UNIT - A unit of measure that is used to calculate the value of the variable portion of the contract before the maturity date.

         ANNUITANT - Any natural person or persons to whom annuity payments are made and whose life is used to determine the duration of annuity payments involving life contingencies. If the contract owner names more than one person as an "annuitant," the second person named shall be referred to as "co-annuitant." The "annuitant" and "co-annuitant" will be referred to collectively as "annuitant." The "annuitant" is as designated on the contract or certificate specification page, unless changed.

         ANNUITY OPTION - The method selected by the contract owner (or as specified in the contract if no selection is made) for annuity payments made by the Company.

         ANNUITY SERVICE OFFICE - The mailing address of the service office is P.O. Box 9230, Boston Massachusetts 02205-9230.

         ANNUITY UNIT - A unit of measure that is used after the maturity date to calculate variable annuity payments.

         BENEFICIARY - The person, persons or entity entitled to the death benefit under the contract upon the death of a contract owner or, in certain circumstances, an annuitant. The beneficiary is as specified in the contract or certificate specifications page, unless changed. If there is a surviving contract owner, that person will be deemed the beneficiary.

         CERTIFICATE - The document issued to each owner which summarizes the rights and benefits of the owner under the contract.

         CONTINGENT BENEFICIARY - The person, persons or entity to become the beneficiary if the beneficiary is not alive. The contingent beneficiary is as specified in the application, unless changed.

         CONTRACT DATE - In the case of an individual annuity contract, the date of issue of the contract. In the case of a group annuity contract, the effective date of participation under the group annuity contract as designated in the certificate specifications page.

         CONTRACT VALUE - The total of the investment account values and, if applicable, any amount in the loan account attributable to the contract.

         CONTRACT YEAR - The period of twelve consecutive months beginning on the contract date or any anniversary thereof.

         DEBT - Any amounts in the loan account attributable to the contract plus any accrued loan interest. The loan provision is applicable to certain qualified contracts only.

         DUE PROOF OF DEATH - Due Proof of Death is required upon the death of the contract owner or annuitant, as applicable. One of the following must be received at the Annuity Service Office within one year of the date of death:

         (a)      A certified copy of a death certificate;
         (b) A certified copy of a decree of a court of competent jurisdiction as to the finding of death; or
         (c)      Any other proof satisfactory to us.

Death benefits will be paid within 7days of receipt of due proof of death and all required claim forms at the Company's Annuity Service Office.

         FIXED ANNUITY - An annuity option with payments which are predetermined and guaranteed as to to dollar amount.

         GENERAL ACCOUNT - All the assets of the Company other than assets in separate accounts.

         GROUP HOLDER - In the case of a group annuity contract, the person, persons or entity to whom the contract is issued.

         INVESTMENT ACCOUNT - An account established by the Company which represents a contract owners interest in an investment option prior to the maturity date.

         INVESTMENT ACCOUNT VALUE - The value of the contract owner's investment in an investment account.

         INVESTMENT OPTIONS - The investment choices available to contract owners.

         LOAN ACCOUNT - The portion of the general account that is used for collateral when a loan is taken.

         MARKET VALUE CHARGE - A charge that may be assessed if amounts are withdrawn or transferred from the three, five or seven year investment options prior to the end of the interest rate guarantee period.

         MATURITY DATE - The date on which annuity benefits commence. The maturity date is the date specified on the contract or certificate specifications page and generally the first day of the month following the later of the annuitants 85th birthday or the tenth contract anniversary, unless changed. See Appendix F for information on the Maturity Date for Ven 7 and Ven 8 contracts and Appendix G for information on the Maturity Date for Ven 3 and Ven 1 contracts.

         NET PURCHASE PAYMENT - The purchase payment less the amount of premium tax.

         NON-QUALIFIED CERTIFICATES - Certificates issued under non-qualified Contracts.

         NON-QUALIFIED CONTRACTS - Contracts which are not issued under qualified plans.

         OWNER OR CONTRACT OWNER - In the case of an individual contract, the person, persons (co-owner) or entity entitled to all of the ownership rights under the contract. In the case of a group annuity contract, the person, persons or entity named in a certificate and entitled to all of the ownership rights under the contract not expressly reserved to the group holder. The owner has the legal right to make all changes in contractual designations where specifically permitted by the contract. The owner is a specified in the contract or certificate specifications page, unless changed.

         PAY-OUT PERIOD - Is the time period during which annuity benefit payments are made to the annuitant.

         PORTFOLIO - A separate investment portfolio of the Trust or the Merrill Variable Funds, mutual funds in which the Variable Account invests, or of any successor mutual funds.

         PURCHASE PAYMENT - An amount paid by a contract owner to the Company as consideration for the benefits provided by the contract.

         QUALIFIED CERTIFICATES - Certificates issued under qualified contracts.

         QUALIFIED CONTRACTS - Contracts issued under qualified plans.

         QUALIFIED PLANS - Retirement plans which receive favorable tax treatment under Section 401, 403, 408, 408A or 457 or the Internal Revenue Code of 1986, as amended.

         SEPARATE ACCOUNT - A segregated account of the Company that is not commingled with the Company's general assets and obligations.

         SUB-ACCOUNT(S) - One or more of the sub-accounts of the Variable Account. Each sub-account is invested in shares of a different portfolio.

         VALUATION DATE - Any date on which the New York Stock Exchange is open for business and the net asset value of a portfolio is determined.

         VALUATION PERIOD - Any period from one Valuation Date to the next measured from the time on each such date that the net asset value of each portfolio is determined.

         VARIABLE ACCOUNT - The Variable Account is another name for a Separate Account of the Company.

         VARIABLE ANNUITY - An annuity option with payments which: (1) are not predetermined or guaranteed as to dollar amount, and (2) vary in relation to the investment experience of one or more specified sub-accounts.

                                   APPENDIX B

TABLE OF ACCUMULATION UNIT VALUES FOR CONTRACTS DESCRIBED IN THIS PROSPECTUS(A)

                         (REFLECTING NO OPTIONAL RIDERS)



                                  UNIT VALUE      UNIT VALUE    INDIVIDUAL CONTRACT    GROUP CONTRACT
                                      AT              AT          NUMBER OF UNITS     NUMBER OF UNITS
        SUB-ACCOUNT            START OF YEAR(B)   END OF YEAR      AT END OF YEAR      AT END OF YEAR
-----------------------------------------------------------------------------------------------------
Internet Technologies
2000                              $12.500000       $ 6.965644      3,234,811.559         927,230.013
9/30/2001                           6.965644         2.715769      4,310,128.700       1,441,537.693

Pacific Rim Emerging Markets
1997                              $12.500000       $ 8.180904        461,452.138          74,344.781
1998                                8.180904         7.695249        755,538.125         157,041.182
1999                                7.695249        12.359297      2,290,228.806         516,973.155
2000                               12.359297         9.217819      2,892,192.113         820,517.740
9/30/2001                           9.217819         6.556208      2,382,121.850         706,445.163

Telecommunications
9/30/2001                         $12.500000       $ 6.581439        230,076.604          15,324.221

Science & Technology
1997                              $12.500000       $13.647195      1,643,020.899         385,384.991
1998                               13.647195        14.381705      1,766,701.306         733,336.652
1999                               14.381705        37.943261      9,827,872.523       2,787,082.717
2000                               37.943261        24.672266     17,119,020.025       5,059,157.985
9/30/2001                          24.672266        10.609057     16,888,416.945       4,773,117.685

International Small Cap
1996                              $12.500000       $13.493094      2,508,877.311         265,493.981
1997                               13.493094        13.410016      3,471,789.485         411,567.524
1998                               13.410016        14.792077      3,364,323.347         445,595.774
1999                               14.792077        26.974754      3,104,142.787         590,286.471
2000                               26.974754        18.844170      5,149,651.558       1,474,422.677
9/30/2001                          18.844170        11.370077      4,542,920.334       1,262,297.667

Health Sciences
9/30/2001                         $12.500000       $11.940458        929,315.843         230,193.316

Aggressive Growth
1997                              $12.500000       $12.327066      1,855,271.120         347,682.217
1998                               12.327066        12.680777      2,204,988.070         413,146.923
1999                               12.680777        16.628126      3,175,556.947         642,031.433
2000                               16.628126        16.889157      8,177,870.000       2,244,523.082
9/30/2001                          16.889157        10.845250      8,540,902.160       2,481,652.860

Emerging Small Company
1997                              $12.500000       $14.574077      1,261,104.634         211,397.254
1998                               14.574077        14.381705      1,766,701.306         346,289.470
1999                               14.381705        24.610648      2,282,640.849         391,924.052
2000                               24.610648        23.225958      4,608,080.350       1,043,497.023
9/30/2001                          23.225958        14.284515      4,896,798.278       1,085,052.309

Small Company Blend
1999                              $12.500000       $15.922213      1,081,325.431         236,863.814
2000                               15.922213        12.601917      2,836,884.268         628,802.445
9/30/2001                          12.601917         9.597394      3,589,247.011         827,041.794

Dynamic Growth
2000                              $12.50000          7.906976      5,956,797.687       1,657,596.869
9/30/2001                           7.906976         4.095946      8,245,041.560       2,330,278.998

                                  UNIT VALUE      UNIT VALUE    INDIVIDUAL CONTRACT    GROUP CONTRACT
                                      AT              AT          NUMBER OF UNITS     NUMBER OF UNITS
        SUB-ACCOUNT            START OF YEAR(B)   END OF YEAR      AT END OF YEAR      AT END OF YEAR
-----------------------------------------------------------------------------------------------------
Mid Cap Growth
9/30/2001                         $12.500000       $ 8.092650        396,549.461         194,689.254

Mid Cap Opportunities
9/30/2001                         $12.500000       $ 8.410813        194,220.309         136,586.136

Mid Cap Stock
1999                               12.500000       $12.483520        937,955.877         199,187.406
2000                               12.483520        11.821790      2,579,153.363         651,655.490
9/30/2001                          11.821790         8.623741      3,845,564.372       1,025,169.644

All Cap Growth
1996                              $12.500000       $13.215952      4,970,485.965         684,451.580
1997                               13.215952        15.020670      7,199,403.308       1,150,785.107
1998                               15.020670        19.002856      8,705,899.524       1,409,072.931
1999                               19.002856        27.113084      9,777,264.740       1,841,074.862
2000                               27.113084        23.852189     13,839,814.240       3,132,168.082
9/30/2001                          23.852189        15.223098     13,306,052.815       3,148,782.811

Financial Services
9/30/2001                         $12.500000       $10.528619        476,151.858         131,412.431

Overseas
1995                              $10.000000       $10.554228      2,338,302.067         403,796.120
1996                               10.554228        11.718276      6,224,551.234         783,705.750
1997                               11.718276        11.545714      7,490,974.192       1,064,531.666
1998                               11.545714        12.290162      7,846,958.079       1,111,741.652
1999                               12.290162        17.044524      9,341,522.459       1,269,249.155
2000                               17.044524        13.661286     12,145,634.807       2,294,377.881
9/30/2001                          13.661286         9.881714     11,482,872.757       2,511,200.907

International Stock
1997                              $12.500000       $12.652231      1,311,720.798         204,655.753
1998                               12.652231        14.337171      1,682,421.588         309,081.617
1999                               14.337171        18.338932      2,281,283.494         439,631.206
2000                               18.338932        15.087850      4,094,849.630         791,271.697
9/30/2001                          15.087850        10.749442      4,188,897.972         932,610.963

International Value
1999                              $12.500000       $12.860110        962,070.937         179,717.654
2000                               12.860110        11.862293      1,978,900.887         413,665.696
9/30/2001                          11.862293         9.354785      2,649,664.982         621,573.892

All Cap Value
9/30/2001                         $12.500000       $10.618128        242,182.382          73,699.973

Capital Appreciation
2000                              $12.500000       $10.945558         49,271.031          10,669.967
9/30/2001                          10.945558         7.592636      1,147,501.654         155,721.187

                                  UNIT VALUE      UNIT VALUE    INDIVIDUAL CONTRACT    GROUP CONTRACT
                                      AT              AT          NUMBER OF UNITS     NUMBER OF UNITS
        SUB-ACCOUNT            START OF YEAR(B)   END OF YEAR      AT END OF YEAR      AT END OF YEAR
-----------------------------------------------------------------------------------------------------
Strategic Opportunities(R)
1994                              $14.381312       $14.786831        891,587.416         156,302.930
1995                               14.786831        20.821819      5,881,806.714         761,321.040
1996                               20.821819        24.664354     12,141,813.159       1,637,731.552
1997                               24.664354        29.002593     13,343,419.201       1,935,946.769
1998                               29.002593        31.289551     13,823,427.732       2,089,408.090
1999                               31.289551        39.416089     12,680,796.239       2,169,912.103
2000                               39.416089        36.392717     12,769,346.770       2,265,149.511
9/30/2001                          36.392717        25.931402     12,080,504.266       2,847,162.265

Quantitative Mid Cap
9/30/2001                         $12.500000       $ 9.126702         89,660.676          27,426.824

Global Equity
1994                              $16.715126       $15.500933        951,915.210         171,668.821
1995                               15.500933        16.459655      3,472,776.106         583,284.547
1996                               16.459655        18.276450      6,625,243.867         923,612.249
1997                               18.276450        21.770913      8,196,104.137       1,299,904.123
1998                               21.770913        24.098970      9,225,007.542       1,410,900.881
1999                               24.098970        24.633827      8,734,027.228       1,417,111.243
2000                               24.633827        27.253960      7,334,729.958       1,226,583.586
9/30/2001                          27.253960        20.715165      6,629,591.349       1,681,653.418

Strategic Growth
9/30/2001                         $12.500000         9.176439        736,201.763         219,769.582

Growth
1996                              $12.500000       $13.727312      1,629,270.725         252,538.943
1997                               13.727312        16.968111      3,610,591.057         639,712.776
1998                               16.968111        20.739989      4,904,765.089       1,046,714.538
1999                               20.739989        28.060585      7,961,636.213       1,786,314.584
2000                               28.060585        20.120816     11,328,720.554       3,553,112.240
9/30/2001                          20.120816        13.692514      9,684,085.338       3,021,954.312

Large Cap Growth
1994                              $12.538660       $12.381395        202,014.859          41,051.814
1995                               12.381395        14.990551        963,754.656         102,929.895
1996                               14.990551        16.701647      1,725,531.634         162,245.394
1997                               16.701647        19.614359      1,842,826.443         188,134.226
1998                               19.614359        23.040505      2,032,060.452         207,714.978
1999                               23.040505        28.465074      3,457,002.544         540,918.056
2000                               28.465074        24.071737      6,823,202.960       1,377,109.580
9/30/2001                          24.071737        17.617279      7,398,541.163       1,778.478.525

Capital Opportunities
9/30/2001                         $12.500000       $ 9.076999        588,715.929         151,056.768

Quantitative Equity
1997                              $12.500000       $16.107191        634,340.601         215,077.482
1998                               16.107191        20.068624      1,177,427.311         600,960.185
1999                               20.068624        24.202942      2,895,069.542       1,393,991.081
2000                               24.202942        25.371611      5,346,355.935       1,870,637.264
9/30/2001                          25.371611        17.364961      5,039,904.785       2,140,241.991

Blue Chip Growth
1994                              $ 8.699511       $ 8.837480        427,027.154          67,651.751
1995                                8.837480        11.026969      3,534,123.332         532,417.987
1996                               11.026969        13.688523      7,508,607.872       1,036,815.886

                                  UNIT VALUE      UNIT VALUE    INDIVIDUAL CONTRACT    GROUP CONTRACT
                                      AT              AT          NUMBER OF UNITS     NUMBER OF UNITS
        SUB-ACCOUNT            START OF YEAR(B)   END OF YEAR      AT END OF YEAR      AT END OF YEAR
-----------------------------------------------------------------------------------------------------
1997                               13.688523        17.134232     11,974,571.122       2,075,335.712
1998                               17.134232        21.710674     15,628,004.547       3,273,092.167
1999                               21.710674        25.568866     21,222,107.562       5,266,110.754
2000                               25.568866        24.518135     25,150,405.898       6,096,357.679
9/30/2001                          24.518135         18.24431     24,473,040.265       6,894,309.385

Utilities
9/30/2001                         $12.500000       $ 9.226192        484,321.982          83,575.181

Real Estate Securities
1997                              $12.500000       $14.949140        961,596.983         145,941.281
1998                               14.949140        12.317190      1,341,124.477         239,992.320
1999                               12.317190        11.174188      1,134,441.161         266,405.169
2000                               11.174188        13.852028      1,575,491.729         342,541.668
9/30/2001                          13.852028        13.702059      1,832,886.998         483,728.242


Small Company Value
1997                              $12.500000       $11.898363        620,681.436          59,637.804
1998                               11.898363        11.178700      2,716,433.485         363,594.336
1999                               11.178700        11.904646      2,227,809.455         447,851.113
2000                               11.904646        12.436171      2,071,217.115         514,059.982
9/30/2001                          12.436171        11.372398      3,469,727.135       1,039,255.611

Mid Cap Value
9/30/2001                         $12.500000       $11.493055      1,271,156.947         378,827.116

Value
1997                              $12.500000       $15.057118      2,974,221.078         477,917.950
1998                               15.057118        14.591878      4,657,068.062         850,683.716
1999                               14.591878        13.987433      4,097,746.800         820,885.210
2000                               13.987433        17.182340      4,242,769.128         784,549.927
9/30/2001                          17.182340        15.887173      6,305,639.211       1,662,653.321

Tactical Allocation
2000                              $12.500000       $11.989936      1,026,364.942       1,054,169.472
9/30/2001                          11.989936         9.317524      1,856,180.327       1,420,790.450

Fundamental Value
9/30/2001                         $12.500000       $10.518717      1,782,585.781         408,844.317

Growth & Income
1994                              $13.239339       $13.076664        675,761.489         147,028.139
1995                               13.076664        16.660889      4,936,977.686         916,107.230
1996                               16.660889        20.178770     11,948,147.164       2,035,385.742
1997                               20.178770        26.431239     17,029,624.733       3,295,978.088
1998                               26.431239        32.976967     21,547,089.791       4,330,884.038
1999                               32.976967        38.655938     27,232,378.764       5,915,996.753
2000                               38.655938        35.404552     28,377,482.593       6,173,294.478
9/30/2001                          35.404552        21.253667     26,582,562.200       6,813,721.681

U.S. Large Cap Value
1999                              $12.500000       $12.721279      3,353,379.148       1,016,576.242
2000                               12.721279        12.894130      7,307,408.178       1,677,592.320
9/30/2001                          12.894130        10.610514      9,298,842.512       2,300,739.680

                                  UNIT VALUE      UNIT VALUE    INDIVIDUAL CONTRACT    GROUP CONTRACT
                                      AT              AT          NUMBER OF UNITS     NUMBER OF UNITS
        SUB-ACCOUNT            START OF YEAR(B)   END OF YEAR      AT END OF YEAR      AT END OF YEAR
-----------------------------------------------------------------------------------------------------
Equity-Income
1994                              $11.375744       $11.107620        747,374.695         147,434.130
1995                               11.107620        13.548849      4,453,647.654         816,934.091
1996                               13.548849        16.011513     12,141,813.159       1,486,734.204
1997                               16.011513        20.479412     13,420,571.870       2,237,941.970
1998                               20.479412        22.054902     15,001,075.906       2,680,312.794
1999                               22.054902        22.487758     13,946,555.915       2,908,844.039
2000                               22.487758        25.057453     12,316,383.810       2,417,412.520
9/30/2001                          25.057453        23.323463     13,754,718.044       3,668,871.277

Income & Value
1994                              $12.522239       $12.396295        462,460.272          98,925.767
1995                               12.396295        14.752561      2,139,216.556         312,206.344
1996                               14.752561        15.995076      3,599,312.544         518,913.471
1997                               15.995076        18.276161      3,631,403.547         675,599.424
1998                               18.276161        20.742457      3,813,045.822         696,068.359
1999                               20.742457        22.230152      5,286,263.515       1,002,438.443
2000                               22.230152        23.004542      4,653,154.211         877,512.726
9/30/2001                          23.004542        20.514616      5,140,988.726       1,310,322.564

Balanced
1997                              $12.500000       $14.609853        761,001.508         102,157.738
1998                               14.609853        16.459454      2,088,848.755         363,163.201
1999                               16.459454        15.962370      2,427,979.502         569,650.577
2000                               15.962370        14.272291     13,839,814.240         536,020.969
9/30/2001                          14.272291        11.852357      2,304,482.036         628,638.423

High Yield
1997                              $12.500000       $13.890491      1,854,776.096         338,419.694
1998                               13.890491        14.078376      3,005,790.085       1,031,379.259
1999                               14.078376        14.993652      3,643,194.244         890,597.699
2000                               14.993652        13.459828      3,525,467.471         764,785.063
9/30/2001                          13.459828        12.169330      3,668,455.227         929,315.843

Strategic Bond
1994                              $10.192707       $ 9.965972        191,924.981          17,448.655
1995                                9.965972        11.716972      1,392,653.448         276,219.578
1996                               11.716972        13.250563      4,418,383.860         696,578.665
1997                               13.250563        14.500997      6,763,049.841       1,080,748.752
1998                               14.500997        14.486687      7,710,787.567       1,416,430.202
1999                               14.486687        14.602672      6,553,164.268       1,339,642.588
2000                               14.602672        15.463354      5,906,149.224       1,065,466.346
9/30/2001                          15.463354        16.091132      5,229,175.163       1,329,708.073

Global Bond
1994                              $14.734788       $14.630721        194,131.021          46,005.023
1995                               14.630721        17.772344        952,156.169         117,694.301
1996                               17.772344        19.803954      1,613,888.548         194,577.024
1997                               19.803954        20.104158      1,767,579.789         242,752.181
1998                               20.104158        21.333144      1,753,775.159         224,934.824
1999                               21.333144        19.632749      1,681,756.979         220,123.815
2000                               19.632749        19.685989      1,630,740.681         265,332.370
9/30/2001                          19.685989        20.112106      1,474,482.918         285,577.666

Total Return
1999                              $12.500000       $12.255674      1,966,111.227         532,638.870
2000                               12.255674        13.404017      3,943,095.669         999,575.413
9/30/2001                          13.404017        14.383497      8,609,638.976       2,065,078.002

                                  UNIT VALUE      UNIT VALUE    INDIVIDUAL CONTRACT    GROUP CONTRACT
                                      AT              AT          NUMBER OF UNITS     NUMBER OF UNITS
        SUB-ACCOUNT            START OF YEAR(B)   END OF YEAR      AT END OF YEAR      AT END OF YEAR
-----------------------------------------------------------------------------------------------------
Investment Quality Bond
1994                              $14.307698       $14.216516        128,932.292          15,254.616
1995                               14.216516        16.751499        889,906.187         118,436.044
1996                               16.751499        16.943257      1,828,328.994         276,418.440
1997                               16.943257        18.336912      2,353,565.854         407,957.213
1998                               18.336912        19.660365      3,418,019.452         713,485.329
1999                               19.660365        19.039807      4,121,780.333         945,643.907
2000                               19.039807        20.541376      4,009,310.771         936,972.711
9/30/2001                          20.541376        21.835934      4,974,041.162       1,441,537.693

Diversified Bond
1994                              $12.478545       $12.298940        128,525.165          33,929.162
1995                               12.298940        14.320582        716,489.411         127,957.567
1996                               14.320582        15.113142      1,281,095.343         174,512.432
1997                               15.113142        16.607511      1,606,748.573         214,321.762
1998                               16.607511        18.125951      1,593,867.820         287,507.011
1999                               18.125951        18.002047      1,672,203.394         337,466.500
2000                               18.002047        19.585192      1,982,995.137         392,584.373
9/30/2001                          19.585192        20.715514      2,613,077.858         806,916.816

U.S. Government Securities
1994                              $14.188969       $14.111357        231,053.897          14,981.455
1995                               14.111357        16.083213      1,744,509.872         136,450.591
1996                               16.083213        16.393307      2,512,596.677         299,784.238
1997                               16.393307        17.535478      2,636,669.504         377,170.452
1998                               17.535478        18.587049      3,474,578.886         595,649.153
1999                               18.587049        18.286918      3,976,168.438         778,189.875
2000                               18.286918        19.993612      3,554,505.660         677,169.337
9/30/2001                          19.993612        21.253667      4,819,735.736       1,060,358.241

Money Market
1994                              $13.453100       $13.623292        870,982.381          57,620.649
1995                               13.623292        14.190910      3,204,791.061         218,876.370
1996                               14.190910        14.699636      5,629,209.351         436,831.126
1997                               14.699636        15.241915      8,474,412.668         751,417.909
1998                               15.241915        15.794513     10,765,582.009       1,464,550.126
1999                               15.794513        16.291417     19,654,749.306       3,445,219.284
2000                               16.291417        17.010114     12,153,435.959       2,683,095.911
9/30/2001                          17.010114        17.350611     21,454,389.212       5,476,860.345

Small Cap Index
2000                              $12.500000       $11.596178        236,153.400          38,343.410
9/30/2001                          11.596178         9.645570        730,499.092         237,189.266

International Index
2000                              $12.500000       $11.167069        367,848.601          74,627.131
9/30/2001                          11.167069         8.087060        554,912.588         236,577.618

Mid Cap Index
2000                              $12.500000       $13.271787        326,853.494         134,161.478
9/30/2001                          13.271787        10.963679        881,954.462         378,636.619

Total Stock Market Index
2000                              $12.500000       $11.142088        336,500.723          54,741.046
9/30/2001                          11.142088         8.709716        875,000.748          89,424.650

500 Index
2000                              $12.500000       $11.200577      2,727,194.419         645,209.559
9/30/2001                          11.200577         8.784596      5,439,426.583       1,867,607.931

                                  UNIT VALUE      UNIT VALUE    INDIVIDUAL CONTRACT    GROUP CONTRACT
                                      AT              AT          NUMBER OF UNITS     NUMBER OF UNITS
        SUB-ACCOUNT            START OF YEAR(B)   END OF YEAR      AT END OF YEAR      AT END OF YEAR
-----------------------------------------------------------------------------------------------------
Lifestyle Aggressive 1000
1997                              $12.500000       $13.669625      1,463,426.964         621,262.575
1998                               13.669625        14.134419      2,230,662.753         506,567.762
1999                               14.134419        15.974195      1,662,582.560         442,019.643
2000                               15.974195        14.948006      2,444,308.316         699,561.704
9/30/2001                          14.948006        11.262857      3,161,917.666         950,131.807

Lifestyle Growth 820
1997                              $12.500000       $14.033299      6,430,704.073       1,246,305.915
1998                               14.033299        14.696667     10,008,771.513       2,128,963.458
1999                               14.696667        16.893101      8,132,071.983       1,819,617.211
2000                               16.893101        16.162371     10,056,735.354       2,400,299.791
9/30/2001                          16.162371        13.125523     12,359,701.470       3,577,054.293

Lifestyle Balanced 640
1997                              $12.500000       $14.066417      5,943,640.615         964,581.576
1998                               14.066417        14.664362     10,319,807.162       2,042,016.557
1999                               14.664362        16.257312      7,959,999.081       1,803,079.849
2000                               16.257312        16.437657      9,024,056.273       1,980,976.226
9/30/2001                          16.437657        14.454129     10,662,555.435       2,489,691.056

Lifestyle Moderate 460
1997                              $12.500000       $14.016704      1,534,133.462         245,410.540
1998                               14.016704        15.171965      3,266,162.755         715,352.758
1999                               15.171965        16.142259      3,282,727.901         785,340.030
2000                               16.142259        16.596254      3,231,718.386         728,708.767
9/30/2001                          16.596254        15.565323      3,495,252.370       1,039,470.831

Lifestyle Conservative 280
1997                              $12.500000       $13.825120        600,120.072         129,160.895
1998                               13.825120        15.025549      1,754,059.436         450,163.851
1999                               15.025549        15.439823      2,079,082.620         508,054.883
2000                               15.439823        16.397834      1,725,445.183         417,593.233
9/30/2001                          16.397834        16.410290      1,984,051.475         514,046.239


(A) For the TABLE OF ACCUMULATION UNIT VALUES for Ven 7 and Ven 8 contracts see Appendix F and for Ven 3 and Ven 1 contracts see Appendix G.

(B) Units under these series of contracts were first credited under the sub-accounts on August 9, 1994, except in the case of the:

         Overseas Trust where units were first credited on January 9, 1995, Mid Cap Growth and International Small Company Trusts where units were first credited on March 4, 1996,

         Growth Trust where units were first credited on July 15, 1996,

         Pacific Rim Emerging Markets, Science and Technology, Emerging Small Company, Aggressive Growth, International Stock, Quantitative Equity, Real Estate Securities, Value, Balanced and High Yield Trusts where units were first credited on January 1, 1997,

         Lifestyle Aggressive 1000, Lifestyle Growth 820, Lifestyle Balanced 640, Lifestyle Moderate 460 and Lifestyle Conservative 280 Trusts where units were first credited on January 7, 1997,

         Small Company Value Trust where units were first credited on October 1, 1997,


         Small Company Blend, Mid Cap Stock, International Value, U.S. Large Cap Value and Total Return Trusts where units were first credited on May 1, 1999,


         Internet Technologies, Dynamic Growth, Tactical Allocation, Small Cap Index, International Index, Mid cap Index, Total Stock Market Index and 500 Index where units were first credited on May 1, 2000,

         Capital Appreciation Trust where units were first credited on November 1, 2000.


         Telecommunications, Health Sciences, Mid Cap Growth, Mid Cap Opportunities, Financial Services, All Cap Value, Quantitative Mid Cap, Strategic Growth, Capital Opportunities, Utilities, Mid Cap Value, Fundamental Value where units were first credited on May 1, 2001.

 TABLE OF ACCUMULATION UNIT VALUES FOR CONTRACTS DESCRIBED IN THIS PROSPECTUS(A)
                                (REFLECTING GEM)




                                  UNIT VALUE      UNIT VALUE    INDIVIDUAL CONTRACT    GROUP CONTRACT
                                      AT              AT          NUMBER OF UNITS     NUMBER OF UNITS
        SUB-ACCOUNT            START OF YEAR(A)   END OF YEAR      AT END OF YEAR      AT END OF YEAR
-----------------------------------------------------------------------------------------------------
Internet Technologies
9/30/2001                         $12.500000         4.239612               806.010         1,719.145
Pacific Rim Emerging Markets
9/30/2001                         $12.500000         8.846230               190.013           868.420
Telecommunications
9/30/2001                         $12.500000         6.575949               322.476            77.258
Science & Technology
9/30/2001                         $12.500000         4.750755             24,223.86         3,547.518
International Small Cap
9/30/2001                         $12.500000         7.724808             2,779.022            35.379
Health
9/30/2001                         $12.500000        11.930561             7,980.430         1,451.333
Aggressive Growth
9/30/2001                         $12.500000         7.941237            14,642.334        10,950.737
Emerging Small Company
9/30/2001                         $12.500000         7.293154             5,817.110           763.038
Small Company Blend
9/30/2001                         $12.500000         8.450022             4,817.616           729.723
Dynamic Growth
9/30/2001                         $12.500000         5.525646            10,624.318           922.450
Mid Cap Growth
9/30/2001                         $12.500000         8.085907            14,788.990           569.383
Mid Cap Opportunities
9/30/2001                         $12.500000         8.403806             5,371.000           641.907
Mid Cap Stock
9/30/2001                         $12.500000         8.853808            12,226.335                 0
All Cap Growth
9/30/2001                         $12.500000         7.524876            10,628.983        11,517.785
Financial Services
9/30/2001                         $12.500000        10.519873             9,328.682         1,128.643
Overseas
9/30/2001                         $12.500000         9.017723             9,171.170                 0
International Stock
9/30/2001                         $12.500000         8.911428             2,914.519            49.435
International Value
9/30/2001                         $12.500000         9.889110             5,545.363           450.279
All Cap Value
9/30/2001                         $12.500000        10.609320             5,799.406         1,313.897
Capital Appreciation
9/30/2001                         $12.500000         8.142683             4,536.030           712.966
Strategic Opportunities
9/30/2001                         $12.500000         8.433783            42,788.673                 0
Quantitative Mid Cap
9/30/2001                         $12.500000         9.119105               362.505         1,305.783
Global Equity
9/30/2001                         $12.500000         9.672379             1,187.354        17,820.182
Strategic Growth
9/30/2001                         $12.500000         9.168809            13,047.330        18,721.119
Growth
9/30/2001                         $12.500000         8.047127             9,326.661                 0

                                  UNIT VALUE      UNIT VALUE    INDIVIDUAL CONTRACT    GROUP CONTRACT
                                      AT              AT          NUMBER OF UNITS     NUMBER OF UNITS
        SUB-ACCOUNT            START OF YEAR(A)   END OF YEAR      AT END OF YEAR      AT END OF YEAR
-----------------------------------------------------------------------------------------------------
Large Cap Growth
9/30/2001                         $12.500000         8.968815            15,379.133                 0
Capital Opportunities
9/30/2001                         $12.500000         9.069449            10,491.175         1,810.282
Quantitative Equity
9/30/2001                         $12.500000         8.344396             5,132.438         1,532.280
Blue Chip Growth
9/30/2001                         $12.500000         9.145681            57,947.590         3,050.121
Utilities
9/30/2001                         $12.500000         9.218530             7,152.597           561.049
Real Estate Securities
9/30/2001                         $12.500000        12.491340             4,660.002           238.963
Small Company Value
9/30/2001                         $12.500000        11.264306             2,898.513         1,424.413
Mid Cap Value
9/30/2001                         $12.500000        11.483525            13,131.175        58,565.475
Value
9/30/2001                         $12.500000        11.124149            22,823.009           505.381
Tactical Allocation
9/30/2001                         $12.500000         9.414061             3,969.277                 0
Fundamental Value
9/30/2001                         $12.500000        10.509989           650,795.982       224,989.297
Growth & Income
9/30/2001                         $12.500000         9.776068            55,073.471         3,903.416
U.S. Large Cap Value
9/30/2001                         $12.500000         9.862811            20,925.278           111.901
Equity-Income
9/30/2001                         $12.500000        11.612668            44,755.763        18,002.817
Income & Value
9/30/2001                         $12.500000        10.787929             6,146.362         1,685.280
Balanced
9/30/2001                         $12.500000         9.911154             6,579.915                 0
High Yield
9/30/2001                         $12.500000        10.599364             2,210.845         1,464.644
Strategic Bond
9/30/2001                         $12.500000        12.911180             2,747.149            69.081
Global Bond
9/30/2001                         $12.500000        12.858902               332.111                 0
Total Return
9/30/2001                         $12.500000        13.401562            26,658.638         2,240.293
Investment Quality Bond
9/30/2001                         $12.500000        13.162603            11,354.495            32.750
Diversified Bond
9/30/2001                         $12.500000        13.082149             7,867.133           294.972
U.S. Government Securities
9/30/2001                         $12.500000        13.208088            13,597.293           170.537
Money Market
9/30/2001                         $12.500000        12.692656           100,267.809        11,203.756
Small Cap Index
9/30/2001                         $12.500000         9.904602            23,433.830        13,619.399
International Index
9/30/2001                         $12.500000         9.174970               264.511                 0
Mid Cap Index
9/30/2001                         $12.500000        10.154553             2,275.221                 0
Total Stock Market Index
9/30/2001                         $12.500000         9.423023               929.280                 0

                                  UNIT VALUE      UNIT VALUE    INDIVIDUAL CONTRACT    GROUP CONTRACT
                                      AT              AT          NUMBER OF UNITS     NUMBER OF UNITS
        SUB-ACCOUNT            START OF YEAR(A)   END OF YEAR      AT END OF YEAR      AT END OF YEAR
-----------------------------------------------------------------------------------------------------
500 Index
9/30/2001                         $12.500000         9.491048             9,608.198           585.294
Lifestyle Aggressive 1000
9/30/2001                         $12.500000         9.178643             5,363.958           172.926
Lifestyle Growth 820
9/30/2001                         $12.500000         9.909435               651.964        13,619.399
Lifestyle Balanced 640
9/30/2001                         $12.500000        10.789448             6,146.362         1,685.280
Lifestyle Moderate 460
9/30/2001                         $12.500000        11.573902            15,606.123                 0
Lifestyle Conservative 280
9/30/2001                         $12.500000        12.402697             4,772.138           381.453



(A) Units under the series of contracts were first credited under the sub-account on August 4, 1997, except in the following instances:



- Small Company Value Trust where units were first credited under the sub-accounts on October 1, 1997.






- Small Company Blend, Mid Cap Stock, International Value, U.S. Large Cap Value and Total Return Trusts where units were first credited on May 1, 1999.



- Internet Technologies, Dynamic Growth, Tactical Allocation, Small Cap Index, International Index, Mid Cap Index, Total Stock Market Index and 500 Index Trusts where units were first credited on May 1, 2000.



- Capital Appreciation Trust where units were first credited on November 1, 2000.



- Telecommunications, Health Sciences, Mid Cap Growth, Mid Cap Opportunities, Financial Services, All Cap Value, Quantitative Mid Cap, Strategic Growth, Capital Opportunities, Utilities, Mid Cap Value, Fundamental Value where units were first credited on May 1, 2001.

                                   APPENDIX C

                  EXAMPLES OF CALCULATION OF WITHDRAWAL CHARGE*


EXAMPLE 1 - Assume a single payment of $50,000 is made into the contract, no transfers are made, no additional payments are made and there are no partial withdrawals. The table below illustrates four examples of the withdrawal charges that would be imposed if the contract is completely withdrawn, based on hypothetical contract values.

                                      FREE                   WITHDRAWAL CHARGE
       CONTRACT    HYPOTHETICAL    WITHDRAWAL    PAYMENTS    -----------------
         YEAR     CONTRACT VALUE     AMOUNT     LIQUIDATED   PERCENT    AMOUNT
         ----     --------------     ------     ----------   -------    ------
          2           55,000         5,000(a)     50,000        6%       3,000
          4           50,500         5,000(b)     45,500        5%       2,275
          6           60,000        10,000(c)     50,000        3%       1,500
          8           70,000        20,000(d)     50,000        0%           0

     (a) During any contract year the free withdrawal amount is the greater of accumulated earnings, or 10% of the total payments made under the contract less any prior partial withdrawals in that contract year. In the second contract year the earnings under the contract and 105 of payments both equal $5,000. Consequently, on total withdrawal $5,000 is withdrawn free of the withdrawal charge, the entire $50,000 payment is liquidated and the withdrawal charge is assessed against such liquidated payment (contract value less free withdrawal amount).

     (b) In the example for the fourth contract year, the accumulated earnings of $500 is less than 10% of payments, therefore the free withdrawal amount is equal to 10% of payments (50,000 X 10% = $5,000) and the withdrawal charge is only applied to payments liquidated (contract value less free withdrawal amount).

     (c) In the example for the sixth contract year, the accumulated earnings of $10,000 is greater than 10% of payments ($5,000), therefore the free withdrawal amount is equal to the accumulated earnings of $10,000 and the withdrawal charge is applied to the payments liquidated (contract value less free withdrawal amount).

     (d) There is no withdrawal charge on any payments liquidated that have been in the contract for at least 7 years.


EXAMPLE 2 - Assume a single payment of $50,000 is made into the contract, no transfers are made, no additional payments are made and there are a series of four partial withdrawals made during the third contract year of $2,000, $5,000, $7,000 and $8,000.

                   PARTIAL        FREE                    WITHDRAWAL CHARGE
  HYPOTHETICAL    WITHDRAWAL   WITHDRAWAL     PAYMENTS    -----------------
 CONTRACT VALUE   REQUESTED      AMOUNT      LIQUIDATED   PERCENT    AMOUNT
 --------------   ---------      ------      ----------   -------    ------
     65,000         2,000       15,000(a)           0        5%          0
     49,000         5,000        3,000(b)       2,000        5%        100
     52,000         7,000        4,000(c)       3,000        5%        150
     44,000         8,000            0(d)       8,000        5%        400

     (a) The free withdrawal amount during any contract year is the greater of the contract value less the unliquidated payments (accumulated earnings), or 10% of payments less 100%of all prior withdrawals in that contract year. For the first example, accumulated earnings of $15,000 is the free withdrawal amount since it is greater than 10% of payments less prior withdrawals ($5,000-0). The amount requested (2,000) is less than the free withdrawal amount so no payments are liquidated and no withdrawal charge applies.

     (b) The contract has negative accumulate earnings ($49,000 - $50,000), so the free withdrawal amount is limited to 10% of payments less all prior withdrawals. Since 2,000 has already been withdrawn in the current contract year, the remaining free withdrawal amount during the third contract year is 43,000. The $5,000 partial withdrawal will consist of $3,000 free of withdrawal charge, and the remaining $2,000 will be subject to a withdrawal charge and result in payments being liquidated. The remaining unliquidated payments are $48,000.

     (c) The contract has increased in value to 52,000. The unliquidated payments are 48,000 so the accumulated earnings are $4,000, which is greater than 10% of payments less prior withdrawals ($5,000 - $2,000 - $5,000 < 0). Hence the free withdrawal amount is $4,000. Therefore, $3,000 of the $7,000 partial withdrawal will be subject to a withdrawal charge and result in payments being liquidated. The remaining unliquidated payments are $45,000.

     (d) The free withdrawal amount is zero since the contract has negative accumulated earnings ($44,000 - $45,000) and the full 10% of payments ($5,000) has already been withdrawn. The full amount of $8,000 will result in payments being liquidated subject to a withdrawal charge. At the beginning of the next contract year the full 10% of payments would be available again for withdrawal requests during that year.

     * Examples do not illustrate withdrawal charges applicable to Ven 7, Ven 8, Ven 3 or Ven 1 contracts.

                                   APPENDIX D

                               STATE PREMIUM TAXES

Premium taxes vary according to the state and are subject to change. In many jurisdictions there is no tax at all. For current information, a tax advisor should be consulted.

                                                  TAX RATE
                               -----------------------------------------------
STATE                          QUALIFIED CONTRACTS     NON-QUALIFIED CONTRACTS
-----                          -------------------     -----------------------
California                     0.50%                   2.35%
Maine                          0.00%                   2.00%
Nevada                         0.00%                   3.50%
Puerto Rico                    1.00%                   1.00%
South Dakota*                  0.00%                   1.25%
West Virginia                  1.00%                   1.00%
Wyoming                        0.00%                   1.00%

* Premium tax paid upon receipt of premium (no tax at annuitization if tax paid on premium at issue).

                                   APPENDIX E

                        PENNSYLVANIA MAXIMUM MATURITY AGE

For all certificates issued in Pennsylvania on or after August 9, 1994, the maximum maturity age, based upon the issue age of the annuitant, is as follows:


                         ISSUE AGE          MAXIMUM MATURITY AGE
                         ---------          --------------------
                        70 or less                   85
                           71-75                     86
                           76-80                     88
                           81-85                     90
                           86-90                     93
                           91-93                     96
                           94-95                     98
                           96-97                     99
                           98-99                    101
                          100-101                   102
                            102                     103
                            103                     104
                            104                     105
                            105                     106

It is required that the annuitant exercise a settlement annuity option no later than the maximum maturity age stated above. For example, an annuitant age 60 at issue must exercise a settlement option prior to the attainment of age 86. WE will use the issue age of the -- youngest named annuitant in the determination of the required settlement option date.

If certificates are issued with annuitants over the age of 84, a withdrawal charge could be imposed if they terminate the certificate rather than elect a settlement option upon attainment of the maximum maturity age. This is a result of the restrictions by Pennsylvania in combination with the 7-year withdrawal charge schedule of the certificate.

                                   APPENDIX F

                   PRIOR CONTRACTS - VEN 7 AND VEN 8 CONTRACTS

         We have has a class of variable annuity contract which is no longer being issued but under which purchase payments may continue to be made ("Ven 7" contracts), which were sold during the period from August, 1989 until April 1999. We also have a class of variable annuity contracts which is no longer being issued but under which purchase payments may continue to be made ("Ven 8" contracts) which were sold during the period from September, 1992 until February 1995. Ven 7 and Ven 8 contracts are collectively referred to as "prior contracts."

         The principal differences between the contract offered by this Prospectus and the prior contracts relate to the investment options available under the contracts, a minimum interest rate to be credited for any guarantee period under the fixed portion of the contract, the charges made by us and the death benefit provisions.

INVESTMENT OPTIONS

         The investment options under the prior contracts differ as follows from the investment options described in this Prospectus. The prior contracts do not allow for investments in the five and seven year fixed account investment options. The prior contracts allow investments in a six year fixed account investment option not available under the contract offered by this Prospectus. The prior contracts do not provide us the authority to offer additional fixed account investment options for any yearly period from two to ten years. The portfolios of Merrill Variable Funds are not available for investment for Ven 8 contract owners.

FIXED ACCOUNT MINIMUM INTEREST GUARANTEE

         The minimum interest rate to be credited for any guarantee period under the fixed portion of the prior contracts is 4%. If a withdrawal is deferred for more than 30 days, we will pay interest on the amount deferred at a rate not less than 4% per year (or a higher rate if required by applicable law).

MARKET VALUE CHARGE

         For purposes of calculating the market value adjustment factor (see "FIXED ACCOUNT INVESTMENT OPTIONS - Market Value Charge") the maximum difference between "B" and "A" will be 3% under the prior contracts. The adjustment factor will never be greater than 2x(A-4%) and never less than zero. ("A" is the guaranteed interest rate on the investment account. "B" is the guaranteed interest rate available, on the date the request is processed, for amounts allocated to a new investment account with the same length of guarantee period as the investment account from which the amounts are being withdrawn.)

         There will be no market value charge on withdrawals from the fixed account investment options in the following situations: (a) death of the annuitant; (b) amounts withdrawn to pay fees or charges; (c) amounts applied at the maturity date to purchase an annuity as provided in the contract; (d) amounts withdrawn from three and six year investment accounts within one month prior to the end of the guarantee period; and (e) amounts withdrawn in any year that do not exceed 10% of total purchase payments less any prior partial withdrawals in that contract year.

         Notwithstanding application of the market value adjustment factor formula, in no event will the market value charge (i) exceed the earnings attributable to the amount withdrawn from an investment account; (ii) together with any withdrawal charges for an investment account, be greater than 10% of the amount transferred or withdrawn; or (iii) reduce the amount payable on withdrawal or transfer below the amount required under the non-forfeiture laws of the state with jurisdiction over the contract. The cumulative effect of the market value and withdrawal charges (or the effect of the withdrawal charge itself) could, however, result in an owner receiving total withdrawal proceeds of less than the owner's purchase payments.

WITHDRAWAL CHARGES

         The withdrawal charges under the prior contracts differ from the withdrawal charges described in this Prospectus.

Prior Contracts Withdrawal Charge

         The withdrawal charge assessed under the prior contracts is as follows:

         If a withdrawal is made from the contract by an owner before the maturity date, a withdrawal charge (contingent deferred sales charge) may be assessed against amounts withdrawn attributable to purchase payments that have been in the contract for the owner less than six complete contract years. There is never a withdrawal charge with respect to earnings accumulated in the contract, certain other free withdrawal amounts described below or purchase payments that have been in the contract more than six complete contract years. In no event may the total withdrawal charges exceed 6% of the total purchase payments. The amount of the withdrawal charge and when it is assessed is discussed below:

         1. Each withdrawal is allocated first to the "free withdrawal amount" and second to "unliquidated purchase payments." In any contract year, the free withdrawal amount for that year is the greater of (1) the excess of the contract value on the date of withdrawal over the unliquidated purchase payments (the accumulated earnings on the contract) or (2) 10% of total purchase payments less any prior partial withdrawals in that contract year. Withdrawals allocated to the free withdrawal amount may be withdrawn without the imposition of a withdrawal charge.

         2. If an owner makes a withdrawal for an amount in excess of the free withdrawal amount, the excess will be allocated to purchase payments which will be liquidated on a first-in first-out basis. On any withdrawal request, the Company will liquidate purchase payments equal to the amount of the withdrawal request which exceeds the free withdrawal amount in the order such purchase payments were made: the oldest unliquidated purchase payment first, the next purchase payment second, etc. until all purchase payments have been liquidated.

         3. Each purchase payment or portion thereof liquidated in connection with a withdrawal request is subject to a withdrawal charge based on the length of time the purchase payment has been in the contract. The amount of the withdrawal charge is calculated by multiplying the amount of the purchase payment being liquidated by the applicable withdrawal charge percentage obtained from the table below.

                  NUMBER OF COMPLETE YEARS        WITHDRAWAL CHARGE
                PURCHASE PAYMENT IN CONTRACT          PERCENTAGE
                ----------------------------          ----------
                              0                          6%
                              1                          6%
                              2                          5%
                              3                          4%
                              4                          3%
                              5                          2%
                              6+                         0%

         The total withdrawal charge will be the sum of the withdrawal charges for the purchase payments being liquidated.

         4. The withdrawal charge is deducted from the contract value remaining after the owner is paid the amount requested, except in the case of a complete withdrawal when it is deducted from the amount otherwise payable. In the case of a partial withdrawal, the amount requested from an investment account may not exceed the value of that investment account less any applicable withdrawal charge and market value charge.

         5. There is generally no withdrawal charge on distributions made as a result of the death of the annuitant or owner and no withdrawal charges are imposed on the maturity date if the owner annuitizes as provided in the contract.

ADMINISTRATION FEES

         The prior contracts make no provision for the waiver of the $30 annual administration fee when prior to the maturity date the contract value equals or exceeds $100,000 at the time of the fee's assessment.

DEATH BENEFIT PROVISIONS

Prior Contracts Death Benefit Provisions

         The provisions governing the death benefit prior to the maturity date under the prior contracts are as follows:

         Death of Annuitant who is not the Owner. We will pay the minimum death benefit, less any debt, to the beneficiary if the owner is not the annuitant and the annuitant dies before the owner and before the maturity date. If there is more than one such annuitant, the minimum death benefit will be paid on the death of the last surviving co-annuitant. The minimum death benefit will be paid either as a lump sum or in accordance with any of the annuity options available under the contract. An election to receive the death benefit under an annuity option must be made within 60 days after the date on which the death benefit first becomes payable. Rather than receiving the minimum death benefit, the beneficiary may elect to continue the contract as the new owner. (In general, a beneficiary who makes such an election will nonetheless be treated for Federal income tax purposes as if he or she had received the minimum death benefit.)

         Death of Annuitant who is the Owner. We will pay the minimum death benefit, less any debt, to the beneficiary if the owner is the annuitant, dies before the maturity date and is not survived by a co-annuitant. If the contract is a non-qualified contract, the owner is the annuitant and the owner dies before the maturity date survived by a co-annuitant, instead of paying the minimum death benefit to the beneficiary, we will pay to the successor owner (the person, persons or entity to become the owner if the owner dies prior to the maturity date) an amount equal to the amount payable on total withdrawal without reduction for any withdrawal charge. If the contract is a non-qualified contract, distribution of the minimum death benefit to the beneficiary (or of the amount payable to the successor owner) must be made within five years after the owner's death. If the beneficiary or successor owner, as appropriate, is an individual, in lieu of distribution within five years of the owner's death, distribution may be made as an annuity which begins within one year of the owner's death and is payable over the life of the beneficiary (or the successor owner, as appropriate) or over a period not in excess of the life expectancy of the beneficiary (or the successor owner, as appropriate). If the owner's spouse is the beneficiary (or the successor owner, as appropriate) that spouse may elect to continue the contract as the new owner in lieu of receiving the distribution. In such a case, the distribution rules applicable when an owner dies generally will apply when that spouse, as the owner, dies.

         Death of Owner who is not the Annuitant. If the owner is not the annuitant and dies before the maturity date and before the annuitant, the successor owner will become the owner of the contract. If the contract is a non-qualified contract, an amount equal to the amount payable on total withdrawal, without reduction for any withdrawal charge, will be paid to the successor owner. Distribution of the amount to the successor owner must be made within five years of the owner's death. If the successor owner is an individual, in lieu of distribution within five years of the owner's death, distribution may be made as an annuity which begins within one year of the owner's death and is payable over the life of the successor owner (or over a period not greater than the successor owner's life expectancy). If the owner's spouse is the successor owner, that spouse may elect to continue the contract as the new owner in lieu of receiving the distribution. In such a case, the distribution rules applicable when an owner dies generally will apply when that spouse, as the owner, dies.

         For purposes of these death benefit provisions applicable on an owner's death (whether or not such owner is an annuitant), if a non-qualified contract has more than one individual owner, death benefits must be paid as provided in the prior contract upon the death of any such owner. If both owners are individuals, the distributions will be made to the remaining owner rather than to the successor owner.

         Entity as Owner. In the case of a non-qualified contract where the owner is not an individual (for example, the owner is a corporation or a trust), the special rules stated in this paragraph apply. For purposes of distributions of death benefits before the maturity date, any annuitant will be treated as the owner, and a change in the annuitant or any co-annuitant shall be treated as the death of the owner. In the case of distributions which result from a change in an annuitant when the annuitant does not actually die, the amount distributed will be reduced by charges which would otherwise apply upon withdrawal.

         If a non-qualified contract has both an individual and a non-individual owner, death benefits must be paid as provided in the prior contract upon the death of any annuitant, a change in any annuitant, or the death of any individual owner, whichever occurs earlier.

         The minimum death benefit during the first six contract years will be equal to the greater of: (a) the contract value on the date due proof of death and all required claim forms are received at our Annuity Service Office, or (b) the sum of all purchase payments made, less any amount deducted in connection with partial withdrawals. During any subsequent six contract year period, the minimum death benefit will be the greater of (a) the contract value on the date due proof of death and all required claim forms are received at our Annuity Service Office, or (b) the minimum death benefit on the last day of the previous six contract year period plus any purchase payments made and less any amount deducted in connection with partial withdrawals since then. If the annuitant dies after the first of the month following his or her 85th birthday, the minimum death benefit will be the contract value on the date due proof of death and all required claim forms are received at our Annuity Service Office.

         An Enhanced Death Benefit became available in Florida, Maryland and Washington to contracts issued August 15, 1994 or later, in Idaho, New Jersey and Oregon to contracts issued October 3, 1994 or later and in California to contracts issued January 3, 1995 or later.

         This Enhanced Death Benefit provides for a minimum death benefit as described above, except that the death benefit is "stepped up" each contract year instead of the six contract year period. In addition, if the annuitant dies after the first of the month following his or her 85th birthday, the minimum death benefit is the greater of the contract value or the excess of the sum of all purchase payments less the sum of any amounts deducted in connection with partial withdrawals.

         Contracts with a contract date prior to the date the Enhanced Death Benefit first became available in that state may also be exchanged for a new contract which provides for an alternative enhanced death benefit. See Appendix H.

         Death benefits will be paid within seven days of receipt of due proof of death and all required claim forms at our Annuity Service Office, subject to postponement under the same circumstances that payment of withdrawals may be postponed.

OTHER CONTRACT PROVISIONS

Contract Maturity Date

         Under the prior contracts, the maturity date is the later of the first day of the month following the 85th birthday of the annuitant or the sixth contract anniversary. The prior contracts allow the owner to specify a different maturity date at any time by written request at least one month before both the previously specified and the new maturity date. The new maturity date must be the first day of a month no later than the first day of the month following the 85th birthday of the annuitant.

Annuity Tables Assumed Interest Rate

         A 4% assumed interest rate is built into the annuity tables in the prior contracts used to determine the first variable annuity payment to be made under that contract.

Beneficiary

         Under the prior contracts certain provisions relating to beneficiary are as follows:

         The beneficiary is the person, persons or entity designated in the application or as subsequently named. The beneficiary may be changed during the lifetime of the annuitant subject to the rights of any irrevocable beneficiary. Any change must be made in writing, approved by us and if approved, will be effective as of the date on which written. We assume no liability for any payments made or actions taken before the change is approved. Prior to the maturity date, if no beneficiary survives the annuitant, the contract owner or the contract owner's estate will be the beneficiary. The interest of any beneficiary is subject to that of any assignee. In the case of certain qualified contracts, regulations promulgated by the Treasury Department prescribe certain limitations on the designation of a beneficiary.

Ownership

         Under the Ven 8 contracts, certain provisions relating to ownership are as follows:

         The contract is owned by the group holder. However, all contract rights and privileges not expressly reserved to the group holder may be exercised by each owner as to his or her interests as specified in his or her certificate. Prior to the maturity date, an owner is the person designated in an application or as subsequently named. On and after a certificate's maturity date, the annuitant is the owner and after the death of the annuitant, the beneficiary is the owner.

         In the case of non-qualified contracts, ownership of the contract may be changed at any time. In the case of non-qualified certificates, an owner may assign his or her interest in the contract during the lifetime of the annuitant prior to the maturity date, subject to the rights of any irrevocable beneficiary. Assigning a contract or interest therein, or changing the ownership of a contract or certificate, may be treated as a distribution of all or a portion of the contract value for Federal tax purposes. Any change of ownership or assignment must be made in writing. Any change must be approved by us. Any assignment and any change, if approved, will be effective as of the date on which written. We assume no liability for any payments made or actions taken before a change is approved or assignment is accepted or responsibility for the validity or sufficiency of any assignment.

Modification

         The Ven 8 contract does not include "free withdrawal percentage" among contract terms we are authorized to change on 60 days notice to the group holder.

GUARANTEED RETIREMENT INCOME PROGRAM AND GUARANTEED EARNINGS MULTIPLIER

         The Guaranteed Retirement Income Program (GRIP and GRIP II) and the Guaranteed Earnings Multiplier are not available for Ven 7 and Ven 8 contracts.

                        TABLE OF ACCUMULATION UNIT VALUES
                        VEN 7 CONTRACT AND VEN 8 CONTRACT


                                  UNIT VALUE      UNIT VALUE     NUMBER OF UNITS      NUMBER OF UNITS
                                      AT              AT          AT END OF YEAR       AT END OF YEAR
       SUB-ACCOUNT             START OF YEAR(A)   END OF YEAR         VEN 7                VEN 8
       -----------             ----------------   -----------         -----                -----
Internet Technologies
2000                              $12.500000       $ 6.965644        227,723.170          44,090.550
9/30/2001                           6.965644         2.715769        174,299.854          22,744.316

Pacific Rim Emerging Markets
1997                              $12.500000       $ 8.180904        202,690.129          18,049.496
1998                                8.180904         7.695249        257,642.215          33,443.232
1999                                7.695249        12.359297        793,161.545          43,912.790
2000                               12.359297         9.217819        456,066.758          44,371.969
9/30/2001                           9.217819         6.556208        338,420.694          43,925.272

Telecommunications
9/30/2001                         $12.500000       $ 6.581439          2,774.147               0.000

Science & Technology
1997                              $12.500000       $13.647195      1,305,934.962          68,696.549
1998                               13.647195        14.381705      1,617,336.664          51,857.405
1999                               14.381705        37.943261      3,979,041.339         221,600.907
2000                               37.943261        24.672266      3,942,418.717         345,243.703
9/30/2001                          24.672266        10.609057      2,980,754.033         241,851.796

International Small Cap
1996                              $12.500000       $13.493094         3,114,351.         265,493.981
1997                               13.493094        13.410016      2,651,586.537         148,139.543
1998                               13.410016        14.792077      2,163,174.786         129,455.789
1999                               14.792077        26.974754      1,542,194.298         104,735.511
2000                               26.974754        18.844170      1,616,738.373          82,756.973
9/30/2001                          18.844170        11.370077      1,220,006.834          70,590.979

Health Sciences
9/30/2001                         $12.500000       $11.940458         44,431.377             138.792

Aggressive Growth
1997                              $12.500000       $12.327066      1,038,009.080          33,654.601
1998                               12.327066        12.680777      1,062,500.981          26,911.837
1999                               12.680777        16.628126        771,427.677          16,508.243
2000                               16.628126        16.889157      1,408,684.911          97,704.640
9/30/2001                          16.889157        10.845250      1,037,595.177          71,203.655

Emerging Small Company
1997                              $12.500000       $14.574077        901,316.946          29,183.460
1998                               14.574077        14.381705        790,646.519          37,409.681
1999                               14.381705        24.610648        656,180.906          32,066.485
2000                               24.610648        23.225958        983,472.566          44,012.836
9/30/2001                          23.225958        14.284515        743,380.701          35,172.869

Small Company Blend
1999                              $12.500000       $15.922213        188,821.129           9,393.635
2000                               15.922213        12.601917        359,611.082          17,371.536
9/30/2001                          12.601917         9.597394        441,946.738          13,209.399

Dynamic Growth
2000                              $12.500000         7.906976        589,295.600          78,490.450
9/30/2001                           7.906976         4.095946        595,747.703          60,816.754

                                  UNIT VALUE      UNIT VALUE     NUMBER OF UNITS      NUMBER OF UNITS
                                      AT              AT          AT END OF YEAR       AT END OF YEAR
       SUB-ACCOUNT             START OF YEAR(A)   END OF YEAR         VEN 7                VEN 8
       -----------             ----------------   -----------         -----                -----
Mid Cap Growth
9/30/2001                         $12.500000       $ 8.092650         32,730.260             111.403

Mid Cap Opportunities
9/30/2001                         $12.500000         8.410813         18,537.938               0.000

Mid Cap Stock
1999                              $12.500000       $12.483520        144,800.795           3,955.925
2000                               12.483520        11.821790        254,882.810          32,374.735
9/30/2001                          11.821790         8.623741        328,458.715          28,503.667

All Cap Growth
1996                              $12.500000       $13.215952          5,250,942         293,815.378
1997                               13.215952        15.020670      5,346,448.712         362,356.638
1998                               15.020670        19.002856      5,016,440.634         295,990.876
1999                               19.002856        27.113084      4,463,362.220         300,812.535
2000                               27.113084        23.852189      3,983,296.615         290,970.199
9/30/2001                          23.852189        15.223098      3,123,849.008         213,615.035

Financial Services
9/30/2001                         $12.500000       $10.528619         41,220.377             155.053

Overseas
1995                              $10.000000       $10.554228          4,340,859         100,475.374
1996                               10.554228        11.718276          6,310,744         223,718.019
1997                               11.718276        11.545714      5,349,536.965         216,124.371
1998                               11.545714        12.290162      4,432,702.921         171,735.816
1999                               12.290162        17.044524      4,475,257.272         187,758.568
2000                               17.044524        13.661286      3,935,754.188         205,740.856
9/30/2001                          13.661286         9.881714      2,844,339.607         133,500.333

International Stock
1997                              $12.500000       $12.652231        767,902.981          18,313.864
1998                               12.652231        14.337171        872,309.188          32,399.767
1999                               14.337171        18.338932        856,082.103          37,959.368
2000                               18.338932        15.087850        895,654.403          38,458.262
9/30/2001                          15.087850        10.749442        715,412.862          28,237.409

International Value
1999                              $12.500000       $12.860110        247,737.092           6,511.057
2000                               12.860110        11.862293        298,530.745          15,046.687
9/30/2001                          11.862293         9.354785        272,580.834          14,880.436

All Cap Value
9/30/2001                         $12.500000       $10.618128         27,571.276               0.000

Capital Appreciation
2000                              $12.500000       $10.945558          2,054.978               0.000
9/30/2001                          10.945558         7.592636         81,445.525             275.408

                                  UNIT VALUE      UNIT VALUE     NUMBER OF UNITS      NUMBER OF UNITS
                                      AT              AT          AT END OF YEAR       AT END OF YEAR
       SUB-ACCOUNT             START OF YEAR(A)   END OF YEAR         VEN 7                VEN 8
       -----------             ----------------   -----------         -----                -----
Strategic Opportunities
1989                              $ 9.695125       $12.208846          1,443,222                 N/A
1990                               12.208846        10.618693          1,044,365                 N/A
1991                               10.618693        12.349952          3,238,479                 N/A
1992                               12.349952        13.143309         10,082,924         122,807.657
1993                               13.143309        15.075040         18,691,511       1,315,253.114
1994                               15.075040        14.786831         27,046,973       1,958,082.571
1995                               14.786831        20.821819         31,264,936       2,278,573.962
1996                               20.821819        24.664354         30,156,559       2,007,082.996
1997                               24.664354        29.002593     25,510,715.815       1,794,644.944
1998                               29.002593        31.289551     21,305,320.808       1,510,219.114
1999                               31.289551        39.416089     15,439,016.167       1,082,398.774
2000                               39.416089        36.392717     10,791,744.046         757,195.934
9/30/2001                          36.392717        25.931402      8,853,926.185         631,421.145

Quantitative Mid Cap
9/30/2001                         $12.500000       $ 9.126702          4,366.558               0.000

Global Equity
1989                              $10.038462       $12.259530          1,599,855                 N/A
1990                               12.259530        10.827724          3,216,667                 N/A
1991                               10.827724        12.044260          4,968,734                 N/A
1992                               12.044260        11.790318          7,560,807                 N/A
1993                               11.790318        15.450341         18,493,192          28,203.763
1994                               15.450341        15.500933         28,273,754         985,277.929
1995                               15.500933        16.459655         25,947,632       2,268,423.350
1996                               16.459655        18.276450         23,363,742       2,132,127.330
1997                               18.276450        21.770913     21,385,412.929       1,785,966.081
1998                               21.770913        24.098970     18,732,868.459       1,662,176.913
1999                               24.098970        24.633827     13,761,625.657         880,498.618
2000                               24.633827        27.253960      8,951,725.075         524,033.635
9/30/2001                          27.253960        20.715165      7,494,228.549         447,496.786

Strategic Growth
9/30/2001                         $12.500000       $ 9.176439        519,789.545             981.174

Growth
1996                              $12.500000       $13.727312          1,704,337          98,424.809
1997                               13.727312        16.968111      2,322,586.639         276,494.410
1998                               16.968111        20.739989      2,680,920.564         312,422.972
1999                               20.739989        28.060585      3,381,916.343         359,200.422
2000                               28.060585        20.120816      3,106,341.803         252,435.214
9/30/2001                          20.120816        13.692514      2,116,678.244         179,688.455

Large Cap Growth
1989                              $10.000000       $ 9.824046          7,476,667                 N/A
1990                                9.824046         8.982210          3,434,253                 N/A
1991                                8.982210        10.891189          5,038,265                 N/A
1992                               10.891189        11.623893          6,990,120          21,660.089
1993                               11.623893        12.642493          8,147,578         244,300.482
1994                               12.642493        12.381395          9,915,078         395,864.362
1995                               12.381395        14.990551          9,004,834         422,911.593
1996                               14.990551        16.701647          7,824,895         365,478.331
1997                               16.701647        19.614359      6,709,014.040         297,611.885
1998                               19.614359        23.040505      5,731,041.572         263,252.867
1999                               23.040505        28.465074      4,877,735.748         193,065.415
2000                               28.465074        24.071737      3,997,249.036         210,350.560
9/30/2001                          24.071737        17.617279      3,335,656.534         151,676.911

                                  UNIT VALUE      UNIT VALUE     NUMBER OF UNITS      NUMBER OF UNITS
                                      AT              AT          AT END OF YEAR       AT END OF YEAR
       SUB-ACCOUNT             START OF YEAR(A)   END OF YEAR         VEN 7                VEN 8
       -----------             ----------------   -----------         -----                -----
Capital Opportunities Trust
9/30/2001                         $12.500000       $ 9.076999         44,015.561           1,272.725

Quantitative Equity
1997                              $12.500000       $16.107191        445,182.268          32,343.397
1998                               16.107191        20.068624        665,281.935         118,250.658
1999                               20.068624        24.202942      1,173,701.112         247,925.487
2000                               24.202942        25.371611      1,325,734.114         239,420.771
9/30/2001                          25.371611        17.364961        826,478.737         165,332.824

Blue Chip Growth
1992                              $10.000000       $ 9.923524          2,614,367          58,049.495
1993                                9.923524         9.413546          8,733,734         707,931.534
1994                                9.413546         8.837480         12,682,151       1,001,113.147
1995                                8.837480        11.026969         16,013,892       1,257,014.677
1996                               11.026969        13.688523         16,253,601       1,223,305.806
1997                               13.688523        17.134232     17,295,177.170       1,282,330.299
1998                               17.134232        21.710674     17,573,508.266       1,215,750.879
1999                               21.710674        25.568866     14,769,723.596       1,009,027.626
2000                               25.568866        24.518135     10,735,771.757         732,465.366
9/30/2001                          24.518135        18.244310      8,513,642.755         616,988.809

Utilities
9/30/2001                         $12.500000         9.226192         30,705.946               0.000

Real Estate Securities
1997                              $12.500000       $14.949140        686,708.699          46,874.008
1998                               14.949140        12.317190        754,054.780          34,312.778
1999                               12.317190        11.174188        478,025.852          21,897.237
2000                               11.174188        13.852028        417,910.434          19,847.881
9/30/2001                          13.852028        13.702059        403,692.858          25,180.105

Small Company Value
1997                              $12.500000       $11.898363        476,303.358          21,030.641
1998                               11.898363        11.178700      1,076,348.860          78,803.707
1999                               11.178700        11.904646        628,841.839          32,204.568
2000                               11.904646        12.436171        430,119.359          21,309.236
9/30/2001                          12.436171        11.372398        569,320.327          17,527.054

Mid Cap Value
9/30/2001                         $12.500000       $11.493055        158,264.952             102.319

Value
1997                              $12.500000       $15.057118      1,318,055.200          41,009.600
1998                               15.057118        14.591878      1,527,294.910          63,015.329
1999                               14.591878        13.987433      1,016,190.620          33,131.860
2000                               13.987433        17.182340        734,166.045          19,790.108
9/30/2001                          17.182340        15.887173      1,109,680.569          45,535.737

Tactical Allocation
2000                              $12.500000       $11.989936         51,457.070           4,493.671
  9/30/2001                        11.989936         9.317524         62,942.377           4,268.166

Fundamental Value
9/30/2001                         $12.500000       $10.518717        140,416.779           1,964.464

                                  UNIT VALUE      UNIT VALUE     NUMBER OF UNITS      NUMBER OF UNITS
                                      AT              AT          AT END OF YEAR       AT END OF YEAR
       SUB-ACCOUNT             START OF YEAR(A)   END OF YEAR         VEN 7                VEN 8
       -----------             ----------------   -----------         -----                -----
Growth & Income
1991                              $10.874875       $10.973500          3,689,377                 N/A
1992                               10.973500        11.927411          8,573,365         149,476.889
1993                               11.927411        12.893007         16,816,664       1,610,454.400
1994                               12.893007        13.076664         22,827,949       2,142,828.604
1995                               13.076664        16.660889         25,312,482       2,230,320.953
1996                               16.660889        20.178770         26,519,026       2,214,190.721
1997                               20.178770        26.431239     26,673,244.207       2,165,598.782
1998                               26.431239        32.976967     25,345,937.545       2,080,116.646
1999                               32.976967        38.655938     21,724,906.926       1,658,402.984
2000                               38.655938        35.404552     15,559,751.756       1,140,979.657
9/30/2001                          35.404552        28.275442     12,689,609.638         895,075.728

U.S. Large Cap Value
1999                              $12.500000       $12.721279        700,912.203         112,084.809
2000                               12.721279        12.894130        848,574.054          59,617.040
9/30/2001                          12.894130        10.610514        833,656.569          86,497.472

Equity-Income
1993                              $10.000000       $11.175534          5,061,871         715,700.792
1994                               11.175534        11.107620         13,006,071       1,432,473.155
1995                               11.107620        13.548849         16,254,844       1,741,975.072
1996                               13.548849        16.011513         17,199,292       1,661,006.752
1997                               16.011513        20.479412     17,462,811.390       1,587,287.165
1998                               20.479412        22.054902     15,497,119.733       1,285,717.071
1999                               22.054902        22.487758     11,326,571.148         943,535.476
2000                               22.487758        25.057453      6,947,775.575         562,347.651
9/30/2001                          25.057453        23.323463      6,274,405.494         486,286.189

Income & Value
1989                              $10.000000       $ 9.973206          2,137,590                 N/A
1990                                9.973206         9.221559         11,521,935                 N/A
1991                                9.221559        11.023964         15,739,307                 N/A
1992                               11.023964        11.772128         21,949,044         120,020.418
1993                               11.772128        12.775798         30,338,231       1,245,900.794
1994                               12.775798        12.396295         31,579,176       1,690,801.919
1995                               12.396295        14.752561         28,508,685       1,435,414.191
1996                               14.752561        15.995076         23,443,602       1,266,755.972
1997                               15.995076        18.276161     19,090,743.242       1,089,331.565
1998                               18.276161        20.742457     16,167,380.942         942,806.968
1999                               20.742457        22.230152     13,121,257.531         700,774.704
2000                               22.230152        23.004542      9,237,528.575         467,200.882
9/30/2001                          23.004542        20.514616      7,964,626.582         374,070.512

Balanced
1997                              $12.500000       $14.609853        277,653.746           3,333.690
1998                               14.609853        16.459454        628,355.898          28,116.364
1999                               16.459454        15.962370        619,318.604          28,876.823
2000                               15.962370        14.272291        374,927.051          14,549.598
9/30/2001                          14.272291        11.852357        259,445.805          11,293.990

High Yield
1997                              $12.500000       $13.890491        948,500.843          59,072.119
1998                               13.890491        14.078376      1,368,850.143         276,718.210
1999                               14.078376        14.993652      1,225,725.480         170,914.927
2000                               14.993652        13.459828        723,983.437          79,936.066
9/30/2001                          13.459828        12.169330        693,059.163          60,856.541

                                  UNIT VALUE      UNIT VALUE     NUMBER OF UNITS      NUMBER OF UNITS
                                      AT              AT          AT END OF YEAR       AT END OF YEAR
       SUB-ACCOUNT             START OF YEAR(A)   END OF YEAR         VEN 7                VEN 8
       -----------             ----------------   -----------         -----                -----
Strategic Bond
1993                              $10.000000       $10.750617          3,628,986         381,406.287
1994                               10.750617         9.965972          6,059,065         564,406.390
1995                                9.965972        11.716972          6,153,987         682,547.892
1996                               11.716972        13.250563          7,575,451         797,845.050
1997                               13.250563        14.500997      8,237,089.984         763,855.628
1998                               14.500997        14.486687      7,209,536.107         636,763.947
1999                               14.486687        14.602672      4,921,990.805         371,500.948
2000                               14.602672        15.463354      2,880,476.081         267,828.397
9/30/2001                          15.463354        16.091132      2,231,924.700         202,580.988

Global Bond
1989                              $10.097842       $10.404562            300,163                 N/A
1990                               10.404562        11.642912            503,123                 N/A
1991                               11.642912        13.302966          1,406,253                 N/A
1992                               13.302966        13.415849          3,990,936          56,786.509
1993                               13.415849        15.741586          9,235,552         745,370.831
1994                               15.741586        14.630721         10,820,359         694,644.982
1995                               14.630721        17.772344          9,377,776         586,608.921
1996                               17.772344        19.803954          8,200,560         494,576.435
1997                               19.803954        20.104158      6,513,293.863         436,440.899
1998                               20.104158        21.333144      5,273,156.315         332,252.339
1999                               21.333144        19.632749      3,733,654.686         197,083.582
2000                               19.632749        19.685989      2,226,969.646         140,698.930
9/30/2001                          19.685989        20.112106      1,794,423.221         121,095.279

Total Return
1999                              $12.500000       $12.255674        954,263.320          11,408.603
2000                               12.255674        13.404017      1,092,511.089          17,169.731
9/30/2001                          13.404017        14.383497      1,467,208.820          40,976.403

Investment Quality Bond
1989                              $10.937890       $12.008936          1,924,256                 N/A
1990                               12.008936        11.517610            226,591                 N/A
1991                               11.517610        13.183268          1,133,721                 N/A
1992                               13.183268        13.936240          2,633,165          59,746.432
1993                               13.936240        15.118716          4,666,274         319,417.770
1994                               15.118716        14.216516          5,662,391         384,804.353
1995                               14.216516        16.751499          5,445,294         371,328.627
1996                               16.751499        16.943257          4,762,551         361,839.590
1997                               16.943257        18.336912      4,300,212.219         291,735.510
1998                               18.336912        19.660365      4,399,381.497         275,771.075
1999                               19.660365        19.039807      3,220,243.949         172,770.532
2000                               19.039807        20.541376      2,029,063.235         122,481.510
9/30/2001                          20.541376        21.835934      1,929,727.409         113,464.520

                                  UNIT VALUE      UNIT VALUE     NUMBER OF UNITS      NUMBER OF UNITS
                                      AT              AT          AT END OF YEAR       AT END OF YEAR
       SUB-ACCOUNT             START OF YEAR(A)   END OF YEAR         VEN 7                VEN 8
       -----------             ----------------   -----------         -----                -----
Diversified Bond
1989                              $10.000000       $10.052759         11,861,277                 N/A
1990                               10.052759         9.531831          5,005,473                 N/A
1991                                9.531831        11.166459          6,075,773                 N/A
1992                               11.166459        11.821212          9,218,954         415,991.541
1993                               11.821212        12.705196         12,271,114          56,414.765
1994                               12.705196        12.298940         11,519,563         330,900.271
1995                               12.298940        14.320582         10,207,673         478,239.388
1996                               14.320582        15.113142          8,273,488         325,608.369
1997                               15.113142        16.607511      6,909,670.281         340,682.860
1998                               16.607511        18.125951      5,645,171.500         328,807.796
1999                               18.125951        18.002047      4,133,997.111         189,308.060
2000                               18.002047        19.585192      2,748,883.779          99,411.650
9/30/2001                          19.585192        20.715514      2,532,597.803          86,069.162

U.S. Government Securities
1990                              $10.826483       $11.596537            515,572                 N/A
1991                               11.596537        13.037076          1,496,429                 N/A
1992                               13.037076        13.651495          7,034,773         212,815.440
1993                               13.651495        14.490734         11,566,348         783,550.472
1994                               14.490734        14.111357          9,903,906         585,709.535
1995                               14.111357        16.083213          8,402,470         494,142.862
1996                               16.083213        16.393307          6,673,517         390,696.559
1997                               16.393307        17.535478      5,731,746.842         345,437.781
1998                               17.535478        18.587049      6,037,662.192         511,322.750
1999                               18.587049        18.286918      4,840,847.723         244,511.446
2000                               18.286918        19.993612      3,062,490.204         167,206.397
9/30/2001                          19.993612        21.253667      2,982,598.025         161,478.760

Money Market
1989                              $10.865066       $11.634481          1,480,696                 N/A
1990                               11.634481        12.364687          2,465,280                 N/A
1991                               12.364687        12.890414          3,340,971                 N/A
1992                               12.890414        13.137257          4,636,753          28,928.622
1993                               13.137257        13.303085          7,413,316         331,225.229
1994                               13.303085        13.623292         12,741,277       1,079,557.666
1995                               13.623292        14.190910          9,721,732         530,610.979
1996                               14.190910        14.699636         10,149,260         846,105.590
1997                               14.699636        15.241915      8,439,006.345         454,080.933
1998                               15.241915        15.794513     10,066,886.519         620,206.714
1999                               15.794513        16.291417     13,503,057.087         727,778.444
2000                               16.291417        17.010114      6,372,937.297         313,431.842
9/30/2001                          17.010114        17.350611      6,623,645.656         371,518.152

Small Cap Index
2000                              $12.500000       $11.596178         19,219.690           1,107.869
9/30/2001                          11.596178         9.645570         63,655.138           5,245.079

International Index
2000                              $12.500000       $11.167069          7,858.989           3,162.333
9/30/2001                          11.167069         8.087060         33,445.791          13,358.561

Mid Cap Index
2000                              $12.500000       $13.271787         40,370.373          13,293.666
9/30/2001                          13.271787        10.963679        166,970.843          16,600.285

                                  UNIT VALUE      UNIT VALUE     NUMBER OF UNITS      NUMBER OF UNITS
                                      AT              AT          AT END OF YEAR       AT END OF YEAR
       SUB-ACCOUNT             START OF YEAR(A)   END OF YEAR         VEN 7                VEN 8
       -----------             ----------------   -----------         -----                -----
Total Stock Market Index
2000                              $12.500000       $11.142088         39,975.972             628.042
9/30/2001                          11.142088         8.709716         46,225.570           5,168.706

500 Index
2000                              $12.500000       $11.200577        421,674.670          15,073.687
9/30/2001                          11.200577         8.784596        428,237.598          48,974.088

Lifestyle Aggressive 1000
1997                              $12.500000       $13.669625        718,339.885          19,900.057
1998                               13.669625        14.134419        735,429.380             530.690
1999                               14.134419        15.974195        379,259.077               0.009
2000                               15.974195        14.948006        277,955.089               0.009
9/30/2001                          14.948006        11.262857        253,982.824               0.009

Lifestyle Growth 820
1997                              $12.500000       $14.033299      2,724,148.772          60,974.946
1998                               14.033299        14.696667      2,662,118.220          51,939.327
1999                               14.696667        16.893101      1,512,075.657          46,181.518
2000                               16.893101        16.162371        762,799.843          36,806.143
9/30/2001                          16.162371        13.125523        690,703.350          37,030.773

Lifestyle Balanced 640
1997                              $12.500000       $14.066417      1,897,381.650          59,780.667
1998                               14.066417        14.664362      2,114,618.283          27,550.486
1999                               14.664362        16.257312      1,238,095.287          21,405.783
2000                               16.257312        16.437657        830,783.104          13,635.466
9/30/2001                          16.437657        14.454129        802,211.259          19,365.302

Lifestyle Moderate 460
1997                              $12.500000       $14.016704        679,087.722               0.000
1998                               14.016704        15.171965        951,771.442               0.000
1999                               15.171965        16.142259        783,511.305               0.000
2000                               16.142259        16.596254        422,592.486             812.246
9/30/2001                          16.596254        15.565323        360,822.573           7,059.886

Lifestyle Conservative 280
1997                              $12.500000       $13.825120        162,279.781          88,291.620
1998                               13.825120        15.025549        508,786.268          60,866.728
1999                               15.025549        15.439823        438,604.104          57,572.279
2000                               15.439823        16.397834        235,629.707          53,750.012
9/30/2001                          16.397834        16.410290        207,801.530          52,927.420


(A) Units under this series of contracts were first credited under the sub-accounts on August 7, 1989, except in the case of:

         - Growth & Income Trust where units were first credited on April 23, 1991,

         - Blue Chip Growth Trust where units were first credited on December 11, 1992,

         - Equity-Income and Strategic Bond Trusts where units were first credited on February 19, 1993,

         -   Overseas Trust where units were first credited on January 9, 1995,

         - Mid Cap Growth and International Small Cap Trusts where units were first credited on March 4, 1996,

         -   Growth Trust where units were first credited on July 15, 1996,

         - Pacific Rim Emerging Markets, Science & Technology, Emerging Small Company, Aggressive Growth, International Stock, Quantitative Equity, Real Estate Securities, Value, Balanced and High Yield Trusts where units were first credited on January 1, 1997;
         - Lifestyle Aggressive 1000, Lifestyle Growth 820, Lifestyle Balanced 640, Lifestyle Moderate 460, Lifestyle Conservative 280 Trusts where units were first credited on January 7, 1997,
         - Small Company Value Trust where units were first credited on October 1, 1997;

         - Small Company Blend, Mid Cap Stock, International Value, U.S. Large Cap Value and Total Return Trusts where units were first credited on May 1, 1999.


         - Internet Technologies, Dynamic Growth, Tactical Allocation, Small Cap Index, International Index, Mid Cap Index, Total Stock Market Index and 500 Index where units were first credited on May 1, 2000.


         - Capital Appreciation Trust where units were first credited on November 1, 2000.



         - Telecommunications, Health Sciences, Mid Cap Growth, Mid Cap Opportunities, Financial Services, All Cap Value, Quantitative Mid Cap, Strategic Growth, Capital Opportunities, Utilities, Mid Cap Value, Fundamental Value where units were first credited on May 1, 2001.

                                   APPENDIX G

                    PRIOR CONTRACTS-VEN 1 AND VEN 3 CONTRACTS

         Prior to October, 1993, we issued two classes of variable annuity contracts which are no longer being issued but under which purchase payments may continue to be made: "VEN 3" contracts, which were sold during the period from November, 1986 until October, 1993 and "VEN 1" contracts, which were sold during the period from June, 1985 until June, 1987.

         The principal differences between the contract offered by this Prospectus and the Ven 1 and Ven 3 contracts relate to the investment options available under the contracts, charges made and death benefit provisions.

EXPENSE SUMMARY

         The following table and Example are designed to assist contract owners in understanding the various costs and expenses that contract owners bear directly and indirectly. The table reflects expenses of the separate account and the underlying portfolio company. In addition to the items listed in the following table, premium taxes may be applicable to certain contracts. The items listed under "Contract Owner Transaction Expenses" and "Separate Account Annual Expenses" are more completely described in this Appendix (see "Other Contract Charges") and in the Prospectus (see "CHARGES AND DEDUCTIONS"). The items listed under "Trust Annual Expenses" are described in detail in the accompanying Trust prospectus to which reference should be made.

CONTRACT OWNERS TRANSACTION EXPENSES

                            Ven 1 and Ven 3 Contracts

            Deferred sales load (as percentage of purchase payments)

               NUMBER OF COMPLETE YEARS        WITHDRAWAL CHARGE
                  PURCHASE PAYMENT IN             PERCENTAGE
                       CONTRACT

                          0                           5%
                          1                           5%
                          2                           5%
                          3                           5%
                          4                           5%
                          5+                          0%

                            Ven 1 and Ven 3 Contracts

ANNUAL CONTRACT FEE................................................         $30

                                 Ven 1 Contracts

SEPARATE ACCOUNT ANNUAL EXPENSES
(as a percentage of average account value)

Mortality and expense risk fees....................................        1.30%

Total Separate Account Annual Expenses.............................        1.30%

                                 Ven 3 Contracts

SEPARATE ACCOUNT ANNUAL EXPENSES
(as a percentage of average account value)

Mortality and expense risk fees....................................        1.25%
Administration fee - asset based...................................        0.15%

Total Separate Account Annual Expenses.............................        1.40%

                            Ven 1 and Ven 3 Contracts

TRUST ANNUAL EXPENSES
(as a percentage of Trust average net assets)

See "SUMMARY - TRUST ANNUAL EXPENSES" in the Prospectus.

                                 Ven 1 Contracts
EXAMPLE

         A contract owner would pay the following expenses on a $1,000 investment, assuming 5% annual return on assets, if the contract owner surrendered the contract at the end of the applicable time period

         TRUST PORTFOLIO                1 YEAR    3 YEAR    5 YEAR    10 YEAR
         ---------------                ------    ------    ------    -------
         Strategic Opportunities          70        121       172       262
         Investment Quality Bond          68        116       164       245
         Money Market                     66        110       154       225

         A contract owner would pay the following expenses on a $1,000 investment, assuming 5% annual return on assets, if the contract owner annuitized as provided in the contract or did not surrender the contract at the end of the applicable time period:

         TRUST PORTFOLIO                1 YEAR    3 YEAR    5 YEAR    10 YEAR
         ---------------                ------    ------    ------    -------
         Strategic Opportunities          23         71       122       262
         Investment Quality Bond          21         66       114       245
         Money Market                     20         60       104       225


                                 Ven 3 Contracts
EXAMPLE

         A contract owner would pay the following expenses on a $1,000 investment, assuming 5% annual return on assets, if the contract owner surrendered the contract at the end of the applicable time period:

         TRUST PORTFOLIO                1 YEAR    3 YEAR    5 YEAR    10 YEAR
         ---------------                ------    ------    ------    -------
         Internet Technologies            74        134       196       310
         Pacific Rim Emerging Markets     72        127       184       285
         Telecommunications               74        133       194       305
         Science & Technologies           73        130       189       296
         International Small Cap          77        142       209       334
         Health Sciences                  74        133       194       305
         Aggressive Growth                72        128       186       289
         Emerging Small Company           72        129       187       292
         Small Company Blend              73        132       192       301
         Dynamic Growth                   72        128       186       289
         Mid Cap Growth                   74        134       196       310
         Mid Cap Opportunities            74        133       194       305
         Mid Cap Stock                    71        126       182       282
         All Cap Growth                   71        126       182       282
         Financial Services               72        127       184       286
         Overseas                         73        131       190       297
         International Stock              74        133       194       305
         International Value              73        131       191       300
         All Cap Value                    72        129       187       291
         Capital Appreciation             75        138       202       321
         Strategic Opportunities          70        123       177       272
         Quantitative Mid Cap             70        123       176       269
         Global Equity                    72        127       183       284
         Strategic Growth                 72        127       183       284
         Growth                           70        123       177       272
         Large Cap Growth                 71        125       179       276
         Capital Opportunities            72        128       185       288

         TRUST PORTFOLIO                1 YEAR    3 YEAR    5 YEAR    10 YEAR
         ---------------                ------    ------    ------    -------
         Quantitative Equity              69        119       170       257
         Blue Chip Growth                 71        124       178       273
         Utilities                        73        131       191       299
         Real Estate Securities           70        122       175       268
         Small Company Value              74        133       194       306
         Mid Cap Value                    72        129       188       293
         Value                            70        122       175       268
         Tactical Allocation              75        136       199       314
         Fundamental Value                72        129       186       290
         Growth & Income                  69        120       172       261
         U.S. Large Cap Value             71        124       179       275
         Equity-Income                    71        124       178       273
         Income & Value                   70        122       175       268
         Balanced                         69        120       170       258
         High Yield                       70        122       174       266
         Strategic Bond                   70        123       176       269
         Global Bond                      71        126       182       282
         Total Return                     70        122       174       266
         Investment Quality Bond          69        119       169       255
         Diversified Bond                 70        121       173       263
         U.S. Government Securities       69        118       168       254
         Money Market                     67        113       159       235
         Small Cap Index                  68        115       162       242
         International Index              68        115       162       242
         Mid Cap Index                    68        115       162       242
         Total Stock Market Index         68        115       162       242
         500 Index                        67        113       160       236
         Lifestyle Aggressive 1000        73        130       188       294
         Lifestyle Growth 820             72        127       184       286
         Lifestyle Balanced 640           71        125       180       277
         Lifestyle Moderate 460           70        123       177       271
         Lifestyle Conservative 280       70        122       175       268

         A contract owner would pay the following expenses on a $1,000 investment, assuming 5% annual return on assets, if the contract owner annuitized as provided in the contract or did not surrender the contract at the end of the applicable time period:


         TRUST PORTFOLIO                1 YEAR    3 YEAR    5 YEAR    10 YEAR
         ---------------                ------    ------    ------    -------
         Internet Technologies            28        86        146       310
         Pacific Rim Emerging Markets     25        78        134       285
         Telecommunications               27        84        144       305
         Science & Technologies           27        82        139       296
         International Small Cap          31        93        159       334
         Health Sciences                  27        84        144       305
         Aggressive Growth                26        80        136       289
         Emerging Small Company           26        80        137       292
         Small Company Blend              27        83        142       301
         Dynamic Growth                   26        80        136       289
         Mid Cap Growth                   28        86        146       310
         Mid Cap Opportunities            27        84        144       305
         Mid Cap Stock                    25        77        132       282
         All Cap Growth                   25        77        132       282
         Financial Services               26        79        134       286
         Overseas                         27        82        140       297
         International Stock              27        84        144       305
         International Value              27        83        141       300
         All Cap Value                    26        80        137       291
         Capital Appreciation             29        89        152       321

         TRUST PORTFOLIO                1 YEAR    3 YEAR    5 YEAR    10 YEAR
         ---------------                ------    ------    ------    -------
         Strategic Opportunities          24        74        127       272
         Quantitative Mid Cap             24        74        126       269
         Global Equity                    25        78        133       284
         Strategic Growth                 25        78        133       284
         Growth                           24        74        127       272
         Large Cap Growth                 25        76        129       276
         Capital Opportunities            26        79        135       288
         Quantitative Equity              23        70        120       257
         Blue Chip Growth                 24        75        128       273
         Utilities                        27        83        141       299
         Real Estate Securities           24        73        125       268
         Small Company Value              28        85        144       306
         Mid Cap Value                    26        81        138       293
         Value                            24        73        125       268
         Tactical Allocation              28        87        149       314
         Fundamental Value                26        80        136       290
         Growth & Income                  23        71        122       261
         U.S. Large Cap Value             24        75        129       275
         Equity-Income                    24        75        128       273
         Income & Value                   24        73        125       268
         Balanced                         23        70        120       258
         High Yield                       24        73        124       266
         Strategic Bond                   24        74        126       269
         Global Bond                      25        77        132       282
         Total Return                     24        73        124       266
         Investment Quality Bond          22        69        119       255
         Diversified Bond                 23        72        123       263
         U.S. Government Securities       22        69        118       254
         Money Market                     21        64        109       235
         Small Cap Index                  21        65        112       242
         International Index              21        65        112       242
         Mid Cap Index                    21        65        112       242
         Total Stock Market Index         21        65        112       242
         500 Index                        21        64        110       236
         Lifestyle Aggressive 1000        26        81        138       294
         Lifestyle Growth 820             26        78        134       286
         Lifestyle Balanced 640           25        76        130       277
         Lifestyle Moderate 460           24        74        127       271
         Lifestyle Conservative 280       24        73        125       268

INVESTMENT OPTIONS

         The Ven 3 and Ven 1 contracts do not provide for a fixed-dollar accumulation prior to the maturity date. Thus the descriptions in this Prospectus of the Fixed Account Investment Options, Loans and the transfer and Dollar Cost Averaging provisions, to the extent that they relate to the fixed account investment options, are not applicable to the Ven 1 and Ven 3 contracts. Ven 1 differs further in that only three of the sub-accounts of the Variable Account are available for the investment of contract values, namely, the Strategic Opportunities Trust, the Investment Quality Bond Trust and the Money Market Trust. The portfolios of Merrill Variable Funds are not available for investment for Ven 1 and Ven 3 contract owners.

WITHDRAWAL CHARGES

         The withdrawal charges under the Ven 1 and Ven 3 contracts differ from the withdrawal charges described in this Prospectus.

Ven 3 Withdrawal Charge

         The withdrawal charge assessed under the Ven 3 contract is as follows:

         If a withdrawal is made from the contract before the maturity date, a 5% withdrawal charge (contingent deferred sales charge) may be assessed. The amount of the withdrawal charge and when it is assessed are discussed below:

         1. Withdrawals are allocated to purchase payments on a first-in-first-out basis. Each time a contract owner requests a withdrawal, whether or not a withdrawal charge is assessed, we will liquidate purchase payments equal to the amount requested in the order such purchase payments were made: the oldest unliquidated purchase payment first, the next purchase payment second, etc. until all purchase payments have been liquidated. Once all purchase payments have been liquidated, additional withdrawals will be allocated to the remaining contract value.

         2. A withdrawal charge will be assessed against purchase payments liquidated in excess of the free withdrawal amount. The free withdrawal amount in any contract year is the greater of: (i) 10% of the contract value at the beginning of the contract year, or (ii) 10% of the total purchase payments made in the current contract year and the preceding 4 contract years plus the amount of all unliquidated purchase payments made 5 or more contract years prior to the current contract year. Therefore, no withdrawal charge will apply to any purchase payment that has been in the contract for at least 5 years. After all purchase payments have been liquidated, any remaining contract value (accumulated earnings) may be withdrawn free of charge.

         3. The withdrawal charge is deducted from the contract value remaining after the contract owner is paid the amount requested, except in the case of a complete withdrawal when it is deducted from the amount otherwise payable. The withdrawal charge is deducted from the contract value by canceling accumulation units of a value equal to the charge and is deducted from each investment account ("subdivision") in proportion to the amount withdrawn from each investment account. In the case of a partial withdrawal the amount requested from an investment account may not exceed the value of that investment account less any applicable withdrawal charge.

         4. Under no circumstances will the total of all withdrawal charges exceed 5% of total purchase payments.

         There is no withdrawal charge on distributions made as a result of the death of the annuitant or contract owner. There is also no withdrawal charge on amounts applied to an annuity option at the maturity date, as provided in the contract.


Ven 1 Withdrawal Charge


         The withdrawal charge ("SURRENDER CHARGE") assessed under the Ven 1 contract is as follows:

         If a contract is surrendered, in whole or in part, before the maturity date, a withdrawal charge may be assessed. The amount of the withdrawal charge and when it is assessed are discussed below:

         The withdrawal charge is 5% of the lesser of (1) the amount surrendered or (2) the total of all purchase payments made within the sixty months immediately preceding the date of surrender. The charge is deducted from the contract value remaining after the contract owner is paid the amount requested, except in the case of a complete surrender when it is deducted from the amount otherwise payable. After the first contract year, no withdrawal charge will be made on that part of the first surrender in any contract year which does not exceed 10% of the contract value computed as of the date of such surrender. The right to surrender up to 10% of the contract value free of any withdrawal charge does not apply to qualified contracts issued as tax-sheltered annuities under
Section 403(b) of the Internal Revenue Code. There is no withdrawal charge on distributions made as a result of the death of the annuitant or contract owner. Under no circumstances will the total of all withdrawal charges exceed 9% of total purchase payments.

         The withdrawal charge will be deducted from the contract value by canceling accumulation units of a value equal to the charge. It will be made from each investment account in proportion to the amount withdrawn from such investment account.

OTHER CONTRACT CHARGES


         The Ven 1 contract provides for the deduction from each sub-account each valuation period of a charge at an effective annual rate of 1.30% of the contract reserves allocated to such sub-account, consisting of 0.8% for the mortality risk assumed and 0.5% for the expense risk assumed. There is no administration charge, however, under the Ven 1 contract other than the $30 annual administration fee. The Ven 1 and Ven 3 contracts make no provision for the waiver of the $30 annual administration fee when prior to the maturity date the contract value equals or exceeds $100,000 at the time of the fee's assessment.


DEATH BENEFIT PROVISIONS

Ven 3 Death Benefit Provisions

         The provisions governing the death benefit prior to the maturity date under the Ven 3 contract are as follows:

         Death of Owner. We will pay a minimum death benefit to the beneficiary if the contract owner is the annuitant and dies before the maturity date. If the contract owner is not the annuitant and the contract owner dies before the annuitant and before the maturity date (or the contract owner is the annuitant and there is a surviving co-annuitant), instead of a minimum death benefit, we will distribute the contract owner's entire interest in the contract (the contract value determined on the date due proof of death and all required claim forms are received at our Annuity Service Office) to the contract owner's estate or to a successor owner. Distributions to a beneficiary, successor owner, or estate, as appropriate, will be made no later than 5 years after the contract owner's death, unless (1) the contract owner's spouse is the beneficiary or successor owner (in which case the spouse will be treated as the owner and distribution will be made no later than the date on which distribution would be required in accordance with this paragraph after the death of the spouse), or
(2) the distribution is made to the beneficiary or successor owner who is an individual, begins not later than a year after the contract owner's death, and is made over a period not greater than the life expectancy of that beneficiary or successor owner.


         Death of Annuitant. A minimum death benefit will be paid to the beneficiary if the contract owner is not the annuitant and the annuitant dies before the contract owner and before the maturity date. If there is a co-annuitant, the minimum death benefit will be paid on the death of the last surviving co-annuitant.

         Entity as Owner. If the contract is not owned by an individual, for example, if it is owned by a corporation or a trust, the special rules stated in this paragraph apply. A change in the annuitant shall be treated as the death of the owner for purposes of these special distribution rules and we will distribute the contract owner's entire interest in the contract. Distributions to the contract owner or to the beneficiary, as appropriate, will be made not later than 5 years after the annuitant's death, unless (1) the annuitant's spouse is the beneficiary (in which case the spouse will be treated as the contract owner and distribution will be made no later than the date on which distribution would be required in accordance with this paragraph after the death of the spouse), or (2) the distribution is made to a beneficiary who is an individual, begins not later than a year after the annuitant's death, and is made over a period not greater than the life expectancy of that beneficiary.

         General Provisions. If there is more than one individual contract owner, death benefits must be paid as provided in the contract upon the death of any such contract owner.

         If there is both an individual and a non-individual contract owner, death benefits must be paid as provided in the contract upon the death of the annuitant or any individual contract owner, whichever occurs earlier.

         Due proof of death and all required claim forms are required upon the death of the contract owner or annuitant.

         During the first five contract years, the minimum death benefit payable to a beneficiary upon death of the annuitant is the greater of (a) the contract value on the date due proof of death and all required claim forms are received at our Annuity Service Office, or (b) the sum of all purchase payments made, less any amount deducted in connection with partial withdrawals. During any subsequent five contract year period, the minimum death benefit will be the greater of (a) the contract value on the date due proof of death and all required claim forms are received at our Annuity Service Office, or (b) the minimum death benefit determined in accordance with these provisions as of the last day of the previous five contract year period plus any purchase payments made and less any amount deducted in connection with partial withdrawals since then. The death benefit will be paid within seven days of receipt of due proof of death and all required claim forms at our Annuity Service Office, subject to postponement under the same circumstances that payment of withdrawals may be postponed.

Ven 1 Death Benefit Provisions

         The death benefit provisions of the Ven 1 contract are as described above for the Ven 3 contract except that (i) the Ven 1 contract does not provide for the designation of successor owners or co-annuitants or changes of annuitants and (ii) the Ven 1 contract does not make special adjustments to the minimum death benefit for subsequent five contract year periods.

OTHER CONTRACT PROVISIONS

Transfers

         Under Ven 3 and Ven 1 contracts, owners may transfer all or part of their contract value to a fixed annuity contract issued by us at any time. In such case, we will waive any withdrawal charge that would otherwise be applicable under the terms of the contract. Similarly, we will permit holders of such fixed contracts to transfer certain contract values to the Variable Account. In such case, the contract values transferred will be attributable to certain purchase payments made under the fixed contract. For purposes of calculating the withdrawal charge under the contract, the contract date will be deemed to be the date of the earliest purchase payment transferred from the fixed contract and the date of other purchase payments transferred will be deemed to be the dates actually made under the fixed contract. A transfer of all or a part of the contract value from one contract to another may be treated as a distribution of all or a part of the contract value for Federal tax purposes.

         Under the Ven 1 contract, a contract owner may transfer prior to the maturity date amounts among investment accounts of the contract without charge, but such transfers cannot be made on more than two occasions in any contract year. After annuity payments have been made for at least 12 months under a Ven 1 contract, all or a portion of the assets held in a sub-account with respect to the contract may be transferred by the annuitant to one or more other sub-accounts. Such transfers can be made only once each 12 months upon notice to us at least 30 days before the due date of the first annuity payment to which the change will apply.

Annuity Option Provisions

         Under Ven 3 and Ven 1 contracts, there is no prescribed maturity date that will govern in the absence of contract owner selection. The owner must select a maturity date in the application. If no annuity option is selected by the owner of a Ven 3 or Ven 1 contract, the automatic option will be on a variable, not fixed, basis.

         Ven 3 and Ven 1 contracts require a minimum contract value in order to effect an annuity -- $2,000 for a Ven 3 contract and $5,000 for a Ven 1 contract, except for certain qualified Ven 1 contracts where the minimum is $3,500. Ven 3 and Ven 1 contracts prescribe no minimum amount for the first annuity payment but reserve the right to change the frequency of annuity payments if the first annuity payment would be less than $50.

Purchase Payments

         The provisions governing purchase payments under Ven 1 contracts are as follows: For qualified contracts, the minimum purchase payment is $25. For non-qualified contracts, the minimum initial purchase payment is $5,000 and the minimum subsequent purchase payment is $300. We may refuse to accept any purchase payment in excess of $10,000 per contract year.

Annuity Rates

         The annuity rates guaranteed in the Ven 1 contract differ from those guaranteed in the contract described in the Prospectus for annuitants of certain ages.

Annuity Tables Assumed Interest Rate

         A 4% assumed interest rate is built into the annuity tables in the Ven 1 and Ven 3 contracts used to determine the first variable annuity payment to be made under those contracts.

Beneficiary

         Under the Ven 3 and Ven 1 contracts certain provisions relating to beneficiary are as follows:

         The beneficiary is the person, persons, or entity designated in the application or as subsequently named. The beneficiary may be changed during the lifetime of the annuitant subject to the rights of any irrevocable beneficiary. Any change must be made in writing, approved by us and if approved, will be effective as of the date on which written. We assumes no liability for any payments made or actions taken before the change is approved. Prior to the maturity date, if no beneficiary survives the annuitant, the contract owner or the contract owner's estate will be the beneficiary. The interest of any beneficiary is subject to that of any assignee. In the case of certain qualified contracts, regulations promulgated by the Treasury Department prescribe certain limitations on the designation of a beneficiary.

GUARANTEED RETIREMENT INCOME PROGRAM AND GUARANTEED EARNINGS MULTIPLIER

         The Guaranteed Retirement Income Program (GRIP and GRIP II) and the Guaranteed Earnings Multiplier are not available for Ven 3 or Ven 1 contracts.

                        TABLE OF ACCUMULATION UNIT VALUES

                                 Ven 3 Contracts


                                UNIT VALUE AT     UNIT VALUE AT   NUMBER OF UNITS
SUB-ACCOUNT                    START OF YEAR(A)    END OF YEAR     AT END OF YEAR
-----------                    ----------------    -----------     --------------
Internet Technologies
2000                              $12.500000         $ 6.965644        25,423.108
9/30/2001                           6.965644           2.715769        15,516.414

Pacific Rim Emerging Markets
1997                              $12.500000         $ 8.180904        10,161.117
1998                                8.180904           7.695249         9,792.536
1999                                7.695249          12.359297        76,285.402
2000                               12.359297           9.217819        55,506.542
9/30/2001                           9.217819           6.556208         2,454.699

Telecommunications
9/30/2001                         $12.500000         $ 6.581439           426.740

Science & Technology
1997                              $12.500000         $13.647195        40,748.263
1998                               13.647195          19.287390        62,323.985
1999                               19.287390          37.943261       157,003.091
2000                               37.943261          24.672266       223,521.126
9/30/2001                          24.672266          10.609057       179,920.029

International Small Cap
1996                              $12.500000         $13.493094       227,222.471
1997                               13.493094          13.410016       169,875.665
1998                               13.410016          14.792077       114,166.793
1999                               14.792077          26.974754       111,479.478
2000                               26.974754          18.844170       107,385.684
9/30/2001                          18.844170          11.370077        96,121.448

Health Sciences
9/30/2001                         $12.500000         $11.940458         2,124.680

Aggressive Growth
1997                              $12.500000         $12.327066        49,468.887
1998                               12.327066          12.680777        17,454.293
1999                               12.680777          16.628126        27,500.926
2000                               16.628126          16.889157        76,525.137
9/30/2001                          16.889157          10.845250        62,502.394

Emerging Small Company Growth
1997                              $12.500000         $14.574077        16,351.863
1998                               14.574077          14.381705        28,130.114
1999                               14.381705          24.610648        25,011.368
2000                               24.610648          23.225958        50,267.171
9/30/2001                          23.225958          14.284515        38,164.995

Small Company Blend
1999                              $12.500000         $15.922213         1,485.500
2000                               15.922213          12.601917        36,267.641
9/30/2001                          12.601917           9.597394        26,598.997

                                UNIT VALUE AT     UNIT VALUE AT   NUMBER OF UNITS
SUB-ACCOUNT                    START OF YEAR(A)    END OF YEAR     AT END OF YEAR
-----------                    ----------------    -----------     --------------
Dynamic Growth
2000                              $12.500000         $ 7.906976        26,242.465
9/30/2001                           7.906976           4.095946        15,065.266

Mid Cap Growth
9/30/2001                         $12.500000         $ 8.092650             0.000

Mid Cap Opportunities
9/30/2001                         $12.500000         $ 8.410813             0.000

Mid Cap Stock
1999                              $12.500000         $12.483520         3,150.853
2000                               12.483520          11.821790        14,787.245
9/30/2001                          11.821790           8.623741        27,523.163

All Cap Growth
1996                              $12.500000         $13.215952       293,765.467
1997                               13.215952          15.020670       272,918.809
1998                               15.020670          19.002856       239,011.757
1999                               19.002856          27.113084       228,968.885
2000                               27.113084          23.852189       254,967.194
9/30/2001                          23.852189          15.223098       219,782.660

Financial Services
9/30/2001                         $12.500000         $10.528619         1,991.560

Overseas
1995                              $10.000000         $10.554228       227,050.855
1996                               10.554228          11.718276       281,119.474
1997                               11.718276          11.545714       269,571.860
1998                               11.545714          12.290162       193,171.660
1999                               12.290162          17.044524       160,535.612
2000                               17.044524          13.661286       189,016.173
9/30/2001                          13.661286           9.881714       150,607.106

International Stock
1997                              $12.500000         $12.652231        69,740.167
1998                               12.652231          14.337171        63,239.603
1999                               14.337171          18.338932        47,273.999
2000                               18.338932          15.087850        52,245.092
9/30/2001                          15.087850          10.749442        46,821.015

International Value
1999                              $12.500000         $12.860110        17,619.635
2000                               12.860110          11.862293        28,566.798
9/30/2001                          11.862293           9.354785        32,592.610

All Cap Value
9/30/2001                         $12.500000         $10.618128        3,230.476

Capital Appreciation
2000                              $12.500000         $10.945558             0.000
9/30/2001                          10.945558           7.592636         2,830.236

                                UNIT VALUE AT     UNIT VALUE AT   NUMBER OF UNITS
SUB-ACCOUNT                    START OF YEAR(A)    END OF YEAR     AT END OF YEAR
-----------                    ----------------    -----------     --------------
Strategic Opportunities
1987                              $10.000000         $ 8.144663     4,242,221.369
1988                                8.144663           9.695125    13,563,655.062
1989                                9.695125          12.208846     1,443,222.778
1990                               12.208846          10.618693     2,192,929.561
1991                               10.618693          12.349952     3,748,439.163
1992                               12.349952          13.143309     4,354,245.114
1993                               13.143309          15.075040     4,165,733.576
1994                               15.075040          14.786831     2,684,785.345
1995                               14.786831          20.821819     2,572,695.681
1996                               20.821819          24.664354     2,196,812.816
1997                               24.664354          29.002593     1,634,482.536
1998                               29.002593          31.289551     1,382,873.088
1999                               31.289551          39.416089       980,820.808
2000                               39.416089          36.392717       789,563.612
9/30/2001                          36.392717          25.931402       688,281.121

Quantitative Mid Cap
9/30/2001                         $12.500000         $ 9.126702           266.154

Global Equity
1988                              $10.000000         $10.038462       187,978.790
1989                               10.038462          12.259530     1,599,855.768
1990                               12.259530          10.827724     2,578,853.673
1991                               10.827724          12.044260     2,395,298.635
1992                               12.044260          11.790318     2,262,222.969
1993                               11.790318          15.450341     3,100,733.209
1994                               15.450341          15.500933     3,543,341.154
1995                               15.500933          16.459655     2,642,703.724
1996                               16.459655          18.276450     2,070,671.367
1997                               18.276450          21.770913     1,665,275.671
1998                               21.770913          24.098970     1,219,961.932
1999                               24.098970          24.633827       919,791.435
2000                               24.633827          27.253960       604,737.052
9/30/2001                          27.253960          20.715165       510,486.946

Strategic Growth
9/30/2001                         $12.500000         $ 9.176439         9,567.238

Growth
1996                              $12.500000         $13.727312        79,415.926
1997                               13.727312          16.968111       109,553.070
1998                               16.968111          20.739989       157,427.422
1999                               20.739989          28.060585       189,826.874
2000                               28.060585          20.120816       173,914.269
9/30/2001                          20.120816          13.692514       131,542.360

                                UNIT VALUE AT     UNIT VALUE AT   NUMBER OF UNITS
SUB-ACCOUNT                    START OF YEAR(A)    END OF YEAR     AT END OF YEAR
-----------                    ----------------    -----------     --------------
Large Cap Growth
1989                              $10.000000         $ 9.824046     7,476,667.034
1990                                9.824046           8.982210     6,387,718.448
1991                                8.982210          10.891189     6,407,235.310
1992                               10.891189          11.623893     6,026,587.849
1993                               11.623893          12.642493     5,042,331.574
1994                               12.642493          12.381395     3,562,197.567
1995                               12.381395          14.990551     2,708,444.950
1996                               14.990551          16.701647     2,195,447.490
1997                               16.701647          19.614359     1,834,275.557
1998                               19.614359          23.040505     1,547,923.928
1999                               23.040505          28.465074     1,308,404.195
2000                               28.465074          24.071737     1,126,956.084
9/30/2001                          24.071737          17.617279       982,253.260

Capital Opportunities
9/30/2001                         $12.500000         $9.076999          9,923.056

Quantitative Equity
1997                              $12.500000         $16.107191        14,117.858
1998                               16.107191          20.068624        31,764.609
1999                               20.068624          24.202942        71,460.240
2000                               24.202942          25.371611       102,563.554
9/30/2001                          25.371611          17.364961        87,809.859

Blue Chip Growth
1992                              $10.000000         $ 9.923524       356,487.848
1993                                9.923524           9.413546       586,908.649
1994                                9.413546           8.837480       576,875.573
1995                                8.837480          11.026969       683,051.399
1996                               11.026969          13.688523       731,368.138
1997                               13.688523          17.134232       706,018.373
1998                               17.134232          21.710674       635,916.186
1999                               21.710674          25.568866       603,923.460
2000                               25.568866          24.518135       588,502.268
9/30/2001                          24.518135          18.244310       465,061.627

Utilities
9/30/2001                         $12.500000         $9.226192            546.966

Real Estate Securities
1997                              $12.500000         $14.949140        38,437.470
1998                               14.949140          12.317190        21,303.966
1999                               12.317190          11.174188        22,615.951
2000                               11.174188          13.852028        32,666.750
9/30/2001                          13.852028          13.702059        54,923.350

Small Company Value
1997                              $12.500000         $11.898363         9,967.306
1998                               11.898363          11.178700        33,137.664
1999                               11.178700          11.904646        28,327.797
2000                               11.904646          12.436171        38,350.273
9/30/2001                          12.436171          11.372398        48,571.061

Mid Cap Value
9/30/2001                         $12.500000         $11.493055        11,902.077

                                UNIT VALUE AT     UNIT VALUE AT   NUMBER OF UNITS
SUB-ACCOUNT                    START OF YEAR(A)    END OF YEAR     AT END OF YEAR
-----------                    ----------------    -----------     --------------
Value
1997                              $12.500000         $15.057118        51,361.154
1998                               15.057118          14.591878        76,685.743
1999                               14.591878          13.987433        35,958.384
2000                               13.987433          17.182340        34,559.107
9/30/2001                          17.182340          15.887173        54,807.400

Tactical Allocation
2000                              $12.500000         $11.989936         4,235.009
9/30/2001                          11.989936           9.317524         5,933.848

Fundamental Value                 $12.500000         $10.518717           808.544
9/30/2001
Growth & Income
1991                              $10.000000         $10.973500     1,530,130.493
1992                               10.973500          11.927411     2,211,083.415
1993                               11.927411          12.893007     2,248,648.359
1994                               12.893007          13.076664     2,043,186.985
1995                               13.076664          16.660889     2,105,056.205
1996                               16.660889          20.178770     1,828,514.772
1997                               20.178770          26.431239     1,673,047.924
1998                               26.431239          32.976967     1,444,081.319
1999                               32.976967          38.655938     1,263,136.961
2000                               38.655938          35.404552     1,041,186.903
9/30/2001                          35.404552          28.275442       862,015.825


U.S. Large Cap Value
1999                              $12.500000          12.721279        28,046.729
2000                               12.721279          12.894130        55,957.164
9/30/2001                          12.894130          10.610514        97,228.624

Equity-Income
1993                              $10.000000         $11.175534       251,822.076
1994                               11.175534          11.107620       562,603.632
1995                               11.107620          13.548849       818,646.261
1996                               13.548849          16.011513       751,884.340
1997                               16.011513          20.479412       736,770.570
1998                               20.479412          22.054902       583,452.241
1999                               22.054902          22.487758       452,980.852
2000                               22.487758          25.057453       315,202.346
9/30/2001                          25.057453          23.323463       306,431.000

Income & Value
1989                              $10.000000         $ 9.973206     2,137,590.858
1990                                9.973206           9.221559    23,978,405.670
1991                                9.221559          11.023964    22,330,124.078
1992                               11.023964          11.772128    20,887,367.134
1993                               11.772128          12.775798    17,512,695.707
1994                               12.775798          12.396295    12,484,174.615
1995                               12.396295          14.752561     9,042,096.910
1996                               14.752561          15.995076     7,206,776.711
1997                               15.995076          18.276161     5,667,799.061
1998                               18.276161          20.742457     4,737,002.275
1999                               20.742457          22.230152     3,981,000.961
2000                               22.230152          23.004542     3,226,274.707
9/30/2001                          23.004542          20.514616     2,873,880.331

                                UNIT VALUE AT     UNIT VALUE AT   NUMBER OF UNITS
SUB-ACCOUNT                    START OF YEAR(A)    END OF YEAR     AT END OF YEAR
-----------                    ----------------    -----------     --------------
Balanced
1997                              $12.500000         $14.609853         6,353.152
1998                               14.609853          16.459454        20,822.562
1999                               16.459454          15.962370        24,969.449
2000                               15.962370          14.272291        19,774.975
9/30/2001                          14.272291          11.852357        31,062.277

High Yield
1997                              $12.500000         $13.890491        37,067.803
1998                               13.890491          14.078376       114,881.361
1999                               14.078376          14.993652       117,307.157
2000                               14.993652          13.459828        26,668.118
9/30/2001                          13.459828          12.169330        33,204.986

Strategic Bond
1993                              $10.000000         $10.750617       163,195.638
1994                               10.750617           9.965972       181,540.594
1995                                9.965972          11.716972       211,267.468
1996                               11.716972          13.250563       258,026.189
1997                               13.250563          14.500997       306,407.827
1998                               14.500997          14.486687       430,512.235
1999                               14.486687          14.602672       258,604.179
2000                               14.602672          15.463354       139,566.297
9/30/2001                          15.463354          16.091132        96,462.382

Global Bond
1988                              $10.000000         $10.097842       108,831.804
1989                               10.097842          10.404562       300,163.262
1990                               10.404562          11.642912       470,980.068
1991                               11.642912          13.302966       692,920.988
1992                               13.302966          13.415849       976,794.214
1993                               13.415849          15.741586     1,551,958.318
1994                               15.741586          14.630721     1,018,783.920
1995                               14.630721          17.772344       793,225.829
1996                               17.772344          19.803954       648,725.739
1997                               19.803954          20.104158       460,365.576
1998                               20.104158          21.333144       315,284.329
1999                               21.333144          19.632749       243,349.089
2000                               19.632749          19.685989       182,642.162
9/30/2001                          19.685989          20.112106       151,199.478

Total Return
1999                              $12.500000          12.255674         3,533.985
2000                               12.255674          13.404017         8,750.067
9/30/2001                          13.404017          14.383497        32,592.610

                                UNIT VALUE AT     UNIT VALUE AT   NUMBER OF UNITS
SUB-ACCOUNT                    START OF YEAR(A)    END OF YEAR     AT END OF YEAR
-----------                    ----------------    -----------     --------------
Investment Quality Bond
1987                              $10.000000         $10.357400     2,234,030.945
1988                               10.357400          10.937890    10,253,483.698
1989                               10.937890          12.008936     1,924,256.679
1990                               12.008936          11.517610     1,423,403.443
1991                               11.517610          13.183268     1,720,219.933
1992                               13.183268          13.936240     1,572,065.442
1993                               13.936240          15.118716     1,119,425.316
1994                               15.118716          14.216516       841,610.498
1995                               14.216516          16.751499       734,994.414
1996                               16.751499          16.943257       597,720.778
1997                               16.943257          18.336912       514,787.776
1998                               18.336912          19.660365       440,009.634
1999                               19.660365          19.039807       345,875.870
2000                               19.039807          20.541376       249,281.207
9/30/2001                          20.541376          21.835934       248,547.931

Diversified Bond
1989                              $10.000000         $10.052759    11,861,277.612
1990                               10.052759           9.531831    10,705,080.076
1991                                9.531831          11.166459     8,708,253.007
1992                               11.166459          11.821212     7,777,630.143
1993                               11.821212          12.705196     6,463,981.799
1994                               12.705196          12.298940     4,556,265.387
1995                               12.298940          14.320582     3,177,786.472
1996                               14.320582          15.113142     2,507,618.496
1997                               15.113142          16.607511     1,928,258.300
1998                               16.607511          18.125951     1,548,492.876
1999                               18.125951          18.002047     1,192,638.371
2000                               18.002047          19.585192       927,983.874
9/30/2001                          19.585192          20.715514       818,437.105

U.S. Government Securities
1988                              $10.000000         $ 9.702201        10,203.403
1989                                9.702201          10.826483       300,163.430
1990                               10.826483          11.596537       366,010.353
1991                               11.596537          13.037076       720,491.624
1992                               13.037076          13.651495     1,938,232.553
1993                               13.651495          14.490734     1,478,270.571
1994                               14.490734          14.111357       909,659.824
1995                               14.111357          16.083213       954,067.593
1996                               16.083213          16.393307       710,502.942
1997                               16.393307          17.535478       763,521.806
1998                               17.535478          18.587049       428,699.306
1999                               18.587049          18.286918       330,164.260
2000                               18.286918          19.993612       237,375.600
9/30/2001                          19.993612          21.253667       219,215.976

                                UNIT VALUE AT     UNIT VALUE AT   NUMBER OF UNITS
SUB-ACCOUNT                    START OF YEAR(A)    END OF YEAR     AT END OF YEAR
-----------                    ----------------    -----------     --------------
Money Market
1987                              $10.000000         $10.317570       510,079.365
1988                               10.317570          10.865066       983,327.102
1989                               10.865066          11.634481     1,480,696.936
1990                               11.634481          12.364687     4,430,249.555
1991                               12.364687          12.890414     2,754,467.033
1992                               12.890414          13.137257     2,138,783.498
1993                               13.137257          13.303085     1,659,478.414
1994                               13.303085          13.623292     3,357,660.681
1995                               13.623292          14.190910     2,370,449.919
1996                               14.190910          14.699636     1,577,496.585
1997                               14.699636          15.241915       778,379.937
1998                               15.241915          15.794513       878,869.580
1999                               15.794513          16.291417       921,421.619
2000                               16.291417          17.010114       541,669.184
9/30/2001                          17.010114          17.350611       500,485.907

Small Cap Index
2000                               12.500000          11.596178         1,027.071
9/30/2001                          11.596178           9.645570         2,805.059

International Index
2000                               12.500000          11.167069           154.943
9/30/2001                          11.167069           8.087060           154.358

Mid Cap Index
2000                               12.500000          13.271787         3,024.547
9/30/2001                          13.271787          10.963679         3,509.269

Total Stock Market Index
2000                               12.500000          11.142088         5,153.320
9/30/2001                          11.142088           8.709716         3,546.533

500 Index
2000                               12.500000          11.200577        15,118.307
9/30/2001                          11.200577           8.784596        27,726.410

Lifestyle Aggressive 1000
1997                              $12.500000         $13.669625        33,037.747
1998                               13.669625          14.134419        52,760.075
1999                               14.134419          15.974195        27,238.895
2000                               15.974195          14.948006        26,924.435
9/30/2001                          14.948006          11.262857        27,170.404

Lifestyle Growth 820
1997                              $12.500000         $14.033299       110,354.900
1998                               14.033299          14.696667       129,721.317
1999                               14.696667          16.893101        54,202.101
2000                               16.893101          16.162371        56,344.484
9/30/2001                          16.162371          13.125523        30,922.375

Lifestyle Balanced 640
1997                              $12.500000         $14.066417        11,640.415
1998                               14.066417          14.664362        51,041.225
1999                               14.664362          16.257312        37,839.778
2000                               16.257312          16.437657        39,999.345
9/30/2001                          16.437657          14.454129        48,162.281

                                UNIT VALUE AT     UNIT VALUE AT   NUMBER OF UNITS
SUB-ACCOUNT                    START OF YEAR(A)    END OF YEAR     AT END OF YEAR
-----------                    ----------------    -----------     --------------
Lifestyle Moderate 460
1997                              $12.500000         $14.016704         9,407.923
1998                               14.016704          15.171965        25,932.897
1999                               15.171965          16.142259        27,359.355
2000                               16.142259          16.596254        32,300.583
9/30/2001                          16.596254          15.565323        30,657.006

Lifestyle Conservative 280
1997                              $12.500000         $13.825120         9,967.306
1998                               13.825120          15.025549        10,098.134
1999                               15.025549          15.439823         1,718.387
2000                               15.439823          16.397834         3,020.176
9/30/2001                          16.397834          16.410290         3,018.350



     (A) Units under this series of contracts were first credited under the sub-accounts on November, 1986, except in the case of:

         - Investment Quality Bond and Money Market Trusts where units were first credited on May 4, 1987,

         - Global Equity, Global Bond and U.S. Government Securities Trusts where units were first credited on March 18, 1988,

         - Large Cap Growth, Income & Value and Diversified Bond Trusts where units were first credited on August 3, 1989,

         - Growth & Income Trust where units were first credited on April 23, 1991,

         - Blue Chip Growth Trust where units were first credited on December 11, 1992,

         - Equity-Income and Strategic Bond Trusts where units were first credited on February 19, 1993,

         -   Overseas Trust where units were first credited on January 9, 1995,

         - Mid Cap Growth and International Small Cap Trusts where units were first credited on March 4, 1996,

         -   Growth Trust where units were first credited on July 15, 1996,

         - Pacific Rim Emerging Markets, Science & Technology, Emerging Small Company, Aggressive Growth, International Stock, Quantitative Equity, Real Estate Securities, Value, Balanced and High Yield Trusts where units were first credited on January 1, 1997,

         - Lifestyle Aggressive 1000, Lifestyle Growth 820, Lifestyle Balanced 640, Lifestyle Moderate 460, Lifestyle Conservative 280 Trusts where units were first credited on January 7, 1997,

         - Small Company Value Trust where units were first credited on October 1, 1997, and

         - Small Company Blend, Mid Cap Stock, International Value, U.S. Large Cap Value and Total Return Trusts where units were first credited on May 1, 1999.

         - Internet Technologies, Dynamic Growth, Tactical Allocation, Small Cap Index, International Index, Mid Cap Index, Total Stock Market Index and 500 Index where units were first credited on May 1, 2000.

         - Capital Appreciation Trust where units were first credited on November 1, 2000


         - Telecommunications, Health Sciences, Mid Cap Growth, Mid Cap Opportunities, Financial Services, All Cap Value, Quantitative Mid Cap, Strategic Growth, Capital Opportunities, Utilities, Mid Cap Value, Fundamental Value where units were first credited on May 1, 2001

                        TABLE OF ACCUMULATION UNIT VALUES

                                 Ven 1 Contracts



                                UNIT VALUE AT     UNIT VALUE AT   NUMBER OF UNITS
SUB-ACCOUNT                    START OF YEAR(A)    END OF YEAR     AT END OF YEAR
-----------                    ----------------    -----------     --------------
Strategic Opportunities(A)
1985                              $10.000000        $10.734987           385.265
1986                               10.734987         12.558028         4,651.489
1987                               12.558028         13.248428       179,246.825
1988                               13.248428         15.787546       146,228.732
1989                               15.787546         19.902359       108,382.617
1990                               19.902359         17.329021        93,278.975
1991                               17.329021         20.176180        88,873.664
1992                               20.176180         21.495619        39,451.366
1993                               21.495619         24.681624        29,876.682
1994                               24.681624         24.235928        24,893.636
1995                               24.235928         34.164256        18,792.722
1996                               34.164256         40.513296        18,983.608
1997                               40.513296         47.690851        17,422.710
1998                               47.690851         51.507214        14,154.988
1999                               51.507214         64.954980        12,707.403
2000                               64.954980         60.037547        10,774.878
9/30/2001                          60.037547         42.814213         9,798.236

Investment Quality Bond(B)
1985                              $10.000000        $10.455832           157.237
1986                               10.455832         11.689643         2,426.738
1987                               11.689643         11.841366       164,289.054
1988                               11.841366         12.518584       157,248.809
1989                               12.518585         13.759270       113,311.078
1990                               13.759270         13.210721       100,560.220
1991                               13.210721         15.137617        75,660.271
1992                               15.137617         16.019604        38,307.149
1993                               16.019604         17.397685        25,428.550
1994                               17.397685         16.377174        17,796.020
1995                               16.377174         19.318272        13,340.073
1996                               19.318272         19.560775        11,512.775
1997                               19.560775         21.192677        10,088.494
1998                               21.192677         22.746879         7,009.225
1999                               22.746879         22.052785         4,129.118
2000                               22.052785         23.817687         2,160.790
9/30/2001                          23.817687         25.339244         4,054.229

                                UNIT VALUE AT     UNIT VALUE AT   NUMBER OF UNITS
SUB-ACCOUNT                    START OF YEAR(A)    END OF YEAR     AT END OF YEAR
-----------                    ----------------    -----------     --------------
Money Market(C)
1985                              $10.000000        $10.199136           108.287
1986                               10.199136         10.647679           116.902
1987                               10.647679         11.156548        69,537.264
1988                               11.156548         11.761294        40,025.230
1989                               11.761294         12.607783        43,520.107
1990                               12.607783         13.413682        41,671.105
1991                               13.413682         13.999175        35,261.861
1992                               13.999175         14.282708         9,873.140
1993                               14.282708         14.478685         5,683.780
1994                               14.478685         14.843213         4,598.398
1995                               14.843213         15.478376         7,968.626
1996                               15.478376         16.050779         5,920.354
1997                               16.050779         16.660935         5,228.240
1998                               16.660935         17.283692         4,497.361
1999                               17.283692         17.846774         4,227.991
2000                               17.846774         18.654229         4,055.500
9/30/2001                          18.654229         25.339244         1,398.707



(A) Commencement of operations July 1, 1985



(B) Commencement of operations August 6, 1985



(C) Commencement of operations August 23, 1985

                                   APPENDIX H

                   EXCHANGE OFFER - VEN 7 AND VEN 8 CONTRACTS

         The Contracts described in this Prospectus ("NEW CONTRACTS") may be issued in exchange for certain annuity contracts previously issued by us ("OLD CONTRACTS"), which are substantially similar to the New Contracts, if the New Contract is available for sale in the state or jurisdiction of the owner of the Old Contract.

         For purposes of this exchange offer an "Old Contract" is defined as a contract issued prior to August 15, 1994 in all states except California, Idaho, Illinois, Montana, New Jersey, Oregon and South Carolina; prior to September 6, 1994 in Illinois and Montana; prior to October 3, 1994 in Idaho, New Jersey and Oregon; prior to January 3, 1995 in California; and prior to September 24, 1996 in South Carolina. The Old Contracts are described in Appendix F to this Prospectus and include both Ven 7 and Ven 8 contracts.

         We will permit an owner of an outstanding Old Contract to exchange his or her Contract for a New Contract without the imposition of a withdrawal charge at the time of exchange, except a possible market value charge, as described below. For purposes of computing the applicable withdrawal charge upon any withdrawals made subsequent to the exchange, the New Contract will be deemed to have been issued on the date the Old Contract was issued, and any purchase payment credited to the Old Contract will be deemed to have been credited to the New Contract on the date it was credited under the Old Contract. The death benefit under the New Contract on the date of its issue will be the greater of the minimum death benefit under the Old Contract or the contract value on the date of exchange and will "step up" annually thereafter as described in paragraph "6." below.

         Old Contract owners interested in a possible exchange should carefully review this Prospectus including Appendix D before deciding to make an exchange.

         AN EXCHANGE MAY NOT BE IN THE BEST INTERESTS OF AN OWNER OF AN OLD CONTRACT. Further, under Old Contracts with a fixed account investment option, a market value charge may apply to any amounts transferred from a three or six year investment account in connection with an exchange. (Reference should be made to the discussion of the market value charge under the caption "Fixed Account Investment Options" in the prospectus.) We believe that an exchange of Contracts will not be a taxable event for Federal tax purposes; however, any owner considering an exchange should consult a tax adviser. We reserve the right to terminate this exchange offer or to vary its terms at any time.

         The principal differences between the Old and New Contracts are as follows:

         1. Annual Administration Fee.

         The New Contract will waive the $30 annual administration fee prior to the maturity date if the contract value is equal to or greater than $100,000 at the time the fee is assessed.

         2. Withdrawal Charges.

         The withdrawal charges under the New Contract will be higher in certain cases. The withdrawal charges are the same under both Old and New Contracts for the first three years, but thereafter the charges under the New Contract are as noted below.

                        New Contract                        Old Contract
                        ------------                        ------------

          Number of Complete    Withdrawal    Number of Complete    Withdrawal
            Years Purchase        Charge        Years Purchase        Charge
         Payments In Contract   Percentage   Payments in Contract   Percentage
         --------------------   ----------   --------------------   ----------
                  0                 6%                0                 6%
                  1                 6%                1                 6%
                  2                 5%                2                 5%
                  3                 5%                3                 4%
                  4                 4%                4                 3%
                  5                 3%                5                 2%
                  6                 2%                6+                0%
                  7+                0%

         3. Minimum Interest Rate to be Credited for Any Guarantee Period.

         The minimum interest rate to be credited for any guarantee period under the fixed portion of the New Contract will be three percent as opposed to four percent under the Old Contract. The market value charge under the New Contract will be limited so as to only affect accumulated earnings in excess of three percent, whereas under the Old Contract the market value charge is limited so as to not invade principal.

         4. Annuity Purchase Rates.

         The annuity purchase rates guaranteed in the New Contract have been determined using 3% as opposed to 4% under the Old Contract.

         5. Group Deferred Annuity Contracts.

         (New Jersey, South Carolina and Washington contract owners only) Old Contracts are individual deferred annuity contracts whereas the New Contracts are group deferred annuity contracts. Ownership of an individual contract is evidenced by the issuance of an individual annuity contract whereas participation in a group contract is separately accounted for by the issuance of a certificate evidencing the owner's interest under the contract. Under the group contract, contracts have been issued to the Venture Trust, a trust established with United Missouri Bank, N.A., Kansas City, Missouri, as group holder for groups comprised of persons who have brokerage accounts with brokers having selling agreements with Manufacturers Securities Services, LLC.

         6. Differences Relating to the Death Benefit

         a. Differences Between Death Benefit of Old Contracts and New Contracts

                  Death Benefit for Old Contracts

         The minimum death benefit during the first six contract years will be equal to the greater of: (a) the owner's contract value on the date due proof of death and all required claim forms are received at our Annuity Service Office, or (b) the sum of all purchase payments made by or on behalf of the owner, less any amount deducted in connection with partial withdrawals made by the owner. During any subsequent six contract year period, the minimum death benefit will be the greater of (a) the owner's contract value on the date due proof of death and all required claim forms are received at our Annuity Service Office, or (b) the minimum death benefit on the last day of the previous six contract year period plus any purchase payments made by or on behalf of the owner and less any amount deducted in connection with partial withdrawals made by the owner since then. If the annuitant dies after the first of the month following his or her 85th birthday, the minimum death benefit will be the owner's contract value on the date due proof of death and all required claim forms are received at the Company's Annuity Service Office.

                  Death Benefit for New Contracts

The death benefit varies by state and date of issue as follows.

A.       The following death benefit generally applies to contracts issued:

         ON OR AFTER:        IN THE STATES OF:
         May 1, 1998         Alaska, Alabama, Arizona, Arkansas, California,
                             Colorado, Delaware, Georgia, Hawaii, Idaho, Illinois,
                             Indiana, Iowa, Kansas, Kentucky, Louisiana, Maine,
                             Michigan, Mississippi, Missouri, Nebraska, Nevada,
                             New Jersey, New Mexico, North Carolina, North Dakota,
                             Ohio, Oklahoma, Pennsylvania, Rhode Island, South
                             Carolina, South Dakota, Tennessee, Utah, Vermont,
                             Virginia, West Virginia, Wisconsin, Wyoming

         June 1, 1998        Connecticut

         July 1, 1998        Minnesota, Montana, District of Columbia

         October 1, 1998     Texas

         ON OR AFTER:        IN THE STATES OF:
         February 1, 1999    Massachusetts

         March 15, 1999      Florida, Maryland, Oregon

         November 1, 1999    Washington

         If any owner dies and the oldest owner had an attained age of less than 81 years on the contract date, the death benefit will be determined as follows:

         During the first contract year, the death benefit will be the greater of:

             -    the contract value or

             - the sum of all purchase payments made, less any amounts deducted in connection with partial withdrawals.

         During any subsequent contract year, the death benefit will be the greater of:

             -    the contract value or

             - the death benefit on the last day of the previous contract year, plus any purchase payments made and less any amounts deducted in connection with partial withdrawals since then.

         If any owner dies on or after his or her 81st birthday, the death benefit will be the greater of:

             -    the contract value or

             - the death benefit on the last day of the contract year ending just prior to the owner's 81st birthday, plus any purchase payments made, less amounts deducted in connection with partial withdrawals.

         If any owner dies and the oldest owner had an attained age of 81 years or greater on the contract date, the death benefit will be the greater of:

             -    the contract value or

             - the sum of all purchase payments made, less any amounts deducted in connection with partial withdrawals.

B. The following death benefit generally applies to contracts issued in Puerto Rico, and to contracts issued:

         PRIOR TO:           IN THE STATES OF:
         May 1, 1998         Alaska, Alabama, Arizona, Arkansas, California,
                             Colorado, Delaware, Georgia, Hawaii, Idaho, Illinois,
                             Indiana, Iowa, Kansas, Kentucky, Louisiana, Maine,
                             Michigan, Mississippi, Missouri, Nebraska, Nevada,
                             New Jersey, New Mexico, North Carolina, North Dakota,
                             Ohio, Oklahoma, Pennsylvania, Rhode Island, South
                             Carolina, South Dakota, Tennessee, Utah, Vermont,
                             Virginia, West Virginia, Wisconsin, Wyoming

         June 1, 1998        Connecticut

         July 1, 1998        Minnesota, Montana, District of Columbia

         October 1, 1998     Texas

         February 1, 1999    Massachusetts

         March 15, 1999      Florida, Maryland, Oregon

         November 1, 1999    Washington

         If any owner dies on or prior to his or her 85th birthday and the oldest owner had an attained age of less than 81 years on the contract date, the death benefit will be determined as follows:

         During the first contract year, the death benefit will be the greater of:

             -    the contract value or

             - the sum of all purchase payments made, less any amounts deducted in connection with partial withdrawals.

         During any subsequent contract year, the death benefit will be the greater of:

             -    the contract value or

             - the death benefit on the last day of the previous contract year, plus any purchase payments made and less any amounts deducted in connection with partial withdrawals since then.

         If any owner dies after his or her 85th birthday and the oldest owner had an attained age of less than 81 years on the contract date, the death benefit will be the greater of:

             -    the contract value or

             - the sum of all purchase payments made, less any amounts deducted in connection with partial withdrawals.

         If any owner dies and the oldest owner had an attained age greater than 80 on the contract date, the death benefit will be the contract value less any applicable withdrawal charges at the time of payment of benefits. For contracts issued on or after October 1, 1997, we will waive any withdrawal charges applied against the death benefit.

         b. Differences Regarding When Death Benefit Will Be Paid

         The death benefit of the New Contract will be payable upon the death of the owner (or first owner to die if there is more than one owner). The death benefit of the Old Contract is payable on the death of the annuitant (or last annuitant to die if there is more than one annuitant); if the owner predeceases the annuitant, the Old Contract contract value is paid, which may be a lesser amount than the death benefit payable on the death of the annuitant.

         The above comparison does not take into account differences between the Old Contracts, as amended by qualified plan endorsements, and the New Contracts, as amended by similar qualified plan endorsements. Owners using their Old Contracts in connection with a qualified plan should consult a tax advisor. See also the Federal Tax Matters section of the prospectus.

         7. Investment Options

         The New Contract provides for five fixed investment options except in Florida, Maryland and Oregon where two fixed investment options are available. If a contract is issued with GRIP II in the state of Washington, the five fixed accounts will not be offered as investment options. However, if the contract is issued without GRIP II, then the five fixed accounts will be offered as investment options. The Old Contract provides for three fixed investment options: one, three and six year. The portfolios of Merrill Variable Funds are not available for investment for Ven 8 contract owners.

                                   APPENDIX I

                   EXCHANGE OFFER - VEN 1 AND VEN 3 CONTRACTS

         The Contracts described in this Prospectus ("NEW CONTRACTS") may be issued in exchange for Ven 1 and Ven 3 annuity contracts previously issued by us. Ven 1 and Ven 3 (collectively, "OLD CONTRACTS") contracts are described in Appendix G.

         We will permit an owner of an outstanding Ven 1 and Ven 3 to exchange his or her Old Contract for a New Contract without the imposition of a withdrawal charge at the time of exchange. For purposes of computing the applicable withdrawal charge upon any withdrawals made subsequent to the exchange, the New Contract will be deemed to have been issued on the date the Old Contract was issued, and any purchase payment credited to the Old Contract will be deemed to have been credited to the New Contract on the date it was credited under the Old Contract. The death benefit under the New Contract on the date of its issue will be the greater of the minimum death benefit under the Old Contract or the contract value on the date of exchange and will "step up" annually thereafter as described in paragraph "3." below.

         Old Contract owners interested in a possible exchange should carefully review this Prospectus including Appendix E before deciding to make an exchange.


         AN EXCHANGE MAY NOT BE IN THE BEST INTERESTS OF AN OWNER OF AN OLD CONTRACT. We believe that an exchange of Contracts will not be a taxable event for Federal tax purposes; however, any owner considering an exchange should consult a tax adviser. WE RESERVE the right to terminate this exchange offer or to vary its terms at any time.


         The principal differences between the Old and New Contracts are as follows:

1. Separate Account Annual Expenses; Contract Owner Transaction Expenses

         The New Contract and the Old Contracts have different separate account and annual expenses as well as different contract owner transaction expenses as noted in the chart below:

New Contract and Ven 3 Separate Account Annual Expenses
-------------------------------------------------------
(as a percentage of average account value)
Separate Account Annual Expenses
Mortality and expense risk fees.............   1.25%

Administration fee - asset based............   0.15%
                                               -----
Total Separate Account Annual Expenses......   1.40%

Ven 1 Separate Account Annual Expenses
--------------------------------------
(as a percentage of average account value)
Separate Account Annual Expenses
Mortality and expense risk fees..........      1.30%
                                               -----

Total Separate Account Annual Expenses...      1.30%

New Contract and Ven 3 Transaction Expenses
-------------------------------------------
Annual Administration Fee...................   $30*
Dollar Cost Averaging Charge................   none

Ven 1 Transaction Expenses
--------------------------
Annual Administration Fee................      $30
Dollar Cost Averaging Charge.............      none

*For New Contracts, the $30 annual administration fee will not be assessed prior to the maturity date if at the time of its assessment the sum of all investment account values is greater than or equal to $100,000.

2.   Withdrawal Charges.

         The withdrawal charges under the New Contract will be higher in certain cases as noted below.

                  New Contract                               Ven 3 and Ven 1 Contracts
                  ------------                               -------------------------

Number of Complete Years                             Number of Complete
  Purchase Payments In       Withdrawal Charge         Years Purchase         Withdrawal Charge
        Contract                 Percentage         Payments in Contract          Percentage
        --------                 ----------         --------------------          ----------
            0                        6%                       0                       5%
            1                        6%                       1                       5%
            2                        5%                       2                       5%
            3                        5%                       3                       5%
            4                        4%                       4                       5%
            5                        3%                       5                       5%
            6                        2%                       6+                      0%
            7+                       0%

3.  Death Benefit

         a. Differences Between Death Benefit of Old Contracts and New Contracts

                  Death Benefit for Ven 3 Contracts

         The minimum death benefit during the first five contract years will be equal to the greater of:

(a) the contract value on the date due proof of death and all required claim forms are received at our Annuity Service Office, or

(b) the sum of all purchase payments made by or on behalf of the owner, less any amount deducted in connection with partial withdrawals made by the owner.

         During any subsequent five contract year period, the minimum death benefit will be the greater of:

(a) the contract value on the date due proof of death and all required claim forms are received at our Annuity Service Office, or

(b) the minimum death benefit on the last day of the previous five contract year period plus any purchase payments made by or on behalf of the owner less any amount deducted in connection with partial withdrawals made by the owner since then.

                  Death Benefit for Ven 1 Contracts

         The minimum death benefit is the greater of:

(a) the contract value on the date due proof of death and all required claim forms are received at our Annuity Service Office, or

(b) the sum of all purchase payments made, less any amount deducted in connection with partial withdrawals.

                  Death Benefit for New Contracts

The death benefit varies by state and date of issue as follows.

A.       The following death benefit generally applies to contracts issued:

         ON OR AFTER:            IN THE STATES OF:
         May 1, 1998             Alaska, Alabama, Arizona, Arkansas, California, Colorado, Delaware, Georgia, Hawaii, Idaho,
                                 Illinois, Indiana, Iowa, Kansas, Kentucky, Louisiana, Maine, Michigan, Mississippi, Missouri,
                                 Nebraska, Nevada, New Jersey, New Mexico, North Carolina, North Dakota, Ohio, Oklahoma,
                                 Pennsylvania, Rhode Island, South Carolina, South Dakota, Tennessee, Utah, Vermont, Virginia, West
                                 Virginia, Wisconsin, Wyoming

         June 1, 1998            Connecticut

         July 1, 1998            Minnesota, Montana, District of Columbia

         October 1, 1998         Texas

         February 1, 1999        Massachusetts

         March 15, 1999          Florida, Maryland, Oregon

         November 1, 1999        Washington

         If any owner dies and the oldest owner had an attained age of less than 81 years on the contract date, the death benefit will be determined as follows:

         During the first contract year, the death benefit will be the greater of:

                  -   the contract value or

                  - the sum of all purchase payments made, less any amounts deducted in connection with partial withdrawals.

         During any subsequent contract year, the death benefit will be the greater of:

                  -   the contract value or

                  - the death benefit on the last day of the previous contract year, plus any purchase payments made and less any amounts deducted in connection with partial withdrawals since then.

         If any owner dies on or after his or her 81st birthday, the death benefit will be the greater of:

                  -   the contract value or

                  - the death benefit on the last day of the contract year ending just prior to the owner's 81st birthday, plus any purchase payments made, less amounts deducted in connection with partial withdrawals.

         If any owner dies and the oldest owner had an attained age of 81 years or greater on the contract date, the death benefit will be the greater of:

                  -   the contract value or

                  - the sum of all purchase payments made, less any amounts deducted in connection with partial withdrawals.

B. The following death benefit generally applies to contracts issued in Puerto Rico, and to contracts issued:

         PRIOR TO:               IN THE STATES OF:
         May 1, 1998             Alaska, Alabama, Arizona, Arkansas, California, Colorado, Delaware, Georgia,  Hawaii, Idaho,
                                 Illinois, Indiana, Iowa, Kansas, Kentucky, Louisiana, Maine, Michigan, Mississippi, Missouri,
                                 Nebraska, Nevada, New Jersey, New Mexico, North Carolina, North Dakota, Ohio, Oklahoma,
                                 Pennsylvania, Rhode Island, South Carolina, South Dakota, Tennessee, Utah, Vermont, Virginia, West
                                 Virginia, Wisconsin, Wyoming

         June 1, 1998            Connecticut

         July 1, 1998            Minnesota, Montana, District of Columbia

         October 1, 1998         Texas

         February 1, 1999        Massachusetts

         March 15, 1999          Florida, Maryland, Oregon

         November 1, 1999        Washington

         If any owner dies on or prior to his or her 85th birthday and the oldest owner had an attained age of less than 81 years on the contract date, the death benefit will be determined as follows:

         During the first contract year, the death benefit will be the greater of:

                  -   the contract value or

                  - the sum of all purchase payments made, less any amounts deducted in connection with partial withdrawals.

         During any subsequent contract year, the death benefit will be the greater of:

                  -   the contract value or

                  - the death benefit on the last day of the previous contract year, plus any purchase payments made and less any amounts deducted in connection with partial withdrawals since then.

         If any owner dies after his or her 85th birthday and the oldest owner had an attained age of less than 81 years on the contract date, the death benefit will be the greater of:

                  -   the contract value or

                  - the sum of all purchase payments made, less any amounts deducted in connection with partial withdrawals.

         If any owner dies and the oldest owner had an attained age greater than 80 on the contract date, the death benefit will be the contract value less any applicable withdrawal charges at the time of payment of benefits. For contracts issued on or after October 1, 1997, we will waive any withdrawal charges applied against the death benefit.

         b.  Differences Regarding When Death Benefit Will Be Paid

         In general, the death benefit of the New Contract will be payable on the death of the owner (or first owner to die if there is more than one owner). The death benefit of the Ven 3 and Ven 1 contracts is generally payable on the death of the annuitant (or last annuitant to die if there is more than one annuitant); if the owner predeceases the annuitant, the Ven 3 or Ven 1 contract value (as applicable) is paid, which may be a lesser amount than the death benefit payable on the death of the annuitant.

4.  Number of Investment Options.

         The New Contract provides for sixty-seven investment options (sixty-two variable and five fixed), except in Florida, Maryland and Oregon where two fixed investment options are available. If a contract is issued with GRIP II in the state of Washington, the fixed accounts including the DCA fixed account investment options will not be offered as investment options. However, if the contract is issued without GRIP II, then the five fixed accounts will be offered as investment options. Neither the Ven 3 contract nor the Ven 1 contract provide for fixed investment options. In addition, the Ven 1 contract offers only three variable investment options. The portfolios of Merrill Variable Funds are not available for investment for Ven 3 or Ven 1 contract owners.

5.  Annuity Purchase Rates.

         The annuity purchase rates guaranteed in the New Contract have been determined using 3% as opposed to 4% under the Ven 1 and Ven 3 contracts.

6.  Federal Tax Considerations.

         Certain Ven 3 and Ven 1 contracts may not be subject to some changes in the Federal tax law that have occurred since the contracts were issued, i.e., the contracts were "grandfathered." If such a grandfathered contract is exchanged, the New Contract is likely to be subject to the changes in the law. For example, annuity contracts issued on or prior to April 22, 1987 are generally not subject to Federal tax rules treating transfers of annuity contracts for inadequate consideration as taxable events. See "Taxation of Partial and Full Withdrawals" in the Federal Tax Matters section of this prospectus. A New Contract received in exchange for a Ven 3 or Ven 1 contract would, however, typically be subject to these rules.

                                   APPENDIX J

                  EXCHANGE OFFER - LIFESTYLE ANNUITY CONTRACTS

EXCHANGE OFFER IN ALL STATES EXCEPT NEW HAMPSHIRE, NEW YORK AND THE TERRITORY OF GUAM

         In all states except New Hampshire, New York and the territory of Guam, the contracts described in this Prospectus ("NEW CONTRACTS") may be issued in exchange for contracts previously issued by us. These annuity contracts were offered through the Lifestyle Multi-Account Flexible Payment Variable Annuity ("LIFESTYLE CONTRACT").

         We will permit an owner of an outstanding Lifestyle Contract to exchange the Lifestyle Contract for a New Contract without the imposition of a withdrawal charge at the time of exchange except a possible market value adjustment as described below. For purposes of computing the applicable withdrawal charge upon any withdrawals made subsequent to the exchange, the New Contract will be deemed to have been issued on the date the Lifestyle Contract was issued, and any purchase payment credited to the Lifestyle Contract will be deemed to have been credited to the New Contract on the date it was credited under the Lifestyle Contract. The death benefit under the New Contract on the date of its issue will be the contract value under the Lifestyle Contract on the date of exchange, and will "step up" annually thereafter as described in paragraph "5." below.


         The Guaranteed Retirement Income Program II ("GRIP II") described in the New Contract is not available for New Contracts issued in exchange for Lifestyle Contracts.


         Lifestyle Contract owners interested in a possible exchange should carefully review both the Lifestyle Contract prospectus and the remainder of this Prospectus before deciding to make an exchange.

         AN EXCHANGE MAY NOT BE IN THE BEST INTERESTS OF AN OWNER OF A LIFESTYLE CONTRACT. Further, under Lifestyle Contracts, a market value adjustment may apply to any amounts transferred from a fixed investment account in connection with an exchange. (Reference should be made to the discussion of the market value adjustment under "Market Value Adjustment" in the Lifestyle Contract prospectus.) We believe that an exchange as described above will not be a taxable event for Federal tax purposes; however, any owner considering an exchange should consult a tax adviser. We reserve the right to terminate this exchange offer or to vary its terms at any time.

         THE PRINCIPAL DIFFERENCES BETWEEN THE LIFESTYLE CONTRACTS AND THE NEW CONTRACTS ARE AS FOLLOWS:

         1. Separate Account and Fixed Account Expenses; Contract Owner Transaction Expenses

         The New Contract and the Lifestyle Contract have different separate account and fixed account annual expenses as well as different contract owner transaction expenses as noted in the chart below:

New Contract Separate Account Annual Expenses
---------------------------------------------
(as a percentage of average account value)
Separate Account Annual Expenses

Mortality and expense risks fees............  1.25%
Administration fee - asset based............  0.15%
                                              -----
Total Separate Account Annual Expenses......  1.40%

New Contract Owner Transaction Expenses

Annual Administration Fee...................  $30*
Dollar Cost Averaging Charge................  none

*The $30 annual administration fee will not be assessed prior to the maturity date if at the time of its assessment the sum of all investment account values is greater than or equal to $100,000.

Lifestyle Contract Separate Account Annual Expenses

Separate Account Annual Expenses

Mortality and Expense Risks Charge                                                            Annual Rate
                                                                                              -----------
         Charged daily as a percentage of average Variable Account Values*                       0.80%
         Charged monthly as a percentage of the policy month-start
           Variable and Fixed Account Assets*                                                    0.45%
                                                                                                 -----
                                                                                                 1.25%

Other Separate Account Expenses
         Charge for administration charged daily as a percentage of average
           Variable Account Values                                                               0.20%
                                                                                                 -----
Total Separate Account Annual Expenses                                                           1.45%

Lifestyle Contract Owner Transaction Expenses

Record Keeping Charge                                                                            $30**
Dollar Cost Averaging Charge
  (if selected and applicable)                                                                   $5***

*A mortality and expense risks charge of 0.80% per annum is deducted daily from separate account assets, and a mortality and expense risks charge of 0.45% per annum is deducted monthly from variable policy values and fixed account values.

**A record-keeping charge of 2% of the policy value up to a maximum of $30 is deducted during the accumulation period on the last day of a policy year. The charge is also deducted upon full surrender of a policy on a date other than the last day of a policy year.

***Transfers pursuant to the optional Dollar Cost Averaging program are free if policy value exceeds $15,000 at the time of the transfer, but otherwise incur a $5 charge.

         2.  Number of Variable Investment Options

         The Lifestyle Contract has eight variable investment options whereas the New Contract has sixty-two variable investment options.

         3. Fixed Account Investment Options

         The Lifestyle Contract offers a Guaranteed Interest Account and prior to May 1, 2000 offered Fixed Accounts with guarantee periods ranging from 1 to 10 years whereas the New Contract offers five fixed account investment options: one, three, five and seven year guaranteed investment accounts and a dollar cost averaging fixed investment account, except in Florida, Maryland and Oregon where two fixed account investment options are offered: one year guaranteed investment account and a DCA fixed investment account. The Lifestyle Contract Guaranteed Interest Account credits a rate of interest that is subject to change daily. The New Contract does not offer a similar investment option. See "The Guaranteed Interest Account" in the Lifestyle Contract prospectus. The market value adjustment for the Lifestyle Contract Fixed Accounts is different from the market value charge for the New Contract fixed account investment options. The Lifestyle Contract adjustment and the New Contract charge both reduce the withdrawal amount when current interest rates are higher than the credited rate on the fixed investment although the magnitude of the adjustments may differ due to differences in adjustment formulas. The Lifestyle Contract adjustment also provides upside potential, increasing the withdrawal value when current interest rates are lower than the fixed account credited rate. The New Contract charge does not provide this upside potential. See "Market Value Adjustment" in the Lifestyle Contract prospectus and "Fixed Account Investment Options" in the New Contract prospectus.

         4. Withdrawal Charges

         The withdrawal charges under the New Contract are different from the Lifestyle Contract. The withdrawal charges under the Lifestyle Contract and the New Contract are as follows:

                  Lifestyle Contract                                New Contract
                  ------------------                                ------------

Number of Complete Years                             Number of Complete
  Purchase Payments In       Withdrawal Charge         Years Purchase         Withdrawal Charge
        Contract                 Percentage         Payments in Contract          Percentage
        --------                 ----------         --------------------          ----------
            0                        8%                       0                       6%
            1                        8%                       1                       6%
            2                        8%                       2                       5%
            3                        6%                       3                       5%
            4                        4%                       4                       4%
            5                        2%                       5                       3%
            6+                       0%                       6                       2%
                                                              7+                      0%

         5. Minimum Death Benefit

         Differences between the Minimum Death Benefit of the Lifestyle Contract and the New Contract are as follows:

         Minimum Death Benefit for Lifestyle Contract

         Upon the occurrence of the death of the original policyowner, we will compare the policy value to the Survivor Benefit Amount (described below) and, if the policy value is lower, we will deposit sufficient funds into the Money Market Variable Account to make the policy value equal the Survivor Benefit Amount. Any funds which we deposit into the Money Market Variable Account will not be deemed a purchase payment for purposes of calculating withdrawal charges.

         The Survivor Benefit Amount is calculated as follows: (1) when the policy is issued, the Survivor Benefit Amount is set equal to the initial purchase payment; (2) each time a purchase payment is made, the Survivor Benefit Amount is increased by the amount of the purchase payment; (3) each time a withdrawal is made, the Survivor Benefit Amount is reduced by the same percentage as the Gross Withdrawal Amount (withdrawal amounts prior to deduction of charges and any adjustment for applicable market value adjustments) bears to the policy value; (4) in jurisdictions where it is allowed, on every sixth policy anniversary we will set the Survivor Benefit Amount to the greater of its current value or the policy value on that policy anniversary, provided the original contract owner is still alive and is not older than age 85.

         Minimum Death Benefit for New Contracts

The death benefit varies by state and date of issue as follows.

A.       The following death benefit generally applies to contracts issued:

ON OR AFTER:              IN THE STATES OF:
May 1, 1998               Alaska, Alabama, Arizona, Arkansas, California, Colorado, Delaware, Georgia, Hawaii,
                          Idaho, Illinois, Indiana, Iowa, Kansas, Kentucky, Louisiana, Maine, Michigan, Mississippi,
                          Missouri, Nebraska, Nevada, New Jersey, New Mexico, North Carolina, North Dakota, Ohio,
                          Oklahoma, Pennsylvania, Rhode Island, South Carolina, South Dakota, Tennessee, Utah,
                          Vermont, Virginia, West Virginia, Wisconsin, Wyoming

July 1, 1998              Minnesota, Montana, District of Columbia

October 1, 1998           Texas

February 1, 1999          Massachusetts

March 15, 1999            Florida, Maryland, Oregon

November 1, 1999          Washington

         If any owner dies and the oldest owner had an attained age of less than 81 years on the contract date, the death benefit will be determined as follows:

         During the first contract year, the death benefit will be the greater of:

         -    the contract value or

         - the sum of all purchase payments made, less any amounts deducted in connection with partial withdrawals.

         During any subsequent contract year, the death benefit will be the greater of:

         -    the contract value or

         - the death benefit on the last day of the previous contract year, plus any purchase payments made and less any amounts deducted in connection with partial withdrawals since then.

         If any owner dies on or after his or her 81st birthday, the death benefit will be the greater of:

         -    the contract value or

         - the death benefit on the last day of the contract year ending just prior to the owner's 81st birthday, plus any purchase payments made, less amounts deducted in connection with partial withdrawals.

         If any owner dies and the oldest owner had an attained age of 81 years or greater on the contract date, the death benefit will be the greater of:

         -    the contract value or

         - the sum of all purchase payments made, less any amounts deducted in connection with partial withdrawals.

B. The following death benefit generally applies to contracts issued in Puerto Rico, and to contracts issued:

PRIOR TO:                 IN THE STATES OF:
May 1, 1998               Alaska, Alabama, Arizona, Arkansas, California, Colorado, Delaware, Georgia, Hawaii,
                          Idaho, Illinois, Indiana, Iowa, Kansas, Kentucky, Louisiana, Maine, Michigan,
                          Mississippi, Missouri, Nebraska, Nevada, New Jersey, New Mexico, North Carolina, North
                          Dakota, Ohio, Oklahoma, Pennsylvania, Rhode Island, South Carolina, South Dakota,
                          Tennessee, Utah, Vermont, Virginia, West Virginia, Wisconsin, Wyoming

June 1, 1998              Connecticut

July 1, 1998              Minnesota, Montana, District of Columbia

October 1, 1998           Texas

February 1, 1999          Massachusetts

March 15, 1999            Florida, Maryland, Oregon

November 1, 1999          Washington

         If any owner dies on or prior to his or her 85th birthday and the oldest owner had an attained age of less than 81 years on the contract date, the death benefit will be determined as follows:

         During the first contract year, the death benefit will be the greater of:

         -    the contract value or

         - the sum of all purchase payments made, less any amounts deducted in connection with partial withdrawals.

         During any subsequent contract year, the death benefit will be the greater of:

         -    the contract value or

         - the death benefit on the last day of the previous contract year, plus any purchase payments made and less any amounts deducted in connection with partial withdrawals since then.

         If any owner dies after his or her 85th birthday and the oldest owner had an attained age of less than 81 years on the contract date, the death benefit will be the greater of:

         -    the contract value or

         - the sum of all purchase payments made, less any amounts deducted in connection with partial withdrawals.

         If any owner dies and the oldest owner had an attained age greater than 80 on the contract date, the death benefit will be the contract value less any applicable withdrawal charges at the time of payment of benefits. For contracts issued on or after October 1, 1997, we will waive any withdrawal charges applied against the death benefit.

         6.  Annuity Payments

         Annuity payments under the Lifestyle Contract will be made on a fixed basis only whereas annuity payments under the New Contract may be made on a fixed or variable basis or a combination of fixed and variable bases.

         7.  Annuity Value Guarantee

         The Lifestyle Contract guarantees that, in those jurisdictions where permitted, under certain conditions the policy value available at the annuity commencement date will be the greater of the policy value or an amount reflecting the purchase payment and withdrawals made by the contract owner (the "Annuity Value Guarantee"). The New Contract does not have an Annuity Value Guarantee.

         8.  Annuity Purchase Rates

         The annuity purchase rates guaranteed in the New Contract are based on the 1983 Table A projected at Scale G, assume births in year 1942 and reflect an assumed interest rate of 3% per year. The annuity purchase rates guaranteed in the Lifestyle Contract are based on the 1983 Individual Annuity Mortality Tables and an assumed interest rate of 3% per year.

                                     * * * *

         Contract owners who do not wish to exchange their Lifestyle Contracts for the New Contracts may continue to make purchase payments to their Lifestyle Contracts. Or, they can keep their Lifestyle Contracts and buy a New Contract to which to apply additional purchase payments.

         The above comparison does not take into account differences between the Lifestyle Contracts, as amended by qualified plan endorsements, and the New Contracts, as amended by similar qualified plan endorsements. Owners using their Lifestyle Contract in connection with a qualified plan should consult a tax advisor. See also the Federal Tax Matters section of this prospectus and the Lifestyle Contract prospectuses.

                                   APPENDIX K

        EXCHANGE OFFER - MULTI-ACCOUNT FLEXIBLE PAYMENT VARIABLE ANNUITY

Exchange Offer in all States Except New Hampshire, New York and the Territory of Guam

         In all states except New Hampshire, New York and the territory of Guam, the contracts described in this Prospectus ("NEW CONTRACTS") may be issued in exchange for contracts previously issued by us. These annuity contracts were offered through the Multi-Account Flexible Payment Variable Annuity ("MULTI-ACCOUNT CONTRACT").

         The Company will permit an owner of an outstanding Multi-Account Contract to exchange the Multi-Account Contract for a New Contract without the imposition of a withdrawal charge at the time of exchange. For purposes of computing the applicable withdrawal charge upon any withdrawals made subsequent to the exchange, the New Contract will be deemed to have been issued on the date the Multi-Account Contract was issued, and any purchase payment credited to the Multi-Account Contract will be deemed to have been credited to the New Contract on the date it was credited under the Multi-Account Contract. The death benefit under the New Contract on the date of its issue will be the contract value under the Multi-Account Contract on the date of exchange, and will "step up" annually thereafter as described in paragraph "4." below.

         The Guaranteed Retirement Income Program II ("GRIP II") described in the New Contract is not available for New Contracts issued in exchange for Multi-Account Contracts.

         Multi-Account Contract owners interested in a possible exchange should carefully review both the Multi-Account Contract prospectus and the remainder of this Prospectus before deciding to make an exchange.

         AN EXCHANGE MAY NOT BE IN THE BEST INTERESTS OF AN OWNER OF A MULTI-ACCOUNT CONTRACT. We believe that an exchange as described above will not be a taxable event for Federal tax purposes; however, any owner considering an exchange should consult a tax adviser. We reserve the right to terminate this exchange offer or to vary its terms at any time.

         THE PRINCIPAL DIFFERENCES BETWEEN THE MULTI-ACCOUNT CONTRACT AND THE NEW CONTRACT ARE AS FOLLOWS:

         1. Separate Account Annual Expenses; Contract Owner Transaction
            Expenses

         The New Contract and the Multi-Account Contract have different separate account and annual expenses as well as different contract owner transaction expenses as noted in the chart below:

New Contract Separate Account Annual Expenses
---------------------------------------------
(as a percentage of average account value)

Separate Account Annual Expenses

Mortality and expense risks fees............  1.25%
Administration fee - asset based............  0.15%
                                              -----
Total Separate Account Annual Expenses......  1.40%

New Contract Owner Transaction Expenses
---------------------------------------
Annual Administration Fee...................  $30*
Dollar Cost Averaging Charge................  none

*The $30 annual administration fee will not be assessed prior to the maturity date if at the time of its assessment the sum of all investment accounts is greater than or equal to $100,000.

Multi-Account Contract Separate Account Annual Expenses
-------------------------------------------------------
(as a percentage of average account value)
Separate Account Annual Expenses

Mortality and expense risks fees............  1.00%
Total Separate Account Annual Expenses......  1.00%

Multi-Account Contract Contract Owner Transaction Expenses
----------------------------------------------------------
Annual Contract Fee.........................  $30*
Dollar Cost Averaging Charge
   (if selected and applicable).............  $5**

*An administration fee equal to 2% of the total policy value up to a maximum of $30 is deducted during the accumulation period on the last day of a policy year if the total policy value on that date is less than $25,000. The fee is also deducted on a pro rata basis upon full surrender of a policy on a date other than the last day of a policy year.

**Transfers pursuant to the optional Dollar Cost Averaging program are free if policy value exceed $15,000 at the time of the transfer, but otherwise incur a $5 charge.

         2. Withdrawal Charges

         The withdrawal charges under the New Contract will be lower in certain cases. The withdrawal charges under the Multi-Account Contract and the New Contract are as follows:

                  New Contract                               Multi-Account Contract
                  ------------                               ----------------------

Number of Complete Years                             Number of Complete
  Purchase Payments In       Withdrawal Charge         Years Purchase         Withdrawal Charge
        Contract                 Percentage         Payments in Contract          Percentage
        --------                 ----------         --------------------          ----------
            0                        6%                       0                       8%
            1                        6%                       1                       7%
            2                        5%                       2                       6%
            3                        5%                       3                       5%
            4                        4%                       4                       4%
            5                        3%                       5                       3%
            6                        2%                       6                       2%
            7+                       0%                       7                       1%
                                                              8+                      0

         3. Number of Variable Investment Options and Fixed Account Investment Options

         The Multi-Account Contract has eight variable investment options whereas the New Contract has sixty-two variable investment options. The Multi-Account Contract has a Guaranteed Interest Account whereas the New Contract offers five fixed account investment options: one, three, five and seven year guaranteed investment accounts and a dollar cost averaging fixed investment account, except in Florida, Maryland and Oregon where two fixed account investment options are offered: one year guaranteed investment account and a dollar cost averaging fixed investment account. The Multi-Account Contract Guaranteed Interest Account has a credited rate of interest that is subject to change each contract anniversary. The New Contract fixed account investment options have an interest rate guaranteed for the duration of the guaranteed period. See Appendix A in the Multi-Account Contract prospectus and "Fixed Account Investment Options" in the New Contract prospectus.

         4. Minimum Death Benefit

         Differences between Death Benefit of Multi-Account Contract and New Contract are as follows:

         Minimum Death Benefit for Manulife Annuity

         Multi-Account Contract does not have a minimum death benefit. Until a lump-sum distribution is made or an annuity option is elected, the variable policy value will continue to reflect the investment performance of the selected variable account unless a transfer or withdrawal is made by the beneficiary.

         Minimum Death Benefit for New Contracts

The death benefit varies by state and date of issue as follows.

A.       The following death benefit generally applies to contracts issued:

         ON OR AFTER:            IN THE STATES OF:
         May 1, 1998             Alaska, Alabama, Arizona, Arkansas, California, Colorado, Delaware, Georgia,  Hawaii, Idaho,
                                 Illinois, Indiana, Iowa, Kansas, Kentucky, Louisiana, Maine, Michigan, Mississippi, Missouri,
                                 Nebraska, Nevada, New Jersey, New Mexico, North Carolina, North Dakota, Ohio, Oklahoma,
                                 Pennsylvania, Rhode Island, South Carolina, South Dakota, Tennessee, Utah, Vermont, Virginia,
                                 West Virginia, Wisconsin, Wyoming

         June 1, 1998            Connecticut

         July 1, 1998            Minnesota, Montana, District of Columbia

         October 1, 1998         Texas

         February 1, 1999        Massachusetts

         March 15, 1999          Florida, Maryland, Oregon

         November 1, 1999        Washington

         If any owner dies and the oldest owner had an attained age of less than 81 years on the contract date, the death benefit will be determined as follows:

         During the first contract year, the death benefit will be the greater of:

                  -   the contract value or

                  - the sum of all purchase payments made, less any amounts deducted in connection with partial withdrawals.

         During any subsequent contract year, the death benefit will be the greater of:

                  -   the contract value or

                  - the death benefit on the last day of the previous contract year, plus any purchase payments made and less any amounts deducted in connection with partial withdrawals since then.

         If any owner dies on or after his or her 81st birthday, the death benefit will be the greater of:

                  -   the contract value or

                  - the death benefit on the last day of the contract year ending just prior to the owner's 81st birthday, plus any purchase payments made, less amounts deducted in connection with partial withdrawals.

         If any owner dies and the oldest owner had an attained age of 81 years or greater on the contract date, the death benefit will be the greater of:

                  -   the contract value or

                  - the sum of all purchase payments made, less any amounts deducted in connection with partial withdrawals.

B. The following death benefit generally applies to contracts issued in Puerto Rico, and to contracts issued:

         PRIOR TO:               IN THE STATES OF:
         May 1, 1998             Alaska, Alabama, Arizona, Arkansas, California, Colorado, Delaware, Georgia, Hawaii, Idaho,
                                 Illinois, Indiana, Iowa, Kansas, Kentucky, Louisiana, Maine, Michigan, Mississippi, Missouri,
                                 Nebraska, Nevada, New Jersey, New Mexico, North Carolina, North Dakota, Ohio, Oklahoma,
                                 Pennsylvania, Rhode Island, South Carolina, South Dakota, Tennessee, Utah, Vermont, Virginia,
                                 West Virginia, Wisconsin, Wyoming

         June 1, 1998            Connecticut

         July 1, 1998            Minnesota, Montana, District of Columbia

         October 1, 1998         Texas

         February 1 1999         Massachusetts

         March 15, 1999          Florida, Maryland, Oregon

         November 1, 1999        Washington

         If any owner dies on or prior to his or her 85th birthday and the oldest owner had an attained age of less than 81 years on the contract date, the death benefit will be determined as follows:

         During the first contract year, the death benefit will be the greater of:

                  -   the contract value or

                  - the sum of all purchase payments made, less any amounts deducted in connection with partial withdrawals.

         During any subsequent contract year, the death benefit will be the greater of:

                  -   the contract value or

                  - the death benefit on the last day of the previous contract year, plus any purchase payments made and less any amounts deducted in connection with partial withdrawals since then.

         If any owner dies after his or her 85th birthday and the oldest owner had an attained age of less than 81 years on the contract date, the death benefit will be the greater of:

                  -   the contract value or

                  - the sum of all purchase payments made, less any amounts deducted in connection with partial withdrawals.

         If any owner dies and the oldest owner had an attained age greater than 80 on the contract date, the death benefit will be the contract value less any applicable withdrawal charges at the time of payment of benefits. For contracts issued on or after October 1, 1997, we will waive any withdrawal charges applied against the death benefit.

         5. Annuity Purchase Rates

         The annuity purchase rates guaranteed in the New Contract are based on the 1983 Table A projected at Scale G, assume births in year 1942 and reflect an assumed interest rate of 3% per year. The annuity purchase rates guaranteed in the Manulife Annuity Contract are based on the 1983 Individual Annuity Mortality Tables and an assumed interest rate of 4% per year.

         6. Annuity Payments

         Annuity payments under the Multi-Account Contract will be made on a fixed basis only whereas annuity payments under the New Contract may be made on a fixed or variable basis or a combination of fixed and variable bases.

         7. Minimum Guaranteed Interest Rate on Guaranteed Interest Account

         The minimum guaranteed interest rate for the Multi-Account Contract Guaranteed Interest Account is 4% whereas the minimum guaranteed interest rate for the New Contract fixed account investment options is 3%.

                                     * * * *

         Contract owners who do not wish to exchange their Multi-Account Contract Contracts for the New Contracts may continue to make purchase payments to their Multi-Account Contracts. Or, they can keep their Multi-Account Contracts and buy a New Contract to which to apply additional purchase payments.

         The above comparison does not take into account differences between the Multi-Account Contracts, as amended by qualified plan endorsements, and the New Contracts, as amended by similar qualified plan endorsements. Owners using their Multi-Account Contract in connection with a qualified plan should consult a tax advisor. See also the Federal Tax Matters section of this prospectus and the Multi-Account Contract prospectuses.

                                   APPENDIX L

                              QUALIFIED PLAN TYPES

         Set forth below are brief descriptions of the types of qualified plans in connection with which we will issue contracts. Certain potential tax consequences associated with use of the contract in connection with qualified plans are also described. Persons intending to use the contract in connection with qualified plans should consult their tax advisor.

         Individual Retirement Annuities. Section 408 of the Code permits eligible individuals to contribute to an individual retirement program known as an "Individual Retirement Annuity" or "IRA." IRAs are subject to limits on the amounts that may be contributed and deducted, the persons who may be eligible and on the time when distributions may commence. Also, distributions from certain other types of qualified retirement plans may be "rolled over" on a tax-deferred basis into an IRA. The contract may not, however be used in connection with an "Education IRA" under Section 530 of the Code.

         IRAs generally may not provide life insurance coverage, but they may provide a death benefit that equals the greater of the premiums paid and the contract value. The contract provides a death benefit that in certain circumstances may exceed the greater of the purchase payments and the contract value. It is possible that the contract's death benefit could be viewed as providing life insurance coverage with the result that the contract would not be viewed as satisfying the requirements of an IRA.

         Simplified Employee Pensions (SEP-IRAs). Section 408(k) of the Code allows employers to establish simplified employee pension plans for their employees, using the employees' IRAs for such purposes, if certain criteria are met. Under these plans the employer may, within specified limits, make deductible contributions on behalf of the employees to IRAs. As discussed above (see "Individual Retirement Annuities"), there is some uncertainty regarding the treatment of the contract's death benefit for purposes of the tax rules governing IRAs (which would include SEP-IRAs).

         SIMPLE IRAs. Section 408(p) of the Code permits certain small employers to establish "SIMPLE retirement accounts," including SIMPLE IRAs, for their employees. Under SIMPLE IRAs, certain deductible contributions are made by both employees and employers. SIMPLE IRAs are subject to various requirements, including limits on the amounts that may be contributed, the persons who may be eligible, and the time when distributions may commence. As discussed above (see Individual Retirement Annuities), there is some uncertainty regarding the proper characterization of the contract's death benefit for purposes of the tax rules governing IRAs (which would include SIMPLE IRAs).

         Roth IRAs. Section 408A of the Code permits eligible individuals to contribute to a type of IRA known as a "Roth IRA." Roth IRAs are generally subject to the same rules as non-Roth IRAs, but differ in certain respects.

         Among the differences are that contributions to a Roth IRA are not deductible and "qualified distributions" from a Roth IRA are excluded from income. A qualified distribution is a distribution that satisfies two requirements. First, the distribution must be made in a taxable year that is at least five years after the first taxable year for which a contribution to any Roth IRA established for the owner was made. Second, the distribution must be:

         -    made after the owner attains age 59-1/2;

         -    made after the owner's death;

         -    attributable to the owner being disabled; or

         - a qualified first-time homebuyer distribution within the meaning of Section 72(t)(2)(F) of the Code.

         In addition, distributions from Roth IRAs need not commence when the owner attains age 70-1/2 . A Roth IRA may accept a "qualified rollover contribution" from a non-Roth IRA, but a Roth IRA may not accept rollover contributions from other qualified plans.

         As described above (see "Individual Retirement Annuities"), there is some uncertainty regarding the proper characterization of the contract's death benefit for purposes of the tax rules governing IRAs (which include Roth IRAs). Also, the state tax treatment of a Roth IRA may differ from the Federal income tax treatment of a Roth IRA.

         Corporate and Self-Employed ("H.R. 10" and "Keogh") Pension and Profit-Sharing Plans. Sections 401(a) and 403(a) of the Code permit corporate employers to establish various types of tax-favored retirement plans for employees. The Self-Employed Individuals' Tax Retirement Act of 1962, as amended, commonly referred to as "H.R. 10" or "Keogh," permits self-employed individuals also to establish such tax-favored retirement plans for themselves and their employees. Such retirement plans may permit the purchase of the contracts in order to provide benefits under the plans. The contract provides a death benefit that in certain circumstances may exceed the greater of the purchase payments and the contract value. It is possible that the IRS could characterize the death benefit as an "incidental death benefit." There are limitations on the amount of incidental benefits that may be provided under pension and profit sharing plans. In addition, the provision of such benefits may result in current taxable income to participants.

         Tax-Sheltered Annuities. Section 403(b) of the Code permits public school employees and employees of certain types of charitable, educational and scientific organizations specified in Section 501(c)(3) of the Code to have their employers purchase annuity contracts for them and, subject to certain limitations, to exclude the amount of purchase payments from gross income for tax purposes. These annuity contracts are commonly referred to as "tax-sheltered annuities." Purchasers of the contracts for such purposes should seek competent advice as to eligibility, limitations on permissible amounts of purchase payments and other tax consequences associated with the contracts. In particular, purchasers should consider that the contract provides a death benefit that in certain circumstances may exceed the greater of the purchase payments and the contract value. It is possible that the IRS could characterize the death benefit as an "incidental death benefit." If so, the contract owner could be deemed to receive currently taxable income. In addition, there are limitations on the amount of incidental benefits that may be provided under a tax-sheltered annuity. Even if the IRS characterized the benefit under the contract as an incidental death benefit, the death benefit is unlikely to violate those limits unless the purchaser also purchases a life insurance contract as part of his or her tax-sheltered annuity plan.

         Tax-sheltered annuity contracts must contain restrictions on withdrawals of:

         - contributions made pursuant to a salary reduction agreement in years beginning after December 31, 1988,

         -    earnings on those contributions, and

         - earnings after 1988 on amounts attributable to salary reduction contributions (and earnings on those contributions) held as of the last day of the year beginning before January 1, 1989.

These amounts can be paid only if the employee has reached age 59-1/2, separated from service, died, or become disabled (within the meaning of the tax law), or in the case of hardship (within the meaning of the tax law). Amounts permitted to be distributed in the event of hardship are limited to actual contributions; earnings thereon cannot be distributed on account of hardship. Amounts subject to the withdrawal restrictions applicable to Section 403(b)(7) custodial accounts may be subject to more stringent restrictions. (These limitations on withdrawals do not apply to the extent we are directed to transfer some or all of the contract value to the issuer of another tax-sheltered annuity or into a
Section 403(b)(7) custodial account.)

         Deferred Compensation Plans of State and Local Governments and Tax-Exempt Organizations. Section 457 of the Code permits employees of state and local governments and tax-exempt organizations to defer a portion of their compensation without paying current taxes. The employees must be participants in an eligible deferred compensation plan. Generally, a contract purchased by a state or local government or a tax-exempt organization will not be treated as an annuity contract for Federal income tax purposes. The contract will be issued in connection with a Section 457 deferred compensation plan sponsored by a state or local government only if the plan has established a trust to hold plan assets, including the contract.

                                   APPENDIX M


GUARANTEED RETIREMENT INCOME PROGRAM

         The original Guaranteed Retirement Income Program ("GRIP") was available in certain states for contracts issued between May 1, 1998 and June 29, 2001 (except for Ven 7, Ven 8, Ven 3 or Ven 1 contracts). If a contract was issued with GRIP in the state of Washington, the fixed accounts including the DCA fixed investment account are not offered as investment options. However, if the contract was issued without GRIP, then the five fixed accounts are offered as investment options.

         GRIP guarantees a minimum lifetime fixed income benefit in the form of fixed monthly annuity payments. GRIP is based on the aggregate net purchase payments applied to the contract, accumulated at a growth factor, minus an adjustment for any partial withdrawals. The amount of the monthly annuity payment provided by GRIP is determined by applying the Income Base, described below, to the annuity purchase rates in the GRIP Rider. Because the fixed annuity options provided for in the contract are based on the contract value at the time of annuitization and current annuity purchase rates, the amount of the monthly payments under such options may exceed the monthly payments provided by the GRIP Rider. If GRIP is exercised and the annuity payment available under the contract is greater than the monthly payment provided by the GRIP Rider, we will pay the monthly annuity payment available under the contract.


         Income Base. The Income Base is equal to (a) less (b), where:

(a) is the sum of all purchase payments made, accumulated at the growth factor indicated below starting on the date each payment is allocated to the contract, and

(b) is the sum of Income Base reductions on a pro rata basis in connection with partial withdrawals taken, accumulated at the growth factor indicated below starting on the date each deduction occurs.

The growth factor is 6% per annum for annuitant issue ages up to age 75, and 4% per annum for annuitant issue ages 76 or older. The growth factor is reduced to 0% once the annuitant has attained age 85. Income Base reduction on a pro rata basis is equal to the Income Base immediately prior to a partial withdrawal multiplied by the percentage reduction in contract value resulting from a partial withdrawal.

         GRIP can only be elected at issue and, once elected, is irrevocable.

         The Income Base is also reduced for any withdrawal charge remaining on the date GRIP is exercised. We reserve the right to reduce the Income Base by any premium taxes that may apply.

         The Income Base is used solely for purposes of calculating GRIP and does not provide a contract value or guarantee performance of any investment option.

         Step-Up of Income Base. Within 30 days immediately following any contract anniversary, you may elect to step-up the Income Base to the contract value on that contract anniversary by sending us a written request. If you elect to step-up the Income Base, the earliest date that you may exercise GRIP is extended to the seventh contract anniversary following the most recent date the Income Base was stepped-up to contract value (the "Step-Up Date").

         Following a step-up of the Income Base, the Income Base as of the Step-Up Date is equal to the contract value on the Step-Up Date. For purposes of subsequent calculation of the Income Base, the contract value on the Step-Up Date will be treated as a purchase payment made on that date. In addition, all purchase payments made and all amounts deducted in connection with partial withdrawals prior to the Step-Up Date will not be considered in determining the Income Base.

         Conditions of Exercise of GRIP. GRIP may be exercised subject to the following conditions:

         1. GRIP must be exercised within 30 days immediately following an Election Date. An Election Date is the seventh or later contract anniversary following the date GRIP is elected or, in the case of a step-up of the Income Base, the seventh or later contract anniversary following the Step-Up Date.

         2. GRIP must be exercised by the later of (i) the contract anniversary immediately prior to the annuitant's 85th birthday or (ii) the tenth contract anniversary.

         Monthly Income Factors. GRIP may be used to purchase a guaranteed lifetime income under the following annuity options: (1) Life Annuity with a 10-Year Period Certain or (2) Joint and Survivor Life Annuity with a 20-Year Period Certain.

         OPTION 1: LIFE ANNUITY WITH A 10-YEAR PERIOD CERTAIN - An annuity with payments guaranteed for 10 years and continuing thereafter during the lifetime of the annuitant. Since payments are guaranteed for 10 years, annuity payments will be made to the end of such period if the annuitant dies prior to the end of the tenth year.

         OPTION 2: JOINT & SURVIVOR LIFE ANNUITY WITH A 20-YEAR PERIOD CERTAIN - An annuity with payments guaranteed for 20 years and continuing thereafter during the lifetime of the annuitant and a designated co-annuitant. Since payments are guaranteed for 20 years, annuity payments will be made to the end of such period if both the annuitant and the co-annuitant die prior to the end of the twentieth year.

         The monthly income factors depend upon the annuitant's (and co-annuitant's, if any) sex and age (nearest birthday) and the annuity option selected. The factors are based on the 1983 Table A projected at Scale G, and reflect an assumed interest rate of 3% per year. The annuitant may only be changed to an individual that is the same age or younger than the current annuitant. [Unisex rates are used when determining the monthly income factor for employer-sponsored qualified contracts]


         The use of GRIP is limited in connection with qualified plans, including an IRA, because of the minimum distribution requirements imposed by Federal tax law on these plans. In general, if GRIP is not exercised on or before the date required minimum distribution must begin under a qualified plan, you or your beneficiary may be unable to exercise the GRIP benefit.


         Hence, you should consider that since (a) GRIP may not be exercised until the 7th contract anniversary after its election and (b) the election of GRIP is irrevocable, there can be circumstances under a qualified plan in which you will be charged an annual GRIP fee (discussed further below), notwithstanding that neither you nor your beneficiary may be able to exercise GRIP because of the restrictions imposed by the minimum distribution requirements. In light of the foregoing, if you plan to exercise GRIP after your required minimum distribution beginning date under a qualified plan, you should consider whether GRIP is appropriate for your circumstances. Please consult your advisor.


         In order to comply with applicable Federal income tax laws, in some circumstances, we will shorten the guarantee period under an annuity option so that it does not exceed the life expectancy of the annuitant, or the joint life expectancy of the joint annuitants, depending on the annuity option chosen. Once the guarantee period is shortened upon exercise of GRIP, it will not be further reduced. The guarantee period will never be increased based on the life expectancy of the annuitant or at any other time or due to any other event.


         Illustrated below are GRIP amounts per $100,000 of initial purchase payments, for a male annuitant and a female co-annuitant both age 60 (at issue), on contract anniversaries as indicated below, assuming no subsequent purchase payments or withdrawals and assuming there was no step-up of the Income Base.

                                  GRIP-Annual Income Life           GRIP-Annual Income Joint &
Contract Anniversary            Annuity with 10 Year Period        Survivor Life Annuity with 20
     at Election                           Certain                      Year Period Certain
     -----------                           -------                      -------------------
          7                                $ 9,797                             $ 7,830
         10                                $12,593                             $ 9,842
         15                                $19,124                             $14,293

         GRIP Fee. The risk assumed by us associated with GRIP is that the annuity benefits payable under GRIP are greater than the annuity benefits that would have been payable had the owner selected another annuity benefit permitted by the contract (see "ANNUITY PROVISIONS"). To compensate us for this risk, we charge an annual GRIP Fee (the "GRIP" Fee). On or before the Maturity Date, the GRIP Fee is deducted on each contract anniversary. The amount of the GRIP Fee is equal to 0.25% multiplied by the Income Base in effect on that contract anniversary. The fee is withdrawn from each investment option in the same proportion that the value of the investment account of each investment option bears to the contract value.

         In the case of full withdrawal of contract value on any date other than the contract anniversary, we will deduct the GRIP Fee from the amount paid upon withdrawal. In the case of a full withdrawal, the GRIP Fee is equal to 0.25% multiplied by the Income Base immediately prior to withdrawal. The GRIP Fee will not be deducted during the annuity period. For purposes of determining the Rider Fee, annuity payment commencement shall be treated as a full withdrawal.

         GRIP DOES NOT PROVIDE CONTRACT VALUE OR GUARANTEE PERFORMANCE OF ANY INVESTMENT OPTION. BECAUSE THIS BENEFIT IS BASED ON CONSERVATIVE ACTUARIAL FACTORS, THE LEVEL OF LIFETIME INCOME THAT IT GUARANTEES MAY OFTEN BE LESS THAN THE LEVEL THAT WOULD BE PROVIDED BY APPLICATION OF CONTRACT VALUE AT CURRENT ANNUITY FACTORS. THEREFORE, GRIP SHOULD BE REGARDED AS A SAFETY NET. AS DESCRIBED ABOVE UNDER "GUARANTEED RETIREMENT INCOME PROGRAM," WITHDRAWALS WILL REDUCE GRIP.

TERMINATION OF GRIP

         GRIP will terminate upon the earliest to occur of:

         (a) the contract anniversary immediately prior to the oldest annuitant's 85th birthday or the tenth contract anniversary, if later;

         (b)  termination of the contract for any reason; or

         (c)  exercise of GRIP.

                                     PART B



                            INFORMATION REQUIRED IN A

                       STATEMENT OF ADDITIONAL INFORMATION

                       STATEMENT OF ADDITIONAL INFORMATION

                                TABLE OF CONTENTS

General Information and History....................................................................................    3
Performance Data...................................................................................................    3
Services
    Independent Auditors...........................................................................................   22
    Servicing Agent................................................................................................   22
    Principal Underwriter..........................................................................................   22
Audited Financial Statements.......................................................................................   23

                         GENERAL INFORMATION AND HISTORY

         The Manufacturers Life Insurance Company (U.S.A.) Separate Account H ("VARIABLE ACCOUNT") is a separate investment account of The Manufacturers Life Insurance Company (U.S.A.) ("WE" or "US" or "MANULIFE U.S.A."). We are a stock life insurance company incorporated in Maine on August 20, 1955 by a special act of the Maine legislature and redomesticated under the laws of Michigan. Our principal office is located at 38500 Woodward Avenue, Bloomfield Hills, Michigan 48304. Our ultimate parent is Manulife Financial Corporation ("MFC"), a publicly traded company based in Toronto, Canada. MFC is the holding company of The Manufacturers Life Insurance Company and its subsidiaries, collectively known as Manulife Financial.

         The Variable Account was established on August 24, 1984 as a separate account of The Manufacturers Life Insurance Company of North America ("Manulife North America"), another wholly-owned subsidiary of MFC which on January 1, 2002 merged into Manulife U.S.A. As a result of this merger, Manulife U.S.A. became the owner of all of Manulife North America's assets, including the assets of the Variable Account and assumed all of Manulife North America's obligations including those under the contracts. The merger had no other effect on the terms and conditions of the contracts or on your allocations among investment options.

         Our financial statements which are included in the Statement of Additional Information should be considered only as bearing on our ability to meet our obligations under the contracts. They should not be considered as bearing on the investment performance of the assets held in the Variable Account.

                                PERFORMANCE DATA

         Each of the sub-accounts may in its advertising and sales materials quote total return figures. The sub-accounts may advertise both "standardized" and "non-standardized" total return figures, although standardized figures will always accompany non-standardized figures. Non-standardized total return figures may be quoted assuming both:

         -        redemption at the end of the time period, and

         -        no redemption at the end of the time period.

Standardized figures include total return figures from:

         - the inception date of the sub-account of the Variable Account which invests in the portfolio, or

         -        ten years, whichever period is shorter.

Non-standardized figures include total return figures from:

         -        inception date of the portfolio, or

         -        ten years, whichever period is shorter.

         Such figures will always include the average annual total return for recent one year and, when applicable, five and ten year periods, and where less than ten years, the inception date of the sub-account, in the case of standardized returns, and the inception date of the portfolio, in the case of non-standardized returns. Where the period since inception is less than one year, the total return quoted will be the aggregate total return for the period. The average annual total return is the average annual compounded rate of return that equates a purchase payment to the market value of such purchase payment on the last day of the period for which such return is calculated. The aggregate total return is the percentage change (not annualized) that equates a purchase payment to the market value of such purchase payment on the last day of the period for which such return is calculated. For purposes of the calculations it is assumed that an initial payment of $1,000 is made on the first day of the period for which the return is calculated.

         In calculating standardized return figures, all recurring charges (all asset charges - mortality and expense risk fees, administrative fees) are reflected, and the asset charges are reflected in changes in unit values. Standardized total return figures will be quoted assuming redemption at the end of the period. Non-standardized total return figures reflecting redemption at the end of the time period are calculated on the same basis as the standardized returns. Non-standardized total return figures not reflecting redemption at the end of the time period are calculated on the same basis as the standardized returns except that the calculations assume no redemption at the end of the period and do not reflect deduction of the annual contract fee. We believe such non-standardized figures not reflecting redemptions at the end of the time period are useful to contract owners who wish to assess the performance of an ongoing contract of the size that is meaningful to the individual contract owner.

         For total return figures quoted for periods prior to the commencement of the offering of the contract, standardized performance data will be the historical performance of the Trust or Merrill Variable Funds portfolio from the date the applicable sub-account of the Variable Account first became available for investment under other contracts offered by us; adjusted to reflect current contract charges. In the case of non-standardized performance, performance figures will be the historical performance of the Trust or Merrill Variable Funds portfolio from the inception date of the portfolio (or in the case of the Trust portfolios created in connection with the merger of Manulife Series Fund, Inc. into the Trust, the inception date of the applicable predecessor Manulife Series Fund, Inc. portfolio), adjusted to reflect current contract charges.


                STANDARDIZED AVERAGE ANNUAL TOTAL RETURN FIGURES(C)
                       CALCULATED AS OF SEPTEMBER 30, 2001
               (NOT REFLECTING THE OPTIONAL GEM AND GRIP II FEES)


                                                                                SINCE INCEPTION
                                                                                  OR 10 YEARS,        INCEPTION
PORTFOLIO                                      1 YEAR           5 YEAR        WHICHEVER IS SHORTER      DATE(A)
---------                                      ------           ------        --------------------      -------
Internet Technologies                          -78.47%           N/A                -66.83%            05/01/00
Pacific Rim Emerging Markets                   -39.48%           N/A                -13.38%            01/01/97
Telecommunications                               N/A             N/A                -49.95%            04/30/01
Science & Technology                           -71.92%           N/A                 -4.16%            01/01/97
International Small Cap                        -53.88%         -3.27%                -2.20%            03/04/96
Health Sciences                                  N/A             N/A                 -9.65%            04/30/01
Aggressive Growth                              -49.06%           N/A                 -3.73%            01/01/97
Emerging Small Company                         -53.90%           N/A                  2.04%            01/01/97
Small Company Blend                            -42.43%           N/A                -12.06%            05/03/99
Dynamic Growth                                 -66.55%           N/A                -55.93%            05/01/00
Mid Cap Growth                                   N/A             N/A                -38.59%            04/30/01
Mid Cap Opportunities                            N/A             N/A                -36.20%            04/30/01
Mid Cap Stock                                  -40.05%           N/A                -15.86%            05/03/99
All Cap Growth                                 -52.84%          2.51%                 3.09%            03/04/96
Financial Services                               N/A             N/A                -20.27%            04/30/01
Overseas                                       -36.65%         -3.19%                -0.49%            01/09/95
International Stock                            -36.59%           N/A                 -3.90%            01/01/97
International Value                            -24.96%           N/A                -12.99%            05/03/99

Capital Appreciation                             N/A             N/A                -42.35%            11/01/00
Strategic Opportunities                        -36.98%          1.30%                 7.60%            06/18/85
Quantitative Mid Cap                             N/A             N/A                -30.81%            04/30/01
Global Equity                                  -21.03%          3.32%                 5.89%            03/18/88
Strategic Growth                                 N/A             N/A                -30.44%            04/30/01
Growth                                         -50.70%         -0.44%                 1.19%            07/15/96
Large Cap Growth                               -39.18%          1.20%                 5.29%            08/03/89
All Cap Value                                    N/A             N/A                -19.60%            04/30/01
Capital Opportunities                            N/A             N/A                -31.19%            04/30/01
Quantitative Equity                            -40.58%           N/A                  6.48%            01/01/97
Blue Chip Growth                               -36.47%          6.33%                 7.03%            12/11/92
Utilities                                        N/A             N/A                -30.07%            04/30/01
Real Estate Securities                           0.12%           N/A                  1.11%            01/01/97
Small Company Value                            -11.20%           N/A                 -3.50%            10/01/97
Mid Cap Value                                    N/A             N/A                -13.02%            04/30/01
Value                                            1.14%           N/A                  4.43%            01/01/97
Tactical Allocation                            -29.54%           N/A                -21.80%            05/01/00
Fundamental Value                                N/A             N/A                -20.35%            04/30/01
Growth & Income                                -28.82%          8.05%                10.58%            04/23/91
U.S. Large Cap Value                           -23.47%           N/A                 -8.35%            05/03/99
Equity-Income                                   -4.47%          8.45%                10.29%            02/19/93
Income & Value                                 -15.83%          5.21%                 6.84%            08/03/89
Balanced                                       -30.37%           N/A                 -1.91%            01/01/97
High Yield                                     -19.88%           N/A                 -1.37%            01/01/97
Strategic Bond                                   0.97%          3.78%                 5.63%            02/19/93
Global Bond                                      0.54%          0.47%                 4.89%            03/18/88
Total Return                                     5.99%           N/A                  3.99%            05/03/99
Investment Quality Bond                          3.46%          5.05%                 5.69%            06/18/85
Diversified Bond                                 3.57%          6.48%                 6.93%            08/03/89
U.S. Government Securities                       4.02%          5.11%                 5.44%            03/18/88
Money Market                                    -2.44%          2.80%                 3.06%            06/18/85
Small Cap Index                                -27.31%           N/A                -19.89%            05/01/00
International Index                            -33.82%           N/A                -29.19%            05/01/00

Mid Cap Index                                  -24.67%           N/A                -12.36%            05/01/00
Total Stock Market Index                       -33.26%           N/A                -25.41%            05/01/00
500 Index                                      -31.66%           N/A                -24.97%            05/01/00
Lifestyle Aggressive 1000                      -33.42%           N/A                 -2.97%            01/07/97
Lifestyle Growth 820                           -26.85%           N/A                  0.21%            01/07/97
Lifestyle Balanced 640                         -18.53%           N/A                  2.31%            01/07/97
Lifestyle Moderate 460                         -11.45%           N/A                  3.98%            01/07/97
Lifestyle Conservative 280                      -3.23%           N/A                  5.19%            01/07/97
Merrill Lynch Small Cap Value
  Focus - Class B                               -9.84%           N/A                  3.30%            10/13/97
Merrill Lynch Basic Value Focus - Class B      -15.79%           N/A                  2.62%            10/13/97
Merrill Lynch Developing Capital Markets       -36.56%           N/A               - 16.39%            10/13/97
Focus - Class B



(A) Inception date of the sub-account of the Variable Account which invests in the portfolio.


(B) 10 year average annual return.

(C) See charts below for Ven 7 and Ven 8 contracts total return figures

             NON-STANDARDIZED AVERAGE ANNUAL TOTAL RETURN FIGURES(C)
               (ASSUMING REDEMPTION AT THE END OF THE TIME PERIOD)
                       CALCULATED AS OF SEPTEMBER 30, 2001
               (NOT REFLECTING THE OPTIONAL GEM AND GRIP II FEES)


                                                                                SINCE INCEPTION
                                                                                  OR 10 YEARS,        INCEPTION
PORTFOLIO                                      1 YEAR           5 YEAR        WHICHEVER IS SHORTER      DATE(A)
---------                                      ------           ------        --------------------      -------
Internet Technologies                          -78.47%           N/A                -66.83%            05/01/00
Pacific Rim Emerging Markets                   -39.48%        -12.70%                -7.67%            10/04/94
Telecommunications                               N/A             N/A                -49.95%            04/30/01
Science & Technology                           -71.92%           N/A                 -4.16%            01/01/97
International Small Cap                        -53.88%         -3.27%                -2.20%            03/04/96
Health Sciences                                  N/A             N/A                 -9.65%            04/30/01
Aggressive Growth                              -49.06%           N/A                 -3.73%            01/01/97
Emerging Small Company                         -53.90%           N/A                  2.04%            01/01/97
Small Company Blend                            -42.43%           N/A                -12.06%            05/03/99
Dynamic Growth                                 -66.55%           N/A                -55.93%            05/01/00
Mid Cap Growth                                   N/A             N/A                -38.59%            04/30/01
Mid Cap Opportunities                            N/A             N/A                -36.20%            04/30/01
Mid Cap Stock                                  -40.05%           N/A                -15.86%            05/03/99
All Cap Growth                                 -52.84%          2.51%                 3.09%            03/04/96
Financial Services                               N/A             N/A                -20.27%            04/30/01
Overseas                                       -36.65%         -3.19%                -0.49%            01/09/95
International Stock                            -36.59%           N/A                 -3.90%            01/01/97
International Value                            -24.96%           N/A                -12.99%            05/03/99
Capital Appreciation                             N/A             N/A                -42.35%            11/01/00
Strategic Opportunities                        -36.98%          1.30%                 7.60%            06/18/85
Quantitative Mid Cap                             N/A             N/A                -30.81%            04/30/01
Global Equity                                  -21.03%          3.32%                 5.89%            03/18/88
Strategic Growth                                 N/A             N/A                -30.44%            04/30/01
Growth                                         -50.70%         -0.44%                 1.19%            07/15/96
Large Cap Growth                               -39.18%          1.20%                 5.29%            08/03/89
All Cap Value                                    N/A             N/A                -19.60%            04/30/01
Capital Opportunities                            N/A             N/A                -31.19%            04/30/01
Quantitative Equity                            -40.58%          7.14%                 9.29%            04/30/87

Blue Chip Growth                               -36.47%          6.33%                 7.03%            12/11/92
Utilities                                        N/A             N/A                -30.07%            04/30/01
Real Estate Securities                           0.12%          4.39%                 9.56%            04/30/87
Small Company Value                            -11.20%           N/A                 -3.50%            10/01/97
Mid Cap Value                                    N/A             N/A                -13.02%            04/30/01
Value                                            1.14%           N/A                  4.43%            01/01/97
Tactical Allocation                            -29.54%           N/A                -21.80%            05/01/00
Fundamental Value                                N/A             N/A                -20.35%            04/30/01
Growth & Income                                -28.82%          8.05%                10.58%            04/23/91
U.S. Large Cap Value                           -23.47%           N/A                 -8.35%            05/03/99
Equity-Income                                   -4.47%          8.45%                10.29%            02/19/93
Income & Value                                 -15.83%          5.21%                 6.84%            08/03/89
Balanced                                       -30.37%           N/A                 -1.91%            01/01/97
High Yield                                     -19.88%           N/A                 -1.37%            01/01/97
Strategic Bond                                   0.97%          3.78%                 5.63%            02/19/93
Global Bond                                      0.54%          0.47%                 4.89%            03/18/88
Total Return                                     5.99%           N/A                  3.99%            05/03/99
Investment Quality Bond                          3.46%          5.05%                 5.69%            06/18/85
Diversified Bond                                 3.57%          6.48%                 6.93%            08/03/89
U.S. Government Securities                       4.02%          5.11%                 5.44%            03/18/88
Money Market                                    -2.44%          2.80%                 3.06%            06/18/85
Small Cap Index                                -27.31%           N/A                -19.89%            05/01/00
International Index                            -33.82%           N/A                -29.19%            05/01/00
Mid Cap Index                                  -24.67%           N/A                -12.36%            05/01/00
Total Stock Market Index                       -33.26%           N/A                -25.41%            05/01/00
500 Index                                      -31.66%           N/A                -24.97%            05/01/00
Lifestyle Aggressive 1000                      -33.42%           N/A                 -2.97%            01/07/97
Lifestyle Growth 820                           -26.85%           N/A                  0.21%            01/07/97
Lifestyle Balanced 640                         -18.53%           N/A                  2.31%            01/07/97
Lifestyle Moderate 460                         -11.45%           N/A                  3.98%            01/07/97
Lifestyle Conservative 280                      -3.23%           N/A                  5.19%            01/07/97
Merrill Lynch Small Cap Value
  Focus - Class B                               -9.84%           N/A                  3.30%            10/13/97

Merrill Lynch Basic Value  Focus - Class B     -15.79%           N/A                  2.62%            10/13/97

Merrill Lynch Developing Capital Markets       -36.56%           N/A                -16.39%            10/13/97
Focus - Class B


(A) Performance for each of these sub-accounts is based upon the historical performance of the portfolio, adjusted to reflect current contract charges. On December 31, 1996, Manulife Series Fund, Inc. merged with the Trust. Performance for each of these sub-accounts is based on the historical performance of the respective predecessor Manulife Series Fund, Inc. portfolio for periods prior to December 31, 1996.

(B) 10 year average annual return.

(C) See charts below for Ven 7 and Ven 8 contracts total return figures.

             NON-STANDARDIZED AVERAGE ANNUAL TOTAL RETURN FIGURES(C)
             (ASSUMING NO REDEMPTION AT THE END OF THE TIME PERIOD)
                       CALCULATED AS OF SEPTEMBER 30, 2001
               (NOT REFLECTING THE OPTIONAL GEM AND GRIP II FEES)



                                                                                SINCE INCEPTION
                                                                                  OR 10 YEARS,        INCEPTION
PORTFOLIO                                      1 YEAR           5 YEAR        WHICHEVER IS SHORTER      DATE(A)
---------                                      ------           ------        --------------------      -------
Internet Technologies                          -77.69%           N/A                -65.97%            05/01/00
Pacific Rim Emerging Markets                   -36.20%        -12.06%                -7.39%            10/04/94
Telecommunications                               N/A             N/A                -47.35%            04/30/01
Science & Technology                           -70.72%           N/A                 -3.40%            01/01/97
International Small Cap                        -51.52%         -2.53%                -1.68%            03/04/96
Health Sciences                                  N/A             N/A                 -4.48%            04/30/01
Aggressive Growth                              -46.39%           N/A                 -2.95%            01/01/97
Emerging Small Company                         -51.54%           N/A                  2.85%            01/01/97
Small Company Blend                            -39.34%           N/A                -10.37%            05/03/99
Dynamic Growth                                 -65.00%           N/A                -54.51%            05/01/00
Mid Cap Growth                                   N/A             N/A                -35.26%            04/30/01
Mid Cap Opportunities                            N/A             N/A                -32.71%            04/30/01
Mid Cap Stock                                  -36.81%           N/A                -14.26%            05/03/99
All Cap Growth                                 -50.42%          3.26%                 3.60%            03/04/96
Financial Services                               N/A             N/A                -15.77%            04/30/01
Overseas                                       -33.19%         -2.44%                -0.18%            01/09/95
International Stock                            -33.13%           N/A                 -3.13%            01/01/97
International Value                            -20.76%           N/A                -11.32%            05/03/99
Capital Appreciation                             N/A             N/A                -39.26%            11/01/00
Strategic Opportunities                        -33.55%          2.09%                 7.63%            06/18/85
Quantitative Mid Cap                             N/A             N/A                -26.99%            04/30/01
Global Equity                                  -16.58%          4.05%                 5.92%            03/18/88
Strategic Growth                                 N/A             N/A                -26.59%            04/30/01
Growth                                         -48.15%          0.33%                 1.76%            07/15/96
Large Cap Growth                               -35.89%          1.99%                 5.32%            08/03/89
All Cap Value                                    N/A             N/A                -15.05%            04/30/01
Capital Opportunities                            N/A             N/A                -27.38%            04/30/01
Quantitative Equity                            -37.38%          7.78%                 9.32%            04/30/87

Blue Chip Growth                               -33.00%          6.99%                 7.06%            12/11/92
Utilities                                        N/A             N/A                -26.19%            04/30/01
Real Estate Securities                           5.92%          5.10%                 9.59%            04/30/87
Small Company Value                             -6.12%           N/A                 -2.34%            10/01/97
Mid Cap Value                                    N/A             N/A                 -8.06%            04/30/01
Value                                            7.01%           N/A                  5.18%            01/01/97
Tactical Allocation                            -25.63%           N/A                -18.73%            05/01/00
Fundamental Value                                N/A             N/A                -15.85%            04/30/01
Growth & Income                                -24.86%          8.67%                10.61%            04/23/91
U.S. Large Cap Value                           -19.17%           N/A                 -6.56%            05/03/99
Equity-Income                                    1.04%          9.06%                10.33%            02/19/93
Income & Value                                 -11.05%          5.89%                 6.88%            08/03/89
Balanced                                       -26.51%           N/A                 -1.11%            01/01/97
High Yield                                     -15.35%           N/A                 -0.56%            01/01/97
Strategic Bond                                   6.82%          4.51%                 5.68%            02/19/93
Global Bond                                      6.37%          1.26%                 4.92%            03/18/88
Total Return                                    12.04%           N/A                  5.99%            05/03/99
Investment Quality Bond                          9.48%          5.74%                 5.73%            06/18/85
Diversified Bond                                 9.59%          7.14%                 6.97%            08/03/89
U.S. Government Securities                      10.07%          5.80%                 5.47%            03/18/88
Money Market                                     3.19%          3.55%                 3.10%            06/18/85
Small Cap Index                                -23.26%           N/A                -16.72%            05/01/00
International Index                            -30.19%           N/A                -26.47%            05/01/00
Mid Cap Index                                  -20.45%           N/A                 -8.84%            05/01/00
Total Stock Market Index                       -29.59%           N/A                -22.51%            05/01/00
500 Index                                      -27.88%           N/A                -22.04%            05/01/00
Lifestyle Aggressive 1000                      -29.75%           N/A                 -2.17%            01/07/97
Lifestyle Growth 820                           -22.76%           N/A                  1.04%            01/07/97
Lifestyle Balanced 640                         -13.92%           N/A                  3.12%            01/07/97
Lifestyle Moderate 460                          -6.38%           N/A                  4.75%            01/07/97
Lifestyle Conservative 280                       2.36%           N/A                  5.93%            01/07/97
Merrill Lynch Small Cap Value  Focus -          -4.67%           N/A                  4.49%            10/13/97
Class B

Merrill Lynch Basic Value  Focus - Class       -11.00%           N/A                  3.81%            10/13/97
B

Merrill Lynch Developing Capital Markets       -33.10%           N/A                -15.45%            10/13/97
Focus - Class B


(A) Performance for each of these sub-accounts is based upon the historical performance of the portfolio, adjusted to reflect current contract charges. On December 31, 1996, Manulife Series Fund, Inc. merged with the Trust. Performance for each of these sub-accounts is based on the historical performance of the respective predecessor Manulife Series Fund, Inc. portfolio for periods prior to December 31, 1996.

(B) 10 year average annual return.

(D) See charts below for Ven 7 and Ven 8 contracts total return figures.

                STANDARDIZED AVERAGE ANNUAL TOTAL RETURN FIGURES
                       CALCULATED AS OF SEPTEMBER 30, 2001
                 (REFLECTING THE OPTIONAL GEM AND GRIP II FEES)


                                                                                SINCE INCEPTION
                                                                                  OR 10 YEARS,        INCEPTION
PORTFOLIO                                      1 YEAR           5 YEAR        WHICHEVER IS SHORTER      DATE(A)
---------                                      ------           ------        --------------------       -----
Internet Technologies                          -78.96%           N/A                -55.54%            05/01/00
Pacific Rim Emerging Markets                   -40.05%           N/A                -14.29%            01/01/97
Telecommunications                               N/A             N/A                -50.43%            04/30/01
Science & Technology                           -72.43%           N/A                 -4.74%            01/01/97
International Small Cap                        -54.42%         -3.92%                -2.87%            03/04/96
Health Sciences                                  N/A             N/A                -10.16%            04/30/01
Aggressive Growth                              -49.61%           N/A                 -4.43%            01/01/97
Emerging Small Company                         -54.43%           N/A                  1.39%            01/01/97
Small Company Blend                            -42.99%           N/A                -12.80%            05/03/99
Dynamic Growth                                 -67.06%           N/A                -46.40%            05/01/00
Mid Cap Growth                                   N/A             N/A                -39.07%            04/30/01
Mid Cap Opportunities                            N/A             N/A                -36.68%            04/30/01
Mid Cap Stock                                  -40.62%           N/A                -16.69%            05/03/99
All Cap Growth                                 -53.39%          1.89%                 2.44%            03/04/96
Financial Services                               N/A             N/A                -20.77%            04/30/01
Overseas                                       -37.22%         -3.88%                -1.19%            01/09/95
International Stock                            -37.16%           N/A                 -4.60%            01/01/97
International Value                            -25.55%           N/A                -13.79%            05/03/99
Capital Appreciation                             N/A             N/A                -42.90%            11/01/00
Strategic Opportunities                        -37.55%          0.67%                 6.99%            06/18/85
Quantitative Mid Cap                             N/A             N/A                -31.30%            04/30/01
Global Equity                                  -21.64%          2.66%                 5.25%            03/18/88
Strategic Growth                                 N/A             N/A                -30.93%            04/30/01
Growth                                         -51.25%         -1.03%                 0.56%            07/15/96
Large Cap Growth                               -39.75%          0.58%                 4.65%            08/03/89
All Cap Value                                    N/A             N/A                -20.10%            04/30/01
Capital Opportunities                            N/A             N/A                -31.68%            04/30/01
Quantitative Equity                            -41.15%           N/A                  5.87%            01/01/97

Blue Chip Growth                               -37.04%          5.72%                 6.36%            12/11/92
Utilities                                        N/A             N/A                -30.56%            04/30/01
Real Estate Securities                          -0.53%           N/A                  0.36%            01/01/97
Small Company Value                            -11.83%           N/A                 -4.27%            10/01/97
Mid Cap Value                                    N/A             N/A                -13.52%            04/30/01
Value                                            0.49%           N/A                  3.71%            01/01/97
Tactical Allocation                            -30.13%           N/A                -21.88%            05/01/00
Fundamental Value                                N/A             N/A                -20.85%            04/30/01
Growth & Income                                -29.41%          7.46%                10.00%            04/23/91
U.S. Large Cap Value                           -24.07%           N/A                 -9.13%            05/03/99
Equity-Income                                   -5.11%          7.80%                 9.67%            02/19/93
Income & Value                                 -16.45%          4.54%                 6.19%            08/03/89
Balanced                                       -30.96%           N/A                 -2.60%            01/01/97
High Yield                                     -20.49%           N/A                 -2.09%            01/01/97
Strategic Bond                                   0.32%          3.06%                 4.91%            02/19/93
Global Bond                                     -0.10%         -0.25%                 4.20%            03/18/88
Total Return                                     5.29%           N/A                  3.14%            05/03/99
Investment Quality Bond                          2.81%          4.34%                 4.99%            06/18/85
Diversified Bond                                 2.91%          5.79%                 6.25%            08/03/89
U.S. Government Securities                       3.36%          4.39%                 4.72%            03/18/88
Money Market                                    -3.09%          2.07%                 2.28%            06/18/85
Small Cap Index                                -27.90%           N/A                -19.02%            05/01/00
International Index                            -34.40%           N/A                -23.28%            05/01/00
Mid Cap Index                                  -25.27%           N/A                -17.58%            05/01/00
Total Stock Market Index                       -33.84%           N/A                -21.83%            05/01/00
500 Index                                      -32.24%           N/A                -21.43%            05/01/00
Lifestyle Aggressive 1000                      -34.00%           N/A                 -3.67%            01/07/97
Lifestyle Growth 820                           -27.44%           N/A                 -0.47%            01/07/97
Lifestyle Balanced 640                         -19.14%           N/A                  1.59%            01/07/97
Lifestyle Moderate 460                         -12.07%           N/A                  3.27%            01/07/97
Lifestyle Conservative 280                      -3.87%           N/A                  4.47%            01/07/97
Merrill Lynch Small Cap Value  Focus -         -10.46%           N/A                  2.45%            10/13/97
Class B

Merrill Lynch Basic Value  Focus - Class       -16.41%           N/A                  1.88%            10/13/97
B

Merrill Lynch Developing Capital Markets       -37.13%           N/A                -17.30%            10/13/97
Focus - Class B


(A) Inception date of the sub-account of the Variable Account which invests in the portfolio.

(B) 10 year average annual return.

              NON-STANDARDIZED AVERAGE ANNUAL TOTAL RETURN FIGURES
               (ASSUMING REDEMPTION AT THE END OF THE TIME PERIOD)
                       CALCULATED AS OF SEPTEMBER 30, 2001
              (REFLECTING THE OPTIONAL GEM AND GRIP II RIDER FEES)


                                                                                SINCE INCEPTION
                                                                                  OR 10 YEARS,         INCEPTION
PORTFOLIO                                      1 YEAR           5 YEAR        WHICHEVER IS SHORTER      DATE(A)
---------                                      ------           ------        --------------------      -------
Internet Technologies                          -78.96%           N/A                -55.54%            05/01/00
Pacific Rim Emerging  Markets                  -40.05%        -13.59%                -8.54%            10/04/94
Telecommunications                               N/A             N/A                -50.43%            04/30/01
Science & Technology                           -72.43%           N/A                 -4.74%            01/01/97
International Small Cap                        -54.42%         -3.92%                -2.87%            03/04/96
Health Sciences                                  N/A             N/A                -10.16%            04/30/01
Aggressive Growth                              -49.61%           N/A                 -4.43%            01/01/97
Emerging Small Company                         -54.43%           N/A                  1.39%            01/01/97
Small Company Blend                            -42.99%           N/A                -12.80%            05/03/99
Dynamic Growth                                 -67.06%           N/A                -46.40%            05/01/00
Mid Cap Growth                                   N/A             N/A                -39.07%            04/30/01
Mid Cap Opportunities                            N/A             N/A                -36.68%            04/30/01
Mid Cap Stock                                  -40.62%           N/A                -16.69%            05/03/99
All Cap Growth                                 -53.39%          1.89%                 2.44%            03/04/96
Financial Services                               N/A             N/A                -20.77%            04/30/01
Overseas                                       -37.22%         -3.88%                -1.19%            01/09/95
International Stock                            -37.16%           N/A                 -4.60%            01/01/97
International Value                            -25.55%           N/A                -13.79%            05/03/99
Capital Appreciation                             N/A             N/A                -42.90%            11/01/00
Strategic Opportunities                        -37.55%          0.67%                 6.99%            06/18/85
Quantitative Mid Cap                             N/A             N/A                -31.30%            04/30/01
Global Equity                                  -21.64%          2.66%                 5.25%            03/18/88
Strategic Growth                                 N/A             N/A                -30.93%            04/30/01
Growth                                         -51.25%         -1.03%                 0.56%            07/15/96
Large Cap Growth                               -39.75%          0.58%                 4.65%            08/03/89
All Cap Value                                    N/A             N/A                -20.10%            04/30/01
Capital Opportunities                            N/A             N/A                -31.68%            04/30/01
Quantitative Equity                            -41.15%          6.55%                 8.61%            04/30/87

Blue Chip Growth                               -37.04%          5.72%                 6.36%            12/11/92
Utilities                                        N/A             N/A                -30.56%            04/30/01
Real Estate Securities                          -0.53%          3.69%                 8.90%            04/30/87
Small Company Value                            -11.83%           N/A                 -4.27%            10/01/97
Mid Cap Value                                    N/A             N/A                -13.52%            04/30/01
Value                                            0.49%           N/A                  3.71%            01/01/97
Tactical Allocation                            -30.13%           N/A                -21.88%            05/01/00
Fundamental Value                                N/A             N/A                -20.85%            04/30/01
Growth & Income                                -29.41%          7.46%                10.00%            04/23/91
U.S. Large Cap Value                           -24.07%           N/A                 -9.13%            05/03/99
Equity-Income                                   -5.11%          7.80%                 9.67%            02/19/93
Income & Value                                 -16.45%          4.54%                 6.19%            08/03/89
Balanced                                       -30.96%           N/A                 -2.60%            01/01/97
High Yield                                     -20.49%           N/A                 -2.09%            01/01/97
Strategic Bond                                   0.32%          3.06%                 4.91%            02/19/93
Global Bond                                     -0.10%         -0.25%                 4.20%            03/18/88
Total Return                                     5.29%           N/A                  3.14%            05/03/99
Investment Quality Bond                          2.81%          4.34%                 4.99%            06/18/85
Diversified Bond                                 2.91%          5.79%                 6.25%            08/03/89
U.S. Government Securities                       3.36%          4.39%                 4.72%            03/18/88
Money Market                                    -3.09%          2.07%                 2.28%            06/18/85
Small Cap Index                                -27.90%           N/A                -19.02%            05/01/00
International Index                            -34.40%           N/A                -23.28%            05/01/00
Mid Cap Index                                  -25.27%           N/A                -17.58%            05/01/00
Total Stock Market Index                       -33.84%           N/A                -21.83%            05/01/00
500 Index                                      -32.24%           N/A                -21.43%            05/01/00
Lifestyle Aggressive 1000                      -34.00%           N/A                 -3.67%            01/07/97
Lifestyle Growth 820                           -27.44%           N/A                 -0.47%            01/07/97
Lifestyle Balanced 640                         -19.14%           N/A                  1.59%            01/07/97
Lifestyle Moderate 460                         -12.07%           N/A                  3.27%            01/07/97
Lifestyle Conservative 280                      -3.87%           N/A                  4.47%            01/07/97
Merrill Lynch Small Cap Value  Focus -         -10.46%           N/A                  2.45%            10/13/97
Class B

Merrill Lynch Basic Value  Focus - Class       -16.41%           N/A                  1.88%            10/13/97
B

Merrill Lynch Developing Capital Markets       -37.13%           N/A -17.30%
    10/13/97 Focus - Class B



(A) Performance for each of these sub-accounts is based upon the historical performance of the portfolio, adjusted to reflect current contract charges. On December 31, 1996, Manulife Series Fund, Inc. merged with the Trust. Performance for each of these sub-accounts is based on the historical performance of the respective predecessor Manulife Series Fund, Inc. portfolio for periods prior to December 31, 1996.

(B) 10 year average annual return.

              NON-STANDARDIZED AVERAGE ANNUAL TOTAL RETURN FIGURES
             (ASSUMING NO REDEMPTION AT THE END OF THE TIME PERIOD)
                       CALCULATED AS OF SEPTEMBER 30, 2001
                 (REFLECTING THE OPTIONAL GEM AND GRIP II FEES)



                                                                                SINCE INCEPTION
                                                                                  OR 10 YEARS,         INCEPTION
PORTFOLIO                                      1 YEAR           5 YEAR        WHICHEVER IS SHORTER      DATE(A)
---------                                      ------           ------        --------------------      -------
Internet Technologies                          -78.21%           N/A                -53.63%            05/01/00
Pacific Rim Emerging Markets                   -36.81%           N/A                 -8.11%            10/04/94
Telecommunications                               N/A             N/A                -78.40%            04/30/01
Science & Technology                           -71.26%           N/A                 -3.84%            01/01/97
International Small Cap                        -52.09%           N/A                 -2.23%            03/04/96
Health Sciences                                  N/A             N/A                -10.53%            04/30/01
Aggressive Growth                              -46.98%           N/A                 -3.51%            01/01/97
Emerging Small Company                         -52.11%           N/A                  2.33%            01/01/97
Small Company Blend                            -39.94%           N/A                -10.88%            05/03/99
Dynamic Growth                                 -65.55%           N/A                -44.07%            05/01/00
Mid Cap Growth                                   N/A             N/A                -64.63%            04/30/01
Mid Cap Opportunities                            N/A             N/A                -61.22%            04/30/01
Mid Cap Stock                                  -37.41%           N/A                -14.84%            05/03/99
All Cap Growth                                 -51.00%           N/A                  3.05%            03/04/96
Financial Services                               N/A             N/A                -33.73%            04/30/01
Overseas                                       -33.80%           N/A                 -0.78%            01/09/95
International Stock                            -33.74%           N/A                 -3.68%            01/01/97
International Value                            -21.39%           N/A                -11.88%            05/03/99
Capital Appreciation                             N/A             N/A                -42.22%            11/01/00
Strategic Opportunities                        -34.16%          7.03%                 8.74%            06/18/85
Quantitative Mid Cap                             N/A             N/A                -52.87%            04/30/01
Global Equity                                  -17.23%          5.28%                 4.85%            03/18/88
Strategic Growth                                 N/A             N/A                -52.26%            04/30/01
Growth                                         -48.73%           N/A                  1.24%            07/15/96
Large Cap Growth                               -36.49%          4.69%                 4.10%            08/03/89
All Cap Value                                    N/A             N/A                -32.38%            04/30/01
Capital Opportunities                            N/A             N/A                -53.48%            04/30/01
Quantitative Equity                            -37.98%          8.65%                 7.61%            04/30/87

Blue Chip Growth                               -33.61%           N/A                  6.45%            12/11/92
Utilities                                        N/A             N/A                -51.64%            04/30/01
Real Estate Securities                           5.23%          8.93%                 7.44%            04/30/87
Small Company Value                             -6.79%           N/A                 -2.96%            10/01/97
Mid Cap Value                                    N/A             N/A                -18.32%            04/30/01
Value                                            6.32%           N/A                  4.59%            01/01/97
Tactical Allocation                            -26.26%           N/A                -18.44%            05/01/00
Fundamental Value                                N/A             N/A                -33.88%            04/30/01
Growth & Income                                -25.49%         10.03%                 9.90%            04/23/91
U.S. Large Cap Value                           -19.81%           N/A                 -7.12%            05/03/99
Equity-Income                                    0.36%           N/A                  9.74%            02/19/93
Income & Value                                 -11.70%          6.22%                 5.40%            08/03/89
Balanced                                       -27.14%           N/A                 -1.67%            01/01/97
High Yield                                     -16.00%           N/A                 -1.15%            01/01/97
Strategic Bond                                   6.14%           N/A                  5.01%            02/19/93
Global Bond                                      5.68%          4.24%                 4.59%            03/18/88
Total Return                                    11.34%           N/A                  5.36%            05/03/99
Investment Quality Bond                          8.78%          5.03%                 5.25%            06/18/85
Diversified Bond                                 8.89%          6.29%                 5.45%            08/03/89
U.S. Government Securities                       9.37%          4.76%                 4.91%            03/18/88
Money Market                                     2.51%          2.33%                 3.21%            06/18/85
Small Cap Index                                -23.89%           N/A                -15.45%            05/01/00
International Index                            -30.80%           N/A                -19.90%            05/01/00
Mid Cap Index                                  -21.08%           N/A                -13.95%            05/01/00
Total Stock Market Index                       -30.21%           N/A                -18.39%            05/01/00
500 Index                                      -28.50%           N/A                -17.97%            05/01/00
Lifestyle Aggressive 1000                      -30.37%           N/A                 -2.75%            01/07/97
Lifestyle Growth 820                           -23.40%           N/A                  0.47%            01/07/97
Lifestyle Balanced 640                         -14.57%           N/A                  2.54%            01/07/97
Lifestyle Moderate 460                          -7.05%           N/A                  4.16%            01/07/97
Lifestyle Conservative 280                       1.68%           N/A                  5.33%            01/07/97
Merrill Lynch Small Cap Value  Focus -          -5.34%           N/A                  3.79%            10/13/97
Class B

Merrill Lynch Basic Value  Focus - Class       -11.66%           N/A                  3.23%            10/13/97
B

Merrill Lynch Developing Capital Markets       -33.71%           N/A                -16.13%            10/13/97
Focus - Class B


(A) Performance for each of these sub-accounts is based upon the historical performance of the portfolio, adjusted to reflect current contract charges. On December 31, 1996, Manulife Series Fund, Inc. merged with the Trust. Performance for each of these sub-accounts is based on the historical performance of the respective predecessor Manulife Series Fund, Inc. portfolio for periods prior to December 31, 1996.

(B) 10 year average annual return.

                            VEN 7 AND VEN 8 CONTRACTS
                STANDARDIZED AVERAGE ANNUAL TOTAL RETURN FIGURES
                       CALCULATED AS OF SEPTEMBER 30, 2001



                                                            SINCE INCEPTION
                                                              OR 10 YEARS,       INCEPTION
PORTFOLIO                             1 YEAR     5 YEAR   WHICHEVER IS SHORTER     DATE(A)
---------                             ------     ------   --------------------     -------
Internet Technologies                 -78.47%      N/A          -66.83%           05/01/00
Pacific Rim Emerging Markets          -39.48%      N/A          -13.23%           01/01/97
Telecommunications                       N/A       N/A          -49.95%           04/30/01
Science & Technology                  -71.92%      N/A           -3.98%           01/01/97
International Small Cap               -53.88%    -2.57%          -2.04%           03/04/96
Health Sciences                          N/A       N/A           -9.65%           04/30/01
Aggressive Growth                     -49.06%      N/A           -3.54%           01/01/97
Emerging Small Company                -53.90%      N/A            2.24%           01/01/97
Small Company Blend                   -42.43%      N/A          -12.06%           05/03/99
Dynamic Growth                        -66.55%      N/A          -55.93%           05/01/00
Mid Cap Growth                           N/A       N/A          -38.59%           04/30/01
Mid Cap Opportunities                    N/A       N/A          -36.20%           04/30/01
Mid Cap Stock                         -40.05%      N/A          -15.86%           05/03/99
All Cap Growth                        -52.84%     3.23%           3.25%           03/04/96
Financial Services                       N/A       N/A          -20.27%           04/30/01
Overseas                              -36.65%    -2.48%          -0.22%           01/09/95
International Stock                   -36.59%      N/A           -3.72%           01/01/97
International Value                   -24.96%      N/A          -12.99%           05/03/99
Capital Appreciation                     N/A       N/A          -42.35%           11/01/00
Strategic Opportunities               -36.98%     2.05%           7.60%           06/18/85
Quantitative Mid Cap                     N/A       N/A          -30.81%           04/30/01
Global Equity                         -21.03%     4.01%           5.89%           03/18/88
Strategic Growth                         N/A       N/A          -30.44%           04/30/01
Growth                                -50.70%     0.29%           1.37%           07/15/96
Large Cap Growth                      -39.18%     1.95%           5.29%           08/03/89
All Cap Value                            N/A       N/A          -19.60%           04/30/01
Capital Opportunities                    N/A       N/A          -31.19%           04/30/01
Quantitative Equity                   -40.58%      N/A            6.64%           01/01/97

Blue Chip Growth                      -36.47%     6.95%           7.03%           12/11/92
Utilities                                N/A       N/A          -30.07%           04/30/01
Real Estate Securities                  0.12%      N/A            1.31%           01/01/97
Small Company Value                   -11.20%      N/A           -3.27%           10/01/97
Mid Cap Value                            N/A       N/A          -13.02%           04/30/01
Value                                  1.14%       N/A            4.61%           01/01/97
Tactical Allocation                   -29.54%      N/A          -21.80%           05/01/00
Fundamental Value                        N/A       N/A          -20.35%           04/30/01
Growth & Income                       -28.82%     8.63%          10.58%           04/23/91
U.S. Large Cap Value                  -23.47%      N/A           -8.35%           05/03/99
Equity-Income                          -4.47%     9.02%          10.29%           02/19/93
Income & Value                        -15.83%     5.85%           6.84%           08/03/89
Balanced                              -30.37%      N/A           -1.72%           01/01/97
High Yield                            -19.88%      N/A           -1.18%           01/01/97
Strategic Bond                          0.97%     4.46%           5.63%           02/19/93
Global Bond                             0.54%     1.21%           4.89%           03/18/88
Total Return                            5.99%      N/A            3.99%           05/03/99
Investment Quality Bond                 3.46%     5.70%           5.69%           06/18/85
Diversified Bond                        3.57%     7.10%           6.93%           08/03/89
U.S. Government Securities              4.02%     5.76%           5.44%           03/18/88
Money Market                           -2.44%     3.51%           3.06%           06/18/85
Small Cap Index                       -27.31%      N/A          -19.89%           05/01/00
International Index                   -33.82%      N/A          -29.19%           05/01/00
Mid Cap Index                         -24.67%      N/A          -12.36%           05/01/00
Total Stock Market Index              -33.26%      N/A          -25.41%           05/01/00
500 Index                             -31.66%      N/A          -24.97%           05/01/00
Lifestyle Aggressive 1000             -33.42%      N/A           -2.78%           01/07/97
Lifestyle Growth 820                  -26.85%      N/A            0.41%           01/07/97
Lifestyle Balanced 640                -18.53%      N/A            2.50%           01/07/97
Lifestyle Moderate 460                -11.45%      N/A            4.16%           01/07/97
Lifestyle Conservative 280             -3.23%      N/A            5.36%           01/07/97
Merrill Lynch Small Cap Value Focus
- Class B                              -9.84%      N/A            3.53%           10/13/97

Merrill Lynch Basic Value  Focus
- Class B                             -15.79%      N/A            2.85%           10/13/97
Merrill Lynch Developing Capital
Markets Focus - Class B               -36.56%      N/A          -16.21%           10/13/97



(A) Inception date of the sub-account of the Variable Account which invests in the portfolio.

(B)   10 year average annual return.

                            VEN 7 AND VEN 8 CONTRACTS
              NON-STANDARDIZED AVERAGE ANNUAL TOTAL RETURN FIGURES
               (ASSUMING REDEMPTION AT THE END OF THE TIME PERIOD)
                       CALCULATED AS OF SEPTEMBER 30, 2001



                                                          SINCE INCEPTION
                                                            OR 10 YEARS,        INCEPTION
PORTFOLIO                           1 YEAR    5 YEAR    WHICHEVER IS SHORTER     DATE(A)
---------                           ------    ------    --------------------     -------
Internet Technologies               -78.47%      N/A           -66.83%           05/01/00
Pacific Rim Emerging Markets        -39.48%   -12.55%           -7.45%           10/04/94
Telecommunications                     N/A       N/A           -49.95%           04/30/01
Science & Technology                -71.92%      N/A            -3.98%           01/01/97
International Small Cap             -53.88%    -2.57%           -2.04%           03/04/96
Health Sciences                        N/A       N/A            -9.65%           04/30/01
Aggressive Growth                   -49.06%      N/A            -3.54%           01/01/97
Emerging Small Company              -53.90%      N/A             2.24%           01/01/97
Small Company Blend                 -42.43%      N/A           -12.06%           05/03/99
Dynamic Growth                      -66.55%      N/A           -55.93%           05/01/00
Mid Cap Growth                         N/A       N/A           -38.59%           04/30/01
Mid Cap Opportunities                  N/A       N/A           -36.20%           04/30/01
Mid Cap Stock                       -40.05%      N/A           -15.86%           05/03/99
All Cap Growth                      -52.84%     3.23%            3.25%           03/04/96
Financial Services                     N/A       N/A           -20.27%           04/30/01
Overseas                            -36.65%    -2.48%           -0.22%           01/09/95
International Stock                 -36.59%      N/A            -3.72%           01/01/97
International Value                 -24.96%      N/A           -12.99%           05/03/99
Capital Appreciation                   N/A       N/A           -42.35%           11/01/00
Strategic Opportunities             -36.98%     2.05%            7.60%           06/18/85
Quantitative Mid Cap                   N/A       N/A           -30.81%           04/30/01
Global Equity                       -21.03%     4.01%            5.89%           03/18/88
Strategic Growth                       N/A       N/A           -30.44%           04/30/01
Growth                              -50.70%     0.29%            1.37%           07/15/96
Large Cap Growth                    -39.18%     1.95%            5.29%           08/03/89
All Cap Value                          N/A       N/A           -19.60%           04/30/01
Capital Opportunities                  N/A       N/A           -31.19%           04/30/01
Quantitative Equity                 -40.58%     7.74%            9.29%           04/30/87

Blue Chip Growth                    -36.47%     6.95%            7.03%           12/11/92
Utilities                              N/A       N/A           -30.07%           04/30/01
Real Estate Securities                0.12%     5.05%            9.56%           04/30/87
Small Company Value                 -11.20%      N/A            -3.27%           10/01/97
Mid Cap Value                          N/A       N/A           -13.02%           04/30/01
Value                                 1.14%      N/A             4.61%           01/01/97
Tactical Allocation                 -29.54%      N/A           -21.80%           05/01/00
Fundamental Value                      N/A       N/A           -20.35%           04/30/01
Growth & Income                     -28.82%     8.63%           10.58%           04/23/91
U.S. Large Cap Value                -23.47%      N/A            -8.35%           05/03/99
Equity-Income                        -4.47%     9.02%           10.29%           02/19/93
Income & Value                      -15.83%     5.85%            6.84%           08/03/89
Balanced                            -30.37%      N/A            -1.72%           01/01/97
High Yield                          -19.88%      N/A            -1.18%           01/01/97
Strategic Bond                        0.97%     4.46%            5.63%           02/19/93
Global Bond                           0.54%     1.21%            4.89%           03/18/88
Total Return                          5.99%      N/A             3.99%           05/03/99
Investment Quality Bond               3.46%     5.70%            5.69%           06/18/85
Diversified Bond                      3.57%     7.10%            6.93%           08/03/89
U.S. Government Securities            4.02%     5.76%            5.44%           03/18/88
Money Market                        - 2.44%     3.51%            3.06%           06/18/85
Small Cap Index                     -27.31%      N/A           -19.89%           05/01/00
International Index                 -33.82%      N/A           -29.19%           05/01/00
Mid Cap Index                       -24.67%      N/A           -12.36%           05/01/00
Total Stock Market Index            -33.26%      N/A           -25.41%           05/01/00
500 Index                           -31.66%      N/A           -24.97%           05/01/00
Lifestyle Aggressive 1000           -33.42%      N/A            -2.78%           01/07/97
Lifestyle Growth 820                -26.85%      N/A             0.41%           01/07/97
Lifestyle Balanced 640              -18.53%      N/A             2.50%           01/07/97
Lifestyle Moderate 460              -11.45%      N/A             4.16%           01/07/97
Lifestyle Conservative 280           -3.23%      N/A             5.36%           01/07/97
Merrill Lynch Small Cap Value
Focus - Class B                      -9.84%      N/A             3.53%           10/13/97

Merrill Lynch Basic Value
Focus - Class B                     -15.79%      N/A             2.85%           10/13/97
Merrill Lynch Developing Capital
Markets Focus - Class B             -36.56%      N/A           -16.21%           10/13/97



(A) Performance for each of these sub-accounts is based upon the historical performance of the portfolio, adjusted to reflect current contract charges. On December 31, 1996, Manulife Series Fund, Inc. merged with the Trust. Performance for each of these sub-accounts is based on the historical performance of the respective predecessor Manulife Series Fund, Inc. portfolio for periods prior to December 31, 1996.

(B)   10 year average annual return.

                            VEN 7 AND VEN 8 CONTRACTS
              NON-STANDARDIZED AVERAGE ANNUAL TOTAL RETURN FIGURES
             (ASSUMING NO REDEMPTION AT THE END OF THE TIME PERIOD)
                       CALCULATED AS OF SEPTEMBER 30, 2001



                                                          SINCE INCEPTION
                                                            OR 10 YEARS,        INCEPTION
PORTFOLIO                           1 YEAR    5 YEAR    WHICHEVER IS SHORTER      DATE(A)
---------                           ------    ------    --------------------      -------
Internet Technologies               -77.69%      N/A           -65.97%           05/01/00
Pacific Rim Emerging Markets        -36.20%   -12.06%           -7.39%           10/04/94
Telecommunications                     N/A       N/A           -47.35%           04/30/01
Science & Technology                -70.72%      N/A            -3.40%           01/01/97
International Small Cap             -51.52%    -2.53%           -1.68%           03/04/96
Health Sciences                        N/A       N/A            -4.48%           04/30/01
Aggressive Growth                   -46.39%      N/A            -2.95%           01/01/97
Emerging Small Company              -51.54%      N/A             2.85%           01/01/97
Small Company Blend                 -39.34%      N/A           -10.37%           05/03/99
Dynamic Growth                      -65.00%      N/A           -54.51%           05/01/00
Mid Cap Growth                         N/A       N/A           -35.26%           04/30/01
Mid Cap Opportunities                  N/A       N/A           -32.71%           04/30/01
Mid Cap Stock                       -36.81%      N/A           -14.26%           05/03/99
All Cap Growth                      -50.42%     3.26%            3.60%           03/04/96
Financial Services                     N/A       N/A           -15.77%           04/30/01
Overseas                            -33.19%    -2.44%           -0.18%           01/09/95
International Stock                 -33.13%      N/A            -3.13%           01/01/97
International Value                 -20.76%      N/A           -11.32%           05/03/99
Capital Appreciation                   N/A       N/A           -39.26%           11/01/00
Strategic Opportunities             -33.55%     2.09%            7.63%           06/18/85
Quantitative Mid Cap                   N/A       N/A           -26.99%           04/30/01
Global Equity                       -16.58%     4.05%            5.92%           03/18/88
Strategic Growth                       N/A       N/A           -26.59%           04/30/01
Growth                              -48.15%     0.33%            1.76%           07/15/96
Large Cap Growth                    -35.89%     1.99%            5.32%           08/03/89
All Cap Value                          N/A       N/A           -15.05%           04/30/01
Capital Opportunities                  N/A       N/A           -27.38%           04/30/01
Quantitative Equity                 -37.38%     7.78%            9.32%           04/30/87

Blue Chip Growth                    -33.00%     6.99%            7.06%           12/11/92
Utilities                              N/A       N/A           -26.19%           04/30/01
Real Estate Securities                5.92%     5.10%            9.59%           04/30/87
Small Company Value                  -6.12%      N/A            -2.34%           10/01/97
Mid Cap Value                          N/A       N/A            -8.06%           04/30/01
Value                                 7.01%      N/A             5.18%           01/01/97
Tactical Allocation                 -25.63%      N/A           -18.73%           05/01/00
Fundamental Value                      N/A       N/A           -15.85%           04/30/01
Growth & Income                     -24.86%     8.67%           10.61%           04/23/91
U.S. Large Cap Value                -19.17%      N/A            -6.56%           05/03/99
Equity-Income                         1.04%     9.06%           10.33%           02/19/93
Income & Value                      -11.05%     5.89%            6.88%           08/03/89
Balanced                            -26.51%      N/A            -1.11%           01/01/97
High Yield                          -15.35%      N/A            -0.56%           01/01/97
Strategic Bond                        6.82%     4.51%            5.68%           02/19/93
Global Bond                           6.37%     1.26%            4.92%           03/18/88
Total Return                         12.04%      N/A             5.99%           05/03/99
Investment Quality Bond               9.48%     5.74%            5.73%           06/18/85
Diversified Bond                      9.59%     7.14%            6.97%           08/03/89
U.S. Government Securities           10.07%     5.80%            5.47%           03/18/88
Money Market                          3.19%     3.55%            3.10%           06/18/85
Small Cap Index                     -23.26%      N/A           -16.72%           05/01/00
International Index                 -30.19%      N/A           -26.47%           05/01/00
Mid Cap Index                       -20.45%      N/A            -8.84%           05/01/00
Total Stock Market Index            -29.59%      N/A           -22.51%           05/01/00
500 Index                           -27.88%      N/A           -22.04%           05/01/00
Lifestyle Aggressive 1000           -29.75%      N/A            -2.17%           01/07/97
Lifestyle Growth 820                -22.76%      N/A             1.04%           01/07/97
Lifestyle Balanced 640              -13.92%      N/A             3.12%           01/07/97
Lifestyle Moderate 460               -6.38%      N/A             4.75%           01/07/97
Lifestyle Conservative 280            2.36%      N/A             5.93%           01/07/97
Merrill Lynch Small Cap Value
Focus - Class B                      -4.67%      N/A             4.49%           10/13/97

Merrill Lynch Basic Value
Focus - Class B                     -11.00%      N/A             3.81%           10/13/97
Merrill Lynch Developing Capital
Markets Focus - Class B             -33.10%      N/A           -15.45%           10/13/97



(A) Performance for each of these sub-accounts is based upon the historical performance of the portfolio, adjusted to reflect current contract charges. On December 31, 1996, Manulife Series Fund, Inc. merged with the Trust. Performance for each of these sub-accounts is based on the historical performance of the respective predecessor Manulife Series Fund, Inc. portfolio for periods prior to December 31, 1996.

(B)   10 year average annual return.

                                     *****

      In addition to the non-standardized returns quoted above, each of the sub-accounts may from time to time quote aggregate non-standardized total returns calculated in the same manner as set forth above for other time periods. From time to time the Trust or the Merrill Variable Funds may include in their advertising and sales literature general discussions of economic theories, including but not limited to, discussions on how demographic and political trends can affect the financial markets. Further, the Trust may also include in its advertising and sales literature specific information on each of the Trust's subadvisers, including but not limited to, research capabilities of a subadviser, assets under management, information relating to other clients of a subadviser, and other generalized information.

                                    SERVICES

INDEPENDENT AUDITORS


      The consolidated financial statements of The Manufacturers Life Insurance Company (U.S.A.) at December 31, 2000 and 1999 and for each of the three years in the period ended December 31, 2000 and The financial statements of Separate Account A of the Manufacturers Life Insurance Company North America at December 31, 2000 and 1999, and for each of the two years in the period ended December 31, 2000, appearing in this Prospectus and Registration Statement have been audited by Ernst & Young LLP, independent auditors, as set forth in their reports thereon appearing elsewhere herein, and are included in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.


SERVICING AGENT

      Computer Sciences Corporation Financial Services Group ("CSC FSG") provides to us a computerized data processing recordkeeping system for variable annuity administration. CSC FSG provides various daily, semimonthly, monthly, semiannual and annual reports including:

-     daily updates on:

      -     accumulation unit values,

      -     variable annuity participants and transactions,

      -     agent production and commissions;

-     semimonthly commission statements;

-     monthly summaries of agent production and daily transaction reports;

-     semiannual statements for contract owners;

-     and annual contract owner tax reports.

We pay CSC FSG approximately $7.80 per policy per year, plus certain other fees for the services provided.

PRINCIPAL UNDERWRITER

      Manulife Financial Securities LLC, an indirect wholly owned subsidiary of MFC, serves as principal underwriter of the contracts. Prior to January 1, 2002, Manufacturers Securities Services, LLC ("MSS") a Delaware limited liability company controlled by us, served as principal underwriter of the contracts. Contracts are offered on a continuous basis. The aggregate dollar amount of underwriting commissions paid to MSS in 2000, 1999 and 1998 were $251,409,183, $183,494,116 and $122,828,714, respectively. MSS did not retain any of these amounts during such periods.

                             FINANCIAL STATEMENTS

THE MANUFACTURERS LIFE INSURANCE
COMPANY OF NORTH AMERICA SEPARATE ACCOUNT A

Financial Statements

Nine months ended September 30, 2001 (unaudited) with December 31, 2000 comparative (audited)

                        THE MANUFACTURERS LIFE INSURANCE
                   COMPANY OF NORTH AMERICA SEPARATE ACCOUNT A

                              Financial Statements

                Nine months ended September 30, 2001 (unaudited)
                  with December 31, 2000 comparative (audited)


                                    CONTENTS

Financial Statements

Statement of Assets and Contract Owners' Equity................................1
Statements of Operations and Changes in Contract Owners' Equity................3
Notes to Financial Statements.................................................24

            The Manufacturers Life Insurance Company of North America
                               Separate Account A

                 Statement of Assets and Contract Owners' Equity

                         September 30, 2001 (Unaudited)

ASSETS
   Investments at market value:
      Sub-accounts held by Manufacturers Investment Trust:
         Strategic Opportunities Portfolio-- 73,528,333 shares (cost $1,298,924,174)                               $ 789,694,299
         Investment Quality Bond Portfolio-- 23,704,130 shares (cost $276,621,091)                                   281,130,987
         Growth & Income Portfolio-- 83,832,961 shares (cost $2,277,999,270)                                       1,823,366,902
         Blue Chip Growth Portfolio-- 77,374,091 shares (cost $1,477,734,008)                                      1,078,594,832
         Money Market Portfolio-- 102,748,041 shares (cost $1,027,480,409)                                         1,027,480,409
         Global Equity Portfolio -- 34,993,617 shares (cost $593,174,178)                                            416,424,048
         Global Bond Portfolio-- 8,671,919 shares (cost $102,363,541)                                                102,241,927
         U.S. Government Securities Portfolio-- 21,532,800 shares (cost $288,275,606)                                296,506,655
         Diversified Bond Portfolio-- 18,869,216 shares (cost $197,894,693)                                          199,447,610
         Income & Value Portfolio-- 48,258,913 shares (cost $535,357,691)                                            436,260,574
         Large Cap Growth Portfolio-- 39,373,673 shares (cost $532,540,603)                                          350,425,686
         Equity-Income Portfolio-- 55,516,323 shares (cost $894,869,578)                                             780,004,333
         Strategic Bond Portfolio-- 19,277,671 shares (cost $208,899,449)                                            204,921,640
         Overseas Portfolio-- 30,320,551 shares (cost $345,647,711)                                                  240,441,968
         Growth Portfolio-- 24,595,600 shares (cost $556,545,052)                                                    300,066,315
         All Cap Growth Portfolio-- 36,218,680 shares (cost $761,495,299)                                            452,009,123
         International Small Cap Portfolio-- 11,562,897 shares (cost $224,567,341)                                   115,628,971
         Pacific Rim Emerging Markets Portfolio-- 5,923,113 shares (cost $48,044,855)                                 34,768,672
         Science & Technology Portfolio-- 42,372,969 shares (cost $1,230,422,015)                                    402,119,474
         Emerging Small Company Portfolio -- 7,230,092 shares (cost $262,753,320)                                    150,602,818
         Aggressive Growth Portfolio-- 18,232,448 shares (cost $342,233,140)                                         211,314,070
         International Stock Portfolio-- 11,505,247 shares (cost $145,590,287)                                       101,246,177
         Quantitative Equity Portfolio-- 14,310,816 shares (cost $348,061,516)                                       220,959,004
         Value Portfolio-- 15,566,250 shares (cost $249,461,458)                                                     231,625,804
         Real Estate Securities Portfolio-- 4,196,453 shares (cost $63,115,885)                                       63,114,650
         Balanced Portfolio-- 5,455,320 shares (cost $93,838,265)                                                     69,228,011
         High Yield Portfolio-- 11,941,213 shares (cost $140,180,530)                                                114,038,580
         Lifestyle Aggressive 1000 Portfolio -- 8,568,107 shares (cost $108,789,331)                                  78,141,137
         Lifestyle Growth 820 Portfolio-- 35,375,811 shares (cost $465,749,320)                                      359,064,481
         Lifestyle Balanced 640 Portfolio--  34,444,136 shares (cost $446,844,265)                                   379,918,821
         Lifestyle Moderate 460 Portfolio--  12,529,915 shares (cost $164,149,714)                                   145,472,311
         Lifestyle Conservative 280 Portfolio-- 7,283,711 shares (cost $94,505,563)                                   92,430,298
         Small Company Value Portfolio -- 7,813,670 shares (cost $101,134,977)                                        93,529,629
         International Value Portfolio-- 6,342,461 shares (cost $73,272,135)                                          59,175,166
         Small Company Blend Portfolio-- 8,890,085 shares (cost $116,413,193)                                         76,899,235
         Total Return Portfolio -- 23,091,849 shares (cost $304,483,576)                                             320,976,697
         U.S. Large Cap Value Portfolio-- 21,779,615 shares (cost $277,535,254)                                      234,348,653
         Mid Cap Stock Portfolio-- 8,794,550 shares (cost $101,006,420)                                               78,447,382

            The Manufacturers Life Insurance Company of North America
                               Separate Account A

           Statement of Assets and Contract Owners' Equity (continued)

                         September 30, 2001 (Unaudited)

ASSETS (CONTINUED)
         Tactical Allocation Portfolio --  5,824,192 shares (cost $66,185,101)                                     $    53,349,594
         Dynamic Growth Portfolio --  18,011,235 shares (cost $150,839,796)                                             75,106,849
         Internet Technologies Portfolio-- 8,709,944 shares (cost $72,574,872)                                          24,126,544
         International Index Portfolio -- 1,344,812 shares (cost $13,559,315)                                           10,933,318
         Total Stock Market Index Portfolio-- 2,091,902 shares (cost $22,757,361)                                       18,408,739
         500 Index Portfolio-- 12,208,871 shares (cost $133,055,071)                                                   109,147,308
         Mid Cap Index Portfolio-- 2,450,759 shares (cost $31,462,465)                                                  26,860,323
         Small Cap Index Portfolio-- 1,597,226 shares (cost $17,969,948)                                                15,157,672
         Capital Appreciation Portfolio -- 2,139,393 shares (cost $20,188,291)                                          16,451,934
         Telecommunications Portfolio -- 526,078 shares (cost $4,742,228)                                                3,482,635
         Health Sciences Portfolio -- 1,714,970 shares (cost $22,006,792)                                               20,596,785
         Mid Cap Growth Portfolio -- 991,650 shares (cost $11,094,259)                                                   8,072,030
         Mid Cap Opportunities Portfolio -- 572,977 shares (cost $6,203,484)                                             4,847,384
         Financial Services Portfolio -- 1,099,351 shares (cost $13,116,572)                                            11,642,131
         Quantitative Mid Cap Portfolio -- 224,636 shares (cost $2,552,511)                                              2,062,156
         Strategic Growth Portfolio -- 2,364,525 shares (cost $26,255,494)                                              21,824,561
         All Cap Value Portfolio -- 643,193 shares (cost $7,700,120)                                                     6,869,301
         Capital Opportunities Portfolio -- 1,477,934 shares (cost $16,349,284)                                         13,493,537
         Utilities Portfolio -- 944,280 shares (cost $10,324,549)                                                        8,762,923
         Mid Cap Value Portfolio -- 3,063,340 shares (cost $38,019,817)                                                 35,412,207
         Fundamental Value Portfolio -- 4,119,785 shares (cost $48,988,575)                                             43,587,325

      Sub-accounts held by Merrill Lynch Variable Series Funds, Inc.:
         Basic Value Focus Portfolio-- 3,193,808 shares (cost $44,100,299)                                              37,814,681
         Special Value Focus Portfolio-- 851,174 shares (cost $19,034,744)                                              17,159,660
         Developing Capital Markets Focus Portfolio-- 236,177 shares (cost $2,152,821)                                   1,365,101
                                                                                                                   ---------------

Total assets                                                                                                       $12,998,602,047
                                                                                                                   ===============

CONTRACT OWNERS' EQUITY

Variable annuity contracts                                                                                          12,983,874,346
Annuity reserves                                                                                                   $    14,727,701
                                                                                                                   ---------------

Total contract owners' equity                                                                                      $12,998,602,047
                                                                                                                   ===============

See accompanying notes.

            The Manufacturers Life Insurance Company of North America
                               Separate Account A

         Statements of Operations and Changes in Contract Owners' Equity


                                                                              SUB-ACCOUNT
                                    ------------------------------------------------------------------------------------------------
                                       STRATEGIC OPPORTUNITIES (1)      INVESTMENT QUALITY BOND             GROWTH & INCOME
                                    ------------------------------------------------------------------------------------------------
                                      PERIOD ENDED      Year ended    PERIOD ENDED     Year ended     PERIOD ENDED      Year ended
                                      SEPTEMBER 30,    December 31,   SEPTEMBER 30,   December 31,    SEPTEMBER 30,    December 31,
                                         2001              2000           2001           2000             2001             2000
                                    ------------------------------------------------------------------------------------------------
                                       UNAUDITED                        UNAUDITED                      UNAUDITED
Income:
   Dividends                        $  158,636,799   $  207,385,361   $ 14,907,454   $ 16,068,154   $  119,515,267   $  172,497,819

Expenses:
    Mortality and expense risk
       and administrative charges       11,964,537       19,140,237      2,646,129      3,037,122       24,189,733       39,106,144
                                    ------------------------------------------------------------------------------------------------
Net investment income (loss)           146,672,262      188,245,124     12,261,325     13,031,032       95,325,534      133,391,675

Net realized gain (loss)               (92,019,763)       1,518,215     (2,471,843)    (4,860,035)      71,677,207      205,723,802
Unrealized appreciation
    (depreciation) during the
    period                            (387,533,911)    (293,755,736)     4,066,707      7,652,144     (651,403,720)    (573,777,887)
                                    ------------------------------------------------------------------------------------------------
Net increase (decrease) in
    contract owners' equity from
    operations                        (332,881,412)    (103,992,397)    13,856,189     15,823,141     (484,400,979)    (234,662,410)

Changes from principal
    transactions:
       Purchase payments                49,506,399      101,596,423     17,373,962     16,914,727       96,410,490      266,944,260
       Transfers between sub-
           accounts and the
           Company                     (27,074,148)     (17,644,852)    58,054,488    (10,162,552)     (98,715,656)      43,977,681
       Withdrawals                    (108,316,648)    (209,796,618)   (21,518,521)   (27,879,309)    (187,724,462)    (339,279,830)
       Annual contract fee                (561,048)        (609,450)      (100,210)       (82,707)      (1,082,622)      (1,102,606)
                                    ------------------------------------------------------------------------------------------------
Net increase (decrease) in
    contract owners' equity from
    principal transactions             (86,445,445)    (126,454,497)    53,809,719    (21,209,841)    (191,112,250)     (29,460,495)
                                    ------------------------------------------------------------------------------------------------
Total increase (decrease) in
    contract owners' equity           (419,326,857)    (230,446,894)    67,665,908     (5,386,700)    (675,513,229)    (264,122,905)
Contract owners' equity at
    beginning of period              1,209,021,156    1,439,468,050    213,465,079    218,851,779    2,498,880,131    2,763,003,036
                                    ------------------------------------------------------------------------------------------------
Contract owners' equity at end
    of period                       $  789,694,299   $1,209,021,156   $281,130,987   $213,465,079   $1,823,366,902   $2,498,880,131
                                    ================================================================================================

(1) On May 1, 2001 Mid Cap Blend Sub-Account was renamed to Strategic Opportunities through a vote of the Board of Directors.

See accompanying notes.

            The Manufacturers Life Insurance Company of North America
                               Separate Account A

   Statements of Operations and Changes in Contract Owners' Equity (continued)


                                                                               SUB-ACCOUNT
                                   -------------------------------------------------------------------------------------------------
                                           BLUE CHIP GROWTH                    MONEY MARKET                   GLOBAL EQUITY
                                   -------------------------------------------------------------------------------------------------
                                     PERIOD ENDED      Year ended      PERIOD ENDED      Year ended    PERIOD ENDED     Year ended
                                     SEPTEMBER 30,    December 31,     SEPTEMBER 30,    December 31,   SEPTEMBER 30,    December 31,
                                         2001             2000            2001             2000            2001            2000
                                   -------------------------------------------------------------------------------------------------
                                       UNAUDITED                        UNAUDITED                       UNAUDITED
Income:
   Dividends                       $   99,905,894   $   68,456,785   $   23,363,713   $  36,972,986   $  88,125,057   $  82,383,211

Expenses:
    Mortality and expense risk
       and administrative charges      14,727,802       22,602,760        8,719,441       9,520,861       5,778,607       9,106,124
                                   -------------------------------------------------------------------------------------------------
Net investment income (loss)           85,178,092       45,854,025       14,644,272      27,452,125      82,346,450      73,277,087

Net realized gain (loss)               (3,762,636)     105,083,092       (1,531,608)       (279,759)    (24,273,408)     (4,808,176)
Unrealized appreciation
    (depreciation) during the
    period                           (476,826,671)    (223,839,731)               0               0    (196,181,783)     (8,909,999)
                                   -------------------------------------------------------------------------------------------------
Net increase (decrease) in
    contract owners' equity from
    operations                       (395,411,215)     (72,902,614)      13,112,664      27,172,366    (138,108,741)     59,558,912

Changes from principal
    transactions:
       Purchase payments               92,710,461      259,700,042      294,846,044     456,112,648      17,829,380      25,181,486
       Transfers between sub-
           accounts and the
           Company                    (67,440,027)     103,228,451      298,879,326    (441,973,830)    (28,894,364)    (85,629,338)
       Withdrawals                   (101,464,172)    (170,380,105)    (212,628,946)   (279,553,607)    (56,221,158)   (110,490,713)
       Annual contract fee               (797,663)        (685,340)        (277,766)       (203,690)       (222,824)       (283,267)
                                   -------------------------------------------------------------------------------------------------
Net increase (decrease) in
    contract owners' equity from
    principal transactions            (76,991,401)     191,863,048      380,818,658    (265,618,479)    (67,508,966)   (171,221,832)
                                   -------------------------------------------------------------------------------------------------
Total increase (decrease) in
    contract owners' equity          (472,402,616)     118,960,434      393,931,322    (238,446,113)   (205,617,707)   (111,662,920)
Contract owners' equity at
    beginning of period             1,550,997,448    1,432,037,014      633,549,087     871,995,200     622,041,755     733,704,675
                                   -------------------------------------------------------------------------------------------------
Contract owners' equity at end
    of period                      $1,078,594,832   $1,550,997,448   $1,027,480,409   $ 633,549,087   $ 416,424,048   $ 622,041,755
                                   =================================================================================================


See accompanying notes.

            The Manufacturers Life Insurance Company of North America
                               Separate Account A

   Statements of Operations and Changes in Contract Owners' Equity (continued)


                                                                              SUB-ACCOUNT
                                     -----------------------------------------------------------------------------------------------
                                              GLOBAL BOND              U.S. GOVERNMENT SECURITIES            DIVERSIFIED BOND
                                     -----------------------------------------------------------------------------------------------
                                      PERIOD ENDED     Year ended     PERIOD ENDED     Year ended      PERIOD ENDED    Year ended
                                      SEPTEMBER 30,   December 31,    SEPTEMBER 30,   December 31,    SEPTEMBER 30,   December 31,
                                          2001            2000           2001            2000             2001           2000
                                     -----------------------------------------------------------------------------------------------
                                       UNAUDITED                       UNAUDITED                        UNAUDITED
Income:
   Dividends                         $           0   $   3,796,523   $  13,400,175   $  14,725,566   $   9,638,263   $  18,151,051

Expenses:
    Mortality and expense risk
       and administrative charges        1,042,360       1,597,181       2,523,523       2,842,672       1,872,226       2,125,400
                                     -----------------------------------------------------------------------------------------------
Net investment income (loss)            (1,042,360)      2,199,342      10,876,652      11,882,894       7,766,037      16,025,651

Net realized gain (loss)                (3,370,451)    (11,963,988)        444,959      (3,191,977)       (735,366)     (5,295,132)
Unrealized appreciation
    (depreciation) during the
    period                               6,414,023       9,154,777       2,634,485       8,615,164       2,651,719       1,528,892
                                     -----------------------------------------------------------------------------------------------
Net increase (decrease) in
    contract owners' equity from
    operations                           2,001,212        (609,869)     13,956,096      17,306,081       9,682,390      12,259,411

Changes from principal
    transactions:
       Purchase payments                 3,504,908       5,361,206      22,772,920      13,155,701      18,335,200      12,157,844
       Transfers between sub-
           accounts and the
           Company                        (842,494)     (7,856,997)     73,704,027     (18,953,949)     33,032,956       1,918,182
       Withdrawals                     (10,536,671)    (25,959,005)    (21,989,263)    (33,547,249)    (17,402,208)    (28,053,888)
       Annual contract fee                 (35,353)        (45,150)        (82,505)        (73,284)        (71,444)        (71,435)
                                     -----------------------------------------------------------------------------------------------
Net increase (decrease) in
    contract owners' equity from
    principal transactions              (7,909,610)    (28,499,946)     74,405,179     (39,418,781)     33,894,504     (14,049,297)
                                     -----------------------------------------------------------------------------------------------
Total increase (decrease) in
    contract owners' equity             (5,908,398)    (29,109,815)     88,361,275     (22,112,700)     43,576,894      (1,789,886)
Contract owners' equity at
    beginning of period                108,150,325     137,260,140     208,145,380     230,258,080     155,870,716     157,660,602
                                     -----------------------------------------------------------------------------------------------
Contract owners' equity at end
    of period                        $ 102,241,927   $ 108,150,325   $ 296,506,655   $ 208,145,380   $ 199,447,610   $ 155,870,716
                                     ===============================================================================================

See accompanying notes.

            The Manufacturers Life Insurance Company of North America
                               Separate Account A

   Statements of Operations and Changes in Contract Owners' Equity (continued)


                                                                              SUB-ACCOUNT
                                     -----------------------------------------------------------------------------------------------
                                             INCOME & VALUE                 LARGE CAP GROWTH                 EQUITY-INCOME
                                     -----------------------------------------------------------------------------------------------
                                      PERIOD ENDED      Year ended    PERIOD ENDED     Year ended      PERIOD ENDED     Year ended
                                      SEPTEMBER 30,    December 31,   SEPTEMBER 30,   December 31,    SEPTEMBER 30,    December 31,
                                          2001             2000          2001            2000             2001            2000
                                     -----------------------------------------------------------------------------------------------
                                       UNAUDITED                       UNAUDITED                        UNAUDITED
Income:
   Dividends                         $  23,585,482   $ 128,856,471   $  17,705,628   $  65,696,039   $  85,764,180   $  95,309,005

Expenses:
    Mortality and expense risk
       and administrative charges        5,256,648       7,694,963       4,719,300       6,562,245       8,745,526      10,430,531
                                     -----------------------------------------------------------------------------------------------
Net investment income (loss)            18,328,834     121,161,508      12,986,328      59,133,794      77,018,654      84,878,474

Net realized gain (loss)               (14,199,746)    (15,429,958)    (47,137,776)      6,932,994      (5,813,917)      4,603,997
Unrealized appreciation
    (depreciation) during the
    period                             (57,884,903)    (87,992,790)    (95,654,802)   (147,796,443)   (132,148,744)    (17,064,655)
                                     -----------------------------------------------------------------------------------------------
Net increase (decrease) in
    contract owners' equity from
    operations                         (53,755,815)     17,738,760    (129,806,250)    (81,729,655)    (60,944,007)     72,417,816

Changes from principal
    transactions:
       Purchase payments                23,191,051      26,083,194      50,165,640     135,377,279      59,580,437      47,439,755
       Transfers between sub-
           accounts and the
           Company                      20,127,922     (43,139,054)     (8,827,418)    111,395,736     104,200,343     (82,856,050)
       Withdrawals                     (51,220,728)    (98,995,592)    (30,696,585)    (52,222,116)    (73,924,335)   (101,021,875)
       Annual contract fee                (235,348)       (292,999)       (338,194)       (234,621)       (323,232)       (300,000)
                                     -----------------------------------------------------------------------------------------------
Net increase (decrease) in
    contract owners' equity from
    principal transactions              (8,137,103)   (116,344,451)     10,303,443     194,316,278      89,533,213    (136,738,170)
                                     -----------------------------------------------------------------------------------------------

Total increase (decrease) in
    contract owners' equity            (61,892,918)    (98,605,691)   (119,502,807)    112,586,623      28,589,206     (64,320,354)
Contract owners' equity at
    beginning of period                498,153,492     596,759,183     469,928,493     357,341,870     751,415,127     815,735,481
                                     -----------------------------------------------------------------------------------------------

Contract owners' equity at end
    of period                        $ 436,260,574   $ 498,153,492   $ 350,425,686   $ 469,928,493   $ 780,004,333   $ 751,415,127
                                     ===============================================================================================

See accompanying notes.

            The Manufacturers Life Insurance Company of North America
                               Separate Account A

   Statements of Operations and Changes in Contract Owners' Equity (continued)


                                                                             SUB-ACCOUNT
                                     -----------------------------------------------------------------------------------------------
                                             STRATEGIC BOND                    OVERSEAS                          GROWTH
                                     -----------------------------------------------------------------------------------------------
                                      PERIOD ENDED     Year ended    PERIOD ENDED      Year ended     PERIOD ENDED     Year ended
                                      SEPTEMBER 30,   December 31,   SEPTEMBER 30,    December 31,    SEPTEMBER 30,   December 31,
                                          2001            2000          2001             2000             2001           2000
                                     -----------------------------------------------------------------------------------------------
                                       UNAUDITED                      UNAUDITED                         UNAUDITED
Income:
   Dividends                         $  16,040,950   $  20,125,562   $  27,986,915   $  29,237,688   $           0   $  60,698,434

Expenses:
    Mortality and expense risk
       and administrative charges        2,307,161       3,267,126       3,426,406       5,312,275       4,632,901       9,107,473
                                     -----------------------------------------------------------------------------------------------
Net investment income (loss)            13,733,789      16,858,436      24,560,509      23,925,413      (4,632,901)     51,590,961

Net realized gain (loss)               (11,723,400)     (8,786,838)    (65,276,923)     22,246,460     (70,010,145)     23,324,830
Unrealized appreciation
    (depreciation) during the
    period                               4,136,970       4,526,864     (53,591,537)   (120,214,661)    (86,117,977)   (282,682,889)
                                     -----------------------------------------------------------------------------------------------
Net increase (decrease) in
    contract owners' equity from
    operations                           6,147,359      12,598,462     (94,307,951)    (74,042,788)   (160,761,023)   (207,767,098)

Changes from principal
    transactions:
       Purchase payments                10,397,122      14,224,706      20,203,467      81,033,196      22,699,283     143,799,101
       Transfers between sub-
           accounts and the
           Company                      (5,452,512)    (23,800,359)    (19,825,553)     71,221,845     (70,161,110)    146,926,128
       Withdrawals                     (22,613,134)    (36,563,833)    (24,316,522)    (36,864,648)    (27,235,551)    (55,952,151)
       Annual contract fee                 (68,460)        (73,839)       (189,185)       (126,801)       (330,955)       (267,709)
                                     -----------------------------------------------------------------------------------------------
Net increase (decrease) in
    contract owners' equity from
    principal transactions             (17,736,984)    (46,213,325)    (24,127,793)    115,263,592     (75,028,333)    234,505,369
                                     -----------------------------------------------------------------------------------------------

Total increase (decrease) in
    contract owners' equity            (11,589,625)    (33,614,863)   (118,435,744)     41,220,804    (235,789,356)     26,738,271
Contract owners' equity at
    beginning of period                216,511,265     250,126,128     358,877,712     317,656,908     535,855,671     509,117,400
                                     -----------------------------------------------------------------------------------------------

Contract owners' equity at end
    of period                        $ 204,921,640   $ 216,511,265   $ 240,441,968   $ 358,877,712   $ 300,066,315   $ 535,855,671
                                     ===============================================================================================

See accompanying notes.

            The Manufacturers Life Insurance Company of North America
                               Separate Account A

   Statements of Operations and Changes in Contract Owners' Equity (continued)


                                                                                SUB-ACCOUNT
                                       ---------------------------------------------------------------------------------------------
                                             ALL CAP GROWTH (2)           INTERNATIONAL SMALL CAP       PACIFIC RIM EMERGING MARKETS
                                       ---------------------------------------------------------------------------------------------
                                        PERIOD ENDED     Year ended     PERIOD ENDED     Year ended     PERIOD ENDED    Year ended
                                        SEPTEMBER 30,   December 31,    SEPTEMBER 30,   December 31,    SEPTEMBER 30,  December 31,
                                            2001            2000           2001            2000             2001          2000
                                       ---------------------------------------------------------------------------------------------
                                         UNAUDITED                       UNAUDITED                       UNAUDITED
Income:
   Dividends                           $  36,338,213   $  50,593,333   $           0   $  49,840,813   $    189,533   $    250,797

Expenses:
    Mortality and expense risk
       and administrative charges          6,861,444      11,195,251       1,821,361       3,686,749        533,950      1,023,867
                                       ---------------------------------------------------------------------------------------------
Net investment income (loss)              29,476,769      39,398,082      (1,821,361)     46,154,064       (344,417)      (773,070)

Net realized gain (loss)                 (26,073,618)     44,666,187     (58,440,531)     11,637,764     (8,746,690)     1,067,099
Unrealized appreciation
    (depreciation) during the
    period                              (272,967,390)   (205,068,014)    (19,544,192)   (160,394,277)    (4,759,228)   (18,274,248)
                                       ---------------------------------------------------------------------------------------------
Net increase (decrease) in
    contract owners' equity from
    operations                          (269,564,239)   (121,003,745)    (79,806,084)   (102,602,449)   (13,850,335)   (17,980,219)

Changes from principal
    transactions:
       Purchase payments                  52,099,331     197,502,417      10,416,689      88,505,705      2,387,519     22,426,542
       Transfers between sub-
           accounts and the
           Company                       (42,198,679)    168,562,170     (22,832,785)     71,390,906    (10,316,337)    (7,310,646)
       Withdrawals                       (37,567,548)    (70,464,668)     (9,862,897)    (22,334,423)    (2,838,893)    (5,352,849)
       Annual contract fee                  (404,341)       (282,698)       (166,847)        (94,638)       (47,551)       (30,253)
                                       ---------------------------------------------------------------------------------------------
Net increase (decrease) in
    contract owners' equity from
    principal transactions               (28,071,237)    295,317,221     (22,445,840)    137,467,550    (10,815,262)     9,732,794
                                       ---------------------------------------------------------------------------------------------

Total increase (decrease) in
    contract owners' equity             (297,635,476)    174,313,476    (102,251,924)     34,865,101    (24,665,597)    (8,247,425)
Contract owners' equity at
    beginning of period                  749,644,599     575,331,123     217,880,895     183,015,794     59,434,269     67,681,694
                                       ---------------------------------------------------------------------------------------------

Contract owners' equity at end
    of period                          $ 452,009,123   $ 749,644,599   $ 115,628,971   $ 217,880,895   $ 34,768,672   $ 59,434,269
                                       =============================================================================================

(2) On May 1, 2000, the Mid Cap Growth Sub-Account was renamed All Cap Growth through a vote of the Board of Directors.

See accompanying notes.

            The Manufacturers Life Insurance Company of North America
                               Separate Account A

   Statements of Operations and Changes in Contract Owners' Equity (continued)


                                                                              SUB-ACCOUNT
                                   -------------------------------------------------------------------------------------------------
                                          SCIENCE & TECHNOLOGY            EMERGING SMALL COMPANY             AGGRESSIVE GROWTH
                                   -------------------------------------------------------------------------------------------------
                                     PERIOD ENDED       Year ended      PERIOD ENDED     Year ended     PERIOD ENDED    Year ended
                                     SEPTEMBER 30,     December 31,     SEPTEMBER 30,   December 31,    SEPTEMBER 30,   December 31,
                                         2001              2000            2001            2000             2001           2000
                                   -------------------------------------------------------------------------------------------------
                                      UNAUDITED                          UNAUDITED                        UNAUDITED
Income:
   Dividends                       $    38,026,075   $    30,984,269   $   7,806,044   $  18,181,415   $           0   $          0

Expenses:
    Mortality and expense risk
       and administrative charges        8,187,259        17,606,870       2,262,652       3,158,927       3,070,749      3,700,752
                                   -------------------------------------------------------------------------------------------------
Net investment income (loss)            29,838,816        13,377,399       5,543,392      15,022,488      (3,070,749)    (3,700,752)

Net realized gain (loss)              (116,749,089)       73,111,691     (25,021,477)     24,781,412     (12,576,909)    22,160,342
Unrealized appreciation
    (depreciation) during the
    period                            (475,917,561)     (609,701,574)    (78,083,881)    (71,226,705)   (105,835,229)   (50,553,904)
                                   -------------------------------------------------------------------------------------------------
Net increase (decrease) in
    contract owners' equity from
    operations                        (562,827,834)     (523,212,484)    (97,561,966)    (31,422,805)   (121,482,887)   (32,094,314)

Changes from principal
    transactions:
       Purchase payments                64,234,520       375,238,009      24,248,873      88,275,621      38,464,969    139,587,411
       Transfers between sub-
           accounts and the
           Company                     (56,716,271)      328,600,573     (12,297,628)     93,870,947     (23,272,689)   131,983,782
       Withdrawals                     (42,053,278)      (85,011,925)    (10,412,644)    (17,506,692)    (14,215,324)   (19,504,041)
       Annual contract fee                (709,206)         (567,673)       (163,816)        (72,800)       (247,293)      (101,186)
                                   -------------------------------------------------------------------------------------------------
Net increase (decrease) in
    contract owners' equity from
    principal transactions             (35,244,235)      618,258,984       1,374,785     164,567,076         729,663    251,965,966
                                   -------------------------------------------------------------------------------------------------

Total increase (decrease) in
    contract owners' equity           (598,072,069)       95,046,500     (96,187,181)    133,144,271    (120,753,224)   219,871,652
Contract owners' equity at
    beginning of period              1,000,191,543       905,145,043     246,789,999     113,645,728     332,067,294    112,195,642
                                   -------------------------------------------------------------------------------------------------

Contract owners' equity at end
    of period                      $   402,119,474   $ 1,000,191,543   $ 150,602,818   $ 246,789,999   $ 211,314,070   $332,067,294
                                   =================================================================================================



See accompanying notes.

            The Manufacturers Life Insurance Company of North America
                               Separate Account A

   Statements of Operations and Changes in Contract Owners' Equity (continued)


                                                                             SUB-ACCOUNT
                                     -----------------------------------------------------------------------------------------------
                                         INTERNATIONAL STOCK              QUANTITATIVE EQUITY                    VALUE
                                     -----------------------------------------------------------------------------------------------
                                      PERIOD ENDED     Year ended     PERIOD ENDED     Year ended     PERIOD ENDED     Year ended
                                      SEPTEMBER 30,   December 31,    SEPTEMBER 30,   December 31,    SEPTEMBER 30,   December 31,
                                          2001            2000           2001            2000             2001           2000
                                     -----------------------------------------------------------------------------------------------
                                       UNAUDITED                       UNAUDITED                        UNAUDITED
Income:
   Dividends                         $   5,474,463   $     587,742   $  44,139,549   $  29,985,988   $   6,520,749   $           0

Expenses:
    Mortality and expense risk
       and administrative charges        1,338,927       1,848,550       3,316,832       4,118,616       2,436,705       1,807,351
                                     -----------------------------------------------------------------------------------------------
Net investment income (loss)             4,135,536      (1,260,808)     40,822,717      25,867,372       4,084,044      (1,807,351)

Net realized gain (loss)               (11,217,949)        (34,568)    (30,390,063)      9,348,288       7,770,468      (6,402,959)
Unrealized appreciation
    (depreciation) during the
    period                             (32,472,481)    (21,530,458)   (118,264,339)    (31,278,573)    (37,047,928)     34,265,188
                                     -----------------------------------------------------------------------------------------------
Net increase (decrease) in
    contract owners' equity from
    operations                         (39,554,894)    (22,825,834)   (107,831,685)      3,937,087     (25,193,416)     26,054,878

Changes from principal
    transactions:
       Purchase payments                12,206,259      41,030,648      36,289,812      65,879,887      35,080,091      13,981,057
       Transfers between sub-
           accounts and the
           Company                      (1,734,540)     31,041,113     (33,993,162)    107,902,641      80,682,171       2,554,059
       Withdrawals                      (7,089,183)     (9,853,897)    (22,021,097)    (25,638,236)    (14,046,338)    (10,944,275)
       Annual contract fee                 (93,466)        (50,493)       (164,134)       (108,277)        (98,718)        (49,911)
                                     -----------------------------------------------------------------------------------------------
Net increase (decrease) in
    contract owners' equity from
    principal transactions               3,289,070      62,167,371     (19,888,581)    148,036,015     101,617,206       5,540,930
                                     -----------------------------------------------------------------------------------------------

Total increase (decrease) in
    contract owners' equity            (36,265,824)     39,341,537    (127,720,266)    151,973,102      76,423,790      31,595,808
Contract owners' equity at
    beginning of period                137,512,001      98,170,464     348,679,270     196,706,168     155,202,014     123,606,206
                                     -----------------------------------------------------------------------------------------------

Contract owners' equity at end
    of period                        $ 101,246,177   $ 137,512,001   $ 220,959,004   $ 348,679,270   $ 231,625,804   $ 155,202,014
                                     ===============================================================================================

See accompanying notes.

            The Manufacturers Life Insurance Company of North America
                               Separate Account A

   Statements of Operations and Changes in Contract Owners' Equity (continued)


                                                                               SUB-ACCOUNT
                                         -------------------------------------------------------------------------------------------
                                           REAL ESTATE SECURITIES                BALANCED                      HIGH YIELD
                                         -------------------------------------------------------------------------------------------
                                         PERIOD ENDED     Year ended   PERIOD ENDED    Year ended    PERIOD ENDED      Year ended
                                         SEPTEMBER 30,   December 31,  SEPTEMBER 30,   December 31,  SEPTEMBER 30,    December 31,
                                             2001            2000         2001            2000           2001             2000
                                         -------------------------------------------------------------------------------------------
                                          UNAUDITED                     UNAUDITED                     UNAUDITED
Income:
   Dividends                             $  1,566,408   $  1,158,716   $  1,661,487   $  3,964,386   $  14,082,998   $     453,242

Expenses:
    Mortality and expense risk
       and administrative charges             585,135        507,898        875,364      1,321,982       1,530,394       1,940,401
                                         -------------------------------------------------------------------------------------------
Net investment income (loss)                  981,273        650,818        786,123      2,642,404      12,552,604      (1,487,159)

Net realized gain (loss)                    2,800,015     (3,041,066)    (4,487,339)    (2,487,625)    (13,439,476)     (5,426,552)
Unrealized appreciation
    (depreciation) during the
    period                                 (5,503,330)    10,418,414    (10,761,268)    (9,650,745)    (13,069,385)     (6,804,957)
                                         -------------------------------------------------------------------------------------------
Net increase (decrease) in
    contract owners' equity from
    operations                             (1,722,042)     8,028,166    (14,462,484)    (9,495,966)    (13,956,257)    (13,718,668)

Changes from principal
    transactions:
       Purchase payments                    8,197,040      5,177,299      6,814,790     10,941,134      12,020,072      19,691,165
       Transfers between sub-
           accounts and the
           Company                         10,997,272     10,027,572        929,357    (10,419,139)      6,531,337     (13,667,551)
       Withdrawals                         (4,205,887)    (3,300,384)    (5,254,238)    (8,097,238)    (12,059,256)    (14,495,377)
       Annual contract fee                    (27,963)       (15,181)       (34,512)       (36,965)        (56,960)        (42,218)
                                         -------------------------------------------------------------------------------------------
Net increase (decrease) in
    contract owners' equity from
    principal transactions                 14,960,462     11,889,306      2,455,397     (7,612,208)      6,435,193      (8,513,981)
                                         -------------------------------------------------------------------------------------------

Total increase (decrease) in
    contract owners' equity                13,238,420     19,917,472    (12,007,087)   (17,108,174)     (7,521,064)    (22,232,649)
Contract owners' equity at
    beginning of period                    49,876,230     29,958,758     81,235,098     98,343,272     121,559,644     143,792,293
                                         -------------------------------------------------------------------------------------------

Contract owners' equity at end
    of period                            $ 63,114,650   $ 49,876,230   $ 69,228,011   $ 81,235,098   $ 114,038,580   $ 121,559,644
                                         ===========================================================================================

See accompanying notes.

            The Manufacturers Life Insurance Company of North America
                               Separate Account A

   Statements of Operations and Changes in Contract Owners' Equity (continued)


                                                                             SUB-ACCOUNT
                                       ---------------------------------------------------------------------------------------------
                                        LIFESTYLE AGGRESSIVE 1000         LIFESTYLE GROWTH 820           LIFESTYLE BALANCED 640
                                       ---------------------------------------------------------------------------------------------
                                       PERIOD ENDED     Year ended    PERIOD ENDED     Year ended     PERIOD ENDED     Year ended
                                       SEPTEMBER 30,   December 31,   SEPTEMBER 30,   December 31,    SEPTEMBER 30,   December 31,
                                           2001            2000          2001            2000             2001           2000
                                       ---------------------------------------------------------------------------------------------
                                        UNAUDITED                      UNAUDITED                        UNAUDITED
Income:
   Dividends                           $  6,677,725   $  3,260,744   $  31,273,338   $  24,070,437   $  28,360,750   $  22,590,170

Expenses:
    Mortality and expense risk
       and administrative charges           933,711        992,146       4,053,269       4,681,050       4,058,154       4,654,347
                                       ---------------------------------------------------------------------------------------------
Net investment income (loss)              5,744,014      2,268,598      27,220,069      19,389,387      24,302,596      17,935,823

Net realized gain (loss)                 (1,927,744)       862,638      (5,539,629)        671,806      (2,962,674)        100,333
Unrealized appreciation
    (depreciation) during the
    period                              (27,906,862)    (8,171,974)    (98,751,019)    (34,792,440)    (69,791,983)    (14,989,131)
                                       ---------------------------------------------------------------------------------------------
Net increase (decrease) in
    contract owners' equity from
    operations                          (24,090,592)    (5,040,738)    (77,070,579)    (14,731,247)    (48,452,061)      3,047,025

Changes from principal
    transactions:
       Purchase payments                 22,156,771     29,969,701      83,391,823      86,800,102      75,679,515      58,548,994
       Transfers between sub-
           accounts and the
           Company                        2,533,823      3,930,470      17,448,125      11,936,876      26,212,080      16,571,536
       Withdrawals                       (2,958,742)    (3,202,336)    (14,950,952)    (19,986,744)    (19,679,837)    (25,752,333)
       Annual contract fee                  (76,460)       (50,842)       (239,279)       (205,193)       (166,189)       (158,662)
                                       ---------------------------------------------------------------------------------------------
Net increase (decrease) in
    contract owners' equity from
    principal transactions               21,655,392     30,646,993      85,649,717      78,545,041      82,045,569      49,209,535
                                       ---------------------------------------------------------------------------------------------

Total increase (decrease) in
    contract owners' equity              (2,435,200)    25,606,255       8,579,138      63,813,794      33,593,508      52,256,560
Contract owners' equity at
    beginning of period                  80,576,337     54,970,082     350,485,343     286,671,549     346,325,313     294,068,753
                                       ---------------------------------------------------------------------------------------------

Contract owners' equity at end
    of period                          $ 78,141,137   $ 80,576,337   $ 359,064,481   $ 350,485,343   $ 379,918,821   $ 346,325,313
                                       =============================================================================================

See accompanying notes.

            The Manufacturers Life Insurance Company of North America
                               Separate Account A

   Statements of Operations and Changes in Contract Owners' Equity (continued)


                                                                              SUB-ACCOUNT
                                       ---------------------------------------------------------------------------------------------
                                           LIFESTYLE MODERATE 460      LIFESTYLE CONSERVATIVE 280         SMALL COMPANY VALUE
                                       ---------------------------------------------------------------------------------------------
                                        PERIOD ENDED     Year ended    PERIOD ENDED     Year ended    PERIOD ENDED    Year ended
                                        SEPTEMBER 30,   December 31,   SEPTEMBER 30,   December 31,   SEPTEMBER 30,  December 31,
                                            2001            2000          2001            2000            2001          2000
                                       ---------------------------------------------------------------------------------------------
                                         UNAUDITED                      UNAUDITED                      UNAUDITED
Income:
   Dividends                           $   7,825,206   $  15,925,334   $  4,055,408   $  5,172,781   $    124,685   $     74,799

Expenses:
    Mortality and expense risk
       and administrative charges          1,565,210       1,974,137        942,143      1,104,615        857,602        807,207
                                       ---------------------------------------------------------------------------------------------
Net investment income (loss)               6,259,996      13,951,197      3,113,265      4,068,166       (732,917)      (732,408)

Net realized gain (loss)                  (1,445,533)       (437,059)      (532,262)      (248,679)     3,596,710      3,776,487
Unrealized appreciation
    (depreciation) during the
    period                               (14,053,259)     (9,869,828)    (2,681,339)       507,418    (13,412,341)      (476,014)
                                       ---------------------------------------------------------------------------------------------
Net increase (decrease) in
    contract owners' equity from
    operations                            (9,238,796)      3,644,310       (100,336)     4,326,905    (10,548,548)     2,568,065

Changes from principal
    transactions:
       Purchase payments                  20,046,907      15,178,282     11,268,463      7,805,142     15,622,855      9,375,506
       Transfers between sub-
           accounts and the
           Company                         8,062,997      (5,758,954)    11,331,451    (12,552,216)    33,651,218     (6,069,006)
       Withdrawals                        (9,132,140)    (11,393,647)    (6,474,213)    (6,546,677)    (4,936,329)    (4,551,929)
       Annual contract fee                   (57,030)        (61,523)       (27,371)       (28,796)       (43,432)       (22,792)
                                       ---------------------------------------------------------------------------------------------
Net increase (decrease) in
    contract owners' equity from
    principal transactions                18,920,734      (2,035,842)    16,098,330    (11,322,547)    44,294,312     (1,268,221)
                                       ---------------------------------------------------------------------------------------------

Total increase (decrease) in
    contract owners' equity                9,681,938       1,608,468     15,997,994     (6,995,642)    33,745,764      1,299,844
Contract owners' equity at
    beginning of period                  135,790,373     134,181,905     76,432,304     83,427,946     59,783,865     58,484,021
                                       ---------------------------------------------------------------------------------------------

Contract owners' equity at end
    of period                          $ 145,472,311   $ 135,790,373   $ 92,430,298   $ 76,432,304   $ 93,529,629   $ 59,783,865
                                       =============================================================================================

See accompanying notes.

            The Manufacturers Life Insurance Company of North America
                               Separate Account A

   Statements of Operations and Changes in Contract Owners' Equity (continued)


                                                                               SUB-ACCOUNT
                                         -------------------------------------------------------------------------------------------
                                             INTERNATIONAL VALUE           SMALL COMPANY BLEND               TOTAL RETURN
                                         -------------------------------------------------------------------------------------------
                                         PERIOD ENDED     Year ended   PERIOD ENDED     Year ended   PERIOD ENDED      Year ended
                                         SEPTEMBER 30,   December 31,  SEPTEMBER 30,   December 31,  SEPTEMBER 30,    December 31,
                                             2001           2000           2001            2000          2001            2000
                                         -------------------------------------------------------------------------------------------
                                          UNAUDITED                     UNAUDITED                     UNAUDITED
Income:
   Dividends                             $  1,675,032   $    251,800   $    464,556   $  8,493,432   $   8,514,836   $   2,094,744

Expenses:
    Mortality and expense risk
       and administrative charges             686,289        651,186        991,016      1,107,578       2,408,878       1,478,185
                                         -------------------------------------------------------------------------------------------
Net investment income (loss)                  988,743       (399,386)      (526,460)     7,385,854       6,105,958         616,559

Net realized gain (loss)                   (2,550,419)       128,872    (11,582,823)     1,701,789       4,101,167         707,686
Unrealized appreciation
    (depreciation) during the
    period                                (13,435,076)    (2,465,795)   (11,860,837)   (32,868,881)      7,487,226       9,055,202
                                         -------------------------------------------------------------------------------------------
Net increase (decrease) in
    contract owners' equity from
    operations                            (14,996,752)    (2,736,309)   (23,970,120)   (23,781,238)     17,694,351      10,379,447

Changes from principal
    transactions:
       Purchase payments                   11,945,114     18,246,107     13,251,688     30,645,376      58,643,419      41,477,118
       Transfers between sub-
           accounts and the
           Company                          8,149,820     16,299,253      8,827,627     41,747,695     110,119,341      37,567,468
       Withdrawals                         (3,507,414)    (2,393,767)    (4,094,311)    (3,473,151)    (13,500,486)     (6,731,118)
       Annual contract fee                    (44,220)       (22,698)       (75,586)       (35,746)       (119,906)        (48,508)
                                         -------------------------------------------------------------------------------------------
Net increase (decrease) in
    contract owners' equity from
    principal transactions                 16,543,300     32,128,895     17,909,418     68,884,174     155,142,368      72,264,960
                                         -------------------------------------------------------------------------------------------

Total increase (decrease) in
    contract owners' equity                 1,546,548     29,392,586     (6,060,702)    45,102,936     172,836,719      82,644,407
Contract owners' equity at
    beginning of period                    57,628,618     28,236,032     82,959,937     37,857,001     148,139,978      65,495,571
                                         -------------------------------------------------------------------------------------------

Contract owners' equity at end
    of period                            $ 59,175,166   $ 57,628,618   $ 76,899,235   $ 82,959,937   $ 320,976,697   $ 148,139,978
                                         ===========================================================================================

See accompanying notes.

            The Manufacturers Life Insurance Company of North America
                               Separate Account A

   Statements of Operations and Changes in Contract Owners' Equity (continued)


                                                                               SUB-ACCOUNT
                                       ---------------------------------------------------------------------------------------------
                                           U.S. LARGE CAP VALUE               MID CAP STOCK            TACTICAL ALLOCATION (3)
                                       ---------------------------------------------------------------------------------------------
                                        PERIOD ENDED     Year ended    PERIOD ENDED     Year ended   PERIOD ENDED     Year ended
                                        SEPTEMBER 30,   December 31,   SEPTEMBER 30,   December 31,  SEPTEMBER 30,   December 31,
                                            2001            2000          2001            2000           2001           2000
                                       ---------------------------------------------------------------------------------------------
                                         UNAUDITED                      UNAUDITED                     UNAUDITED
Income:
   Dividends                           $   2,639,997   $   1,231,221   $          0   $          0   $     23,254   $  1,332,431

Expenses:
    Mortality and expense risk
       and administrative charges          2,798,934       2,551,561        903,463        715,767        596,316        262,422
                                       ---------------------------------------------------------------------------------------------
Net investment income (loss)                (158,937)     (1,320,340)      (903,463)      (715,767)      (573,062)     1,070,009

Net realized gain (loss)                     808,418       1,307,778     (3,853,732)      (234,783)    (3,719,908)       (57,540)
Unrealized appreciation
    (depreciation) during the
    period                               (50,016,774)      2,039,607    (20,879,441)    (2,588,424)   (10,375,330)    (2,460,176)
                                       ---------------------------------------------------------------------------------------------
Net increase (decrease) in
    contract owners' equity from
    operations                           (49,367,293)      2,027,045    (25,636,636)    (3,538,974)   (14,668,300)    (1,447,707)

Changes from principal
    transactions:
       Purchase payments                  41,440,180      69,676,361     22,232,349     30,988,778     21,034,258     23,857,486
       Transfers between sub-
           accounts and the
           Company                        23,403,202      49,204,822     10,018,901     23,181,327     10,828,271     16,534,697
       Withdrawals                       (10,582,950)     (9,136,666)    (3,498,906)    (2,460,315)    (1,665,272)    (1,037,549)
       Annual contract fee                  (181,670)        (88,438)       (52,850)       (25,979)       (70,321)       (15,969)
                                       ---------------------------------------------------------------------------------------------
Net increase (decrease) in
    contract owners' equity from
    principal transactions                54,078,762     109,656,079     28,699,494     51,683,811     30,126,936     39,338,665
                                       ---------------------------------------------------------------------------------------------

Total increase (decrease) in
    contract owners' equity                4,711,469     111,683,124      3,062,858     48,144,837     15,458,636     37,890,958
Contract owners' equity at
    beginning of period                  229,637,184     117,954,060     75,384,524     27,239,687     37,890,958              0
                                       ---------------------------------------------------------------------------------------------
Contract owners' equity at end
    of period                          $ 234,348,653   $ 229,637,184   $ 78,447,382   $ 75,384,524   $ 53,349,594   $ 37,890,958
                                       =============================================================================================

(3) Commencement of Operations, May 1, 2000, through a vote of the Board of Directors.

See accompanying notes.

            The Manufacturers Life Insurance Company of North America
                               Separate Account A

   Statements of Operations and Changes in Contract Owners' Equity (continued)


                                                                               SUB-ACCOUNT
                                       ------------------------------------------------------------------------------------------
                                              DYNAMIC GROWTH (3)        INTERNET TECHNOLOGIES (3)      INTERNATIONAL INDEX (3)
                                       ------------------------------------------------------------------------------------------
                                        PERIOD ENDED      Year ended   PERIOD ENDED     Year ended   PERIOD ENDED    Year ended
                                        SEPTEMBER 30,    December 31,  SEPTEMBER 30,   December 31,  SEPTEMBER 30,   December 31,
                                            2001             2000         2001            2000           2001           2000
                                       ------------------------------------------------------------------------------------------
                                         UNAUDITED                      UNAUDITED                     UNAUDITED
Income:
   Dividends                           $     176,321   $           0   $          0   $          0   $        719   $   104,347

Expenses:
    Mortality and expense risk
       and administrative charges          1,147,329         731,507        453,577        390,381        103,826        37,399
                                       ------------------------------------------------------------------------------------------
Net investment income (loss)                (971,008)       (731,507)      (453,577)      (390,381)      (103,107)       66,948

Net realized gain (loss)                 (30,645,347)     (4,564,786)   (17,859,151)    (3,855,629)      (754,570)     (193,990)
Unrealized appreciation
    (depreciation) during the
    period                               (35,498,770)    (40,234,177)   (17,354,946)   (31,093,383)    (2,234,702)     (391,295)
                                       ------------------------------------------------------------------------------------------
Net increase (decrease) in
    contract owners' equity from
    operations                           (67,115,125)    (45,530,470)   (35,667,674)   (35,339,393)    (3,092,379)     (518,337)

Changes from principal
    transactions:
       Purchase payments                  29,502,981      77,760,872      8,905,636     43,329,348      4,563,385     5,222,617
       Transfers between sub-
           accounts and the
           Company                         7,800,527      78,616,628      2,276,961     43,429,491      2,049,226     3,391,636
       Withdrawals                        (3,526,667)     (2,298,272)    (1,461,611)    (1,288,888)      (581,758)      (92,000)
       Annual contract fee                   (92,395)        (11,230)       (50,978)        (6,348)        (8,794)         (278)
                                       ------------------------------------------------------------------------------------------
Net increase (decrease) in
    contract owners' equity from
    principal transactions                33,684,446     154,067,998      9,670,008     85,463,603      6,022,059     8,521,975
                                       ------------------------------------------------------------------------------------------

Total increase (decrease) in
    contract owners' equity              (33,430,679)    108,537,528    (25,997,666)    50,124,210      2,929,680     8,003,638
Contract owners' equity at
    beginning of period                  108,537,528               0     50,124,210              0      8,003,638             0
                                       ------------------------------------------------------------------------------------------

Contract owners' equity at end
    of period                          $  75,106,849   $ 108,537,528   $ 24,126,544   $ 50,124,210   $ 10,933,318   $ 8,003,638
                                       ==========================================================================================

(3) Commencement of Operations, May 1, 2000, through a vote of the Board of Directors.

See accompanying notes.

            The Manufacturers Life Insurance Company of North America
                               Separate Account A

   Statements of Operations and Changes in Contract Owners' Equity (continued)


                                                                             SUB-ACCOUNT
                                       ------------------------------------------------------------------------------------------
                                       TOTAL STOCK MARKET INDEX (3)          500 INDEX (3)                MID CAP INDEX (3)
                                       ------------------------------------------------------------------------------------------
                                       PERIOD ENDED     Year ended   PERIOD ENDED     Year ended    PERIOD ENDED    Year ended
                                       SEPTEMBER 30,   December 31,  SEPTEMBER 30,   December 31,   SEPTEMBER 30,   December 31,
                                           2001            2000         2001            2000            2001           2000
                                       ------------------------------------------------------------------------------------------
                                        UNAUDITED                      UNAUDITED                     UNAUDITED
Income:
   Dividends                           $          0   $    116,012   $       2,117   $    132,092   $      1,796   $    262,152

Expenses:
    Mortality and expense risk
       and administrative charges           186,507         54,891       1,051,066        300,294        271,146         69,776
                                       ------------------------------------------------------------------------------------------
Net investment income (loss)               (186,507)        61,121      (1,048,949)      (168,202)      (269,350)       192,376

Net realized gain (loss)                 (1,026,071)       (41,794)     (5,600,841)      (190,043)    (1,277,713)      (209,438)
Unrealized appreciation
    (depreciation) during the
    period                               (3,256,883)    (1,091,739)    (18,644,490)    (5,263,273)    (4,425,424)      (176,718)
                                       ------------------------------------------------------------------------------------------
Net increase (decrease) in
    contract owners' equity from
    operations                           (4,469,461)    (1,072,412)    (25,294,280)    (5,621,518)    (5,972,487)      (193,780)

Changes from principal
    transactions:
       Purchase payments                  4,298,483      4,102,618      35,698,637     33,971,178      8,794,270      5,797,626
       Transfers between sub-
           accounts and the
           Company                        6,452,552      9,553,681      39,275,754     35,860,190     11,581,149      8,264,638
       Withdrawals                         (368,867)       (78,976)     (3,657,577)      (998,846)    (1,200,866)      (199,986)
       Annual contract fee                   (7,990)          (889)        (81,935)        (4,295)        (9,495)          (746)
                                       ------------------------------------------------------------------------------------------
Net increase (decrease) in
    contract owners' equity from
    principal transactions               10,374,178     13,576,434      71,234,879     68,828,227     19,165,058     13,861,532
                                       ------------------------------------------------------------------------------------------

Total increase (decrease) in
    contract owners' equity               5,904,717     12,504,022      45,940,599     63,206,709     13,192,571     13,667,752
Contract owners' equity at
    beginning of period                  12,504,022              0      63,206,709              0     13,667,752              0
                                       ------------------------------------------------------------------------------------------

Contract owners' equity at end
    of period                          $ 18,408,739   $ 12,504,022   $ 109,147,308   $ 63,206,709   $ 26,860,323   $ 13,667,752
                                       ==========================================================================================

(3) Commencement of Operations, May 1, 2000, through a vote of the Board of Directors.

See accompanying notes.

            The Manufacturers Life Insurance Company of North America
                               Separate Account A

   Statements of Operations and Changes in Contract Owners' Equity (continued)

                                                                                  SUB-ACCOUNT
                                      --------------------------------------------------------------------------------------------
                                             SMALL CAP INDEX (3)            CAPITAL APPRECIATION (4)        TELECOMMUNICATIONS (5)
                                      --------------------------------------------------------------------------------------------
                                      PERIOD ENDED      Year ended       PERIOD ENDED      Year ended           PERIOD ENDED
                                      SEPTEMBER 30,     December 31,     SEPTEMBER 30,     December 31,         SEPTEMBER 30,
                                          2001             2000              2001             2000                  2001
                                      --------------------------------------------------------------------------------------------
                                       UNAUDITED                          UNAUDITED                              UNAUDITED
Income:
   Dividends                          $         15      $   189,839      $          0      $       0            $         0

Expenses:
    Mortality and expense risk
       and administrative charges          144,900           30,485           118,331          1,555                 14,485
                                      ------------      -----------      ------------      ---------            -----------
Net investment income (loss)              (144,885)         159,354          (118,331)        (1,555)               (14,485)
Net realized gain (loss)                (1,265,026)         (30,281)       (1,149,905)        23,692               (390,696)
Unrealized appreciation
    (depreciation) during the
    period                              (2,381,624)        (430,652)       (3,712,990)       (23,367)            (1,259,593)
                                      ------------      -----------      ------------      ---------            -----------
Net increase (decrease) in
    contract owners' equity from
    operations                          (3,791,535)        (301,579)       (4,981,226)        (1,230)            (1,664,774)
Changes from principal
    transactions:
       Purchase payments                 5,195,835        3,383,862         8,250,729        478,603              1,852,714
       Transfers between sub-
           accounts and the
           Company                       8,760,392        2,615,737        12,765,258        385,039              3,331,233
       Withdrawals                        (618,031)         (79,135)         (435,368)        (4,391)               (35,149)
       Annual contract fee                  (7,316)            (558)           (5,460)           (20)                (1,389)
                                      ------------      -----------      ------------      ---------            -----------
Net increase (decrease) in
    contract owners' equity from
    principal transactions              13,330,880        5,919,906        20,575,159        859,231              5,147,409
                                      ------------      -----------      ------------      ---------            -----------
Total increase (decrease) in
    contract owners' equity              9,539,345        5,618,327        15,593,933        858,001              3,482,635
Contract owners' equity at
    beginning of period                  5,618,327                0           858,001              0                      0
                                      ------------      -----------      ------------      ---------            -----------
Contract owners' equity at end
    of period                         $ 15,157,672      $ 5,618,327      $ 16,451,934      $ 858,001            $ 3,482,635
                                      ============      ===========      ============      =========            ===========

(3) Commencement of Operations, May 1, 2000, through a vote of the Board of Directors.

(4) Commencement of Operations, November 1, 2000, through a vote of the Board of Directors.

(5) Commencement of Operations, May 1, 2001, through a vote of the Board of Directors.

See accompanying notes.

            The Manufacturers Life Insurance Company of North America
                               Separate Account A

   Statements of Operations and Changes in Contract Owners' Equity (continued)

                                                                    SUB-ACCOUNT
                                        ----------------------------------------------------------------------
                                        HEALTH SCIENCES (5)     MID CAP GROWTH (5)   MID CAP OPPORTUNITIES (5)
                                        ----------------------------------------------------------------------
                                           PERIOD ENDED            PERIOD ENDED            PERIOD ENDED
                                           SEPTEMBER 30,           SEPTEMBER 30,           SEPTEMBER 30,
                                               2001                    2001                    2001
                                        ----------------------------------------------------------------------
                                             UNAUDITED               UNAUDITED               UNAUDITED

Income:
   Dividends                               $          0           $          0             $         0

Expenses:
    Mortality and expense risk
       and administrative charges                71,304                 34,334                  16,302
                                           ------------           ------------             -----------
Net investment income (loss)                    (71,304)               (34,334)                (16,302)

Net realized gain (loss)                       (193,359)              (284,939)               (127,930)
Unrealized appreciation
    (depreciation) during the
    period                                   (1,410,006)            (3,022,229)             (1,356,100)
                                           ------------           ------------             -----------
Net increase (decrease) in
    contract owners' equity from
    operations                               (1,674,669)            (3,341,502)             (1,500,332)

Changes from principal
    transactions:
       Purchase payments                      8,117,746              3,855,845               2,871,369
       Transfers between sub-
           accounts and the
           Company                           14,447,453              7,626,872               3,542,551
       Withdrawals                             (289,166)               (68,115)                (65,375)
       Annual contract fee                       (4,579)                (1,070)                   (829)
                                           ------------           ------------             -----------
Net increase (decrease) in
    contract owners' equity from
    principal transactions                   22,271,454             11,413,532               6,347,716
                                           ------------           ------------             -----------

Total increase (decrease) in
    contract owners' equity                  20,596,785              8,072,030               4,847,384
Contract owners' equity at
    beginning of period                               0                      0                       0
                                           ------------           ------------             -----------
Contract owners' equity at end
    of period                              $ 20,596,785           $  8,072,030             $ 4,847,384
                                           ============           ============             ===========

(5) Commencement of Operations, May 1, 2001, through a vote of the Board of Directors.

See accompanying notes.

            The Manufacturers Life Insurance Company of North America
                               Separate Account A

   Statements of Operations and Changes in Contract Owners' Equity (continued)

                                                                              SUB-ACCOUNT
                                            ------------------------------------------------------------------------------
                                            FINANCIAL SERVICES (5)      QUANTITATIVE MID CAP (5)       STRATEGIC GROWTH (5)
                                            ------------------------------------------------------------------------------
                                                PERIOD ENDED                 PERIOD ENDED                 PERIOD ENDED
                                                SEPTEMBER 30,                SEPTEMBER 30,                SEPTEMBER 30,
                                                    2001                         2001                         2001
                                            ------------------------------------------------------------------------------
                                                  UNAUDITED                    UNAUDITED                    UNAUDITED
Income:
   Dividends                                     $          0                 $         0                 $          0
Expenses:
    Mortality and expense risk
       and administrative charges                      43,256                       8,276                       75,100
                                                 ------------                 -----------                 ------------
Net investment income (loss)                          (43,256)                     (8,276)                     (75,100)
Net realized gain (loss)                             (285,205)                    (57,374)                    (753,399)
Unrealized appreciation
    (depreciation) during the
    period                                         (1,474,441)                   (490,356)                  (4,430,933)
                                                 ------------                 -----------                 ------------
Net increase (decrease) in
    contract owners' equity from
    operations                                     (1,802,902)                   (556,006)                  (5,259,432)
Changes from principal
    transactions:
       Purchase payments                            4,864,727                   1,342,508                    7,859,177
       Transfers between sub-
           accounts and the
           Company                                  8,783,629                   1,313,453                   19,619,276
       Withdrawals                                   (200,019)                    (37,482)                    (390,997)
       Annual contract fee                             (3,304)                       (317)                      (3,463)
                                                 ------------                 -----------                 ------------
Net increase (decrease) in
    contract owners' equity from
    principal transactions                         13,445,033                   2,618,162                   27,083,993
                                                 ------------                 -----------                 ------------

Total increase (decrease) in
    contract owners' equity                        11,642,131                   2,062,156                   21,824,561
Contract owners' equity at
    beginning of period                                     0                           0                            0
                                                 ------------                 -----------                 ------------
Contract owners' equity at end
    of period                                    $ 11,642,131                 $ 2,062,156                 $ 21,824,561
                                                 ============                 ===========                 ============

(5) Commencement of Operations, May 1, 2001, through a vote of the Board of Directors.

                            See accompanying notes.

            The Manufacturers Life Insurance Company of North America
                               Separate Account A

   Statements of Operations and Changes in Contract Owners' Equity (continued)

                                                                              SUB-ACCOUNT
                                                -----------------------------------------------------------------------
                                                ALL CAP VALUE (5)       CAPITAL OPPORTUNITIES (5)         UTILITIES (5)
                                                -----------------------------------------------------------------------
                                                  PERIOD ENDED                PERIOD ENDED                PERIOD ENDED
                                                  SEPTEMBER 30,               SEPTEMBER 30,               SEPTEMBER 30,
                                                     2001                         2001                         2001
                                                -----------------------------------------------------------------------
                                                   UNAUDITED                   UNAUDITED                    UNAUDITED
Income:
   Dividends                                     $         0                 $          0                 $          0

Expenses:
    Mortality and expense risk
       and administrative charges                     27,353                       43,152                       32,401
                                                 -----------                 ------------                 ------------
Net investment income (loss)                         (27,353)                     (43,152)                     (32,401)

Net realized gain (loss)                            (354,394)                    (134,471)                    (221,175)
Unrealized appreciation
    (depreciation) during the
    Period                                          (830,818)                  (2,855,747)                  (1,561,626)
                                                 -----------                 ------------                 ------------
Net increase (decrease) in
    contract owners' equity from
    Operations                                    (1,212,565)                  (3,033,370)                  (1,815,202)

Changes from principal
    transactions:
       Purchase payments                           2,758,569                    5,794,445                    4,330,301
       Transfers between sub-
           accounts and the
           Company                                 5,531,182                   11,008,871                    6,374,068
       Withdrawals                                  (206,357)                    (274,197)                    (123,350)
       Annual contract fee                            (1,528)                      (2,212)                      (2,894)
                                                 -----------                 ------------                 ------------
Net increase (decrease) in
    contract owners' equity from
    principal transactions                         8,081,866                   16,526,907                   10,578,125
                                                 -----------                 ------------                 ------------
Total increase (decrease) in
    contract owners' equity                        6,869,301                   13,493,537                    8,762,923
Contract owners' equity at
    beginning of period                                    0                            0                            0
                                                 -----------                 ------------                 ------------
Contract owners' equity at end
    of period                                    $ 6,869,301                 $ 13,493,537                 $  8,762,923
                                                 ===========                 ============                 ============


(5) Commencement of Operations, May 1, 2001, through a vote of the Board of Directors.

                            See accompanying notes.

            The Manufacturers Life Insurance Company of North America
                               Separate Account A

   Statements of Operations and Changes in Contract Owners' Equity (continued)


                                                                               SUB-ACCOUNT
                                          --------------------------------------------------------------------------------------
                                          MID CAP VALUE (5)      FUNDAMENTAL VALUE (5)             BASIC VALUE FOCUS
                                          --------------------------------------------------------------------------------------
                                            PERIOD ENDED            PERIOD ENDED            PERIOD ENDED             Year ended
                                            SEPTEMBER 30,           SEPTEMBER 30,           SEPTEMBER 30,           December 30,
                                                2001                    2001                     2001                   2000
                                          --------------------------------------------------------------------------------------
                                             UNAUDITED                UNAUDITED               UNAUDITED
Income:
   Dividends                                $          0            $          0            $    906,644            $  3,311,277

Expenses:
    Mortality and expense risk
       and administrative charges                113,312                 145,689                 434,751                 387,775
                                            ------------            ------------            ------------            ------------
Net investment income (loss)                    (113,312)               (145,689)                471,893               2,923,502

Net realized gain (loss)                        (242,772)               (168,612)               (206,249)                (14,850)
Unrealized appreciation
    (depreciation) during the
    Period                                    (2,607,610)             (5,401,250)             (5,775,414)                253,246
                                            ------------            ------------            ------------            ------------

Net increase (decrease) in
    contract owners' equity from
    Operations                                (2,963,694)             (5,715,551)             (5,509,770)              3,161,898

Changes from principal
    transactions:
       Purchase payments                      12,326,472              19,635,129               6,230,521               9,599,125
       Transfers between sub-
           accounts and the
           Company                            26,562,061              30,003,448               3,508,027               3,757,553
       Withdrawals                              (505,729)               (328,568)               (953,846)               (963,661)
       Annual contract fee                        (6,903)                 (7,133)                (37,815)                (28,229)
                                            ------------            ------------            ------------            ------------

Net increase (decrease) in
    contract owners' equity from
    principal transactions                    38,375,901              49,302,876               8,746,887              12,364,788
                                            ------------            ------------            ------------            ------------

Total increase (decrease) in
    contract owners' equity                   35,412,207              43,587,325               3,237,117              15,526,686
Contract owners' equity at
    beginning of period                                0                       0              34,577,564              19,050,878
                                            ------------            ------------            ------------            ------------
Contract owners' equity at end
    of period                               $ 35,412,207            $ 43,587,325            $ 37,814,681            $ 34,577,564
                                            ============            ============            ============            ============


(5) Commencement of Operations, May 1, 2001, through a vote of the Board of Directors.

                            See accompanying notes.

            The Manufacturers Life Insurance Company of North America
                               Separate Account A

   Statements of Operations and Changes in Contract Owners' Equity (continued)


                                                                        SUB-ACCOUNT
                                -------------------------------------------------------------------------------------------------
                                                                     DEVELOPING CAPITAL
                                          SPECIAL VALUE FOCUS          MARKETS FOCUS                          TOTAL
                                -------------------------------------------------------------------------------------------------
                                 PERIOD ENDED    Year ended     PERIOD ENDED    Year ended       PERIOD ENDED        Year ended
                                 SEPTEMBER 30,  December 31,    SEPTEMBER 30,   December 31,     SEPTEMBER 30,       December 31,
                                     2001           2000            2001            2000             2001               2000
                                -------------------------------------------------------------------------------------------------
                                  UNAUDITED                      UNAUDITED                         UNAUDITED
Income:
   Dividends                    $    363,033    $ 2,059,524    $     4,791    $    11,561    $    947,471,519    $  1,297,046,053

Expenses:
    Mortality and expense
       risk and
       administrative
       charges                       172,275        105,688         21,091         29,824         160,897,820         226,490,104
                                ------------    -----------    -----------    -----------    ----------------    ----------------
Net investment income (loss)         190,758      1,953,836        (16,300)       (18,263)        786,573,699       1,070,555,949

Net realized gain (loss)             299,947        145,791       (162,391)        66,317        (655,247,546)        483,611,857
Unrealized appreciation
    (depreciation) during
    the period                    (1,138,816)    (1,385,469)      (201,764)      (844,765)     (3,738,669,923)     (3,042,118,831)
                                ------------    -----------    -----------    -----------    ----------------    ----------------
Net increase (decrease) in
    contract owners' equity
    from operations                 (648,111)       714,158       (380,455)      (796,711)     (3,607,343,770)     (1,487,951,025)

Changes from principal
    transactions:
       Purchase payments           4,421,569      3,345,046         86,066      1,087,706       1,690,257,185       3,283,966,017
       Transfers between sub-
           accounts and the
           Company                 4,362,360      1,162,990       (472,852)       603,692         663,634,133       1,041,422,712
       Withdrawals                  (567,042)      (230,200)       (20,026)       (49,698)     (1,260,333,202)     (2,002,014,829)
       Annual contract fee           (12,730)        (6,170)        (3,564)        (1,599)         (8,440,023)         (6,730,699)
                                ------------    -----------    -----------    -----------    ----------------    ----------------
Net increase (decrease) in
    contract owners' equity
    from principal
    transactions                   8,204,157      4,271,666       (410,376)     1,640,101       1,085,118,093       2,316,643,201
                                ------------    -----------    -----------    -----------    ----------------    ----------------

Total increase (decrease) in
    contract owners' equity        7,556,046      4,985,824       (790,831)       843,390      (2,522,225,677)        828,692,176
Contract owners' equity at
    beginning of period            9,603,614      4,617,790      2,155,932      1,312,542      15,520,827,724      14,692,135,548
                                ------------    -----------    -----------    -----------    ----------------    ----------------

Contract owners' equity at
    end of period               $ 17,159,660    $ 9,603,614    $ 1,365,101    $ 2,155,932    $ 12,998,602,047    $ 15,520,827,724
                                ============    ===========    ===========    ===========    ================    ================


See accompanying notes.

            The Manufacturers Life Insurance Company of North America
                               Separate Account A

                    Notes to Financial Statements (Unaudited)

                               September 30, 2001

1.  ORGANIZATION

The Manufacturers Life Insurance Company of North America Separate Account A (the Account) is a separate account established by The Manufacturers Life Insurance Company of North America (the Company). The Company established the Account on August 24, 1984 as a separate account under Delaware law. The Account operates as a Unit Investment Trust under the Investment Company Act of 1940, as amended, and invests in forty-seven sub-accounts of Manufacturers Investment Trust (the Trust) and three sub-accounts of Merrill Lynch Variable Series Funds, Inc. The Account is a funding vehicle for variable annuity contracts (the Contracts) issued by the Company. The Account includes fifty-two contracts, distinguished principally by the level of expenses and surrender charges. These fifty-two contracts are as follows: Venture Variable Annuity 1, 3, 7, 8, 17, 18, 20, 21, 22, 23, 25, 26, 27, 30, 31 and 34 (VEN 1, 3, 7, 8, 17, 18, 20, 21, 22,
23, 25, 26, 27, 30, 31 and 34), Venture Vantage Annuity 20, 21, 22, 23, 25, 50,
51, 52, 53, 55, 56, 60, 61, 62, 63, 64, 65, 66, 70, 71, 72, 73, 74, 75, 76, 80,
81, 82, 83, 84, 85, 86 (VTG20, 21, 22, 23, 25, 50, 51, 52, 53, 55, 56, 60, 61,
62, 63, 64, 65, 66, 70, 71, 72, 73, 74, 75, 76, 80, 81, 82, 83, 84, 85, 86),
Venture Vision Variable Annuity 5, 6, 25 and 26 (VIS 5, 6, 25 and 26) and Venture No-load Rollover Annuity (MRP).

The Company is a wholly-owned subsidiary of Manulife Wood Logan Holding Company, Inc. (MWLH). MWLH is 78.4% owned by The Manufacturers Life Insurance Company
(USA), (Manulife U.S.A.) and 21.6% by MRL Holding LLC, (MRL). Manulife U.S.A. and MRL are indirect wholly-owned subsidiaries of the Manufacturers Life Insurance Company (MLI), which in turn is a wholly-owned subsidiary of Manulife Financial Corporation. Manulife Financial Corporation and its subsidiaries are known collectively as Manulife Financial.

On April 30, 2001 twelve new sub-accounts, All Cap Value Trust, Capital Opportunities Trust, Financial Services Trust, Fundamental Value Trust, Health Sciences Trust, Mid Cap Growth Trust, Mid Cap Opportunities Trust, Mid Cap Value Trust, Quantitative Mid Cap Trust, Strategic Growth Trust, Telecommunications Trust and Utilities Trust commenced operations.

On May 1, 2000, eight new sub-accounts, Tactical Allocation, Dynamic Growth Trust, Internet Technologies Trust, International Index Trust, Total Stock Market Index Trust, 500 Index Trust, Mid Cap Index Trust and Small Cap Index Trust commenced operations.

On November 1, 2000, 1 new sub-account, Capital Appreciation commenced operations.

On April 30, 2001 the Mid Cap Blend sub-account was renamed Strategic Opportunities Trust through a vote of the Board of Directors.

On May 1, 2000 the Mid Cap Growth sub-account was renamed All Cap Growth through a vote of the Board of Directors.

            The Manufacturers Life Insurance Company of North America
                               Separate Account A

                    Notes to Financial Statements (continued)


2.  SIGNIFICANT ACCOUNTING POLICIES

Investments are made in the portfolios of the Trust and are valued at the reported net asset values of such portfolios. Transactions are recorded on the trade date. Income from dividends is recorded on the ex-dividend date. Realized gains and losses on the sales of investments are computed on the basis of the identified cost of the investment sold.

In addition to the Account, a contract holder may also allocate funds to the Fixed Account, which is part of the Company's general account. Because of exemptive and exclusionary provisions, interests in the Fixed Account have not been registered under the Securities Act of 1933, and the Company's general account has not been registered as an investment company under the Investment Company Act of 1940.

Annuity reserves are computed for contracts under which periodic benefit payments are being made according to the 1983a Individual Annuitant Mortality Table. The assumed investment return is 4%, as regulated by the laws of the respective states. The mortality risk is fully borne by the Company and may result in additional amounts being transferred into the Account by the Company.

The operations of the Account are included in the federal income tax return of the Company, which is taxed as a life insurance company under the provisions of the Internal Revenue Code (the Code). Under the current provisions of the Code, the Company does not expect to incur federal income taxes on the earnings of the Account to the extent the earnings are credited under the contracts. Based on this, no charge is being made currently to the Account for federal income taxes. The Company will periodically review the status of this decision based on changes in the tax law. Such a charge may be made in future years for any federal income taxes that would be attributable to the contract.

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from reported results using those estimates.

            The Manufacturers Life Insurance Company of North America
                               Separate Account A

                    Notes to Financial Statements (continued)


3.  AFFILIATED COMPANY TRANSACTIONS

The Company has an Administrative Services Agreement with Manulife Financial, whereby Manulife Financial or its designee, with the consent of the Company, performs certain services on behalf of the Company necessary for the operation of the separate account. The Company has an underwriting and distribution agreements with its affiliate, Manufacturers Securities Services LLC (MSS). MSS is 90% owned by the Company and 10% owned by The Manufacturers Life Insurance Company of New York (MNY). MNY is a wholly owned subsidiary of the Company.

4.  CONTRACT CHARGES

There are no deductions made from purchase payments for sales charges at the time of purchase. In the event of a surrender, a contingent deferred sales charge may be charged by the Company to cover sales expenses. An annual administrative fee of $30 is deducted from each contract owners' account on the contract anniversary date to cover contract administration costs. This charge is waived on certain contracts.

Deductions from each sub-account are made daily for administrative fees and for the assumption of mortality and expense risk charges as follows:

(i) Prior Contract Series (VEN 1): deductions from each sub-account are made daily for the assumption of mortality and expense risks equal to an effective annual rate of 1.30% of the contract value.

(ii)     Current Contract Series (VEN 3, 7, 8, 17, 18, 20, 21, 22, 23, 25, 26,
         27, 30, 31, 34, VENR 21, 23, 31, 41): deductions from each sub-account are made daily for administration and for the assumption of mortality and expense risks equal to an effective annual rate of 0.15% and 1.25% of the contract value, respectively.

(iii) Current Contract Series (VEN 25, 26, 27): offered in Merrill Lynch Series Funds only (Basic Value Focus, Developing Capital Markets Focus and Special Value Focus portfolios): deductions from each sub-account are made daily for administration and for the assumption of mortality and expense risks equal to an effective annual rate of 0.15% and 1.25% of the contract value, respectively.

            The Manufacturers Life Insurance Company of North America
                               Separate Account A

                    Notes to Financial Statements (continued)


4.  CONTRACT CHARGES (CONTINUED)

(iv) Current Contract Series (VIS 5, 6, 25, 26): deductions from each sub-account are made daily for distribution fees, administration and for the assumption of mortality and expense risks equal to an effective annual rate of 0.15%, 0.25% and 1.25% of the contract value, respectively.

(v) Current Contract Series (VTG20, 21, 22, 23, 25, 26): deductions from each sub-account are made daily for administration and for the assumption of mortality and expense risks equal to an effective annual rate of 0.30% and 1.25% of the contract value, respectively.

(vi) Current Contract Series (VTG50, 51, 52, 53, 55, 56): deductions from each sub-account are made daily for administration and for the assumption of mortality and expense risks equal to an effective annual rate of 0.30% and 1.45% of the contract value, respectively.

(vii) Current Contract Series (VTG10, 11, 12, 13, 15, 16): deductions from each sub-account are made daily for administration and for the assumption of mortality and expense risks equal to an effective annual rate of 0.30% and 1.25% of the contract value, respectively.

(viii) Current Contract Series (VTG60, 61, 62, 63, 65, 66): deductions from each sub-account are made daily for administration and for the assumption of mortality and expense risks equal to an effective annual rate of 0.30% and 1.30% of the contract value, respectively.

(ix) Current Contract Series (VTG70, 71, 72, 73, 75, 76): deductions from each sub-account are made daily for administration and for the assumption of mortality and expense risks equal to an effective annual rate of 0.30% and 1.45% of the contract value, respectively.

(x) Current Contract Series (VTG80, 81, 82, 83, 85, 86): deductions from each sub-account are made daily for administration and for the assumption of mortality and expense risks equal to an effective annual rate of 0.30% and 1.50% of the contract value, respectively.

(xi) Current Contract Series (MRP): deductions from each sub-account are made daily for administration and for the assumption of mortality and expense risks equal to an effective annual rate of 0.15% and .85% of the contract value, respectively. On June 1, 2000 deductions were reduced to an effective annual rate of 0.15% and 0.30% respectively.

            The Manufacturers Life Insurance Company of North America
                               Separate Account A

                    Notes to Financial Statements (continued)



4.  CONTRACT CHARGES (CONTINUED)

(xii)    Current Contract Series (VEN50, 51, 52, 53, 55, 56, 58, 80, 81, 82, 83,
         84, 90, 91, 92, 93.): deductions from each sub-account are made daily for administration, the assumption of mortality and expense risks and a guaranteed earnings multiplier rider equal to an effective annual rate of 0.15%, 1.25% and 0.20% respectively.

(xiii) Current Contract Series (TYP10, 11, 13, 14, 15, 16, 17, 18): deductions from each sub-account are made daily for administration and the assumption of mortality and expense risks equal to an effective annual rate of 0.40% and 1.25% respectively.

(xiv) Current Contract Series (TYP60, 61, 63, 64, 65, 66, 67, 68): deductions from each sub-account are made daily for administration, the assumption of mortality and expense risks, and an annual death benefit step rider, equal to an effective annual rate of 0.40%, 1.25% and 0.05% respectively.

(xv) Current Contract Series (TYP70, 71, 73, 74, 75, 76, 77, 78): deductions from each sub-account are made daily for administration, the assumption of mortality and expense risks, and a guaranteed earnings multiplier, equal to an effective annual rate of 0.40%, 1.25% and 0.20% respectively.

(xvi) Current Contract Series (TYP80, 81, 83, 84, 85, 86, 87, 88): deductions from each sub-account are made daily for administration, the assumption of mortality and expense risks, a guaranteed earnings multiplier and an annual death benefit rider, equal to an effective annual rate of 0.40%, 1.25%, 0.20%. and 0.05% respectively.

(xvii) Current Contract Series (VSTG01, VSTI01): deductions from each sub-account are made daily for administration and for the assumption of mortality and expense risks equal to an effective annual rate of 0.15% and 0.30% of the contract value, respectively.

            The Manufacturers Life Insurance Company of North America
                               Separate Account A

                    Notes to Financial Statements (continued)


5.  PURCHASES AND SALES OF INVESTMENTS

The following table shows aggregate cost of shares purchased and proceeds from sales of each subaccount for the period ended September 30, 2001(unaudited):

                                                   PURCHASES              SALES
                                                   ---------              -----
 Strategic Opportunities Portfolio             $  350,392,744        $  290,165,927
 Investment Quality Bond Portfolio                132,032,721            65,961,676
 Growth & Income Portfolio                        252,150,665           347,937,385
 Blue Chip Growth Portfolio                       267,862,926           259,676,239
 Money Market Portfolio                         2,176,963,154         1,781,500,223
 Global Equity Portfolio                          221,584,495           206,747,010
 Global Bond Portfolio                             39,837,411            48,789,381
 U.S. Government Securities Portfolio             168,246,287            82,964,456
 Diversified Bond Allocation Portfolio            112,875,788            71,215,247
 Income & Value Portfolio                         125,426,435           115,234,703
 Large Cap Growth Portfolio                       181,910,255           158,620,487
 Equity-Income Portfolio                          329,409,184           162,857,316
 Strategic Bond Portfolio                          94,884,482            98,887,676
 Overseas Portfolio                               312,713,388           312,280,672
 Growth Portfolio                                  73,832,933           153,494,168
All Cap Growth Portfolio                          199,229,903           197,824,373
International Small Cap Portfolio                 151,184,294           175,451,495
 Pacific Rim Emerging Markets Portfolio           117,051,406           128,211,085
 Science & Technology Portfolio                   192,852,799           198,258,257
 Emerging Small Company Portfolio                  92,285,718            85,367,540
 Aggressive Growth Portfolio                       91,063,553            93,404,638
 International Stock Portfolio                    109,378,314           101,953,708
 Quantitative Equity Portfolio                    136,452,919           115,518,783
 Value Portfolio                                  182,963,579            77,262,329
 Real Estate Securities Portfolio                  52,932,381            36,990,647
 Balanced Portfolio                                17,416,708            14,175,187
 High Yield Portfolio                             109,795,601            90,807,804
 Lifestyle Aggressive 1000 Portfolio               36,660,616             9,261,210

            The Manufacturers Life Insurance Company of North America
                               Separate Account A

                    Notes to Financial Statements (continued)



5.  PURCHASES AND SALES OF INVESTMENTS (CONTINUED)

                                                      PURCHASES               SALES
                                                      ---------               -----
Lifestyle Growth 820 Portfolio                    $  145,141,579        $   32,271,793
Lifestyle Balanced 640 Portfolio                     142,886,956            36,538,791
Lifestyle Moderate 460 Portfolio                      43,421,513            18,240,782
Lifestyle Conservative 280 Portfolio                  37,363,475            18,151,879
Small Company Value Portfolio                        117,981,293            74,419,898
International Value Portfolio                         42,496,013            24,963,963
Small Company Blend Portfolio                         49,242,589            31,859,633
Total Return Portfolio                               217,045,009            55,796,684
U.S. Large Cap Value Portfolio                        95,926,630            42,006,806
Mid Cap Stock Portfolio                               51,091,617            23,295,587
Tactical Allocation Portfolio                         53,171,560            23,617,687
Dynamic Growth Portfolio                              71,118,602            38,405,165
Internet Technologies Portfolio                       20,940,307            11,723,876
International Index Portfolio                         17,712,418            11,793,467
Total Stock Market Index Portfolio                    14,259,076             4,071,405
500 Index Portfolio                                   96,114,989            25,929,059
Mid Cap Index Portfolio                               35,155,574            16,259,865
Small Cap Index Portfolio                             25,540,703            12,354,707
Capital Appreciation Portfolio                        33,314,526            12,857,698
Telecommunications Portfolio                           6,108,659               975,735
Health Sciences Portfolio                             30,453,892             8,253,743
Mid Cap Growth Portfolio                              12,849,784             1,470,587
Mid Cap Opportunities Portfolio                        6,935,320               603,906
Financial Services Portfolio                          20,603,714             7,201,937
Quantitative Mid Cap Portfolio                         3,270,735               660,850
Strategic Growth Portfolio                            31,179,857             4,170,964
All Cap Value Portfolio                               13,109,075             5,054,562
Capital Opportunities Portfolio                       17,329,634               845,880
Utilities Portfolio                                   11,661,008             1,115,285
Mid Cap Value Portfolio                               42,217,647             3,955,058
Fundamental Value Portfolio                           50,944,716             1,787,529
Basic Value Focus Portfolio                           12,516,556             3,297,775
Special Value Focus Portfolio                         10,823,753             2,428,837
Developing Capital Markets Focus Portfolio               230,321               656,996
                                                  --------------        --------------

Total                                             $7,909,549,759        $6,037,858,011
                                                  ==============        ==============

            The Manufacturers Life Insurance Company of North America
                               Separate Account A

                    Notes to Financial Statements (continued)


6.  UNIT VALUES

A summary of the accumulation unit values at September 30, 2001 (unaudited) and December 31, 2000 and the accumulation units and dollar values outstanding at September 30, 2001 (unaudited) are as follows:

                                                  2000                                             2001
                                               ----------             --------------------------------------------------------------
                                                  UNIT                   UNIT
                                                 VALUE                   VALUE                     UNITS                    DOLLARS
                                               ----------             --------------------------------------------------------------
Strategic Opportunities Sub-Account:
   Venture 1.30% Fee Contracts                 $60.037547             $42.814213                      9,798             $    419,504
   Venture 1.40% Fee Contracts                  36.392717              25.931402                 25,074,828              650,225,449
   Venture Vision Contracts                     26.586905              18.908794                  2,343,231               44,307,672
   Venture Vantage 1.55% Fee Contracts          15.588834              11.095218                  6,767,505               75,086,945
   Venture Vantage 1.75% Fee Contracts          11.972462               8.508502                  1,174,329                9,991,784
   Venture Vantage 1.60% Fee Contracts                                  8.433783                    663,274                5,593,913
   Venture Vantage 1.80% Fee Contracts                                  8.422557                    383,132                3,226,953
   Venture III 1.70% Fee Contracts                                      9.297465                      9,469                   88,040
   Venture III 1.90% Fee Contracts                                      9.294475                         33                      311
   Venture Strategy & Rollover Contracts        14.242740              10.221249                      1,878                   19,193
                                                                                                 ----------              -----------
                                                                                                 36,427,477              788,959,764


Investment Quality Bond Sub-Account:
   Venture 1.30% Fee Contracts                  23.817687              25.339244                      1,399                   35,442
   Venture 1.40% Fee Contracts                  20.541376              21.835934                  8,694,311              189,848,410
   Venture Vision Contracts                     13.826642              14.670571                  1,509,586               22,146,494
   Venture Vantage 1.55% Fee Contracts          14.422789              15.314557                  3,638,857               55,727,476
   Venture Vantage 1.75% Fee Contracts          13.054821              13.841286                    382,829                5,298,846
   Venture Vantage 1.60% Fee Contracts                                 13.162603                    256,376                3,374,576
   Venture Vantage 1.80% Fee Contracts                                 13.145169                    263,456                3,463,174
   Venture III 1.70% Fee Contracts                                     12.615182                     36,249                  457,283
   Venture III 1.85% Fee Contracts                                     12.612175                      4,744                   59,828
   Venture III 1.90% Fee Contracts                                     12.611173                     13,198                  166,442
   Venture Strategy & Rollover Contracts        14.027435              15.017763                        755                   11,340
                                                                                                 ----------              -----------
                                                                                                 14,801,760              280,589,311

            The Manufacturers Life Insurance Company of North America
                               Separate Account A

                    Notes to Financial Statements (continued)

                                                 2000                                              2001
                                               ----------             --------------------------------------------------------------
                                                UNIT                   UNIT
                                                VALUE                  VALUE                      UNITS                  DOLLARS
                                               ----------             --------------------------------------------------------------
Growth & Income Sub-Account:
   Venture 1.40% Fee Contracts                $35.404552             $28.275442                 47,787,457           $1,351,211,475
   Venture Vision Contracts                    27.835602              22.188961                  5,946,990              131,957,529
   Venture Vantage 1.55% Fee Contracts         16.924924              13.501701                 20,855,002              281,577,997
   Venture Vantage 1.75% Fee Contracts         11.658205               9.286298                  3,393,880               31,516,582
   Venture Vantage 1.60% Fee Contracts                                 9.776068                  1,503,330               14,696,654
   Venture Vantage 1.80% Fee Contracts                                 9.763080                    899,839                8,785,201
   Venture III 1.70% Fee Contracts                                    10.884665                     31,888                  347,086
   Venture III 1.85% Fee Contracts                                    10.882054                      3,718                   40,455
   Venture III 1.90% Fee Contracts                                    10.881184                      8,335                   90,693
   Venture Strategy & Rollover Contracts       15.124927              12.165660                     15,736                  191,438
                                                                     ----------                 ----------            -------------
                                                                                                80,446,175            1,820,415,110


Blue Chip Growth Sub-Account:
   Venture 1.40% Fee Contracts                 24.518135               18.24431                 40,916,241              746,488,579
   Venture Vision Contracts                    25.365287              18.839321                  3,996,284               75,287,271
   Venture Vantage 1.55% Fee Contracts          18.27937              13.586657                 15,609,923              212,086,670
   Venture Vantage 1.75% Fee Contracts         11.549188               8.571391                  2,836,814               24,315,440
   Venture Vantage 1.60% Fee Contracts                                 9.145681                  1,380,752               12,627,915
   Venture Vantage 1.80% Fee Contracts                                 9.133521                    671,965                6,137,405
   Venture III 1.70% Fee Contracts                                    10.740236                      6,710                   72,067
   Venture III 1.85% Fee Contracts                                     10.73766                      1,927                   20,694
   Venture III 1.90% Fee Contracts                                      10.7368                      7,468                   80,185
   Venture Strategy & Rollover Contracts        16.13729              12.093884                     11,808                  142,810
                                                                                                ----------            -------------
                                                                                                65,439,892            1,077,259,036

            The Manufacturers Life Insurance Company of North America
                               Separate Account A

                    Notes to Financial Statements (continued)

                                                 2000                                              2001
                                               ----------             --------------------------------------------------------------
                                                UNIT                   UNIT
                                                VALUE                  VALUE                      UNITS                  DOLLARS
                                               ----------             --------------------------------------------------------------
Money Market Sub-Account:
   Venture 1.30% Fee Contracts                $18.654229             $19.043065                      4,054           $       77,205
   Venture 1.40% Fee Contracts                 17.010114              17.350611                 34,415,879              597,136,536
   Venture Vision Contracts                    12.657686              12.886949                  7,657,492               98,681,709
   Venture Vantage 1.55% Fee Contracts         14.090782              14.356732                 16,762,206              240,650,493
   Venture Vantage 1.75% Fee Contracts         12.724933              12.945727                  2,995,931               38,784,506
   Venture Vantage 1.60% Fee Contracts                                12.692656                  2,207,733               28,021,995
   Venture Vantage 1.80% Fee Contracts                                12.675838                  1,583,191               20,068,274
   Venture III 1.70% Fee Contracts                                    12.526930                    121,926                1,527,354
   Venture III 1.90% Fee Contracts                                    12.522953                    121,799                1,525,282
   Venture Strategy & Rollover Contracts       14.026504              14.409291                     55,819                  804,310
                                                                                                ----------              -----------
                                                                                                65,926,030            1,027,277,664

Global Equity Sub-Account:
   Venture 1.40% Fee Contracts                 27.253960              20.715165                 16,748,078              346,939,206
   Venture Vision Contracts                    21.049744              15.969505                  1,977,191               31,574,761
   Venture Vantage 1.55% Fee Contracts         15.723185              11.937430                  2,623,870               31,322,270
   Venture Vantage 1.75% Fee Contracts         13.554144              10.275221                    245,949                2,527,182
   Venture Vantage 1.60% Fee Contracts                                 9.672379                    213,812                2,068,069
   Venture Vantage 1.80% Fee Contracts                                 9.659526                    160,048                1,545,988
   Venture III 1.70% Fee Contracts                                    10.446866                      1,126                   11,765
   Venture III 1.90% Fee Contracts                                    10.443523                      4,268                   44,568
   Venture Strategy & Rollover Contracts       13.953918              10.681895                        756                    8,079
                                                                                                ----------              -----------
                                                                                                21,975,098              416,041,888

            The Manufacturers Life Insurance Company of North America
                               Separate Account A

                    Notes to Financial Statements (continued)

                                                 2000                                              2001
                                               ----------             --------------------------------------------------------------
                                                UNIT                   UNIT
                                                VALUE                  VALUE                      UNITS                  DOLLARS
                                               ----------             --------------------------------------------------------------
Global Bond Sub-Account:
   Venture 1.40% Fee Contracts                $19.685989             $20.112106                  3,825,022             $ 76,929,241
   Venture Vision Contracts                    13.602454              13.870936                    946,782               13,132,754
   Venture Vantage 1.55% Fee Contracts         12.526713              12.783517                    715,687                9,149,000
   Venture Vantage 1.75% Fee Contracts         12.871966              13.116216                     96,866                1,270,519
   Venture Vantage 1.60% Fee Contracts                                12.858902                     83,972                1,079,792
   Venture Vantage 1.80% Fee Contracts                                12.841869                     39,054                  501,525
   Venture III 1.70% Fee Contracts                                    13.064724                      1,821                   23,790
   Venture III 1.90% Fee Contracts                                    13.060581                        717                    9,359
   Venture Strategy & Rollover Contracts       12.212091              12.565404                        370                    4,655
                                                                                                 ---------              -----------
                                                                                                 5,710,291              102,100,635


U.S. Government Securities Sub-Account:
   Venture 1.40% Fee Contracts                 19.993612              21.253667                  9,241,351              196,412,596
   Venture Vision Contracts                    13.913787              14.763054                  1,713,228               25,292,471
   Venture Vantage 1.55% Fee Contracts         14.641155              15.546437                  3,914,722               60,859,985
   Venture Vantage 1.75% Fee Contracts         13.197644              13.992743                    394,636                5,522,032
   Venture Vantage 1.60% Fee Contracts                                13.208088                    311,783                4,118,064
   Venture Vantage 1.80% Fee Contracts                                13.190601                    281,043                3,707,128
   Venture III 1.70% Fee Contracts                                    12.791442                     26,818                  343,043
   Venture III 1.85% Fee Contracts                                    12.788396                      1,078                   13,786
   Venture III 1.90% Fee Contracts                                    12.787383                      3,597                   45,993
   Venture Strategy & Rollover Contracts       14.321813              15.332918                      2,008                   30,783
                                                                                                 ---------              -----------
                                                                                                15,890,264              296,345,881

            The Manufacturers Life Insurance Company of North America
                               Separate Account A

                    Notes to Financial Statements (continued)


                                                 2000                                              2001
                                               ----------             --------------------------------------------------------------
                                                UNIT                   UNIT
                                                VALUE                  VALUE                      UNITS                  DOLLARS
                                               ----------             --------------------------------------------------------------
Diversified Bond Sub-Account:
   Venture 1.40% Fee Contracts                $19.585192             $20.715514                  6,850,109             $141,903,533
   Venture Vision Contracts                    15.765628              16.644364                    827,670               13,776,044
   Venture Vantage 1.55% Fee Contracts         14.989755              15.837085                  2,101,552               33,282,464
   Venture Vantage 1.75% Fee Contracts         13.190998              13.915824                    242,746                3,378,006
   Venture Vantage 1.60% Fee Contracts                                13.082149                    292,647                3,828,455
   Venture Vantage 1.80% Fee Contracts                                13.064809                    203,275                2,655,746
   Venture III 1.70% Fee Contracts                                    12.706724                     26,252                  333,573
   Venture III 1.90% Fee Contracts                                    12.702688                      7,007                   89,013
   Venture Strategy & Rollover Contracts       14.387750              15.326584                      2,051                   31,442
                                                                                                ----------              -----------
                                                                                                10,553,309              199,278,276

Income & Value Sub-Account:
   Venture 1.40% Fee Contracts                 23.004542              20.514616                 17,649,114              362,064,794
   Venture Vision Contracts                    18.566934              16.526337                  1,533,867               25,349,205
   Venture Vantage 1.55% Fee Contracts         15.921242              14.182031                  2,634,420               37,361,424
   Venture Vantage 1.75% Fee Contracts         12.710793              11.305335                    440,801                4,983,399
   Venture Vantage 1.60% Fee Contracts                                10.787929                    353,111                3,809,334
   Venture Vantage 1.80% Fee Contracts                                10.773604                    202,008                2,176,356
   Venture III 1.70% Fee Contracts                                    11.015976                      7,959                   87,677
   Venture III 1.85% Fee Contracts                                    11.013336                      2,045                   22,519
   Venture III 1.90% Fee Contracts                                    11.012457                      3,138                   34,559
   Venture Strategy & Rollover Contracts       14.788189              13.281750                      1,410                   18,734
                                                                                                ----------              -----------
                                                                                                22,827,873              435,908,001

            The Manufacturers Life Insurance Company of North America
                               Separate Account A

                    Notes to Financial Statements (continued)

                                                 2000                                              2001
                                               ----------             --------------------------------------------------------------
                                                UNIT                   UNIT
                                                VALUE                  VALUE                      UNITS                  DOLLARS
                                               ----------             --------------------------------------------------------------
Large Cap Growth Sub-Account:
   Venture 1.40% Fee Contracts                $24.071737             $17.617279                 13,636,595             $240,239,697
   Venture Vision Contracts                    19.733542              14.415235                  1,099,739               15,852,990
   Venture Vantage 1.55% Fee Contracts         15.400808              11.258641                  6,577,461               74,053,267
   Venture Vantage 1.75% Fee Contracts         10.924721               7.974453                  1,321,074               10,534,840
   Venture Vantage 1.60% Fee Contracts                                 8.968815                    656,051                5,883,999
   Venture Vantage 1.80% Fee Contracts                                 8.956890                    393,138                3,521,291
   Venture III 1.70% Fee Contracts                                    10.339934                      9,276                   95,913
   Venture III 1.85% Fee Contracts                                    10.337449                         11                      111
   Venture III 1.90% Fee Contracts                                    10.336617                        482                    4,984
   Venture Strategy & Rollover Contracts       13.913877              10.255940                        771                    7,910
                                                                                                ----------              -----------
                                                                                                23,694,598              350,195,002


Equity-Income Sub-Account:
   Venture 1.40% Fee Contracts                 25.057453              23.323463                 24,448,489              570,223,434
   Venture Vision Contracts                    23.507739              21.840084                  2,835,378               61,924,883
   Venture Vantage 1.55% Fee Contracts         16.140990              15.007165                  7,679,618              115,249,297
   Venture Vantage 1.75% Fee Contracts         14.266438              13.244452                    912,362               12,083,741
   Venture Vantage 1.60% Fee Contracts                                11.612668                    985,726               11,446,907
   Venture Vantage 1.80% Fee Contracts                                11.597266                    592,216                6,868,087
   Venture III 1.70% Fee Contracts                                    11.329142                     28,697                  325,111
   Venture III 1.85% Fee Contracts                                    11.326426                      1,697                   19,224
   Venture III 1.90% Fee Contracts                                    11.325521                      5,401                   61,170
   Venture Strategy & Rollover Contracts       14.327119              13.430840                     25,770                  346,107
                                                                                                ----------              -----------
                                                                                                37,515,354              778,547,961

            The Manufacturers Life Insurance Company of North America
                               Separate Account A

                    Notes to Financial Statements (continued)

                                                 2000                                              2001
                                               ----------             --------------------------------------------------------------
                                                UNIT                   UNIT
                                                VALUE                  VALUE                      UNITS                  DOLLARS
                                               ----------             --------------------------------------------------------------
Strategic Bond Sub-Account:
   Venture 1.40% Fee Contracts                $15.463354             $16.091132                  9,080,925             $146,122,362
   Venture Vision Contracts                    15.128283              15.713055                  1,295,397               20,354,649
   Venture Vantage 1.55% Fee Contracts         13.581019              14.116532                  2,212,935               31,238,964
   Venture Vantage 1.75% Fee Contracts         12.905776              13.394623                    236,206                3,163,890
   Venture Vantage 1.60% Fee Contracts                                12.911180                    138,625                1,789,810
   Venture Vantage 1.80% Fee Contracts                                12.894069                    153,690                1,981,684
   Venture III 1.70% Fee Contracts                                    12.572709                      4,812                   60,501
   Venture III 1.90% Fee Contracts                                    12.568711                      3,095                   38,902
   Venture Strategy & Rollover Contracts       13.262545              13.899374                          7                       91
                                                                                                ----------              -----------
                                                                                                13,125,692              204,750,853

Overseas Sub-Account:
   Venture 1.40% Fee Contracts                 13.661286               9.881714                 17,118,970              169,164,762
   Venture Vision Contracts                    13.458771               9.716983                  2,054,567               19,964,192
   Venture Vantage 1.55% Fee Contracts         13.768330               9.947939                  4,367,839               43,450,997
   Venture Vantage 1.75% Fee Contracts         11.222510               8.096365                    548,597                4,441,644
   Venture Vantage 1.60% Fee Contracts                                 9.017723                    237,132                2,138,388
   Venture Vantage 1.80% Fee Contracts                                 9.005732                    116,057                1,045,176
   Venture III 1.70% Fee Contracts                                    10.595459                        173                    1,830
   Venture Strategy & Rollover Contracts       13.181065               9.602535                          8                       73
                                                                                                ----------              -----------
                                                                                                24,443,343              240,207,062

            The Manufacturers Life Insurance Company of North America
                               Separate Account A

                    Notes to Financial Statements (continued)

                                                 2000                                              2001
                                               ----------             --------------------------------------------------------------
                                                UNIT                   UNIT
                                                VALUE                  VALUE                      UNITS                  DOLLARS
                                               ----------             --------------------------------------------------------------
Growth Sub-Account:
   Venture 1.40% Fee Contracts                $20.120816             $13.692514                 15,128,701             $207,149,945
   Venture Vision Contracts                    19.897782              13.515325                  1,394,046               18,840,986
   Venture Vantage 1.55% Fee Contracts         14.469646               9.835724                  6,470,410               63,641,168
   Venture Vantage 1.75% Fee Contracts          9.089389               6.169224                    951,066                5,867,339
   Venture Vantage 1.60% Fee Contracts                                 8.047127                    278,144                2,238,259
   Venture Vantage 1.80% Fee Contracts                                 8.036409                    268,078                2,154,386
   Venture III 1.70% Fee Contracts                                    10.282961                        214                    2,202
   Venture III 1.90% Fee Contracts                                    10.279665                        971                    9,981
   Venture Strategy & Rollover Contracts       13.403429               9.186584                      5,749                   52,815
                                                                                                ----------              -----------
                                                                                                24,497,379              299,957,081

All Cap Growth Sub-Account:
   Venture 1.40% Fee Contracts                 23.852189              15.223098                 20,279,387              308,715,100
   Venture Vision Contracts                    23.566248              15.012371                  2,021,880               30,353,215
   Venture Vantage 1.55% Fee Contracts         19.211930              12.247743                  7,253,583               88,840,023
   Venture Vantage 1.75% Fee Contracts         10.349704               6.588104                  1,973,351               13,000,643
   Venture Vantage 1.60% Fee Contracts                                 7.524876                    705,921                5,311,967
   Venture Vantage 1.80% Fee Contracts                                 7.514856                    668,999                5,027,429
   Venture III 1.70% Fee Contracts                                     9.902928                      8,374                   82,923
   Venture III 1.90% Fee Contracts                                     9.899749                        672                    6,648
   Venture Strategy & Rollover Contracts       17.657078              11.349968                      4,194                   47,599
                                                                                                ----------              -----------
                                                                                                32,916,361              451,385,547

            The Manufacturers Life Insurance Company of North America
                               Separate Account A

                    Notes to Financial Statements (continued)

                                                 2000                                              2001
                                               ----------             --------------------------------------------------------------
                                                UNIT                   UNIT
                                                VALUE                  VALUE                      UNITS                  DOLLARS
                                               ----------             --------------------------------------------------------------
International Small Cap Sub-Account:
   Venture 1.40% Fee Contracts                $18.844170             $11.370077                  7,272,639             $ 82,690,461
   Venture Vision Contracts                    18.618300              11.212705                    714,896                8,015,919
   Venture Vantage 1.55% Fee Contracts         16.566096               9.984291                  1,942,412               19,393,610
   Venture Vantage 1.75% Fee Contracts         10.030446               6.036206                    336,043                2,028,427
   Venture Vantage 1.60% Fee Contracts                                 7.724808                     71,845                  554,988
   Venture Vantage 1.80% Fee Contracts                                 7.714511                    124,281                  958,766
   Venture III 1.70% Fee Contracts                                    10.388191                        322                    3,340
   Venture III 1.90% Fee Contracts                                    10.384846                      2,715                   28,200
   Venture Strategy & Rollover Contracts       15.728111               9.557929                    199,906                1,910,684
                                                                                                ----------              -----------
                                                                                                10,665,059              115,584,395

Pacific Rim Emerging Markets Sub-Account:
   Venture 1.40% Fee Contracts                  9.217819               6.556208                  3,511,469               23,021,923
   Venture Vision Contracts                     9.126236               6.478887                    428,665                2,777,271
   Venture Vantage 1.55% Fee Contracts          8.924717               6.340588                  1,262,905                8,007,558
   Venture Vantage 1.75% Fee Contracts         10.941915               7.762032                     95,137                  738,456
   Venture Vantage 1.60% Fee Contracts                                 8.846230                     19,785                  175,025
   Venture Vantage 1.80% Fee Contracts                                 8.834441                      2,553                   22,552
   Venture III 1.70% Fee Contracts                                     10.48342                        361                    3,780
   Venture III 1.90% Fee Contracts                                     10.48004                        127                    1,328
   Venture Strategy & Rollover Contracts       13.655344               9.782002
                                                                                                ----------              -----------
                                                                                                 5,321,002               34,747,893

            The Manufacturers Life Insurance Company of North America
                               Separate Account A

                    Notes to Financial Statements (continued)

                                                 2000                                              2001
                                               ----------             --------------------------------------------------------------
                                                UNIT                   UNIT
                                                VALUE                  VALUE                      UNITS                  DOLLARS
                                               ----------             --------------------------------------------------------------
Science & Technology Sub-Account:
   Venture 1.40% Fee Contracts                $24.672266             $10.609057                 25,373,022             $269,183,833
   Venture Vision Contracts                    24.427405              10.483954                  1,998,118               20,948,172
   Venture Vantage 1.55% Fee Contracts         19.767418               8.490352                 11,048,813               93,808,314
   Venture Vantage 1.75% Fee Contracts          8.857329               3.798587                  2,649,764               10,065,360
   Venture Vantage 1.60% Fee Contracts                                 4.750755                  1,008,912                4,793,096
   Venture Vantage 1.80% Fee Contracts                                 4.744397                    632,959                3,003,009
   Venture III 1.70% Fee Contracts                                     7.661917                      4,076                   31,230
   Venture III 1.85% Fee Contracts                                     7.660060                         87                      670
   Venture III 1.90% Fee Contracts                                     7.659447                      6,769                   51,848
   Venture Strategy & Rollover Contracts       20.064987               8.690066                      7,200                   62,571
                                                                                                ----------              -----------
                                                                                                42,729,720              401,948,103

Emerging Small Company Sub-Account:
   Venture 1.40% Fee Contracts                 23.225958              14.284515                  6,795,437               97,069,520
   Venture Vision Contracts                    22.995348              14.116118                    601,892                8,496,377
   Venture Vantage 1.55% Fee Contracts         20.764734              12.756400                  2,836,066               36,177,989
   Venture Vantage 1.75% Fee Contracts         10.932942               6.706342                    752,680                5,047,729
   Venture Vantage 1.60% Fee Contracts                                 7.293154                    327,181                2,386,181
   Venture Vantage 1.80% Fee Contracts                                 7.283435                    168,239                1,225,354
   Venture III 1.70% Fee Contracts                                     9.728980                      2,557                   24,880
   Venture III 1.90% Fee Contracts                                     9.725862                      4,996                   48,595
   Venture Strategy & Rollover Contracts       18.484616              11.449989                      4,640                   53,133
                                                                                                ----------              -----------
                                                                                                11,493,688              150,529,758

            The Manufacturers Life Insurance Company of North America
                               Separate Account A

                    Notes to Financial Statements (continued)

                                                 2000                                              2001
                                               ----------             --------------------------------------------------------------
                                                UNIT                   UNIT
                                                VALUE                  VALUE                      UNITS                  DOLLARS
                                               ----------             --------------------------------------------------------------
Aggressive Growth Sub-Account:
   Venture 1.40% Fee Contracts                $16.889157             $10.845250                 12,190,001             $132,203,610
   Venture Vision Contracts                    16.721411              10.717370                    927,025                9,935,270
   Venture Vantage 1.55% Fee Contracts         15.815609              10.144427                  5,311,866               53,885,838
   Venture Vantage 1.75% Fee Contracts         11.182499               7.161891                  1,236,461                8,855,401
   Venture Vantage 1.60% Fee Contracts                                 7.941237                    524,872                4,168,136
   Venture Vantage 1.80% Fee Contracts                                 7.930669                    260,277                2,064,169
   Venture III 1.70% Fee Contracts                                     9.801939                      2,666                   26,136
   Venture III 1.90% Fee Contracts                                     9.798791                        261                    2,562
   Venture Strategy & Rollover Contracts       16.207424              10.482062                     10,760                  112,785
                                                                                                ----------              -----------
                                                                                                20,464,189              211,253,907

International Stock Sub-Account:
   Venture 1.40% Fee Contracts                 15.087850              10.749442                  5,902,728               63,451,034
   Venture Vision Contracts                    14.938063              10.622778                    989,336               10,509,495
   Venture Vantage 1.55% Fee Contracts         13.470191               9.586134                  2,325,367               22,291,283
   Venture Vantage 1.75% Fee Contracts         11.202883               7.960639                    255,903                2,037,154
   Venture Vantage 1.60% Fee Contracts                                 8.911428                    152,953                1,363,032
   Venture Vantage 1.80% Fee Contracts                                 8.899576                    159,832                1,422,437
   Venture III 1.70% Fee Contracts                                    10.723456                      1,577                   16,907
   Venture III 1.85% Fee Contracts                                    10.720881                         74                      792
   Venture III 1.90% Fee Contracts                                    10.720024                      3,417                   36,625
                                                                                                ----------              -----------
                                                                                                 9,791,187              101,128,759

            The Manufacturers Life Insurance Company of North America
                               Separate Account A

                    Notes to Financial Statements (Continued)

                                                       2000                                 2001
                                                     ----------       ------------------------------------------------
                                                       UNIT             UNIT
                                                       VALUE            VALUE               UNITS            DOLLARS
                                                     ----------       ------------------------------------------------
Quantitative Equity Sub-Account:
   Venture 1.40% Fee Contracts                       $25.371611       $17.364961           8,259,014      $143,417,451
   Venture Vision Contracts                           25.119884        17.160431           1,272,027        21,828,528
   Venture Vantage 1.55% Fee Contracts                19.714449        13.477868           3,215,244        43,334,629
   Venture Vantage 1.75% Fee Contracts                12.092105         8.254414             718,104         5,927,526
   Venture Vantage 1.60% Fee Contracts                                  8.344396             514,306         4,291,576
   Venture Vantage 1.80% Fee Contracts                                  8.333292             243,470         2,028,904
   Venture III 1.70% Fee Contracts                                     10.103650               4,145            41,882
   Venture III 1.90% Fee Contracts                                     10.100409               1,678            16,952
   Venture Strategy & Rollover Contracts              17.915408        12.349518               4,733            58,453
                                                                                          ----------------------------
                                                                                          14,232,721       220,945,901

Value Sub-Account:
   Venture 1.40% Fee Contracts                       17.1823400        15.887173           9,163,391       145,580,386
   Venture Vision Contracts                          17.0118280        15.700085           1,189,253        18,671,381
   Venture Vantage 1.55% Fee Contracts               14.1275020        13.047934           3,835,072        50,039,762
   Venture Vantage 1.75% Fee Contracts               15.5527530        14.342766             495,674         7,109,331
   Venture Vantage 1.60% Fee Contracts                                 11.124149             524,403         5,833,534
   Venture Vantage 1.80% Fee Contracts                                 11.109381             353,289         3,924,818
   Venture III 1.70% Fee Contracts                                     10.847582               8,999            97,620
   Venture III 1.85% Fee Contracts                                     10.844977                 135             1,468
   Venture III 1.90% Fee Contracts                                     10.844105               9,314           100,997
   Venture Strategy & Rollover Contracts             13.3519900        12.433708               1,554            19,320
                                                                                          ----------------------------
                                                                                          15,581,084       231,378,617

            The Manufacturers Life Insurance Company of North America
                               Separate Account A

                    Notes to Financial Statements (continued)

                                                        2000                                  2001
                                                     ----------       ------------------------------------------------
                                                        UNIT             UNIT
                                                        VALUE            VALUE               UNITS           DOLLARS
                                                     ----------       ------------------------------------------------
Real Estate Securities Sub-Account:
   Venture 1.40% Fee Contracts                       $13.852028       $13.702059           2,798,230       $38,341,512
   Venture Vision Contracts                           13.714476        13.540635             447,565         6,060,308
   Venture Vantage 1.55% Fee Contracts                12.511528        12.362184           1,188,876        14,697,100
   Venture Vantage 1.75% Fee Contracts                13.588062        13.405778              83,505         1,119,443
   Venture Vantage 1.60% Fee Contracts                                 12.491340             138,224         1,726,603
   Venture Vantage 1.80% Fee Contracts                                 12.474770              79,929           997,099
   Venture III 1.70% Fee Contracts                                     12.072788              11,076           133,717
   Venture III 1.85% Fee Contracts                                     12.069894                   5                58
   Venture Strategy & Rollover Contracts              11.853453        11.808826                 755             8,918
                                                                                           ---------------------------
                                                                                           4,748,165        63,084,758

Balanced Sub-Account:
   Venture 1.40% Fee Contracts                        14.272291        11.852357           3,229,338        38,275,263
   Venture Vision Contracts                           14.130567        11.712684             513,970         6,019,973
   Venture Vantage 1.55% Fee Contracts                12.446809        10.324774           2,128,496        21,976,243
   Venture Vantage 1.75% Fee Contracts                11.252446         9.320049             160,873         1,499,347
   Venture Vantage 1.60% Fee Contracts                                  9.911154              83,640           828,964
   Venture Vantage 1.80% Fee Contracts                                  9.897982              53,092           525,506
   Venture III 1.85% Fee Contracts                                     11.129090                 103             1,141
   Venture Strategy & Rollover Contracts              11.583489         9.688203               2,012            19,496
                                                                                           ---------------------------
                                                                                           6,171,524        69,145,933

            The Manufacturers Life Insurance Company of North America
                               Separate Account A

                   Notes to Financial Statements (continued)

                                                        2000                                  2001
                                                     ----------       ------------------------------------------------
                                                        UNIT             UNIT
                                                        VALUE            VALUE               UNITS           DOLLARS
                                                     ----------       ------------------------------------------------
High Yield Sub-Account:
   Venture 1.40% Fee Contracts                       $13.459828       $12.169330           5,381,727       $65,492,013
   Venture Vision Contracts                           13.326181        12.025967           1,117,853        13,443,268
   Venture Vantage 1.55% Fee Contracts                12.409523        11.207131           2,645,359        29,646,882
   Venture Vantage 1.75% Fee Contracts                11.519841        10.388085             213,210         2,214,843
   Venture Vantage 1.60% Fee Contracts                                 10.599364             193,430         2,050,240
   Venture Vantage 1.80% Fee Contracts                                 10.585302             101,071         1,069,861
   Venture III 1.70% Fee Contracts                                     11.637500               3,624            42,172
   Venture III 1.85% Fee Contracts                                     11.634714                  10               111
   Venture III 1.90% Fee Contracts                                     11.633788               2,001            23,280
   Venture Strategy & Rollover Contracts              11.878374        10.816156               1,154            12,481
                                                                                           ---------------------------
                                                                                           9,659,439       113,995,151

Lifestyle Aggressive 1000 Sub-Account:

   Venture 1.40% Fee Contracts                        14.948006        11.262857           4,393,203        49,480,014
   Venture Vision Contracts                           14.799593        11.130133             292,340         3,253,778
   Venture Vantage 1.55% Fee Contracts                13.263783         9.982599           1,919,863        19,165,224
   Venture Vantage 1.75% Fee Contracts                11.872645         8.922204             266,838         2,380,780
   Venture Vantage 1.60% Fee Contracts                                  9.178643             274,284         2,517,552
   Venture Vantage 1.80% Fee Contracts                                  9.166435             142,648         1,307,573
   Venture III 1.70% Fee Contracts                                     10.497692               1,949            20,462
   Venture Strategy & Rollover Contracts              12.728218         9.658914               1,631            15,754
                                                                                           ---------------------------
                                                                                           7,292,756        78,141,137

            The Manufacturers Life Insurance Company of North America
                               Separate Account A

                    Notes to Financial Statements (continued)

                                                        2000                                  2001
                                                     ----------       ------------------------------------------------
                                                        UNIT             UNIT
                                                        VALUE            VALUE               UNITS           DOLLARS
                                                     ----------       ------------------------------------------------
Lifestyle Growth 820 Sub-Account:

   Venture 1.40% Fee Contracts                       $16.162371       $13.125523          16,689,246      $219,055,084
   Venture Vision Contracts                           16.001947        12.970911           1,714,445        22,237,919
   Venture Vantage 1.55% Fee Contracts                14.237879        11.549639           7,616,272        87,965,201
   Venture Vantage 1.75% Fee Contracts                12.089786         9.792437           1,145,908        11,221,233
   Venture Vantage 1.60% Fee Contracts                                  9.909435           1,161,666        11,511,455
   Venture Vantage 1.80% Fee Contracts                                  9.896275             670,265         6,633,131
   Venture III 1.70% Fee Contracts                                     10.936095               8,673            94,846
   Venture III 1.90% Fee Contracts                                     10.932603              15,852           173,304
   Venture Strategy & Rollover Contracts              13.529644        11.066002               5,437            60,165
                                                                                          ----------------------------
                                                                                          29,027,764       358,952,338

Lifestyle Balanced 640 Sub-Account:

   Venture 1.40% Fee Contracts                        16.437657        14.454129          14,011,484       202,523,796
   Venture Vision Contracts                           16.274494        14.283891           2,287,544        32,675,033
   Venture Vantage 1.55% Fee Contracts                14.594658        12.819121           8,708,306       111,632,832
   Venture Vantage 1.75% Fee Contracts                12.355297        10.835942           1,118,988        12,125,287
   Venture Vantage 1.60% Fee Contracts                                 10.789448           1,187,221        12,809,462
   Venture Vantage 1.80% Fee Contracts                                 10.775127             677,999         7,305,530
   Venture III 1.70% Fee Contracts                                     11.439392               6,123            70,040
   Venture III 1.85% Fee Contracts                                     11.436650               2,732            31,249
   Venture III 1.90% Fee Contracts                                     11.435738               3,896            44,551
   Venture Strategy & Rollover Contracts              13.929909        12.336462              16,287           200,929
                                                                                          ----------------------------
                                                                                          28,020,580       379,418,709

            The Manufacturers Life Insurance Company of North America
                               Separate Account A

                    Notes to Financial Statements (continued)

                                                        2000                                  2001
                                                     ----------       ------------------------------------------------
                                                        UNIT             UNIT
                                                        VALUE            VALUE               UNITS           DOLLARS
                                                     ----------       ------------------------------------------------
Lifestyle Moderate 460 Sub-Account:

   Venture 1.40% Fee Contracts                       $16.596254       $15.565323           4,920,442       $76,588,275
   Venture Vision Contracts                           16.431521        15.382004           1,136,428        17,480,536
   Venture Vantage 1.55% Fee Contracts                14.954083        14.009421           2,725,809        38,186,999
   Venture Vantage 1.75% Fee Contracts                12.579492        11.767206             306,328         3,604,627
   Venture Vantage 1.60% Fee Contracts                                 11.573902             408,832         4,731,786
   Venture Vantage 1.80% Fee Contracts                                 11.558561             157,002         1,814,720
   Venture III 1.70% Fee Contracts                                     11.859365               8,967           106,347
   Venture III 1.85% Fee Contracts                                     11.856530                  10               116
   Venture III 1.90% Fee Contracts                                     11.855584                 502             5,951
   Venture Strategy & Rollover Contracts              14.242240        13.452863               9,475           127,462
                                                                                          ----------------------------
                                                                                           9,673,795       142,646,819

Lifestyle Conservative 280 Sub-Account:

   Venture 1.40% Fee Contracts                        16.397834        16.410290           2,761,845        45,322,678
   Venture Vision Contracts                           16.235059        16.217032             849,011        13,768,446
   Venture Vantage 1.55% Fee Contracts                15.160940        15.155439           1,840,804        27,898,192
   Venture Vantage 1.75% Fee Contracts                12.913124        12.889151             161,087         2,076,275
   Venture Vantage 1.60% Fee Contracts                                 12.402697             197,522         2,449,806
   Venture Vantage 1.80% Fee Contracts                                 12.386263              65,797           814,974
   Venture III 1.70% Fee Contracts                                     12.313413               4,879            60,075
   Venture III 1.85% Fee Contracts                                     12.310472                 475             5,853
   Venture III 1.90% Fee Contracts                                     12.309496                 494             6,078
   Venture Strategy & Rollover Contracts              14.547877        14.662748               1,905            27,933
                                                                                          ----------------------------
                                                                                           5,883,819        92,430,310

            The Manufacturers Life Insurance Company of North America
                               Separate Account A

                    Notes to Financial Statements (continued)

                                                        2000                                  2001
                                                     ----------       ------------------------------------------------
                                                        UNIT             UNIT
                                                        VALUE            VALUE               UNITS           DOLLARS
                                                     ----------       ------------------------------------------------
Small Company Value Sub-Account:
   Venture 1.40% Fee Contracts                       $12.436171       $11.372398           5,137,619       $58,427,047
   Venture Vision Contracts                           12.335633        11.259351             802,273         9,033,074
   Venture Vantage 1.55% Fee Contracts                12.375754        11.304438           1,689,110        19,094,440
   Venture Vantage 1.75% Fee Contracts                13.356548        12.182062             181,134         2,206,583
   Venture Vantage 1.60% Fee Contracts                                 11.264306             219,437         2,471,804
   Venture Vantage 1.80% Fee Contracts                                 11.249347             175,137         1,970,172
   Venture III 1.70% Fee Contracts                                     10.988112              13,189           144,923
   Venture III 1.90% Fee Contracts                                     10.984600               8,081            88,767
   Venture Strategy & Rollover Contracts              12.266242        11.297134               1,233            13,925
                                                                                          ----------------------------
                                                                                           8,227,213        93,450,735

International Value Sub-Account:
   Venture 1.40% Fee Contracts                        11.862293         9.354785           3,582,140        33,510,150
   Venture Vision Contracts                           11.813131         9.298567             422,097         3,924,893
   Venture Vantage 1.55% Fee Contracts                11.832776         9.321015           1,794,903        16,730,320
   Venture Vantage 1.75% Fee Contracts                11.868508         9.335145             191,600         1,788,616
   Venture Vantage 1.60% Fee Contracts                                  9.889110             173,584         1,716,589
   Venture Vantage 1.80% Fee Contracts                                  9.875969             144,760         1,429,647
   Venture III 1.70% Fee Contracts                                     10.641116               4,571            48,639
   Venture III 1.90% Fee Contracts                                     10.637699                 452             4,811
                                                                                          ----------------------------
                                                                                           6,314,107        59,153,665

            The Manufacturers Life Insurance Company of North America
                               Separate Account A

                    Notes to Financial Statements (continued)

                                                        2000                                  2001
                                                     ----------       ------------------------------------------------
                                                        UNIT             UNIT
                                                        VALUE            VALUE               UNITS           DOLLARS
                                                     ----------       ------------------------------------------------
Small Company Blend Sub-Account:
   Venture 1.40% Fee Contracts                       $12.601917        $9.597394           4,897,096       $46,999,356
   Venture Vision Contracts                           12.549695         9.539690             534,000         5,094,196
   Venture Vantage 1.55% Fee Contracts                12.570556         9.562731           2,031,210        19,423,915
   Venture Vantage 1.75% Fee Contracts                 9.630818         7.315399             321,390         2,351,095
   Venture Vantage 1.60% Fee Contracts                                  8.450022             213,244         1,801,920
   Venture Vantage 1.80% Fee Contracts                                  8.438768             128,819         1,087,075
   Venture III 1.70% Fee Contracts                                      9.636300              10,681           102,930
   Venture III 1.90% Fee Contracts                                      9.633206                 896             8,636
   Venture Strategy & Rollover Contracts               9.554061         7.328318               1,110             8,137
                                                                                          ----------------------------
                                                                                           8,138,446        76,877,260

Total Return Sub-Account:
   Venture 1.40% Fee Contracts                        13.404017        14.383497          12,215,495       175,701,533
   Venture Vision Contracts                           13.348487        14.297164           1,520,785        21,742,910
   Venture Vantage 1.55% Fee Contracts                13.370675        14.331644           6,126,350        87,800,670
   Venture Vantage 1.75% Fee Contracts                13.220054        14.149022             856,157        12,113,779
   Venture Vantage 1.60% Fee Contracts                                 13.401562             903,897        12,113,630
   Venture Vantage 1.80% Fee Contracts                                 13.383814             787,441        10,538,963
   Venture III 1.70% Fee Contracts                                     12.864283              46,568           599,063
   Venture III 1.85% Fee Contracts                                     12.861221               2,810            36,145
   Venture III 1.90% Fee Contracts                                     12.860201              23,886           307,177
   Venture Strategy & Rollover Contracts              13.634669        14.735258               1,103            16,256
                                                                                          ----------------------------
                                                                                          22,484,492       320,970,126

            The Manufacturers Life Insurance Company of North America
                               Separate Account A

                    Notes to Financial Statements (continued)

                                                        2000                                  2001
                                                     ----------       ------------------------------------------------
                                                        UNIT             UNIT
                                                        VALUE            VALUE               UNITS           DOLLARS
                                                     ----------       ------------------------------------------------
U.S. Large Cap Value Sub-Account:
   Venture 1.40% Fee Contracts                       $12.894130       $10.610514          12,596,446      $133,654,762
   Venture Vision Contracts                           12.840714        10.546769           1,407,481        14,844,377
   Venture Vantage 1.55% Fee Contracts                12.862059        10.572230           6,366,014        67,302,963
   Venture Vantage 1.75% Fee Contracts                12.467016        10.232153             851,029         8,707,862
   Venture Vantage 1.60% Fee Contracts                                  9.862811             543,393         5,359,380
   Venture Vantage 1.80% Fee Contracts                                  9.849697             411,689         4,055,011
   Venture III 1.70% Fee Contracts                                     10.349858              13,438           139,080
   Venture III 1.90% Fee Contracts                                     10.346541                 735             7,603
   Venture Strategy & Rollover Contracts              12.247584        10.150524               3,172            32,202
                                                                                          ----------------------------
                                                                                          22,193,397       234,103,240

Mid Cap Stock Sub-Account:
   Venture 1.40% Fee Contracts                        11.821790         8.623741           5,255,220        45,319,652
   Venture Vision Contracts                           11.772795         8.571881             433,691         3,717,551
   Venture Vantage 1.55% Fee Contracts                11.792364         8.592581           2,391,369        20,548,035
   Venture Vantage 1.75% Fee Contracts                12.208008         8.882085             333,413         2,961,400
   Venture Vantage 1.60% Fee Contracts                                  8.853808             326,705         2,892,582
   Venture Vantage 1.80% Fee Contracts                                  8.842029             321,481         2,842,547
   Venture III 1.70% Fee Contracts                                     10.392180               6,547            68,037
   Venture III 1.85% Fee Contracts                                     10.389681                  49               513
   Venture III 1.90% Fee Contracts                                     10.388846               6,072            63,082
   Venture Strategy & Rollover Contracts              12.483407         9.171591               3,060            28,069
                                                                                          ----------------------------
                                                                                           9,077,607        78,441,468

            The Manufacturers Life Insurance Company of North America
                               Separate Account A

                    Notes to Financial Statements (continued)

                                                        2000                                  2001
                                                     ----------       ------------------------------------------------
                                                        UNIT             UNIT
                                                        VALUE            VALUE               UNITS           DOLLARS
                                                     ----------       ------------------------------------------------
Tactical Allocation Sub-Account:
   Venture 1.40% Fee Contracts                       $11.989936        $9.317524           3,350,475       $31,218,133
   Venture Vision Contracts                           11.970334         9.284866             170,846         1,586,278
   Venture Vantage 1.55% Fee Contracts                11.978173         9.297921           1,021,587         9,498,634
   Venture Vantage 1.75% Fee Contracts                12.188577         9.447059             438,197         4,139,676
   Venture Vantage 1.60% Fee Contracts                                  9.414061             345,758         3,254,989
   Venture Vantage 1.80% Fee Contracts                                  9.401548             384,302         3,613,031
   Venture III 1.85% Fee Contracts                                     10.669303                 885             9,438
   Venture III 1.90% Fee Contracts                                     10.668448               1,254            13,378
   Venture Strategy & Rollover Contracts              12.064740         9.442685                 811             7,661
                                                                                          ----------------------------
                                                                                           5,714,115        53,341,218

Dynamic Growth Sub-Account:
   Venture 1.40% Fee Contracts                         7.906976         4.095946          11,246,950        46,066,901
   Venture Vision Contracts                            7.894008         4.081534             745,780         3,043,926
   Venture Vantage 1.55% Fee Contracts                 7.899193         4.087290           4,454,153        18,205,414
   Venture Vantage 1.75% Fee Contracts                 8.771239         4.531691             906,381         4,107,439
   Venture Vantage 1.60% Fee Contracts                                  5.525646             393,388         2,173,723
   Venture Vantage 1.80% Fee Contracts                                  5.518270             261,200         1,441,370
   Venture III 1.70% Fee Contracts                                      9.468651               3,436            32,531
   Venture III 1.90% Fee Contracts                                      9.465609                 171             1,618
   Venture Strategy & Rollover Contracts               7.956456         4.151165               1,275             5,293
                                                                                          ----------------------------
                                                                                          18,012,734        75,078,215

            The Manufacturers Life Insurance Company of North America
                               Separate Account A

                    Notes to Financial Statements (continued)

                                                        2000                                  2001
                                                     ----------       ------------------------------------------------
                                                        UNIT             UNIT
                                                        VALUE            VALUE               UNITS           DOLLARS
                                                     ----------       ------------------------------------------------
Internet Technologies Sub-Account

   Venture 1.40% Fee Contracts                        $6.965644        $2.715769           5,730,746       $15,563,383
   Venture Vision Contracts                            6.954217         2.706198             286,561           775,492
   Venture Vantage 1.55% Fee Contracts                 6.958782         2.710024           2,066,442         5,600,107
   Venture Vantage 1.75% Fee Contracts                 7.012603         2.726864             482,465         1,315,616
   Venture Vantage 1.60% Fee Contracts                                  4.239612             117,149           496,667
   Venture Vantage 1.80% Fee Contracts                                  4.233939              86,425           365,917
   Venture Strategy & Rollover Contracts               7.009252         2.752458               3,401             9,361
                                                                                          ----------------------------
                                                                                           8,773,189        24,126,543

International Index Sub-Account:
   Venture 1.40% Fee Contracts                        11.167069         8.087060             838,449         6,780,587
   Venture Vision Contracts                           11.148798         8.058692             122,217           984,909
   Venture Vantage 1.55% Fee Contracts                11.156110         8.070030             250,512         2,021,639
   Venture Vantage 1.75% Fee Contracts                11.529885         8.327912              61,147           509,224
   Venture Vantage 1.60% Fee Contracts                                  9.174970              50,025           458,980
   Venture Vantage 1.80% Fee Contracts                                  9.162771              13,835           126,765
   Venture III 1.70% Fee Contracts                                     10.827855                 467             5,061
   Venture III 1.90% Fee Contracts                                     10.824386                 830             8,988
                                                                                          ----------------------------
                                                                                           1,337,482        10,896,153

            The Manufacturers Life Insurance Company of North America
                               Separate Account A

                    Notes to Financial Statements (continued)

                                                        2000                                  2001
                                                     ----------       ------------------------------------------------
                                                        UNIT             UNIT
                                                        VALUE            VALUE               UNITS           DOLLARS
                                                     ----------       ------------------------------------------------
Total Stock Market Index Sub-Account:
   Venture 1.40% Fee Contracts                       $11.142088        $8.709716           1,019,366       $ 8,878,390
   Venture Vision Contracts                           11.123861         8.679181             147,199         1,277,569
   Venture Vantage 1.55% Fee Contracts                11.131148         8.691389             733,588         6,375,896
   Venture Vantage 1.75% Fee Contracts                11.456807         8.932254              74,927           669,270
   Venture Vantage 1.60% Fee Contracts                                  9.423023              95,948           904,119
   Venture Vantage 1.80% Fee Contracts                                  9.410496              24,603           231,529
   Venture III 1.70% Fee Contracts                                     10.609390                 182             1,928
   Venture III 1.90% Fee Contracts                                     10.605995                 721             7,643
                                                                                          ----------------------------
                                                                                           2,096,534        18,346,344

500 Index Sub-Account:
   Venture 1.40% Fee Contracts                        11.200577         8.784596           7,803,795        68,553,187
   Venture Vision Contracts                           11.182275         8.753818             503,124         4,404,256
   Venture Vantage 1.55% Fee Contracts                11.189592         8.766111           2,612,444        22,900,974
   Venture Vantage 1.75% Fee Contracts                11.516966         9.009063             491,831         4,430,936
   Venture Vantage 1.60% Fee Contracts                                  9.491048             709,497         6,733,867
   Venture Vantage 1.80% Fee Contracts                                  9.478439             201,164         1,906,717
   Venture III 1.70% Fee Contracts                                     10.695438               6,321            67,604
   Venture III 1.85% Fee Contracts                                     10.692871               1,670            17,861
   Venture III 1.90% Fee Contracts                                     10.692015               4,159            44,468
   Venture Strategy & Rollover Contracts                                8.902585               1,753            15,602
                                                                                          ----------------------------
                                                                                          12,335,758       109,075,472

            The Manufacturers Life Insurance Company of North America
                               Separate Account A

                    Notes to Financial Statements (continued)

                                                        2000                                  2001
                                                     ----------       ------------------------------------------------
                                                        UNIT             UNIT
                                                        VALUE            VALUE               UNITS           DOLLARS
                                                     ----------       ------------------------------------------------
Mid Cap Index Sub-Account:
   Venture 1.40% Fee Contracts                       $13.271787       $10.963679           1,447,671       $15,871,805
   Venture Vision Contracts                           13.250096        10.925254             253,922         2,774,164
   Venture Vantage 1.55% Fee Contracts                13.258777        10.940612             541,950         5,929,260
   Venture Vantage 1.75% Fee Contracts                13.223282        10.894964              68,602           747,419
   Venture Vantage 1.60% Fee Contracts                                 10.154553             108,248         1,099,207
   Venture Vantage 1.80% Fee Contracts                                 10.141052              38,933           394,825
   Venture III 1.70% Fee Contracts                                     10.509813               3,203            33,659
   Venture III 1.90% Fee Contracts                                     10.506449                 950             9,984
                                                                                          ----------------------------
                                                                                           2,463,479        26,860,323

Small Cap Index Sub-Account:
   Venture 1.40% Fee Contracts                        11.596178         9.645570           1,039,394        10,025,544
   Venture Vision Contracts                           11.577217         9.611752              51,194           492,064
   Venture Vantage 1.55% Fee Contracts                11.584805         9.625273             342,644         3,298,043
   Venture Vantage 1.75% Fee Contracts                11.943325         9.908273              44,654           442,440
   Venture Vantage 1.60% Fee Contracts                                  9.904602              73,115           724,179
   Venture Vantage 1.80% Fee Contracts                                  9.891431              15,516           153,479
   Venture III 1.70% Fee Contracts                                     10.341106               1,266            13,091
   Venture III 1.90% Fee Contracts                                     10.337797                 854             8,833
                                                                                          ----------------------------
                                                                                           1,568,637        15,157,673

            The Manufacturers Life Insurance Company of North America
                               Separate Account A

                    Notes to Financial Statements (continued)

                                                        2000                                  2001
                                                     ----------       ------------------------------------------------
                                                        UNIT             UNIT
                                                        VALUE            VALUE               UNITS           DOLLARS
                                                     ----------       ------------------------------------------------
Capital Appreciation Sub-Account:
   Venture 1.40% Fee Contracts                       $10.945558        $7.592636           1,387,774       $10,536,863
   Venture Vision Contracts                           10.941194         7.575376              65,229           494,136
   Venture Vantage 1.55% Fee Contracts                10.942940         7.582285             331,274         2,511,815
   Venture Vantage 1.75% Fee Contracts                10.939455         7.568485              75,810           573,765
   Venture Vantage 1.60% Fee Contracts                                  8.142683             145,921         1,188,185
   Venture Vantage 1.80% Fee Contracts                                  8.131851             131,293         1,067,654
   Venture III 1.70% Fee Contracts                                     10.241815               4,837            49,540
   Venture III 1.85% Fee Contracts                                     10.239350                 142             1,453
   Venture III 1.90% Fee Contracts                                     10.238536               2,786            28,524
                                                                                          ----------------------------
                                                                                           2,145,066        16,451,935

Telecommunications Sub-Account:
   Venture 1.40% Fee Contracts                                          6.581439             248,602         1,636,157
   Venture Vision Contracts                                             6.574579               8,916            58,616
   Venture Vantage 1.55% Fee Contracts                                  6.577319             174,559         1,148,128
   Venture Vantage 1.75% Fee Contracts                                  6.571833              10,542            69,278
   Venture Vantage 1.60% Fee Contracts                                  6.575949              42,231           277,709
   Venture Vantage 1.80% Fee Contracts                                  6.570465              43,851           288,121
   Venture III 1.90% Fee Contracts                                      8.702314                 532             4,626
                                                                                          ----------------------------
                                                                                             529,233         3,482,635

            The Manufacturers Life Insurance Company of North America
                               Separate Account A

                    Notes to Financial Statements (continued)

                                                        2000                                  2001
                                                     ----------       ------------------------------------------------
                                                        UNIT             UNIT
                                                        VALUE            VALUE               UNITS           DOLLARS
                                                     ----------       ------------------------------------------------
Health Sciences Sub-Account:
   Venture 1.40% Fee Contracts                                        $11.940458           1,099,069       $13,123,387
   Venture Vision Contracts                                            11.928093              63,465           757,022
   Venture Vantage 1.55% Fee Contracts                                 11.933031             303,735         3,624,481
   Venture Vantage 1.75% Fee Contracts                                 11.923140              27,922           332,914
   Venture Vantage 1.60% Fee Contracts                                 11.930561             148,136         1,767,345
   Venture Vantage 1.80% Fee Contracts                                 11.920672              73,322           874,049
   Venture III 1.70% Fee Contracts                                     11.751823               3,599            42,290
   Venture III 1.85% Fee Contracts                                     11.749008               1,598            18,770
   Venture III 1.90% Fee Contracts                                     11.748070               3,035            35,651
   Venture Strategy & Rollover Contracts                               11.987610               1,742            20,877
                                                                                          ----------------------------
                                                                                           1,725,623        20,596,786

Mid Cap Growth Sub-Account:
   Venture 1.40% Fee Contracts                                          8.092650             626,205         5,067,656
   Venture Vision Contracts                                             8.084225              46,628           376,953
   Venture Vantage 1.55% Fee Contracts                                  8.087593             137,179         1,109,444
   Venture Vantage 1.75% Fee Contracts                                  8.080857              11,908            96,223
   Venture Vantage 1.60% Fee Contracts                                  8.085907             100,480           812,468
   Venture Vantage 1.80% Fee Contracts                                  8.079166              65,244           527,118
   Venture III 1.70% Fee Contracts                                      8.831343               6,575            58,062
   Venture III 1.85% Fee Contracts                                      8.829209                   6                51
   Venture III 1.90% Fee Contracts                                      8.828498               2,724            24,053
                                                                                          ----------------------------
                                                                                             996,949         8,072,028

            The Manufacturers Life Insurance Company of North America
                               Separate Account A

                    Notes to Financial Statements (continued)

                                                        2000                                  2001
                                                     ----------       ------------------------------------------------
                                                        UNIT             UNIT
                                                        VALUE            VALUE               UNITS           DOLLARS
                                                     ----------       ------------------------------------------------
Mid Cap Opportunities Sub-Account:
   Venture 1.40% Fee Contracts                                         $8.410813             349,344        $2,938,270
   Venture Vision Contracts                                             8.402057              30,832           259,055
   Venture Vantage 1.55% Fee Contracts                                  8.405560              52,631           442,392
   Venture Vantage 1.75% Fee Contracts                                  8.398558               1,787            15,011
   Venture Vantage 1.60% Fee Contracts                                  8.403806              95,345           801,261
   Venture Vantage 1.80% Fee Contracts                                  8.396812              45,306           380,422
   Venture III 1.70% Fee Contracts                                      9.357722               1,097            10,267
   Venture III 1.85% Fee Contracts                                      9.355465                  75               705
                                                                                          ----------------------------
                                                                                             576,417         4,847,383

Financial Services Sub-Account:
   Venture 1.40% Fee Contracts                                         10.528619             650,931         6,853,407
   Venture Vision Contracts                                            10.517690              24,846           261,322
   Venture Vantage 1.55% Fee Contracts                                 10.522061             226,402         2,382,217
   Venture Vantage 1.75% Fee Contracts                                 10.513330              21,736           228,513
   Venture Vantage 1.60% Fee Contracts                                 10.519873             132,049         1,389,138
   Venture Vantage 1.80% Fee Contracts                                 10.511147              49,657           521,952
   Venture III 1.90% Fee Contracts                                     10.799735                 517             5,581
                                                                                          ----------------------------
                                                                                           1,106,138        11,642,130

            The Manufacturers Life Insurance Company of North America
                               Separate Account A

                    Notes to Financial Statements (continued)

                                                        2000                                  2001
                                                     ----------       ------------------------------------------------
                                                        UNIT             UNIT
                                                        VALUE            VALUE               UNITS           DOLLARS
                                                     ----------       ------------------------------------------------
Quantitative Mid Cap Sub-Account:
   Venture 1.40% Fee Contracts                                         $9.126702             121,720        $1,110,904
   Venture Vision Contracts                                             9.117213              24,886           226,893
   Venture Vantage 1.55% Fee Contracts                                  9.121001              32,321           294,797
   Venture Vantage 1.75% Fee Contracts                                  9.113424              11,024           100,470
   Venture Vantage 1.60% Fee Contracts                                  9.119105              22,605           206,139
   Venture Vantage 1.80% Fee Contracts                                  9.111526              13,494           122,952
                                                                                          ----------------------------
                                                                                             226,050         2,062,155

Strategic Growth Sub-Account:
   Venture 1.40% Fee Contracts                                          9.176439           1,486,309        13,639,027
   Venture Vision Contracts                                             9.166906              71,630           656,629
   Venture Vantage 1.55% Fee Contracts                                  9.170716             395,344         3,625,585
   Venture Vantage 1.75% Fee Contracts                                  9.163095             132,227         1,211,611
   Venture Vantage 1.60% Fee Contracts                                  9.168809             189,564         1,738,076
   Venture Vantage 1.80% Fee Contracts                                  9.161192              89,597           820,817
   Venture III 1.70% Fee Contracts                                      9.919052               3,810            37,787
   Venture III 1.90% Fee Contracts                                      9.915868               9,584            95,029
                                                                                          ----------------------------
                                                                                           2,378,065        21,824,561

            The Manufacturers Life Insurance Company of North America
                               Separate Account A

                    Notes to Financial Statements (continued)

                                                        2000                                  2001
                                                     ----------       ------------------------------------------------
                                                        UNIT             UNIT
                                                        VALUE            VALUE               UNITS           DOLLARS
                                                     ----------       ------------------------------------------------
All Cap Value Sub-Account:
   Venture 1.40% Fee Contracts                                        $10.618128             346,684        $3,681,136
   Venture Vision Contracts                                            10.607120              42,657           452,470
   Venture Vantage 1.55% Fee Contracts                                 10.611521             108,754         1,154,049
   Venture Vantage 1.75% Fee Contracts                                 10.602719               9,206            97,607
   Venture Vantage 1.60% Fee Contracts                                 10.609320              94,320         1,000,667
   Venture Vantage 1.80% Fee Contracts                                 10.600522              42,669           452,312
   Venture III 1.70% Fee Contracts                                     10.676595               1,015            10,839
   Venture III 1.85% Fee Contracts                                     10.674034               1,786            19,063
   Venture III 1.90% Fee Contracts                                     10.673183                 108             1,157
                                                                                          ----------------------------
                                                                                             647,199         6,869,300

Capital Opportunities Sub-Account:
   Venture 1.40% Fee Contracts                                          9.076999             794,984         7,216,069
   Venture Vision Contracts                                             9.067566              72,827           660,361
   Venture Vantage 1.55% Fee Contracts                                  9.071335             358,750         3,254,337
   Venture Vantage 1.75% Fee Contracts                                  9.063793              31,626           286,654
   Venture Vantage 1.60% Fee Contracts                                  9.069449             147,183         1,334,871
   Venture Vantage 1.80% Fee Contracts                                  9.061907              76,952           697,331
   Venture III 1.70% Fee Contracts                                      9.914127               1,245            12,344
   Venture III 1.90% Fee Contracts                                      9.910946               3,185            31,570
                                                                                          ----------------------------
                                                                                           1,486,752        13,493,537

            The Manufacturers Life Insurance Company of North America
                               Separate Account A

                    Notes to Financial Statements (continued)

                                                        2000                                  2001
                                                     ----------       ------------------------------------------------
                                                        UNIT             UNIT
                                                        VALUE            VALUE               UNITS           DOLLARS
                                                     ----------       ------------------------------------------------
Utilities Sub-Account:
   Venture 1.40% Fee Contracts                                         $9.226192             599,150        $5,527,874
   Venture Vision Contracts                                             9.216615              30,645           282,441
   Venture Vantage 1.55% Fee Contracts                                  9.220446             150,414         1,386,881
   Venture Vantage 1.75% Fee Contracts                                  9.212790              28,561           263,123
   Venture Vantage 1.60% Fee Contracts                                  9.218530              75,795           698,717
   Venture Vantage 1.80% Fee Contracts                                  9.210877              60,534           557,572
   Venture III 1.70% Fee Contracts                                     10.584188                 567             6,000
   Venture III 1.85% Fee Contracts                                     10.581651                 321             3,397
   Venture III 1.90% Fee Contracts                                     10.580802               3,489            36,919
                                                                                          ----------------------------
                                                                                             949,476         8,762,924

Mid Cap Value Sub-Account:
   Venture 1.40% Fee Contracts                                         11.493055           1,820,253        20,920,273
   Venture Vision Contracts                                            11.481139             128,564         1,476,063
   Venture Vantage 1.55% Fee Contracts                                 11.485904             506,264         5,814,898
   Venture Vantage 1.75% Fee Contracts                                 11.476384              65,785           754,969
   Venture Vantage 1.60% Fee Contracts                                 11.483525             315,019         3,617,529
   Venture Vantage 1.80% Fee Contracts                                 11.473995             224,506         2,575,982
   Venture III 1.70% Fee Contracts                                     11.519405              11,864           136,670
   Venture III 1.85% Fee Contracts                                     11.516641               1,559            17,949
   Venture III 1.90% Fee Contracts                                     11.515722               8,499            97,874
                                                                                          ----------------------------
                                                                                           3,082,313        35,412,207

            The Manufacturers Life Insurance Company of North America
                               Separate Account A

                    Notes to Financial Statements (continued)

                                                        2000                                  2001
                                                     ----------       ------------------------------------------------
                                                        UNIT             UNIT
                                                        VALUE            VALUE               UNITS           DOLLARS
                                                     ----------       ------------------------------------------------
Fundamental Value Sub-Account:
   Venture 1.40% Fee Contracts                                        $10.518717           2,334,620       $24,557,206
   Venture Vision Contracts                                            10.507808             253,151         2,660,063
   Venture Vantage 1.55% Fee Contracts                                 10.512168             750,128         7,885,467
   Venture Vantage 1.75% Fee Contracts                                 10.503447              83,821           880,411
   Venture Vantage 1.60% Fee Contracts                                 10.509989             436,141         4,583,838
   Venture Vantage 1.80% Fee Contracts                                 10.501271             224,221         2,354,602
   Venture III 1.70% Fee Contracts                                     10.936228              40,942           447,746
   Venture III 1.85% Fee Contracts                                     10.933608               8,243            90,127
   Venture III 1.90% Fee Contracts                                     10.932733              10,269           112,265
   Venture Strategy & Rollover Contracts                               10.560263               1,477            15,602
                                                                                          ----------------------------
                                                                                           4,143,013        43,587,327

Basic Value Focus Sub-Account:
   Venture 1.40% Fee Contracts                        22.514992        19.755011           1,236,652        24,430,082
   Venture Vision Contracts                                            10.428850              25,018           260,908
   Venture Vantage 1.55% Fee Contracts                15.864568        13.904186             708,848         9,855,955
   Venture Vantage 1.75% Fee Contracts                13.588646        11.891669             155,016         1,843,399
   Venture Vantage 1.60% Fee Contracts                                 10.432312              98,709         1,029,766
   Venture Vantage 1.80% Fee Contracts                                 10.418459              37,872           394,571
                                                                                          ----------------------------
                                                                                           2,262,115        37,814,681

            The Manufacturers Life Insurance Company of North America
                               Separate Account A

                    Notes to Financial Statements (continued)

                                                        2000                                  2001
                                                     ----------       ------------------------------------------------
                                                        UNIT             UNIT
                                                        VALUE            VALUE               UNITS           DOLLARS
                                                     ----------       ------------------------------------------------
Developing Capital Market Focus  Sub-Account:
   Venture 1.40% Fee Contracts                         $7.313442        $5.735015            187,231          $1,073,771
   Venture Vantage 1.55% Fee Contracts                 11.064248         8.666528             24,122             209,054
   Venture Vantage 1.75% Fee Contracts                  9.694543         7.582244              9,036              68,514
   Venture Vantage 1.60% Fee Contracts                                   8.888745                947               8,419
   Venture Vantage 1.80% Fee Contracts                                   8.876911                602               5,343
                                                                                          ------------------------------
                                                                                             221,938           1,365,101

Special Value Focus Sub-Account:
   Venture 1.40% Fee Contracts                         38.059573        37.731474            260,083           9,813,330
   Venture Vision Contracts                                             11.449253              8,392              96,084
   Venture Vantage 1.55% Fee Contracts                 15.730490        15.577358            312,278           4,864,473
   Venture Vantage 1.75% Fee Contracts                 12.606854        12.465423            109,977           1,370,913
   Venture Vantage 1.60% Fee Contracts                                  11.453060             61,974             709,795
   Venture Vantage 1.80% Fee Contracts                                  11.437840             26,672             305,066
                                                                                          ------------------------------
                                                                                             779,376          17,159,661

                                                                                               TOTAL     $12,983,874,346
                                                                                                         ===============

            The Manufacturers Life Insurance Company of North America
                               Separate Account A

                    Notes to Financial Statements (continued)


7.  DIVERSIFICATION REQUIREMENTS

Under the provisions of Section 817(h) of the Internal Revenue Code, a variable annuity contract, other than a contract issued in connection with certain types of employee benefits plans, will not be treated as an annuity contract for federal tax purposes for any period for which the investments of the segregated asset account on which the contract is based are not adequately diversified. The Code provides that the "adequately diversified" requirement may be met if the underlying investments satisfy either a statutory safe harbor test or diversification requirements set forth in regulations issued by the Secretary of Treasury.

The Internal Revenue Service has issued regulations under Section 817(h) of the Code. The Company believes that the Account satisfies the current requirements of the regulations, and it intends that the Account will continue to meet such requirements.

8.  SUBSEQUENT EVENT

Subject to the approval of state and federal regulators and effective January 1, 2002, it is the intention to transfer all of the Company's in force operations to Manulife U.S.A. via an assumption reinsurance agreement. As a result, products currently sold and administered under the name of the Company will be offered and administered under the name of Manulife U.S.A.

A U D I T E D   F I N A N C I A L   S T A T E M E N T S


The Manufacturers Life Insurance Company of North America Separate Account A Years ended December 31, 2000 and 1999

            The Manufacturers Life Insurance Company of North America
                               Separate Account A

                          Audited Financial Statements


                     Years ended December 31, 2000 and 1999




                                    CONTENTS

Report of Independent Auditors........................................         1

Audited Financial Statements

Statement of Assets and Contract Owners' Equity.......................         3
Statements of Operations and Changes in Contract Owners' Equity.......         5
Notes to Financial Statements.........................................        23

                         Report of Independent Auditors


To the Contract Owners of
The Manufacturers Life Insurance Company of
   North America Separate Account A


We have audited the accompanying statement of assets, liabilities and contract owners' equity of The Manufacturers Life Insurance Company of North America Separate Account A (comprising, respectively, the Mid Cap Blend, Investment Quality Bond, Growth & Income, Blue Chip Growth, Money Market, Global Equity, Global Bond, U.S. Government Securities, Diversified Bond, Income & Value, Large Cap Growth, Equity-Income, Strategic Bond, Overseas, Growth, All Cap Growth, International Small Cap, Pacific Rim Emerging Markets, Science & Technology, Emerging Small Company, Aggressive Growth, International Stock, Quantitative Equity, Value, Real Estate Securities, Balanced, High Yield, Lifestyle Aggressive 1000, Lifestyle Growth 820, Lifestyle Balanced 640, Lifestyle Moderate 460, Lifestyle Conservative 280, Small Company Value, International Value, Small Company Blend, Total Return, U.S. Large Cap Value, Mid Cap Stock, Tactical Allocation, Dynamic Growth, Internet Technologies, International Index, Total Stock Market Index, 500 Index, Mid Cap Index, Small Cap Index, Capital Appreciation, Basic Value Focus, Special Value Focus and Developing Capital Markets Focus Sub-Accounts) of The Manufacturers Life Insurance Company of North America as of December 31, 2000, and the related statements of operations and changes in contract owners' equity for each of the two years in the period then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of The Manufacturers Life Insurance Company of North America Separate Account A at December 31, 2000, and the results of its operations and the changes in its contract owners' equity for each of the two years in the period then ended, in conformity with accounting principles generally accepted in the United States.


                                        /s/ Ernst & Young LLP
                                        ---------------------


February 16, 2001

            The Manufacturers Life Insurance Company of North America
                               Separate Account A

                 Statement of Assets and Contract Owners' Equity

                                December 31, 2000


ASSETS
   Investments at market value:
     Sub-accounts held by Manufacturers Investment Trust:
       Mid Cap Blend Portfolio--69,008,057 shares (cost $1,330,717,119)                          $1,209,021,156
       Investment Quality Bond Portfolio--18,182,715 shares (cost $213,021,890)                     213,465,079
       Growth & Income Portfolio--87,557,117 shares (cost $2,302,108,779)                         2,498,880,131
       Blue Chip Growth Portfolio--77,049,054 shares (cost $1,473,309,953)                        1,550,997,448
       Money Market Portfolio--63,354,909 shares (cost $633,549,087)                                633,549,087
       Global Equity Portfolio--33,660,268 shares (cost $602,610,102)                               622,041,755
       Global Bond Portfolio--9,470,256 shares (cost $114,685,960)                                  108,150,325
       U.S. Government Securities Portfolio--15,338,643 shares (cost $202,548,816)                  208,145,380
       Diversified Bond Portfolio--14,887,365 shares (cost $156,969,518)                            155,870,716
       Income & Value Portfolio--47,173,626 shares (cost $539,365,705)                              498,153,492
       Large Cap Growth Portfolio--37,355,206 shares (cost $556,388,608)                            469,928,493
       Equity-Income Portfolio--44,647,363 shares (cost $734,131,628)                               751,415,127
       Strategic Bond Portfolio--19,808,899 shares (cost $224,626,044)                              216,511,265
       Overseas Portfolio--30,132,469 shares (cost $410,491,918)                                    358,877,712
       Growth Portfolio--30,206,069 shares (cost $706,216,431)                                      535,855,671
       All Cap Growth Portfolio--36,302,402 shares (cost $786,163,385)                              749,644,599
       International Small Cap Portfolio--13,285,420 shares (cost $307,275,073)                     217,880,895
       Pacific Rim Emerging Markets Portfolio--7,248,082 shares (cost $67,951,225)                   59,434,269
       Science & Technology Portfolio--43,037,502 shares (cost $1,352,576,523)                    1,000,191,543
       Emerging Small Company Portfolio--7,047,116 shares (cost $280,856,621)                       246,789,999
       Aggressive Growth Portfolio--18,592,794 shares (cost $357,151,135)                           332,067,294
       International Stock Portfolio--10,734,739 shares (cost $149,383,630)                         137,512,001
       Quantitative Equity Portfolio--13,277,962 shares (cost $357,517,443)                         348,679,270
       Value Portfolio--9,417,598 shares (cost $135,989,740)                                        155,202,014
       Real Estate Securities Portfolio--3,203,355 shares (cost $44,374,135)                         49,876,230
       Balanced Portfolio--5,254,534 shares (cost $95,084,084)                                       81,235,098
       High Yield Portfolio--10,434,304 shares (cost $134,632,209)                                  121,559,644
       Lifestyle Aggressive 1000 Portfolio--6,155,564 shares (cost $83,317,669)                      80,576,337
       Lifestyle Growth 820 Portfolio--25,770,981 shares (cost $358,419,163)                        350,485,343
       Lifestyle Balanced 640 Portfolio--25,577,940 shares (cost $343,458,774)                      346,325,313
       Lifestyle Moderate 460 Portfolio--10,437,385 shares (cost $140,414,517)                      135,790,373
       Lifestyle Conservative 280 Portfolio--5,799,113 shares (cost $75,826,231)                     76,432,304
       Small Company Value Portfolio--4,605,845 shares (cost  $53,976,872)                           59,783,865
       International Value Portfolio--4,778,492 shares (cost $58,290,512)                            57,628,618
       Small Company Blend Portfolio--7,335,096 shares (cost $110,613,059)                           82,959,937
       Total Return Portfolio--11,071,747 shares (cost $139,134,083)                                148,139,978
       U.S. Large Cap Value Portfolio--17,542,948 shares (cost $222,807,011)                        229,637,184
       Mid Cap Stock Portfolio--6,230,126 shares (cost $77,064,120)                                  75,384,524

            The Manufacturers Life Insurance Company of North America
                               Separate Account A

           Statement of Assets and Contract Owners' Equity (continued)

                                December 31, 2000


ASSETS (CONTINUED)
       Tactical Allocation Portfolio--3,246,869 shares (cost $40,351,134)                        $    37,890,958
       Dynamic Growth Portfolio--13,601,194 shares (cost $148,771,705)                               108,537,528
       Internet Technologies Portfolio--7,130,044 shares (cost $81,217,593)                           50,124,210
       International Index Portfolio--720,399 shares (cost  $8,394,933)                                8,003,638
       Total Stock Market Index Portfolio--1,122,444 shares (cost $13,595,761)                        12,504,022
       500 Index Portfolio--5,603,432 shares (cost $68,469,982)                                       63,206,709
       Mid Cap Index Portfolio--1,040,956 shares (cost $13,844,470)                                   13,667,752
       Small Cap Index Portfolio--497,638 shares (cost $6,048,979)                                     5,618,327
       Capital Appreciation Portfolio--78,213 shares (cost $881,368)                                     858,001

     Sub-accounts held by Merrill Lynch Variable Series Funds, Inc.:
       Basic Value Focus Portfolio--2,527,600 shares (cost $35,087,767)                               34,577,564
       Special Value Focus Portfolio--462,379 shares (cost $10,339,882)                                9,603,614
       Developing Capital Markets Focus Portfolio--294,929 shares (cost $2,741,888)                    2,155,932
                                                                                                 ---------------

Total assets                                                                                     $15,520,827,724
                                                                                                 ===============

CONTRACT OWNERS' EQUITY
Variable annuity contracts                                                                       $15,500,314,099
Annuity reserves                                                                                      20,513,625
                                                                                                 ---------------

Total contract owners' equity                                                                    $15,520,827,724
                                                                                                 ===============


See accompanying notes.

            The Manufacturers Life Insurance Company of North America
                               Separate Account A

                     Statements of Operations and Changes in
                             Contract Owners' Equity


                                                                               SUB-ACCOUNT
                                    -----------------------------------------------------------------------------------------------
                                           MID CAP BLEND (1)            INVESTMENT QUALITY BOND             GROWTH & INCOME
                                    -------------------------------   ---------------------------   -------------------------------
                                         YEAR ENDED DECEMBER 31          YEAR ENDED DECEMBER 31          YEAR ENDED DECEMBER 31
                                         2000             1999            2000           1999            2000             1999
                                    --------------   --------------   ------------   ------------   --------------   --------------
Income:
   Dividends                        $  207,385,361   $  153,929,397   $ 16,068,154   $ 11,715,866   $  172,497,819   $   80,203,495

Expenses:
    Mortality and expense risk
       and administrative charges       19,140,237       18,761,395      3,037,122      3,235,250       39,106,144       34,879,668
                                    --------------   --------------   ------------   ------------   --------------   --------------
Net investment income (loss)           188,245,124      135,168,002     13,031,032      8,480,616      133,391,675       45,323,827

Net realized gain (loss)                 1,518,215      (26,061,804)    (4,860,035)       855,077      205,723,802      192,498,787
Unrealized appreciation
    (depreciation) during the
    period                            (293,755,736)     199,725,097      7,652,144    (16,830,922)    (573,777,887)     149,108,797
                                    --------------   --------------   ------------   ------------   --------------   --------------
Net increase (decrease) in
    contract owners' equity from
    operations                        (103,992,397)     308,831,295     15,823,141     (7,495,229)    (234,662,410)     386,931,411

Changes from principal
    transactions:
       Purchase payments               101,596,423       93,411,927     16,914,727     40,597,928      266,944,260      379,342,825
       Transfers between sub-
           accounts and the
           Company                     (17,644,852)    (148,189,886)   (10,162,552)      (152,399)      43,977,681      201,840,782
       Withdrawals                    (209,796,618)    (180,603,372)   (27,879,309)   (29,033,342)    (339,279,830)    (262,999,113)
       Annual contract fee                (609,450)        (578,783)       (82,707)       (67,743)      (1,102,606)        (798,850)
                                    --------------   --------------   ------------   ------------   --------------   --------------
Net increase (decrease) in
    contract owners' equity from
    principal transactions            (126,454,497)    (235,960,114)   (21,209,841)    11,344,444      (29,460,495)     317,385,644
                                    --------------   --------------   ------------   ------------   --------------   --------------

Total increase (decrease) in
    contract owners' equity           (230,446,894)      72,871,181     (5,386,700)     3,849,215     (264,122,905)     704,317,055
Contract owners' equity at
    beginning of period              1,439,468,050    1,366,596,869    218,851,779    215,002,564    2,763,003,036    2,058,685,981
                                    --------------   --------------   ------------   ------------   --------------   --------------

Contract owners' equity at end
    of period                       $1,209,021,156   $1,439,468,050   $213,465,079   $218,851,779   $2,498,880,131   $2,763,003,036
                                    ==============   ==============   ============   ============   ==============   ==============

(1) On May 3, 1999, the Equity Sub-Account was renamed Mid Cap Blend through a vote of the Board of Directors.

See accompanying notes.

            The Manufacturers Life Insurance Company of North America
                               Separate Account A

                     Statements of Operations and Changes in
                       Contract Owners' Equity (continued)

                                                                              SUB-ACCOUNT
                                   ------------------------------------------------------------------------------------------------
                                            BLUE CHIP GROWTH                   MONEY MARKET                    GLOBAL EQUITY
                                   --------------------------------   -----------------------------   -----------------------------
                                        YEAR ENDED DECEMBER 31            YEAR ENDED DECEMBER 31          YEAR ENDED DECEMBER 31
                                         2000             1999             2000            1999            2000            1999
                                   ---------------   --------------   -------------   -------------   -------------   -------------
Income:
   Dividends                       $    68,456,785   $   48,024,156   $  36,972,986   $  29,316,220   $  82,383,211   $  84,963,853

Expenses:
    Mortality and expense risk
       and administrative charges       22,602,760       17,072,171       9,520,861       9,381,472       9,106,124      11,225,268
                                   ---------------   --------------   -------------   -------------   -------------   -------------
Net investment income (loss)            45,854,025       30,951,985      27,452,125      19,934,748      73,277,087      73,738,585

Net realized gain (loss)               105,083,092       92,356,233        (279,759)        (37,631)     (4,808,176)     34,261,905
Unrealized appreciation
    (depreciation) during the
    period                            (223,839,731)      80,600,837               0               0      (8,909,999)    (93,110,046)
                                   ---------------   --------------   -------------   -------------   -------------   -------------
Net increase (decrease) in
    contract owners' equity from
    operations                         (72,902,614)     203,909,055      27,172,366      19,897,117      59,558,912      14,890,444

Changes from principal
    transactions:
       Purchase payments               259,700,042      267,993,066     456,112,648     374,293,200      25,181,486      51,092,502
       Transfers between sub-
           accounts and the
           Company                     103,228,451       99,970,099    (441,973,830)    302,685,947     (85,629,338)    (84,444,789)
       Withdrawals                    (170,380,105)    (122,015,658)   (279,553,607)   (291,230,505)   (110,490,713)    (98,792,707)
       Annual contract fee                (685,340)        (388,548)       (203,690)       (159,194)       (283,267)       (331,275)
                                   ---------------   --------------   -------------   -------------   -------------   -------------
Net increase (decrease) in
    contract owners' equity from
    principal transactions             191,863,048      245,558,959    (265,618,479)    385,589,448    (171,221,832)   (132,476,269)
                                   ---------------   --------------   -------------   -------------   -------------   -------------

Total increase (decrease) in
    contract owners' equity            118,960,434      449,468,014    (238,446,113)    405,486,565    (111,662,920)   (117,585,825)
Contract owners' equity at
    beginning of period              1,432,037,014      982,569,000     871,995,200     466,508,635     733,704,675     851,290,500
                                   ---------------   --------------   -------------   -------------   -------------   -------------

Contract owners' equity at end
    of period                      $ 1,550,997,448   $1,432,037,014   $ 633,549,087   $ 871,995,200   $ 622,041,755   $ 733,704,675
                                   ===============   ==============   =============   =============   =============   =============

See accompanying notes.

            The Manufacturers Life Insurance Company of North America
                               Separate Account A

                     Statements of Operations and Changes in
                       Contract Owners' Equity (continued)


                                                                               SUB-ACCOUNT
                                      ---------------------------------------------------------------------------------------------
                                             GLOBAL BOND (2)            U.S. GOVERNMENT SECURITIES         DIVERSIFIED BOND (3)
                                      -----------------------------   -----------------------------   -----------------------------
                                          YEAR ENDED DECEMBER 31          YEAR ENDED DECEMBER 31          YEAR ENDED DECEMBER 31
                                           2000            1999            2000            1999            2000            1999
                                      -------------   -------------   -------------   -------------   -------------   -------------
Income:
   Dividends                          $   3,796,523   $  15,950,596   $  14,725,566   $  10,287,189   $  18,151,051   $  16,986,531

Expenses:
    Mortality and expense risk
       and administrative charges         1,597,181       2,249,622       2,842,672       3,564,976       2,125,400       2,451,082
                                      -------------   -------------   -------------   -------------   -------------   -------------
Net investment income (loss)              2,199,342      13,700,974      11,882,894       6,722,213      16,025,651      14,535,449

Net realized gain (loss)                (11,963,988)     (7,723,870)     (3,191,977)      1,192,111      (5,295,132)        541,478
Unrealized appreciation
    (depreciation) during the
    period                                9,154,777     (20,175,181)      8,615,164     (12,050,024)      1,528,892     (16,277,262)
                                      -------------   -------------   -------------   -------------   -------------   -------------
Net increase (decrease) in
    contract owners' equity from
    operations                             (609,869)    (14,198,077)     17,306,081      (4,135,700)     12,259,411      (1,200,335)

Changes from principal
    transactions:
       Purchase payments                  5,361,206       8,221,045      13,155,701      37,846,882      12,157,844      14,089,233
       Transfers between sub-
           accounts and the
           Company                       (7,856,997)    (17,128,037)    (18,953,949)     (4,058,550)      1,918,182      (9,493,700)
       Withdrawals                      (25,959,005)    (26,084,516)    (33,547,249)    (36,511,642)    (28,053,888)    (31,237,206)
       Annual contract fee                  (45,150)        (60,363)        (73,284)        (72,992)        (71,435)        (81,266)
                                      -------------   -------------   -------------   -------------   -------------   -------------
Net increase (decrease) in
    contract owners' equity from
    principal transactions              (28,499,946)    (35,051,871)    (39,418,781)     (2,796,302)    (14,049,297)    (26,722,939)
                                      -------------   -------------   -------------   -------------   -------------   -------------

Total increase (decrease) in
    contract owners' equity             (29,109,815)    (49,249,948)    (22,112,700)     (6,932,002)     (1,789,886)    (27,923,274)
Contract owners' equity at
    beginning of period                 137,260,140     186,510,088     230,258,080     237,190,082     157,660,602     185,583,876
                                      -------------   -------------   -------------   -------------   -------------   -------------

Contract owners' equity at end
    of period                         $ 108,150,325   $ 137,260,140   $ 208,145,380   $ 230,258,080   $ 155,870,716   $ 157,660,602
                                      =============   =============   =============   =============   =============   =============

(2) On May 3, 1999, the Global Government Bond Sub-Account was renamed Global Bond through a vote of the Board of Directors.

(3) On May 3, 1999, the Conservative Asset Allocation Sub-Account was renamed Diversified Bond through a vote of the Board of Directors.

See accompanying notes.

            The Manufacturers Life Insurance Company of North America
                               Separate Account A

                     Statements of Operations and Changes in
                       Contract Owners' Equity (continued)


                                                                               SUB-ACCOUNT
                                      ---------------------------------------------------------------------------------------------
                                            INCOME & VALUE (4)             LARGE CAP GROWTH (5)               EQUITY-INCOME
                                      -----------------------------   -----------------------------   -----------------------------
                                          YEAR ENDED DECEMBER 31          YEAR ENDED DECEMBER 31          YEAR ENDED DECEMBER 31
                                           2000            1999            2000            1999            2000            1999
                                      -------------   -------------   -------------   -------------   -------------   -------------
Income:
   Dividends                          $ 128,856,471   $  64,728,819   $  65,696,039   $  25,595,630   $  95,309,005   $  61,583,673

Expenses:
    Mortality and expense risk
       and administrative charges         7,694,963       8,356,583       6,562,245       3,917,259      10,430,531      12,388,373
                                      -------------   -------------   -------------   -------------   -------------   -------------
Net investment income (loss)            121,161,508      56,372,236      59,133,794      21,678,371      84,878,474      49,195,300

Net realized gain (loss)                (15,429,958)     14,156,297       6,932,994      23,897,802       4,603,997      60,838,721
Unrealized appreciation
    (depreciation) during the
    period                              (87,992,790)    (30,559,573)   (147,796,443)     19,560,682     (17,064,655)    (93,256,752)
                                      -------------   -------------   -------------   -------------   -------------   -------------
Net increase (decrease) in
    contract owners' equity from
    operations                           17,738,760      39,968,960     (81,729,655)     65,136,855      72,417,816      16,777,269

Changes from principal
    transactions:
       Purchase payments                 26,083,194      37,755,830     135,377,279      58,029,084      47,439,755      89,380,630
       Transfers between sub-
           accounts and the
           Company                      (43,139,054)     29,853,674     111,395,736      32,067,415     (82,856,050)    (80,590,017)
       Withdrawals                      (98,995,592)    (89,782,808)    (52,222,116)    (36,367,472)   (101,021,875)   (100,634,351)
       Annual contract fee                 (292,999)       (304,235)       (234,621)       (154,449)       (300,000)       (292,444)
                                      -------------   -------------   -------------   -------------   -------------   -------------
Net increase (decrease) in
    contract owners' equity from
    principal transactions             (116,344,451)    (22,477,539)    194,316,278      53,574,578    (136,738,170)    (92,136,182)
                                      -------------   -------------   -------------   -------------   -------------   -------------

Total increase (decrease) in
    contract owners' equity             (98,605,691)     17,491,421     112,586,623     118,711,433     (64,320,354)    (75,358,913)
Contract owners' equity at
    beginning of period                 596,759,183     579,267,762     357,341,870     238,630,437     815,735,481     891,094,394
                                      -------------   -------------   -------------   -------------   -------------   -------------

Contract owners' equity at end
    of period                         $ 498,153,492   $ 596,759,183   $ 469,928,493   $ 357,341,870   $ 751,415,127   $ 815,735,481
                                      =============   =============   =============   =============   =============   =============

(4) On May 3, 1999, the Moderate Asset Allocation Sub-Account was renamed Income & Value through a vote of the Board of Directors.

(5) On May 3, 1999, the Aggressive Asset Allocation Sub-Account was renamed Large Cap Growth through a vote of the Board of Directors.

See accompanying notes.

            The Manufacturers Life Insurance Company of North America
                               Separate Account A

                     Statements of Operations and Changes in
                       Contract Owners' Equity (continued)

                                                                               SUB-ACCOUNT
                                      ---------------------------------------------------------------------------------------------
                                              STRATEGIC BOND                   OVERSEAS (6)                       GROWTH
                                      -----------------------------   -----------------------------   -----------------------------
                                          YEAR ENDED DECEMBER 31          YEAR ENDED DECEMBER 31          YEAR ENDED DECEMBER 31
                                           2000            1999            2000            1999            2000            1999
                                      -------------   -------------   -------------   -------------   -------------   -------------
Income:
   Dividends                          $  20,125,562   $  20,390,856   $  29,237,688   $           0   $  60,698,434   $  14,178,869

Expenses:
    Mortality and expense risk
       and administrative charges         3,267,126       3,938,500       5,312,275       3,241,956       9,107,473       4,962,443
                                      -------------   -------------   -------------   -------------   -------------   -------------
Net investment income (loss)             16,858,436      16,452,356      23,925,413      (3,241,956)     51,590,961       9,216,426

Net realized gain (loss)                 (8,786,838)     (3,762,853)     22,246,460      23,772,499      23,324,830      31,512,124
Unrealized appreciation
    (depreciation) during the
    period                                4,526,864     (11,027,718)   (120,214,661)     64,760,081    (282,682,889)     74,478,633
                                      -------------   -------------   -------------   -------------   -------------   -------------
Net increase (decrease) in
    contract owners' equity from
    operations                           12,598,462       1,661,785     (74,042,788)     85,290,624    (207,767,098)    115,207,183

Changes from principal
    transactions:
       Purchase payments                 14,224,706      22,725,716      81,033,196      28,374,515     143,799,101      89,248,445
       Transfers between sub-
           accounts and the
           Company                      (23,800,359)    (40,829,510)     71,221,845      34,421,895     146,926,128     107,317,349
       Withdrawals                      (36,563,833)    (34,305,856)    (36,864,648)    (23,065,572)    (55,952,151)    (27,547,360)
       Annual contract fee                  (73,839)        (83,834)       (126,801)        (76,048)       (267,709)       (102,141)
                                      -------------   -------------   -------------   -------------   -------------   -------------
Net increase (decrease) in
    contract owners' equity from
    principal transactions              (46,213,325)    (52,493,484)    115,263,592      39,654,790     234,505,369     168,916,293
                                      -------------   -------------   -------------   -------------   -------------   -------------

Total increase (decrease) in
    contract owners' equity             (33,614,863)    (50,831,699)     41,220,804     124,945,414      26,738,271     284,123,476
Contract owners' equity at
    beginning of period                 250,126,128     300,957,827     317,656,908     192,711,494     509,117,400     224,993,924
                                      -------------   -------------   -------------   -------------   -------------   -------------

Contract owners' equity at end
    of period                         $ 216,511,265   $ 250,126,128   $ 358,877,712   $ 317,656,908   $ 535,855,671   $ 509,117,400
                                      =============   =============   =============   =============   =============   =============

(6) On May 3, 1999, the International Growth & Income Sub-Account was renamed Overseas through a vote of the Board of Directors.

See accompanying notes.

            The Manufacturers Life Insurance Company of North America
                               Separate Account A

                     Statements of Operations and Changes in
                       Contract Owners' Equity (continued)

                                                                                SUB-ACCOUNT
                                        --------------------------------------------------------------------------------------------
                                              ALL CAP GROWTH (7)           INTERNATIONAL SMALL CAP      PACIFIC RIM EMERGING MARKETS
                                        -----------------------------   -----------------------------   ----------------------------
                                            YEAR ENDED DECEMBER 31          YEAR ENDED DECEMBER 31         YEAR ENDED DECEMBER 31
                                             2000            1999            2000            1999           2000           1999
                                        -------------   -------------   -------------   -------------   ------------   ------------
Income:
   Dividends                            $  50,593,333   $  48,276,292   $  49,840,813   $     358,697   $    250,797   $  1,026,291

Expenses:
    Mortality and expense risk
       and administrative charges          11,195,251       5,718,870       3,686,749       1,573,338      1,023,867        446,217
                                        -------------   -------------   -------------   -------------   ------------   ------------
Net investment income (loss)               39,398,082      42,557,422      46,154,064      (1,214,641)      (773,070)       580,074

Net realized gain (loss)                   44,666,187      28,008,220      11,637,764      15,671,103      1,067,099      7,368,690
Unrealized appreciation
    (depreciation) during the
    period                               (205,068,014)     94,166,019    (160,394,277)     65,010,127    (18,274,248)     9,147,024
                                        -------------   -------------   -------------   -------------   ------------   ------------
Net increase (decrease) in
    contract owners' equity from
    operations                           (121,003,745)    164,731,661    (102,602,449)     79,466,589    (17,980,219)    17,095,788

Changes from principal
    transactions:
       Purchase payments                  197,502,417      73,220,832      88,505,705      12,518,161     22,426,542     17,899,189
       Transfers between sub-
           accounts and the
           Company                        168,562,170      23,827,468      71,390,906      (3,519,893)    (7,310,646)    23,572,852
       Withdrawals                        (70,464,668)    (33,080,407)    (22,334,423)    (10,366,665)    (5,352,849)    (2,407,322)
       Annual contract fee                   (282,698)       (133,217)        (94,638)        (40,229)       (30,253)        (9,223)
                                        -------------   -------------   -------------   -------------   ------------   ------------
Net increase (decrease) in
    contract owners' equity from
    principal transactions                295,317,221      63,834,676     137,467,550      (1,408,626)     9,732,794     39,055,496
                                        -------------   -------------   -------------   -------------   ------------   ------------

Total increase (decrease) in
    contract owners' equity               174,313,476     228,566,337      34,865,101      78,057,963     (8,247,425)    56,151,284
Contract owners' equity at
    beginning of period                   575,331,123     346,764,786     183,015,794     104,957,831     67,681,694     11,530,410
                                        -------------   -------------   -------------   -------------   ------------   ------------

Contract owners' equity at end
    of period                           $ 749,644,599   $ 575,331,123   $ 217,880,895   $ 183,015,794   $ 59,434,269   $ 67,681,694
                                        =============   =============   =============   =============   ============   ============

(7) On May 3, 1999, the Small Mid Cap Sub-Account was renamed Mid Cap Growth through a vote of the Board of Directors. On May 1, 2000, the Mid Cap Growth Sub-Account was renamed All Cap Growth through a vote of the Board of Directors.

See accompanying notes.

            The Manufacturers Life Insurance Company of North America
                               Separate Account A

                     Statements of Operations and Changes in
                       Contract Owners' Equity (continued)


                                                                              SUB-ACCOUNT
                                    -----------------------------------------------------------------------------------------------
                                          SCIENCE & TECHNOLOGY            EMERGING SMALL COMPANY          AGGRESSIVE GROWTH (8)
                                    -------------------------------   -----------------------------   -----------------------------
                                         YEAR ENDED DECEMBER 31           YEAR ENDED DECEMBER 31          YEAR ENDED DECEMBER 31
                                          2000             1999            2000            1999            2000            1999
                                    ---------------   -------------   -------------   -------------   -------------   -------------
Income:
   Dividends                        $    30,984,269   $  61,919,386   $  18,181,415   $     759,177   $           0   $           0

Expenses:
    Mortality and expense risk
       and administrative charges        17,606,870       5,761,991       3,158,927         873,992       3,700,752         924,547
                                    ---------------   -------------   -------------   -------------   -------------   -------------
Net investment income (loss)             13,377,399      56,157,395      15,022,488        (114,815)     (3,700,752)       (924,547)

Net realized gain (loss)                 73,111,691      55,024,474      24,781,412       7,884,062      22,160,342       4,579,079
Unrealized appreciation
    (depreciation) during the
    period                             (609,701,574)    227,736,042     (71,226,705)     35,160,887     (50,553,904)     21,518,364
                                    ---------------   -------------   -------------   -------------   -------------   -------------
Net increase (decrease) in
    contract owners' equity from
    operations                         (523,212,484)    338,917,911     (31,422,805)     42,930,134     (32,094,314)     25,172,896

Changes from principal
    transactions:
       Purchase payments                375,238,009     207,053,560      88,275,621      15,034,166     139,587,411      26,876,986
       Transfers between sub-
           accounts and the
           Company                      328,600,573     249,768,296      93,870,947       5,408,633     131,983,782       5,696,610
       Withdrawals                      (85,011,925)    (27,264,960)    (17,506,692)     (4,232,298)    (19,504,041)     (4,347,279)
       Annual contract fee                 (567,673)       (118,939)        (72,800)        (20,646)       (101,186)        (20,633)
                                    ---------------   -------------   -------------   -------------   -------------   -------------
Net increase (decrease) in
    contract owners' equity from
    principal transactions              618,258,984     429,437,957     164,567,076      16,189,855     251,965,966      28,205,684
                                    ---------------   -------------   -------------   -------------   -------------   -------------

Total increase (decrease) in
    contract owners' equity              95,046,500     768,355,868     133,144,271      59,119,989     219,871,652      53,378,580
Contract owners' equity at
    beginning of period                 905,145,043     136,789,175     113,645,728      54,525,739     112,195,642      58,817,062
                                    ---------------   -------------   -------------   -------------   -------------   -------------

Contract owners' equity at end
    of period                       $ 1,000,191,543   $ 905,145,043   $ 246,789,999   $ 113,645,728   $ 332,067,294   $ 112,195,642
                                    ===============   =============   =============   =============   =============   =============

(8) On May 3, 1999, the Pilgrim Baxter Growth Sub-Account was renamed Aggressive Growth through a vote of the Board of Directors.

See accompanying notes.

            The Manufacturers Life Insurance Company of North America
                               Separate Account A

                     Statements of Operations and Changes in
                       Contract Owners' Equity (continued)


                                                                                SUB-ACCOUNT
                                       --------------------------------------------------------------------------------------------
                                            INTERNATIONAL STOCK            QUANTITATIVE EQUITY                    VALUE
                                       ----------------------------   -----------------------------   -----------------------------
                                          YEAR ENDED DECEMBER 31          YEAR ENDED DECEMBER 31          YEAR ENDED DECEMBER 31
                                            2000           1999            2000            1999            2000            1999
                                       -------------   ------------   -------------   -------------   -------------   -------------
Income:
   Dividends                           $     587,742   $  8,108,456   $  29,985,988   $  10,516,654   $           0   $   3,906,842

Expenses:
    Mortality and expense risk
       and administrative charges          1,848,550      1,061,361       4,118,616       2,042,760       1,807,351       1,922,443
                                       -------------   ------------   -------------   -------------   -------------   -------------
Net investment income (loss)              (1,260,808)     7,047,095      25,867,372       8,473,894      (1,807,351)      1,984,399

Net realized gain (loss)                     (34,568)     8,135,854       9,348,288       4,998,960      (6,402,959)     (2,588,397)
Unrealized appreciation
    (depreciation) during the
    period                               (21,530,458)     7,613,413     (31,278,573)     14,982,816      34,265,188      (5,159,090)
                                       -------------   ------------   -------------   -------------   -------------   -------------
Net increase (decrease) in
    contract owners' equity from
    operations                           (22,825,834)    22,796,362       3,937,087      28,455,670      26,054,878      (5,763,088)

Changes from principal
    transactions:
       Purchase payments                  41,030,648     23,670,823      65,879,887      48,763,678      13,981,057      18,406,894
       Transfers between sub-
           accounts and the
           Company                        31,041,113      1,405,970     107,902,641      63,401,411       2,554,059     (18,344,695)
       Withdrawals                        (9,853,897)    (5,184,070)    (25,638,236)    (11,480,477)    (10,944,275)    (11,460,776)
       Annual contract fee                   (50,493)       (20,859)       (108,277)        (35,712)        (49,911)        (41,689)
                                       -------------   ------------   -------------   -------------   -------------   -------------
Net increase (decrease) in
    contract owners' equity from
    principal transactions                62,167,371     19,871,864     148,036,015     100,648,900       5,540,930     (11,440,266)
                                       -------------   ------------   -------------   -------------   -------------   -------------

Total increase (decrease) in
    contract owners' equity               39,341,537     42,668,226     151,973,102     129,104,570      31,595,808     (17,203,354)
Contract owners' equity at
    beginning of period                   98,170,464     55,502,238     196,706,168      67,601,598     123,606,206     140,809,560
                                       -------------   ------------   -------------   -------------   -------------   -------------

Contract owners' equity at end
    of period                          $ 137,512,001   $ 98,170,464   $ 348,679,270   $ 196,706,168   $ 155,202,014   $ 123,606,206
                                       =============   ============   =============   =============   =============   =============

See accompanying notes.

            The Manufacturers Life Insurance Company of North America
                               Separate Account A

                     Statements of Operations and Changes in
                       Contract Owners' Equity (continued)


                                                                                 SUB-ACCOUNT
                                          -----------------------------------------------------------------------------------------
                                             REAL ESTATE SECURITIES               BALANCED                      HIGH YIELD
                                          ---------------------------   ---------------------------   -----------------------------
                                             YEAR ENDED DECEMBER 31        YEAR ENDED DECEMBER 31         YEAR ENDED DECEMBER 31
                                              2000           1999           2000           1999            2000            1999
                                          ------------   ------------   ------------   ------------   -------------   -------------
Income:
   Dividends                              $  1,158,716   $  1,606,291   $  3,964,386   $  7,083,393   $     453,242   $  11,545,406

Expenses:
    Mortality and expense risk
       and administrative charges              507,898        467,023      1,321,982      1,443,252       1,940,401       1,997,783
                                          ------------   ------------   ------------   ------------   -------------   -------------
Net investment income (loss)                   650,818      1,139,268      2,642,404      5,640,141      (1,487,159)      9,547,623

Net realized gain (loss)                    (3,041,066)    (6,927,167)    (2,487,625)    (1,412,831)     (5,426,552)     (2,257,195)
Unrealized appreciation
    (depreciation) during the
    period                                  10,418,414      2,714,591     (9,650,745)    (6,552,341)     (6,804,957)      1,227,151
                                          ------------   ------------   ------------   ------------   -------------   -------------
Net increase (decrease) in
    contract owners' equity from
    operations                               8,028,166     (3,073,308)    (9,495,966)    (2,325,031)    (13,718,668)      8,517,579

Changes from principal transactions:
       Purchase payments                     5,177,299      4,080,168     10,941,134     29,779,086      19,691,165      29,744,338
       Transfers between sub-
           accounts and the
           Company                          10,027,572     (5,881,514)   (10,419,139)     5,388,722     (13,667,551)     (6,333,119)
       Withdrawals                          (3,300,384)    (3,461,863)    (8,097,238)    (9,245,498)    (14,495,377)    (12,946,674)
       Annual contract fee                     (15,181)       (11,688)       (36,965)       (27,011)        (42,218)        (31,743)
                                          ------------   ------------   ------------   ------------   -------------   -------------
Net increase (decrease) in
    contract owners' equity from
    principal transactions                  11,889,306     (5,274,897)    (7,612,208)    25,895,299      (8,513,981)     10,432,802
                                          ------------   ------------   ------------   ------------   -------------   -------------

Total increase (decrease) in
    contract owners' equity                 19,917,472     (8,348,205)   (17,108,174)    23,570,268     (22,232,649)     18,950,381
Contract owners' equity at
    beginning of period                     29,958,758     38,306,963     98,343,272     74,773,004     143,792,293     124,841,912
                                          ------------   ------------   ------------   ------------   -------------   -------------

Contract owners' equity at end
    of period                             $ 49,876,230   $ 29,958,758   $ 81,235,098   $ 98,343,272   $ 121,559,644   $ 143,792,293
                                          ============   ============   ============   ============   =============   =============

See accompanying notes.

            The Manufacturers Life Insurance Company of North America
                               Separate Account A

                     Statements of Operations and Changes in
                       Contract Owners' Equity (continued)


                                                                                SUB-ACCOUNT
                                        -------------------------------------------------------------------------------------------
                                         LIFESTYLE AGGRESSIVE 1000         LIFESTYLE GROWTH 820           LIFESTYLE BALANCED 640
                                        ---------------------------   -----------------------------   -----------------------------
                                           YEAR ENDED DECEMBER 31         YEAR ENDED DECEMBER 31          YEAR ENDED DECEMBER 31
                                            2000           1999            2000            1999            2000            1999
                                        ------------   ------------   -------------   -------------   -------------   -------------
Income:
   Dividends                            $  3,260,744   $  2,722,018   $  24,070,437   $  14,858,795   $  22,590,170   $  17,810,957

Expenses:
    Mortality and expense risk
       and administrative charges            992,146        708,426       4,681,050       3,749,541       4,654,347       4,121,828
                                        ------------   ------------   -------------   -------------   -------------   -------------
Net investment income (loss)               2,268,598      2,013,592      19,389,387      11,109,254      17,935,823      13,689,129

Net realized gain (loss)                     862,638     (1,222,067)        671,806       1,685,669         100,333        (859,793)
Unrealized appreciation
    (depreciation) during the
    period                                (8,171,974)     5,251,865     (34,792,440)     23,446,478     (14,989,131)     16,069,672
                                        ------------   ------------   -------------   -------------   -------------   -------------
Net increase (decrease) in
    contract owners' equity from
    operations                            (5,040,738)     6,043,390     (14,731,247)     36,241,401       3,047,025      28,899,008

Changes from principal transactions:
       Purchase payments                  29,969,701     15,435,696      86,800,102      70,193,502      58,548,994      61,122,566
       Transfers between sub-
           accounts and the
           Company                         3,930,470    (21,418,342)     11,936,876     (94,123,645)     16,571,536     (82,208,600)
       Withdrawals                        (3,202,336)    (3,918,302)    (19,986,744)    (19,561,667)    (25,752,333)    (20,076,098)
       Annual contract fee                   (50,842)       (35,402)       (205,193)       (123,215)       (158,662)       (106,632)
                                        ------------   ------------   -------------   -------------   -------------   -------------
Net increase (decrease) in
    contract owners' equity from
    principal transactions                30,646,993     (9,936,350)     78,545,041     (43,615,025)     49,209,535     (41,268,764)
                                        ------------   ------------   -------------   -------------   -------------   -------------

Total increase (decrease) in
    contract owners' equity               25,606,255     (3,892,960)     63,813,794      (7,373,624)     52,256,560     (12,369,756)
Contract owners' equity at
    beginning of period                   54,970,082     58,863,042     286,671,549     294,045,173     294,068,753     306,438,509
                                        ------------   ------------   -------------   -------------   -------------   -------------

Contract owners' equity at end
    of period                           $ 80,576,337   $ 54,970,082   $ 350,485,343   $ 286,671,549   $ 346,325,313   $ 294,068,753
                                        ============   ============   =============   =============   =============   =============

See accompanying notes.

            The Manufacturers Life Insurance Company of North America
                               Separate Account A

                     Statements of Operations and Changes in
                       Contract Owners' Equity (continued)


                                                                                 SUB-ACCOUNT
                                          -----------------------------------------------------------------------------------------
                                              LIFESTYLE MODERATE 460       LIFESTYLE CONSERVATIVE 280       SMALL COMPANY VALUE
                                          -----------------------------   ---------------------------   ---------------------------
                                              YEAR ENDED DECEMBER 31         YEAR ENDED DECEMBER 31        YEAR ENDED DECEMBER 31
                                               2000            1999           2000           1999           2000           1999
                                          -------------   -------------   ------------   ------------   ------------   ------------
Income:
   Dividends                              $  15,925,334   $   7,506,470   $  5,172,781   $  5,216,443   $     74,799   $     38,016

Expenses:
    Mortality and expense risk
       and administrative charges             1,974,137       1,849,094      1,104,615      1,128,310        807,207        809,959
                                          -------------   -------------   ------------   ------------   ------------   ------------
Net investment income (loss)                 13,951,197       5,657,376      4,068,166      4,088,133       (732,408)      (771,943)

Net realized gain (loss)                       (437,059)      1,153,420       (248,679)       544,159      3,776,487     (5,255,135)
Unrealized appreciation
    (depreciation) during the
    period                                   (9,869,828)      1,095,396        507,418     (2,519,013)      (476,014)     9,035,272
                                          -------------   -------------   ------------   ------------   ------------   ------------
Net increase (decrease) in
    contract owners' equity from
    operations                                3,644,310       7,906,192      4,326,905      2,113,279      2,568,065      3,008,194

Changes from principal transactions:
       Purchase payments                     15,178,282      28,704,487      7,805,142     23,265,220      9,375,506      8,866,509
       Transfers between sub-
           accounts and the
           Company                           (5,758,954)     (8,341,574)   (12,552,216)    (1,927,268)    (6,069,006)   (13,624,996)
       Withdrawals                          (11,393,647)     (9,811,239)    (6,546,677)    (6,127,892)    (4,551,929)    (4,843,069)
       Annual contract fee                      (61,523)        (41,995)       (28,796)       (18,295)       (22,792)       (18,019)
                                          -------------   -------------   ------------   ------------   ------------   ------------
Net increase (decrease) in
    contract owners' equity from
    principal transactions                   (2,035,842)     10,509,679    (11,322,547)    15,191,765     (1,268,221)    (9,619,575)
                                          -------------   -------------   ------------   ------------   ------------   ------------

Total increase (decrease) in
    contract owners' equity                   1,608,468      18,415,871     (6,995,642)    17,305,044      1,299,844     (6,611,381)
Contract owners' equity at
    beginning of period                     134,181,905     115,766,034     83,427,946     66,122,902     58,484,021     65,095,402
                                          -------------   -------------   ------------   ------------   ------------   ------------

Contract owners' equity at end
    of period                             $ 135,790,373   $ 134,181,905   $ 76,432,304   $ 83,427,946   $ 59,783,865   $ 58,484,021
                                          =============   =============   ============   ============   ============   ============

See accompanying notes.

            The Manufacturers Life Insurance Company of North America
                               Separate Account A

                     Statements of Operations and Changes in
                       Contract Owners' Equity (continued)


                                                                                  SUB-ACCOUNT
                                           ----------------------------------------------------------------------------------------
                                             INTERNATIONAL VALUE (9)       SMALL COMPANY BLEND (9)           TOTAL RETURN (9)
                                           ---------------------------   ---------------------------   ----------------------------
                                              YEAR ENDED DECEMBER 31        YEAR ENDED DECEMBER 31         YEAR ENDED DECEMBER 31
                                               2000           1999           2000           1999            2000           1999
                                           ------------   ------------   ------------   ------------   -------------   ------------
Income:
   Dividends                               $    251,800   $          0   $  8,493,432   $    720,294   $   2,094,744   $          0

Expenses:
    Mortality and expense risk
       and administrative charges               651,186        136,693      1,107,578        164,934       1,478,185        322,526
                                           ------------   ------------   ------------   ------------   -------------   ------------
Net investment income (loss)                   (399,386)      (136,693)     7,385,854        555,360         616,559       (322,526)

Net realized gain (loss)                        128,872         33,013      1,701,789        257,693         707,686        (54,031)
Unrealized appreciation
    (depreciation) during the
    period                                   (2,465,795)     1,803,901    (32,868,881)     5,215,759       9,055,202        (49,306)
                                           ------------   ------------   ------------   ------------   -------------   ------------
Net increase (decrease) in
    contract owners' equity from
    operations                               (2,736,309)     1,700,221    (23,781,238)     6,028,812      10,379,447       (425,863)

Changes from principal transactions:
       Purchase payments                     18,246,107     11,603,890     30,645,376     15,336,609      41,477,118     28,361,631
       Transfers between sub-
           accounts and the
           Company                           16,299,253     15,682,172     41,747,695     16,834,296      37,567,468     39,133,059
       Withdrawals                           (2,393,767)      (748,816)    (3,473,151)      (340,818)     (6,731,118)    (1,570,783)
       Annual contract fee                      (22,698)        (1,435)       (35,746)        (1,898)        (48,508)        (2,473)
                                           ------------   ------------   ------------   ------------   -------------   ------------
Net increase (decrease) in
    contract owners' equity from
    principal transactions                   32,128,895     26,535,811     68,884,174     31,828,189      72,264,960     65,921,434
                                           ------------   ------------   ------------   ------------   -------------   ------------

Total increase (decrease) in
    contract owners' equity                  29,392,586     28,236,032     45,102,936     37,857,001      82,644,407     65,495,571
Contract owners' equity at
    beginning of period                      28,236,032              0     37,857,001              0      65,495,571              0
                                           ------------   ------------   ------------   ------------   -------------   ------------

Contract owners' equity at end
    of period                              $ 57,628,618   $ 28,236,032   $ 82,959,937   $ 37,857,001   $ 148,139,978   $ 65,495,571
                                           ============   ============   ============   ============   =============   ============

(9) Commencement of Operations, May 3, 1999, through a vote of the Board of Directors.

See accompanying notes.

            The Manufacturers Life Insurance Company of North America
                               Separate Account A

                     Statements of Operations and Changes in
                       Contract Owners' Equity (continued)


                                                                                SUB-ACCOUNT
                                      ----------------------------------------------------------------------------------------------
                                          U.S. LARGE CAP VALUE (9)              MID CAP STOCK (9)           TACTICAL ALLOCATION (10)
                                      -------------------------------     -----------------------------     ------------------------
                                           YEAR ENDED DECEMBER 31             YEAR ENDED DECEMBER 31         YEAR ENDED DECEMBER 31
                                           2000              1999             2000             1999                   2000
                                      -------------     -------------     ------------     ------------     ------------------------
Income:
   Dividends                          $   1,231,221     $           0     $          0     $          0           $  1,332,431

Expenses:
    Mortality and expense risk
       and administrative charges         2,551,561           626,565          715,767          122,937                262,422
                                      -------------     -------------     ------------     ------------           ------------
Net investment income (loss)             (1,320,340)         (626,565)        (715,767)        (122,937)             1,070,009

Net realized gain (loss)                  1,307,778          (193,257)        (234,783)        (173,237)               (57,540)
Unrealized appreciation
    (depreciation) during the
    period                                2,039,607         4,790,566       (2,588,424)         908,828             (2,460,176)
                                      -------------     -------------     ------------     ------------           ------------
Net increase (decrease) in
    contract owners' equity from
    operations                            2,027,045         3,970,744       (3,538,974)         612,654             (1,447,707)

Changes from principal transactions:
       Purchase payments                 69,676,361        57,292,554       30,988,778       15,399,144             23,857,486
       Transfers between sub-
           accounts and the
           Company                       49,204,822        58,617,615       23,181,327       11,691,592             16,534,697
       Withdrawals                       (9,136,666)       (1,920,575)      (2,460,315)        (461,893)            (1,037,549)
       Annual contract fee                  (88,438)           (6,278)         (25,979)          (1,810)               (15,969)
                                      -------------     -------------     ------------     ------------           ------------
Net increase (decrease) in
    contract owners' equity from
    principal transactions              109,656,079       113,983,316       51,683,811       26,627,033             39,338,665
                                      -------------     -------------     ------------     ------------           ------------

Total increase (decrease) in
    contract owners' equity             111,683,124       117,954,060       48,144,837       27,239,687             37,890,958
Contract owners' equity at
    beginning of period                 117,954,060                 0       27,239,687                0                      0
                                      -------------     -------------     ------------     ------------           ------------

Contract owners' equity at end
    of period                         $ 229,637,184     $ 117,954,060     $ 75,384,524     $ 27,239,687           $ 37,890,958
                                      =============     =============     ============     ============           ============

(9) Commencement of Operations, May 3, 1999, through a vote of the Board of Directors.

(10) Commencement of Operations, May 1, 2000, through a vote of the Board of Directors.




See accompanying notes.

            The Manufacturers Life Insurance Company of North America
                               Separate Account A

                     Statements of Operations and Changes in
                       Contract Owners' Equity (continued)

                                                                                        SUB-ACCOUNT
                                                       -----------------------------------------------------------------------------
                                                        DYNAMIC GROWTH (10)     INTERNET TECHNOLOGIES (10)  INTERNATIONAL INDEX (10)
                                                       ----------------------   --------------------------  ------------------------
                                                       YEAR ENDED DECEMBER 31     YEAR ENDED DECEMBER 31     YEAR ENDED DECEMBER 31
                                                                2000                       2000                       2000
                                                       ----------------------   --------------------------  ------------------------
Income:
   Dividends                                               $           0              $           0              $     104,347

Expenses:
    Mortality and expense risk
       and administrative charges                                731,507                    390,381                     37,399
                                                           -------------              -------------              -------------
Net investment income (loss)                                    (731,507)                  (390,381)                    66,948

Net realized gain (loss)                                      (4,564,786)                (3,855,629)                  (193,990)
Unrealized appreciation
    (depreciation) during the
    period                                                   (40,234,177)               (31,093,383)                  (391,295)
                                                           -------------              -------------              -------------
Net increase (decrease) in
    contract owners' equity from
    operations                                               (45,530,470)               (35,339,393)                  (518,337)

Changes from principal transactions:
       Purchase payments                                      77,760,872                 43,329,348                  5,222,617
       Transfers between sub-
           accounts and the
           Company                                            78,616,628                 43,429,491                  3,391,636
       Withdrawals                                            (2,298,272)                (1,288,888)                   (92,000)
       Annual contract fee                                       (11,230)                    (6,348)                      (278)
                                                           -------------              -------------              -------------
Net increase (decrease) in
    contract owners' equity from
    principal transactions                                   154,067,998                 85,463,603                  8,521,975
                                                           -------------              -------------              -------------

Total increase (decrease) in
    contract owners' equity                                  108,537,528                 50,124,210                  8,003,638
Contract owners' equity at
    beginning of period                                                0                          0                          0
                                                           -------------              -------------              -------------
Contract owners' equity at end
    of period                                              $ 108,537,528              $  50,124,210              $   8,003,638
                                                           =============              =============              =============

(10) Commencement of Operations, May 1, 2000, through a vote of the Board of Directors.

See accompanying notes.

            The Manufacturers Life Insurance Company of North America
                               Separate Account A

                     Statements of Operations and Changes in
                       Contract Owners' Equity (continued)

                                                                                    SUB-ACCOUNT
                                               ------------------------------------------------------------------------------------
                                               TOTAL STOCK MARKET INDEX (10)          500 INDEX (10)           MID CAP INDEX (10)
                                               -----------------------------      ----------------------     ----------------------
                                                  YEAR ENDED DECEMBER 31          YEAR ENDED DECEMBER 31     YEAR ENDED DECEMBER 31
                                                           2000                            2000                       2000
                                               -----------------------------      ----------------------     ----------------------
Income:
   Dividends                                           $    116,012                    $    132,092               $    262,152

Expenses:
    Mortality and expense risk
       and administrative charges                            54,891                         300,294                     69,776
                                                       ------------                    ------------               ------------
Net investment income (loss)                                 61,121                        (168,202)                   192,376

Net realized gain (loss)                                    (41,794)                       (190,043)                  (209,438)
Unrealized appreciation
    (depreciation) during the
    period                                               (1,091,739)                     (5,263,273)                  (176,718)
                                                       ------------                    ------------               ------------
Net increase (decrease) in
    contract owners' equity from
    operations                                           (1,072,412)                     (5,621,518)                  (193,780)

Changes from principal transactions:
       Purchase payments                                  4,102,618                      33,971,178                  5,797,626
       Transfers between sub-
           accounts and the
           Company                                        9,553,681                      35,860,190                  8,264,638
       Withdrawals                                          (78,976)                       (998,846)                  (199,986)
       Annual contract fee                                     (889)                         (4,295)                      (746)
                                                       ------------                    ------------               ------------
Net increase (decrease) in
    contract owners' equity from
    principal transactions                               13,576,434                      68,828,227                 13,861,532
                                                       ------------                    ------------               ------------

Total increase (decrease) in
    contract owners' equity                              12,504,022                      63,206,709                 13,667,752
Contract owners' equity at
    beginning of period                                           0                               0                          0
                                                       ------------                    ------------               ------------

Contract owners' equity at end
    of period                                          $ 12,504,022                    $ 63,206,709               $ 13,667,752
                                                       ============                    ============               ============

(10) Commencement of Operations, May 1, 2000, through a vote of the Board of Directors.

See accompanying notes.

            The Manufacturers Life Insurance Company of North America
                               Separate Account A

                     Statements of Operations and Changes in
                       Contract Owners' Equity (continued)

                                                                                  SUB-ACCOUNT
                                            ---------------------------------------------------------------------------------------
                                             SMALL CAP INDEX (10)    CAPITAL APPRECIATION (11)            BASIC VALUE FOCUS
                                            ----------------------   -------------------------   ----------------------------------
                                            YEAR ENDED DECEMBER 31    YEAR ENDED DECEMBER 31           YEAR ENDED DECEMBER 31
                                                     2000                      2000                  2000                  1999
                                            ----------------------   -------------------------   ------------          ------------
Income:
   Dividends                                     $    189,839              $          0          $  3,311,277          $  2,014,871

Expenses:
    Mortality and expense risk
       and administrative charges                      30,485                     1,555               387,775               133,444
                                                 ------------              ------------          ------------          ------------
Net investment income (loss)                          159,354                    (1,555)            2,923,502             1,881,427

Net realized gain (loss)                              (30,281)                   23,692               (14,850)              (18,709)
Unrealized appreciation
    (depreciation) during the
    period                                           (430,652)                  (23,367)              253,246              (842,689)
                                                 ------------              ------------          ------------          ------------
Net increase (decrease) in
    contract owners' equity from
    operations                                       (301,579)                   (1,230)            3,161,898             1,020,029

Changes from principal transactions:
       Purchase payments                            3,383,862                   478,603             9,599,125            10,559,719
       Transfers between sub-
           accounts and the
           Company                                  2,615,737                   385,039             3,757,553             4,408,752
       Withdrawals                                    (79,135)                   (4,391)             (963,661)             (317,296)
       Annual contract fee                               (558)                      (20)              (28,229)               (4,087)
                                                 ------------              ------------          ------------          ------------
Net increase (decrease) in
    contract owners' equity from
    principal transactions                          5,919,906                   859,231            12,364,788            14,647,088
                                                 ------------              ------------          ------------          ------------

Total increase (decrease) in
    contract owners' equity                         5,618,327                   858,001            15,526,686            15,667,117
Contract owners' equity at
    beginning of period                                     0                         0            19,050,878             3,383,761
                                                 ------------              ------------          ------------          ------------

Contract owners' equity at end
    of period                                    $  5,618,327              $    858,001          $ 34,577,564          $ 19,050,878
                                                 ============              ============          ============          ============

(10) Commencement of Operations, May 1, 2000, through a vote of the Board of Directors.

(11) Commencement of Operations, November 1, 2000, through a vote of the Board of Directors.

See accompanying notes.

            The Manufacturers Life Insurance Company of North America
                               Separate Account A

                     Statements of Operations and Changes in
                       Contract Owners' Equity (continued)

                                                                               SUB-ACCOUNT
                                      ----------------------------------------------------------------------------------------------
                                            SPECIAL VALUE FOCUS              DEVELOPING CAPITAL MARKETS     CAPITAL GROWTH BOND (12)
                                      -------------------------------     -------------------------------   ------------------------
                                           YEAR ENDED DECEMBER 31              YEAR ENDED DECEMBER 31        YEAR ENDED DECEMBER 31
                                          2000               1999             2000               1999                 1999
                                      ------------       ------------     ------------       ------------   ------------------------
Income:
   Dividends                          $  2,059,524       $    250,560     $     11,561       $     11,709         $    864,902

Expenses:
    Mortality and expense risk
       and administrative charges          105,688             31,506           29,824              7,049               55,062
                                      ------------       ------------     ------------       ------------         ------------
Net investment income (loss)             1,953,836            219,054          (18,263)             4,660              809,840

Net realized gain (loss)                   145,791            (63,717)          66,317             19,139             (660,734)
Unrealized appreciation
    (depreciation) during the
    period                              (1,385,469)           704,186         (844,765)           295,033             (267,578)
                                      ------------       ------------     ------------       ------------         ------------
Net increase (decrease) in
    contract owners' equity from
    operations                             714,158            859,523         (796,711)           318,832             (118,472)

Changes from principal transactions:
       Purchase payments                 3,345,046          2,095,665        1,087,706            597,141            1,787,667
       Transfers between sub-
           accounts and the
           Company                       1,162,990            665,403          603,692            281,489          (12,288,805)
       Withdrawals                        (230,200)          (275,556)         (49,698)          (125,800)            (285,298)
       Annual contract fee                  (6,170)            (1,270)          (1,599)              (248)                (620)
                                      ------------       ------------     ------------       ------------         ------------
Net increase (decrease) in
    contract owners' equity from
    principal transactions               4,271,666          2,484,242        1,640,101            752,582          (10,787,056)
                                      ------------       ------------     ------------       ------------         ------------

Total increase (decrease) in
    contract owners' equity              4,985,824          3,343,765          843,390          1,071,414          (10,905,528)
Contract owners' equity at
    beginning of period                  4,617,790          1,274,025        1,312,542            241,128           10,905,528
                                      ------------       ------------     ------------       ------------         ------------

Contract owners' equity at end
    of period                         $  9,603,614       $  4,617,790     $  2,155,932       $  1,312,542         $          0
                                      ============       ============     ============       ============         ============

(12) On April 30, 1999, the Capital Growth Bond Sub-Account ceased operations and was merged with the Investment Quality Bond Sub-Account through a vote of the Board of Directors.

See accompanying notes.

            The Manufacturers Life Insurance Company of North America
                               Separate Account A

                     Statements of Operations and Changes in
                       Contract Owners' Equity (continued)

                                                                                       SUB-ACCOUNT
                                                    -------------------------------------------------------------------------------
                                                     WORLDWIDE GROWTH (13)                                TOTAL
                                                    ----------------------           ----------------------------------------------
                                                    YEAR ENDED DECEMBER 31                       YEAR ENDED DECEMBER 31
                                                             1999                          2000                          1999
                                                    ----------------------           ----------------              ----------------
Income:
   Dividends                                           $        319,615              $  1,297,046,053              $    845,296,685

Expenses:
    Mortality and expense risk
       and administrative charges                               177,079                   226,490,104                   178,004,548
                                                       ----------------              ----------------              ----------------
Net investment income (loss)                                    142,536                 1,070,555,949                   667,292,137

Net realized gain (loss)                                      3,255,622                   483,611,857                   555,229,763
Unrealized appreciation
    (depreciation) during the
    period                                                   (1,523,409)               (3,042,118,831)                  825,926,613
                                                       ----------------              ----------------              ----------------
Net increase (decrease) in
    contract owners' equity from
    operations                                                1,874,749                (1,487,951,025)                2,048,448,513

Changes from principal transactions:
       Purchase payments                                      2,628,319                 3,283,966,017                 2,452,701,028
       Transfers between sub-
           accounts and the
           Company                                          (37,474,479)                1,041,422,712                   643,567,683
       Withdrawals                                           (1,108,247)               (2,002,014,829)               (1,597,183,118)
       Annual contract fee                                       (3,338)                   (6,730,699)                   (4,430,769)
                                                       ----------------              ----------------              ----------------
Net increase (decrease) in
    contract owners' equity from
    principal transactions                                  (35,957,745)                2,316,643,201                 1,494,654,824
                                                       ----------------              ----------------              ----------------

Total increase (decrease) in
    contract owners' equity                                 (34,082,996)                  828,692,176                 3,543,103,337
Contract owners' equity at
    beginning of period                                      34,082,996                14,692,135,548                11,149,032,211
                                                       ----------------              ----------------              ----------------

Contract owners' equity at end
    of period                                          $              0              $ 15,520,827,724              $ 14,692,135,548
                                                       ================              ================              ================

(13) On April 30, 1999, the Worldwide Growth Sub-Account ceased operations and was merged with the Global Equity Sub-Account through a vote of the Board of Directors.

See accompanying notes.

            The Manufacturers Life Insurance Company of North America
                               Separate Account A

                          Notes to Financial Statements

                                December 31, 2000


1.  ORGANIZATION

The Manufacturers Life Insurance Company of North America Separate Account A (the Account) is a separate account established by The Manufacturers Life Insurance Company of North America (the Company). The Company established the Account on August 24, 1984 as a separate account under Delaware law. The Account operates as a Unit Investment Trust under the Investment Company Act of 1940, as amended, and invests in forty-seven Sub-Accounts of Manufacturers Investment Trust (the Trust) and three Sub-Accounts of Merrill Lynch Variable Series Funds, Inc. The Account is a funding vehicle for variable annuity contracts (the Contracts) issued by the Company. The Account includes five contract types, distinguished principally by the level of expenses and surrender charges. These five contracts are as follows: Venture, Combination Fixed and Variable Annuity, Venture Vision, Combination Fixed and Variable Annuity, Venture Vantage, Combination Fixed and Variable Annuity, Venture No-Load Rollover, Combination Fixed and Variable Annuity (Rollover) and Venture Strategy, Combination Fixed and Variable Annuity.

The Company is a wholly-owned subsidiary of Manulife Wood Logan Holding Company, Inc. (MWLH), which is an indirect wholly-owned subsidiary of The Manufacturers Life Insurance Company (MLI). MLI is a wholly-owned subsidiary of Manulife Financial Corporation. Manulife Financial Corporation and its subsidiaries are known collectively as Manulife Financial.

On May 1, 2000, eight new Sub-Accounts, Tactical Allocation, Dynamic Growth Trust, Internet Technologies Trust, International Index Trust, Total Stock Market Index Trust, 500 Index Trust, Mid Cap Index Trust and Small Cap Index Trust commenced operations.

On May 1, 2000, the Mid Cap Growth Sub-Account was renamed All Cap Growth through a vote of the Board of Directors.

On November 1, 2000, one new Sub-Account, Capital Appreciation commenced operations.

2.  SIGNIFICANT ACCOUNTING POLICIES

Investments are made in the portfolios of the Trust and are valued at the reported net asset values of such portfolios. Transactions are recorded on the trade date. Income from dividends is recorded on the ex-dividend date. Realized gains and losses on the sales of investments are computed on the basis of the identified cost of the investment sold.

            The Manufacturers Life Insurance Company of North America
                               Separate Account A

                    Notes to Financial Statements (continued)



2.  SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

In addition to the Account, a contract holder may also allocate funds to the Fixed Account, which is part of the Company's general account. Because of exemptive and exclusionary provisions, interests in the Fixed Account have not been registered under the Securities Act of 1933, and the Company's general account has not been registered as an investment company under the Investment Company Act of 1940.

Annuity reserves are computed for contracts under which periodic benefit payments are being made according to the 1983a Individual Annuitant Mortality Table. The assumed investment return is 4%, as regulated by the laws of the respective states. The mortality risk is fully borne by the Company and may result in additional amounts being transferred into the Account by the Company.

The operations of the Account are included in the federal income tax return of the Company, which is taxed as a life insurance company under the provisions of the Internal Revenue Code (the Code). Under the current provisions of the Code, the Company does not expect to incur federal income taxes on the earnings of the Account to the extent the earnings are credited under the contracts. Based on this, no charge is being made currently to the Account for federal income taxes. The Company will periodically review the status of this decision based on changes in the tax law. Such a charge may be made in future years for any federal income taxes that would be attributable to the contract.

The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from reported results using those estimates.

3.  AFFILIATED COMPANY TRANSACTIONS

The Company has an Administrative Services Agreement with Manulife Financial, whereby Manulife Financial or its designee, with the consent of the Company, performs certain services on behalf of the Company necessary for the operation of the separate account. The Company has an underwriting and distribution agreements with its affiliate, Manufacturers Securities Services LLC (MSS). MSS is 90% owned by the Company and 10% owned by The Manufacturers Life Insurance Company of New York (MNY). MNY is a wholly-owned subsidiary of the Company.

            The Manufacturers Life Insurance Company of North America
                               Separate Account A

                    Notes to Financial Statements (continued)



4.  CONTRACT CHARGES

There are no deductions made from purchase payments for sales charges at the time of purchase. In the event of a surrender, a contingent deferred sales charge may be charged by the Company to cover sales expenses. An annual administrative fee of $30 is deducted from each contract owners' account on the contract anniversary date to cover contract administration costs. This charge is waived on certain contracts.

Deductions from each Sub-Account are made daily for administrative fees and for the assumption of mortality and expense risk charges as follows:

(i) Venture: deductions ranging from effective annual rates of 1.30% for contracts issued prior to July 31, 1987, to 1.40% of contract value for contracts issued since July 31, 1987 are made daily from each Sub-Account. Venture1 products are charged 1.30% for mortality and expense risk, while all other Venture products are charged a total of 1.40% of contract value for both administration and the assumption of mortality and expense risk at rates of .15% and 1.25%, respectively. Certain Venture products are offered in both the Merrill Lynch Series Funds and the MIT funds.

(ii) Venture Vision: deductions from each Sub-Account are made daily for distribution fees, administration and for the assumption of mortality and expense risks equal to an effective annual rate of 0.15%, 0.25% and 1.25% of the contract value, respectively.

(iii) Venture Vantage: deductions ranging from effective annual rates of 1.55% to 1.75% of contract value are made daily from each Sub-Account for administration and for the assumption of mortality and expense risks.

(iv) Rollover: deductions from each Sub-Account are made daily for administration and for the assumption of mortality and expense risks equal to an effective annual rate of 0.15% and .85% of the contract value, respectively. On June 1, 2000, deductions were reduced to an effective annual rate of 0.15% and 0.30%, respectively.


(v) Venture Strategy: deductions from each Sub-Account are made daily for administration and for the assumption of mortality and expense risks equal to an effective annual rate of 0.15% and 0.30% of the contract value, respectively.

            The Manufacturers Life Insurance Company of North America
                               Separate Account A

                    Notes to Financial Statements (continued)



5.  PURCHASES AND SALES OF INVESTMENTS

The following table shows aggregate cost of shares purchased and proceeds from sales of each subaccount for the year ended December 31, 2000:

                                                                                PURCHASES                SALES
                                                                             ---------------        ---------------
 Mid Cap Blend                                                               $   458,146,096        $   396,355,467
 Investment Quality Bond Portfolio                                                84,916,749             93,095,558
 Growth & Income Portfolio                                                       553,633,575            449,702,397
 Blue Chip Growth Portfolio                                                      557,449,552            319,732,480
 Money Market Portfolio                                                        3,803,337,632          4,041,503,988
 Global Equity Portfolio                                                         603,125,301            701,070,047
 Global Bond Portfolio                                                            33,199,767             59,500,373
 U.S. Government Securities Portfolio                                             97,661,174            125,197,061
 Diversified Bond Allocation Portfolio                                            78,726,791             76,750,437
 Income & Value Portfolio                                                        227,232,231            222,415,174
 Large Cap Growth Portfolio                                                      444,086,613            190,636,540
 Equity-Income Portfolio                                                         254,327,763            306,187,461
 Strategic Bond Portfolio                                                         64,692,500             94,047,389
 Overseas Portfolio                                                            1,003,841,680            864,652,674
 Growth Portfolio                                                                429,691,097            143,594,765
 All Cap Growth Portfolio                                                        544,270,775            209,555,472
 International Small Cap Portfolio                                               613,293,468            429,671,853
 Pacific Rim Emerging Markets Portfolio                                          269,063,661            260,103,936
 Science & Technology Portfolio                                                  842,673,190            211,036,807
 Emerging Small Company Portfolio                                                338,114,018            158,524,455
 Aggressive Growth Portfolio                                                     410,776,274            162,511,061
 International Stock Portfolio                                                   396,585,608            335,679,045
 Quantitative Equity Portfolio                                                   286,217,067            112,313,680
 Value Portfolio                                                                  68,941,154             65,207,575
 Real Estate Securities Portfolio                                                 30,417,633             17,877,509
 Balanced Portfolio                                                               30,684,858             35,654,662
 High Yield Portfolio                                                             70,882,107             80,883,248
 Lifestyle Aggressive 1000 Portfolio                                              56,795,420             23,879,829

            The Manufacturers Life Insurance Company of North America
                               Separate Account A

                    Notes to Financial Statements (continued)



5.  PURCHASES AND SALES OF INVESTMENTS (CONTINUED)

                                                                                PURCHASES                SALES
                                                                             ---------------        ---------------
 Lifestyle Growth 820 Portfolio                                              $   135,321,086        $    37,386,659
 Lifestyle Balanced 640 Portfolio                                                112,384,875             45,239,520
 Lifestyle Moderate 460 Portfolio                                                 38,875,334             26,959,978
 Lifestyle Conservative 280 Portfolio                                             21,645,680             28,900,061
 Small Company Value Portfolio                                                    57,932,747             59,933,377
 International Value Portfolio                                                   121,024,440             89,294,931
 Small Company Blend Portfolio                                                    98,126,200             21,856,172
 Total Return Portfolio                                                           97,090,929             24,209,408
 U.S. Large Cap Value Portfolio                                                  139,257,319             30,921,579
 Mid Cap Stock Portfolio                                                          64,014,613             13,046,567
 Tactical Allocation Portfolio                                                    57,128,018             16,719,344
 Dynamic Growth Portfolio                                                        181,601,011             28,264,520
 Internet Technologies Portfolio                                                 103,082,224             18,009,002
 International Index Portfolio                                                    11,662,536              3,073,612
 Total Stock Market Index Portfolio                                               16,039,679              2,402,124
 500 Index Portfolio                                                              77,922,071              9,262,046
 Mid Cap Index Portfolio                                                          22,716,521              8,662,614
 Small Cap Index Portfolio                                                         7,624,231              1,544,971
 Capital Appreciation Portfolio                                                    1,741,176                883,499
 Basic Value Focus Portfolio                                                      18,598,999              3,310,709
 Special Value Focus Portfolio                                                     6,993,934                768,432
 Developing Capital Markets Focus Portfolio                                        1,993,473                371,636
                                                                             ---------------        ---------------

 Total                                                                       $14,045,560,850        $10,658,361,704
                                                                             ===============        ===============

            The Manufacturers Life Insurance Company of North America
                               Separate Account A

                    Notes to Financial Statements (continued)



6.  UNIT VALUES

A summary of the accumulation unit values at December 31, 2000 and 1999 and the accumulation units and dollar values outstanding at December 31, 2000 are as follows:

                                                        1999                                2000
                                                     ----------       ------------------------------------------------
                                                        UNIT             UNIT
                                                        VALUE            VALUE              UNITS          DOLLARS
                                                     ----------       ----------          ----------    --------------
Mid Cap Blend Sub-Account:
   Venture 1.30% Fee Contracts                       $64.954980       $60.037547              10,775    $      646,897
   Venture 1.40% Fee Contracts                        39.416089        36.392717          28,040,381     1,020,465,658
   Venture Vision Contracts                           28.867552        26.586905           2,666,742        70,900,416
   Venture Vantage 1.55% Fee Contracts                16.909177        15.588834           6,979,950       108,809,276
   Venture Vantage 1.75% Fee Contracts                                 11.972462             590,254         7,066,799
   Venture Strategy & Rollover Contracts              15.307946        14.242740               1,569            22,351
                                                                                          ----------    --------------
                                                                                          38,289,671     1,207,911,397

Investment Quality Bond Sub-Account:
   Venture 1.30% Fee Contracts                        22.052785        23.817687               2,161            51,465
   Venture 1.40% Fee Contracts                        19.039807        20.541376           7,531,862       154,714,808
   Venture Vision Contracts                           12.847911        13.826642           1,452,012        20,076,451
   Venture Vantage 1.55% Fee Contracts                13.388502        14.422789           2,549,102        36,765,166
   Venture Vantage 1.75% Fee Contracts                                 13.054821              92,766         1,211,046
   Venture Strategy & Rollover Contracts              12.902584        14.027435                 693             9,727
                                                                                          ----------    --------------
                                                                                          11,628,596       212,828,663

Growth & Income Sub-Account:
   Venture 1.40% Fee Contracts                        38.655938        35.404552          53,352,113     1,888,907,658
   Venture Vision Contracts                           30.467742        27.835602           6,794,423       189,126,855
   Venture Vantage 1.55% Fee Contracts                18.506889        16.924924          23,320,240       394,693,291
   Venture Vantage 1.75% Fee Contracts                                 11.658205           1,818,651        21,202,209
   Venture Strategy & Rollover Contracts              16.387611        15.124927              14,169           214,304
                                                                                          ----------    --------------
                                                                                          85,299,596     2,494,144,317

            The Manufacturers Life Insurance Company of North America
                               Separate Account A

                    Notes to Financial Statements (continued)



6.  UNIT VALUES (CONTINUED)

                                                        1999                                2000
                                                     ----------       ------------------------------------------------
                                                        UNIT             UNIT
                                                        VALUE            VALUE              UNITS          DOLLARS
                                                     ----------       ----------          ----------    --------------
Blue Chip Growth Sub-Account:
   Venture 1.40% Fee Contracts                       $25.568866       $24.518135          44,270,289    $1,085,424,932
   Venture Vision Contracts                           26.518360        25.365287           4,776,229       121,150,419
   Venture Vantage 1.55% Fee Contracts                19.091275        18.279370          17,593,625       321,600,378
   Venture Vantage 1.75% Fee Contracts                                 11.549188           1,770,737        20,450,580
   Venture Strategy & Rollover Contracts              16.700133        16.137290              13,247           213,770
                                                                                          ----------    --------------
                                                                                          68,424,127     1,548,840,079

Money Market Sub-Account:
   Venture 1.30% Fee Contracts                        17.846774        18.654229               4,056            75,653
   Venture 1.40% Fee Contracts                        16.291417        17.010114          22,485,137       382,474,749
   Venture Vision Contracts                           12.153141        12.657686           6,957,798        88,069,619
   Venture Vantage 1.55% Fee Contracts                13.515626        14.090782          10,380,388       146,267,779
   Venture Vantage 1.75% Fee Contracts                                 12.724933           1,232,430        15,682,586
   Venture Strategy & Rollover Contracts              13.331106        14.026504              54,560           765,291
                                                                                          ----------    --------------
                                                                                          41,114,369       633,335,677

Global Equity Sub-Account:
   Venture 1.40% Fee Contracts                        24.633827        27.253960          19,160,693       522,204,754
   Venture Vision Contracts                           19.073534        21.049744           2,514,670        52,933,159
   Venture Vantage 1.55% Fee Contracts                14.232856        15.723185           2,818,770        44,320,035
   Venture Vantage 1.75% Fee Contracts                                 13.554144             148,782         2,016,616
   Venture Strategy & Rollover Contracts              12.516028        13.953918                 299             4,169
                                                                                          ----------    --------------
                                                                                          24,643,214       621,478,733

Global Bond Sub-Account:
   Venture 1.40% Fee Contracts                        19.632749        19.685989           4,531,875        89,214,444
   Venture Vision Contracts                           13.599529        13.602454             669,457         9,106,262
   Venture Vantage 1.55% Fee Contracts                                 12.871966              49,507           637,255
   Venture Vantage 1.75% Fee Contracts                12.511533        12.526713             686,701         8,602,111
                                                                                          ----------    --------------
                                                                                           5,937,540       107,560,072

            The Manufacturers Life Insurance Company of North America
                               Separate Account A

                    Notes to Financial Statements (continued)



6.  UNIT VALUES (CONTINUED)

                                                        1999                                2000
                                                     ----------       ------------------------------------------------
                                                        UNIT             UNIT
                                                        VALUE            VALUE              UNITS          DOLLARS
                                                     ----------       ----------          ----------    --------------
U.S. Government Securities Sub-Account:
   Venture 1.40% Fee Contracts                       $18.286918       $19.993612           7,806,446    $  156,079,051
   Venture Vision Contracts                           12.757839        13.913787           1,455,645        20,253,538
   Venture Vantage 1.55% Fee Contracts                13.411398        14.641155           2,093,521        30,651,561
   Venture Vantage 1.75% Fee Contracts                                 13.197644              71,598           944,919
   Venture Strategy & Rollover Contracts              12.999097        14.321813                 603             8,640
                                                                                          ----------    --------------
                                                                                          11,427,813       207,937,709

Diversified Bond Sub-Account:
   Venture 1.40% Fee Contracts                        18.002047        19.585192           6,292,565       123,241,098
   Venture Vision Contracts                           14.527388        15.765628             677,041        10,673,969
   Venture Vantage 1.55% Fee Contracts                13.798700        14.989755           1,365,715        20,471,731
   Venture Vantage 1.75% Fee Contracts                                 13.190998              99,109         1,307,348
   Venture Strategy & Rollover Contracts              13.123588        14.387750                   6                91
                                                                                          ----------    --------------
                                                                                           8,434,436       155,694,237

Income & Value Sub-Account:
   Venture 1.40% Fee Contracts                        22.230152        23.004542          18,734,622       430,981,392
   Venture Vision Contracts                           17.986686        18.566934           1,566,845        29,091,504
   Venture Vantage 1.55% Fee Contracts                15.408317        15.921242           2,223,402        35,399,318
   Venture Vantage 1.75% Fee Contracts                                 12.710793             175,347         2,228,804
   Venture Strategy & Rollover Contracts              14.181104        14.788189               1,432            21,174
                                                                                          ----------    --------------
                                                                                          22,701,648       497,722,192

Large Cap Growth Sub-Account:
   Venture 1.40% Fee Contracts                        28.465074        24.071737          13,706,307       329,934,614
   Venture Vision Contracts                           23.393391        19.733542           1,348,004        26,600,886
   Venture Vantage 1.55% Fee Contracts                18.238886        15.400808           6,777,169       104,373,877
   Venture Vantage 1.75% Fee Contracts                                 10.924721             751,651         8,211,574
   Venture Strategy & Rollover Contracts              16.461980        14.028600               2,050            28,761
                                                                                          ----------    --------------
                                                                                          22,585,181       469,149,712

            The Manufacturers Life Insurance Company of North America
                               Separate Account A

                    Notes to Financial Statements (continued)



6.  UNIT VALUES (CONTINUED)

                                                        1999                                2000
                                                     ----------       ------------------------------------------------
                                                        UNIT             UNIT
                                                        VALUE            VALUE              UNITS          DOLLARS
                                                     ----------       ----------          ----------    --------------
Equity-Income Sub-Account:
   Venture 1.40% Fee Contracts                       $22.487758       $25.057453          23,316,478    $  584,251,539
   Venture Vision Contracts                           21.149570        23.507739           2,753,468        64,727,806
   Venture Vantage 1.55% Fee Contracts                14.507362        16.140990           5,941,747        95,905,679
   Venture Vantage 1.75% Fee Contracts                                 14.266438             301,379         4,299,603
   Venture Strategy & Rollover Contracts              12.759601        14.327119              25,293           362,370
                                                                                          ----------    --------------
                                                                                          32,338,365       749,546,997

Strategic Bond Sub-Account:
   Venture 1.40% Fee Contracts                        14.602672        15.463354          10,578,156       163,573,768
   Venture Vision Contracts                           14.321908        15.128283           1,385,287        20,957,011
   Venture Vantage 1.55% Fee Contracts                12.844300        13.581019           2,237,995        30,394,250
   Venture Vantage 1.75% Fee Contracts                                 12.905776             101,745         1,313,092
   Venture Strategy & Rollover Contracts              12.428556        13.262545                   7                88
                                                                                          ----------    --------------
                                                                                          14,303,190       216,238,209

Overseas Sub-Account:
   Venture 1.40% Fee Contracts                        17.044524        13.661286          19,260,577       263,124,250
   Venture Vision Contracts                           16.833813        13.458771           1,965,882        26,458,352
   Venture Vantage 1.55% Fee Contracts                17.203799        13.768330           4,697,452        64,676,072
   Venture Vantage 1.75% Fee Contracts                                 11.222510             341,876         3,836,704
   Venture Strategy & Rollover Contracts              16.319479        13.181065                   8               101
                                                                                          ----------    --------------
                                                                                          26,265,795       358,095,479

Growth Sub-Account:
   Venture 1.40% Fee Contracts                        28.060585        20.120816          18,692,626       376,110,884
   Venture Vision Contracts                           27.818889        19.897782           1,860,764        37,025,081
   Venture Vantage 1.55% Fee Contracts                20.209678        14.469646           8,062,197       116,657,142
   Venture Vantage 1.75% Fee Contracts                                  9.089389             633,621         5,759,226
   Venture Strategy & Rollover Contracts              18.549262        13.403429               5,743            76,980
                                                                                          ----------    --------------
                                                                                          29,254,951       535,629,313

            The Manufacturers Life Insurance Company of North America
                               Separate Account A

                    Notes to Financial Statements (continued)



6.  UNIT VALUES (CONTINUED)

                                                        1999                                2000
                                                     ----------       ------------------------------------------------
                                                        UNIT             UNIT
                                                        VALUE            VALUE              UNITS          DOLLARS
                                                     ----------       ----------          ----------    --------------
All Cap Growth Sub-Account:
   Venture 1.40% Fee Contracts                       $27.113084       $23.852189          21,834,220    $  520,793,948
   Venture Vision Contracts                           26.855000        23.566248           2,395,792        56,459,829
   Venture Vantage 1.55% Fee Contracts                21.871173        19.211930           8,242,800       158,360,090
   Venture Vantage 1.75% Fee Contracts                                 10.349704           1,211,311        12,536,711
   Venture Strategy & Rollover Contracts              19.917321        17.657078               3,032            53,544
                                                                                          ----------    --------------
                                                                                          33,687,155       748,204,122

International Small Cap Sub-Account:
   Venture 1.40% Fee Contracts                        26.974754        18.844170           8,548,059       161,081,074
   Venture Vision Contracts                           26.718058        18.618300             680,580        12,671,238
   Venture Vantage 1.55% Fee Contracts                23.749328        16.566096           2,517,130        41,699,024
   Venture Vantage 1.75% Fee Contracts                                 10.030446             220,745         2,214,175
   Venture Strategy & Rollover Contracts              22.341682        15.728111               6,808           107,072
                                                                                          ----------    --------------
                                                                                          11,973,322       217,772,583

Pacific Rim Emerging Markets Sub-Account:
   Venture 1.40% Fee Contracts                        12.359297         9.217819           4,332,649        39,937,570
   Venture Vision Contracts                           12.267100         9.126236             395,320         3,607,782
   Venture Vantage 1.55% Fee Contracts                11.984246         8.924717           1,688,637        15,070,608
   Venture Vantage 1.75% Fee Contracts                                 10.941915              71,623           783,688
   Venture Strategy & Rollover Contracts              18.168886        13.655344                  99             1,355
                                                                                          ----------    --------------
                                                                                           6,488,328        59,401,003

Science & Technology Sub-Account:
   Venture 1.40% Fee Contracts                        37.943261        24.672266          27,106,225       668,772,005
   Venture Vision Contracts                           37.660683        24.427405           2,551,798        62,333,803
   Venture Vantage 1.55% Fee Contracts                30.445751        19.767418          12,900,698       255,013,492
   Venture Vantage 1.75% Fee Contracts                                  8.857329           1,488,393        13,183,184
   Venture Strategy & Rollover Contracts              30.621118        20.064987               8,507           170,690
                                                                                          ----------    --------------
                                                                                          44,055,621       999,473,174

            The Manufacturers Life Insurance Company of North America
                               Separate Account A

                    Notes to Financial Statements (continued)



6.  UNIT VALUES (CONTINUED)

                                                        1999                                2000
                                                     ----------       ------------------------------------------------
                                                        UNIT             UNIT
                                                        VALUE            VALUE              UNITS          DOLLARS
                                                     ----------       ----------          ----------    --------------
Emerging Small Company Sub-Account:
   Venture 1.40% Fee Contracts                       $24.610648       $23.225958           6,816,457    $  158,318,746
   Venture Vision Contracts                           24.427201        22.995348             666,506        15,326,535
   Venture Vantage 1.55% Fee Contracts                22.035674        20.764734           3,225,573        66,978,169
   Venture Vantage 1.75% Fee Contracts                                 10.932942             514,633         5,626,452
   Venture Strategy & Rollover Contracts              19.436616        18.484616               5,716           105,666
                                                                                          ----------    --------------
                                                                                          11,228,885       246,355,568

Aggressive Growth Sub-Account:
   Venture 1.40% Fee Contracts                        16.628126        16.889157          12,104,009       204,426,503
   Venture Vision Contracts                           16.504105        16.721411           1,165,307        19,485,584
   Venture Vantage 1.55% Fee Contracts                15.594503        15.815609           6,157,970        97,392,043
   Venture Vantage 1.75% Fee Contracts                                 11.182499             929,491        10,394,037
   Venture Strategy & Rollover Contracts              15.834780        16.207424              17,003           275,574
                                                                                          ----------    --------------
                                                                                          20,373,780       331,973,741

International Stock Sub-Account:
   Venture 1.40% Fee Contracts                        18.338932        15.087850           5,936,757        89,572,901
   Venture Vision Contracts                           18.202233        14.938063             890,893        13,308,212
   Venture Vantage 1.55% Fee Contracts                16.397239        13.470191           2,448,991        32,988,378
   Venture Vantage 1.75% Fee Contracts                                 11.202883             131,842         1,477,012
                                                      16.253406        13.475212                 240             3,234
                                                                                          ----------    --------------
                                                                                           9,408,723       137,349,737

Quantitative Equity Sub-Account:
   Venture 1.40% Fee Contracts                        24.202942        25.371611           8,988,361       228,049,200
   Venture Vision Contracts                           24.022598        25.119884           1,567,928        39,386,180
   Venture Vantage 1.55% Fee Contracts                18.834509        19.714449           3,794,636        74,809,153
   Venture Vantage 1.75% Fee Contracts                                 12.092105             522,171         6,314,150
   Venture Strategy & Rollover Contracts              16.959503        17.915408               5,443            97,509
                                                                                          ----------    --------------
                                                                                          14,878,539       348,656,192

            The Manufacturers Life Insurance Company of North America
                               Separate Account A

                    Notes to Financial Statements (continued)



6.  UNIT VALUES (CONTINUED)

                                                        1999                                2000
                                                     ----------       ------------------------------------------------
                                                        UNIT             UNIT
                                                        VALUE            VALUE              UNITS          DOLLARS
                                                     ----------       ----------          ----------    --------------
Value Sub-Account:
   Venture 1.40% Fee Contracts                       $13.987433       $17.182340           5,934,243    $  101,964,176
   Venture Vision Contracts                           13.883152        17.011828           1,021,344        17,374,922
   Venture Vantage 1.55% Fee Contracts                11.517818        14.127502           2,383,350        33,670,775
   Venture Vantage 1.75% Fee Contracts                                 15.552753             124,861         1,941,928
   Venture Strategy & Rollover Contracts              10.786297        13.351990               1,554            20,750
                                                                                          ----------    --------------
                                                                                           9,465,352       154,972,551

Real Estate Securities Sub-Account:
   Venture 1.40% Fee Contracts                        11.174188        13.852028           2,419,975        33,521,562
   Venture Vision Contracts                           11.090818        13.714476             340,994         4,676,555
   Venture Vantage 1.55% Fee Contracts                10.107930        12.511528             883,570        11,054,807
   Venture Vantage 1.75% Fee Contracts                                 13.588062              42,484           577,270
   Venture Strategy & Rollover Contracts               9.488883        11.853453                 747             8,851
                                                                                          ----------    --------------
                                                                                           3,687,770        49,839,045

Balanced Sub-Account;
   Venture 1.40% Fee Contracts                        15.962370        14.272291           3,281,595        46,835,876
   Venture Vision Contracts                           15.843343        14.130567             591,032         8,351,618
   Venture Vantage 1.55% Fee Contracts                13.941569        12.446809           2,033,364        25,308,887
   Venture Vantage 1.75% Fee Contracts                                 11.252446              53,977           607,377
   Venture Strategy & Rollover Contracts              12.856009        11.583489               2,015            23,338
                                                                                          ----------    --------------
                                                                                           5,961,983        81,127,096

High Yield Sub-Account:
   Venture 1.40% Fee Contracts                        14.993652        13.459828           5,218,058        70,234,166
   Venture Vision Contracts                           14.881850        13.326181           1,288,639        17,172,636
   Venture Vantage 1.55% Fee Contracts                13.844359        12.409523           2,660,028        33,009,679
   Venture Vantage 1.75% Fee Contracts                                 11.519841              63,437           730,781
   Venture Strategy & Rollover Contracts              13.130722        11.878374               1,643            19,519
                                                                                          ----------    --------------
                                                                                           9,231,805       121,166,781

            The Manufacturers Life Insurance Company of North America
                               Separate Account A

                    Notes to Financial Statements (continued)



6.  UNIT VALUES (CONTINUED)

                                                        1999                                2000
                                                     ----------       ------------------------------------------------
                                                        UNIT             UNIT
                                                        VALUE            VALUE              UNITS          DOLLARS
                                                     ----------       ----------          ----------    --------------
Lifestyle Aggressive 1000 Sub-Account:
   Venture 1.40% Fee Contracts                       $15.974195       $14.948006           3,511,699    $   52,492,900
   Venture Vision Contracts                           15.855076        14.799593             260,737         3,858,803
   Venture Vantage 1.55% Fee Contracts                14.195565        13.263783           1,664,008        22,071,046
   Venture Vantage 1.75% Fee Contracts                                 11.872645             179,283         2,128,558
   Venture Strategy & Rollover Contracts              13.497935        12.728218               1,966            25,030
                                                                                          ----------    --------------
                                                                                           5,617,693        80,576,337

Lifestyle Growth 820 Sub-Account:
   Venture 1.40% Fee Contracts                        16.893101        16.162371          13,783,663       222,776,677
   Venture Vision Contracts                           16.767184        16.001947           1,530,049        24,483,756
   Venture Vantage 1.55% Fee Contracts                14.903883        14.237879           6,749,479        96,098,268
   Venture Vantage 1.75% Fee Contracts                                 12.089786             574,231         6,942,329
   Venture Strategy & Rollover Contracts              14.033145        13.529644               5,139            69,535
                                                                                          ----------    --------------
                                                                                          22,642,561       350,370,565

Lifestyle Balanced 640 Sub-Account:
   Venture 1.40% Fee Contracts                        16.257312        16.437657          12,129,776       199,385,097
   Venture Vision Contracts                           16.136115        16.274494           1,778,907        28,950,807
   Venture Vantage 1.55% Fee Contracts                14.456141        14.594658           7,589,414       110,764,903
   Venture Vantage 1.75% Fee Contracts                                 12.355297             512,761         6,335,309
   Venture Strategy & Rollover Contracts              13.671696        13.929909              16,882           235,160
                                                                                          ----------    --------------
                                                                                          22,027,740       345,671,276

Lifestyle Moderate 460 Sub-Account:
   Venture 1.40% Fee Contracts                        16.142259        16.596254           4,611,811        76,538,795
   Venture Vision Contracts                           16.021927        16.431521           1,111,820        18,268,893
   Venture Vantage 1.55% Fee Contracts                14.566774        14.954083           2,599,476        38,872,787
   Venture Vantage 1.75% Fee Contracts                                 12.579492             137,563         1,730,477
   Venture Strategy & Rollover Contracts              13.746687        14.242240              10,112           144,012
                                                                                          ----------    --------------
                                                                                           8,470,782       135,554,964

            The Manufacturers Life Insurance Company of North America
                               Separate Account A

                    Notes to Financial Statements (continued)



6.  UNIT VALUES (CONTINUED)

                                                        1999                                2000
                                                     ----------       ------------------------------------------------
                                                        UNIT             UNIT
                                                        VALUE            VALUE              UNITS          DOLLARS
                                                     ----------       ----------          ----------    --------------
Lifestyle Conservative 280 Sub-Account:
   Venture 1.40% Fee Contracts                       $15.439823       $16.397834           2,496,383    $   40,935,281
   Venture Vision Contracts                           15.324704        16.235059             715,952        11,623,523
   Venture Vantage 1.55% Fee Contracts                14.296546        15.160940           1,562,853        23,694,317
   Venture Vantage 1.75% Fee Contracts                                 12.913124              11,403           147,243
   Venture Strategy & Rollover Contracts              13.593172        14.547877               2,196            31,940
                                                                                          ----------    --------------
                                                                                           4,788,787        76,432,304

Small Company Value Sub-Account:
   Venture 1.40% Fee Contracts                        11.904646        12.436171           3,123,031        38,838,544
   Venture Vision Contracts                           11.837890        12.335633             611,635         7,544,908
   Venture Vantage 1.55% Fee Contracts                11.864553        12.375754           1,032,739        12,780,919
   Venture Vantage 1.75% Fee Contracts                                 13.356548              39,250           524,251
   Venture Strategy & Rollover Contracts                               12.266242               1,233            15,119
                                                                                          ----------    --------------
                                                                                           4,807,888        59,703,741

International Value Sub-Account:
   Venture 1.40% Fee Contracts                        12.860110        11.862293           2,738,541        32,485,379
   Venture Vision Contracts                           12.838810        11.813131             272,914         3,223,971
   Venture Vantage 1.55% Fee Contracts                12.847324        11.832776           1,730,537        20,477,058
   Venture Vantage 1.75% Fee Contracts                                 11.868508             119,059         1,413,047
                                                                                          ----------    --------------
                                                                                           4,861,051        57,599,455

Small Company Blend Sub-Account:
   Venture 1.40% Fee Contracts                        15.922213        12.601917           3,886,331        48,975,224
   Venture Vision Contracts                           15.895877        12.549695             760,889         9,548,926
   Venture Vantage 1.55% Fee Contracts                15.906411        12.570556           1,798,513        22,608,313
   Venture Vantage 1.75% Fee Contracts                                  9.630818             181,602         1,748,979
   Venture Strategy & Rollover Contracts                                9.554061               5,325            50,875
                                                                                          ----------    --------------
                                                                                           6,632,660        82,932,317

            The Manufacturers Life Insurance Company of North America
                               Separate Account A

                    Notes to Financial Statements (continued)



6.  UNIT VALUES (CONTINUED)

                                                        1999                                2000
                                                     ----------       ------------------------------------------------
                                                        UNIT             UNIT
                                                        VALUE            VALUE              UNITS          DOLLARS
                                                     ----------       ----------          ----------    --------------
Total Return Sub-Account:
   Venture 1.40% Fee Contracts                       $12.255674       $13.404017           6,181,792    $   82,860,844
   Venture Vision Contracts                           12.235367        13.348487             833,759        11,129,425
   Venture Vantage 1.55% Fee Contracts                12.243486        13.370675           3,707,347        49,569,733
   Venture Vantage 1.75% Fee Contracts                                 13.220054             314,470         4,157,311
                                                                                          ----------    --------------
                                                                                          11,037,368       147,717,313

U.S. Large Cap Value Sub-Account:
   Venture 1.40% Fee Contracts                        12.721279        12.894130           9,954,513       128,354,788
   Venture Vision Contracts                           12.700198        12.840714           1,249,139        16,039,835
   Venture Vantage 1.55% Fee Contracts                12.708630        12.862059           6,199,448        79,737,672
   Venture Vantage 1.75% Fee Contracts                                 12.467016             417,203         5,201,274
                                                                                          ----------    --------------
                                                                                          17,820,303       229,333,569

Mid Cap Stock Sub-Account:
   Venture 1.40% Fee Contracts                        12.483520        11.821790           3,543,334        41,888,551
   Venture Vision Contracts                           12.462837        11.772795             578,523         6,810,830
   Venture Vantage 1.55% Fee Contracts                12.471106        11.792364           2,050,855        24,184,432
   Venture Vantage 1.75% Fee Contracts                                 12.208008             194,878         2,379,071
   Venture Strategy & Rollover Contracts                               12.483407               9,744           121,641
                                                                                          ----------    --------------
                                                                                           6,377,334        75,384,525


Tactical Allocation Sub-Account:
   Venture 1.40% Fee Contracts                                         11.989936           2,142,032        25,682,830
   Venture Vision Contracts                                            11.970334             139,120         1,665,310
   Venture Vantage 1.55% Fee Contracts                                 11.978173             680,285         8,148,567
   Venture Vantage 1.75% Fee Contracts                                 12.188577             194,588         2,371,748
   Venture Strategy & Rollover Contracts                               12.064740                 928            11,193
                                                                                          ----------    --------------
                                                                                           3,156,953        37,879,648

            The Manufacturers Life Insurance Company of North America
                               Separate Account A

                    Notes to Financial Statements (continued)



6.  UNIT VALUES (CONTINUED)

                                                        1999                                2000
                                                     ----------       ------------------------------------------------
                                                        UNIT             UNIT
                                                        VALUE            VALUE              UNITS          DOLLARS
                                                     ----------       ----------          ----------    --------------
Dynamic Growth Sub-Account:
   Venture 1.40% Fee Contracts                                         $7.906976           8,341,104    $   65,952,913
   Venture Vision Contracts                                             7.894008             754,062         5,952,572
   Venture Vantage 1.55% Fee Contracts                                  7.899193           3,937,399        31,102,278
   Venture Vantage 1.75% Fee Contracts                                  8.771239             628,926         5,516,459
   Venture Strategy & Rollover Contracts                                7.956456               1,259            10,020
                                                                                          ----------    --------------
                                                                                          13,662,750       108,534,242

Internet Technologies Sub-Account:
   VEN 3,7,8,17,18,20,21,22,23,25,26 and
           27 Contracts                                                 6.965644           4,488,445        31,264,912
   VIS 5,6,25 and 26 Contracts                                          6.954217             367,555         2,556,057
   VTG20 Contracts                                                      6.958782           1,928,784        13,421,990
   VTG50 Contracts                                                      7.012603             410,868         2,881,252
                                                                                          ----------    --------------
                                                                                           7,195,652        50,124,211

International Index Sub-Account:
   Venture 1.40% Fee Contracts                                         11.167069             454,096         5,070,917
   Venture Vision Contracts                                            11.148798              47,727           532,102
   Venture Vantage 1.55% Fee Contracts                                 11.156110             191,428         2,135,594
   Venture Vantage 1.75% Fee Contracts                                 11.529885              22,986           265,025
                                                                                          ----------    --------------
                                                                                             716,237         8,003,638

Total Stock Market Index Sub-Account:
   Venture 1.40% Fee Contracts                                         11.142088             440,448         4,907,507
   Venture Vision Contracts                                            11.123861              81,926           911,336
   Venture Vantage 1.55% Fee Contracts                                 11.131148             570,701         6,352,561
   Venture Vantage 1.75% Fee Contracts                                 11.456807              29,032           332,618
                                                                                          ----------    --------------
                                                                                           1,122,107        12,504,022

            The Manufacturers Life Insurance Company of North America
                               Separate Account A

                    Notes to Financial Statements (continued)



6.  UNIT VALUES (CONTINUED)

                                                        1999                                2000
                                                     ----------       ------------------------------------------------
                                                        UNIT             UNIT
                                                        VALUE            VALUE              UNITS          DOLLARS
                                                     ----------       ----------          ----------    --------------
500 Index Sub-Account:
   Venture 1.40% Fee Contracts                                        $11.200577           3,818,844    $   42,773,256
   Venture Vision Contracts                                            11.182275             320,396         3,582,751
   Venture Vantage 1.55% Fee Contracts                                 11.189592           1,351,791        15,125,991
   Venture Vantage 1.75% Fee Contracts                                 11.516966             141,045         1,624,407
                                                                                          ----------    --------------
                                                                                           5,632,076        63,106,405

Mid Cap Index Sub-Account:
   Venture 1.40% Fee Contracts                                         13.271787             525,751         6,977,650
   Venture Vision Contracts                                            13.250096             196,940         2,609,474
   Venture Vantage 1.55% Fee Contracts                                 13.258777             266,762         3,536,937
   Venture Vantage 1.75% Fee Contracts                                 13.223282              41,116           543,690
                                                                                          ----------    --------------
                                                                                           1,030,569        13,667,751

Small Cap Index Sub-Account:
   Venture 1.40% Fee Contracts                                         11.596178             296,558         3,438,943
   Venture Vision Contracts                                            11.577217              22,709           262,905
   Venture Vantage 1.55% Fee Contracts                                 11.584805             145,548         1,686,140
   Venture Vantage 1.75% Fee Contracts                                 11.943325              19,286           230,340
                                                                                          ----------    --------------
                                                                                             484,101         5,618,328

Capital Appreciation Sub-Account:
   Venture 1.40% Fee Contracts                                         10.945558              62,891           688,377
   Venture Vision Contracts                                            10.941194               6,671            72,985
   Venture Vantage 1.55% Fee Contracts                                 10.942940               8,809            96,394
   Venture Vantage 1.75% Fee Contracts                                 10.939455                  22               244
                                                                                          ----------    --------------
                                                                                              78,393           858,000

            The Manufacturers Life Insurance Company of North America
                               Separate Account A

                    Notes to Financial Statements (continued)



6.  UNIT VALUES (CONTINUED)

                                                        1999                                2000
                                                     ----------       ------------------------------------------------
                                                        UNIT             UNIT
                                                        VALUE            VALUE              UNITS          DOLLARS
                                                     ----------       ----------          ---------    ---------------
Basic Value Focus Sub-Account:
   Venture 1.40% Fee Contracts                       $20.300779       $22.514992            956,810    $    21,542,564
   Venture Vantage 1.55% Fee Contracts                14.325771        15.864568            713,263         11,315,616
   Venture Vantage 1.75% Fee Contracts                                 13.588646            126,531          1,719,384
                                                                                          ---------    ---------------
                                                                                          1,796,604         34,577,564

Developing Capital Market Focus  Sub-Account:
   Venture 1.40% Fee Contracts                        10.419795         7.313442            203,402          1,487,567
   Venture Vantage 1.55% Fee Contracts                15.787402        11.064248             51,259            567,140
   Venture Vantage 1.75% Fee Contracts                                  9.694543             10,441            101,225
                                                                                          ---------    ---------------
                                                                                            265,102          2,155,932

Special Value Focus Sub-Account:
   Venture 1.40% Fee Contracts                        33.685273        38.059573            153,558          5,844,362
   Venture Vantage 1.55% Fee Contracts                13.943374        15.730490            225,025          3,539,747
   Venture Vantage 1.75% Fee Contracts                                 12.606854             17,411            219,504
                                                                                          ---------    ---------------
                                                                                            395,994          9,603,613

CONTRACT OWNERS' EQUITY (NET OF ANNUITY RESERVES)                                                      $15,500,314,099
                                                                                                       ===============

            The Manufacturers Life Insurance Company of North America
                               Separate Account A

                    Notes to Financial Statements (continued)



7.  DIVERSIFICATION REQUIREMENTS

Under the provisions of Section 817(h) of the Internal Revenue Code, a variable annuity contract, other than a contract issued in connection with certain types of employee benefits plans, will not be treated as an annuity contract for federal tax purposes for any period for which the investments of the segregated asset account on which the contract is based are not adequately diversified. The Code provides that the "adequately diversified" requirement may be met if the underlying investments satisfy either a statutory safe harbor test or diversification requirements set forth in regulations issued by the Secretary of Treasury.

The Internal Revenue Service has issued regulations under Section 817(h) of the Code. The Company believes that the Account satisfies the current requirements of the regulations, and it intends that the Account will continue to meet such requirements.

                    THE MANUFACTURERS LIFE INSURANCE COMPANY
                                    (U.S.A.)







                    AUDITED CONSOLIDATED FINANCIAL STATEMENTS

                  YEARS ENDED DECEMBER 31, 2000, 1999 AND 1998








   PREPARED IN CONFORMITY WITH ACCOUNTING PRINCIPLES GENERALLY ACCEPTED IN THE
                                  UNITED STATES

================================================================================

                           [MANULIFE FINANCIAL LOGO]

                       FINANCIAL STATEMENTS AND SCHEDULES
                THE MANUFACTURERS LIFE INSURANCE COMPANY (U.S.A.)

                  YEARS ENDED DECEMBER 31, 2000, 1999 AND 1998
                       WITH REPORT OF INDEPENDENT AUDITORS

                                    CONTENTS

Report of Independent Auditors...............................................  3
Audited Consolidated Financial Statements
     Consolidated Balance Sheets.............................................  4
     Consolidated Statements of Income.......................................  5
     Consolidated Statements of Changes in Capital and Surplus...............  6
     Consolidated Statements of Cash Flows...................................  7
Notes to Consolidated Financial Statements...................................  8

                         REPORT OF INDEPENDENT AUDITORS




THE BOARD OF DIRECTORS
THE MANUFACTURERS LIFE INSURANCE COMPANY (U.S.A)


We have audited the accompanying consolidated balance sheets of The Manufacturers Life Insurance Company (U.S.A) as of December 31, 2000 and 1999, and the related consolidated statements of income, changes in capital and surplus, and cash flows for each of the three years in the period ended December 31, 2000. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of The Manufacturers Life Insurance Company (U.S.A.) at December 31, 2000 and 1999, and the consolidated results of its operations and its cash flows for each of the three years in the period ended December 31, 2000 in conformity with accounting principles generally accepted in the United States.





Philadelphia, Pennsylvania                               /s/   ERNST & YOUNG LLP
March 23, 2001

The Manufacturers Life Insurance Company (U.S.A.)
Consolidated Balance Sheets


As at December 31 ($ millions)
ASSETS                                                                   2000        1999
-----------------------------------------------------------------------------------------
INVESTMENTS:
Securities available-for-sale, at fair value:
       Fixed-maturity (amortized cost: 2000  $9,580; 1999 $9,561)     $ 9,797     $ 9,358
       Equity (cost: 2000 $707; 1999 $622)                                852       1,106
Mortgage loans                                                          1,539       1,622
Real estate                                                               986       1,027
Policy loans                                                            1,998       1,843
Short-term investments                                                    715         284
-----------------------------------------------------------------------------------------
TOTAL INVESTMENTS                                                     $15,887     $15,240
-----------------------------------------------------------------------------------------
Cash and cash equivalents                                             $   164     $   131
Deferred acquisition costs                                              2,066       1,631
Deferred income taxes                                                     125         151
Due from affiliates                                                       261         504
Amount recoverable from reinsurers                                        572         679
Other assets                                                              677         882
Separate account assets                                                29,681      27,329
-----------------------------------------------------------------------------------------
TOTAL ASSETS                                                          $49,433     $46,547
=========================================================================================
LIABILITIES, CAPITAL AND SURPLUS
-----------------------------------------------------------------------------------------
LIABILITIES:
Policyholder liabilities and accruals                                 $16,240     $15,894
Note payable                                                              200         200
Other liabilities                                                         764       1,001
Separate account liabilities                                           29,681      27,329
-----------------------------------------------------------------------------------------
TOTAL LIABILITIES                                                     $46,885     $44,424
=========================================================================================
CAPITAL AND SURPLUS:
Capital stock                                                         $     5     $     5
Retained earnings                                                       2,260       1,990
Accumulated other comprehensive income                                    283         128
-----------------------------------------------------------------------------------------
TOTAL CAPITAL AND SURPLUS                                             $ 2,548     $ 2,123
-----------------------------------------------------------------------------------------
TOTAL LIABILITIES, CAPITAL AND SURPLUS                                $49,433     $46,547
=========================================================================================

The accompanying notes are an integral part of these consolidated financial statements.

The Manufacturers Life Insurance Company (U.S.A.)
Consolidated Statements of Income

FOR THE YEARS ENDED DECEMBER 31
($ millions)                                         2000       1999       1998
--------------------------------------------------------------------------------
REVENUE:
     Premiums                                     $   814    $   881    $   848
     Fee income                                       958        746        584
     Net investment income                          1,135      1,121      1,100
     Realized investment gains                        137         27         51
     Other                                             --          5          5
--------------------------------------------------------------------------------
TOTAL REVENUE                                     $ 3,044    $ 2,780    $ 2,588
--------------------------------------------------------------------------------

BENEFITS AND EXPENSES:
     Policyholder benefits and claims             $ 1,520    $ 1,412    $ 1,570
     Operating expenses and commissions               617        494        389
     Amortization of deferred acquisition costs       180         40        113
     Interest expense                                  34         25         14
     Policyholder dividends                           339        323        265
     Minority interest expense                         16         16         15
--------------------------------------------------------------------------------
TOTAL BENEFITS AND EXPENSES                       $ 2,706    $ 2,310    $ 2,366
--------------------------------------------------------------------------------
INCOME BEFORE INCOME TAXES                            338        470        222
--------------------------------------------------------------------------------
INCOME TAXES                                           90        177         82
--------------------------------------------------------------------------------
NET INCOME                                        $   248    $   293    $   140
================================================================================

The accompanying notes are an integral part of these consolidated financial statements.

The Manufacturers Life Insurance Company (U.S.A.)
Consolidated Statements of Changes in Capital And Surplus

                                                             ACCUMULATED OTHER       TOTAL
FOR THE YEARS ENDED DECEMBER 31       CAPITAL    RETAINED      COMPREHENSIVE      CAPITAL AND
($ millions)                           STOCK     EARNINGS      INCOME (LOSS)        SURPLUS
---------------------------------------------------------------------------------------------
BALANCE AT JANUARY 1, 1998            $    5      $1,707           $ 128            $ 1,840
Comprehensive income                      --         140              21                161
Dividend to shareholder                   --        (150)             --               (150)
---------------------------------------------------------------------------------------------
BALANCE, DECEMBER 31, 1998            $    5      $1,697           $ 149            $ 1,851
Comprehensive income                      --         293             (21)               272
---------------------------------------------------------------------------------------------
BALANCE, DECEMBER 31, 1999            $    5      $1,990           $ 128            $ 2,123
---------------------------------------------------------------------------------------------
Comprehensive income                      --         248             155                403
Contributed surplus                                   22                                 22
---------------------------------------------------------------------------------------------
BALANCE, DECEMBER 31, 2000            $    5      $2,260           $ 283            $ 2,548
=============================================================================================

The accompanying notes are an integral part of these consolidated financial statements.

The Manufacturers Life Insurance Company (U.S.A.)
Consolidated Statements of Cash Flows

FOR THE YEARS ENDED DECEMBER 31
($ millions)                                                            2000         1999         1998
------------------------------------------------------------------------------------------------------
OPERATING ACTIVITIES:
Net Income                                                          $    248     $    293     $    140
Adjustments to reconcile net income to net cash provided by
operating activities:
     Additions to policyholder liabilities and accruals                  330          404          410
     Deferred acquisition costs                                         (590)        (463)        (286)
     Amounts recoverable from reinsurers                                  23          334            9
     Amortization of deferred acquisition costs                          180           40          113
     Realized investment gains                                          (137)         (27)         (51)
     Decreases (additions) to deferred income taxes                       34          194            7
     Amounts due from (to) affiliates                                    259           22         (126)
     Other assets and liabilities, net                                  (158)         238            8
     Other, net                                                          (62)          59           25
------------------------------------------------------------------------------------------------------
Net cash provided by operating activities                           $    127     $  1,094     $    249
------------------------------------------------------------------------------------------------------
INVESTING ACTIVITIES:
Fixed-maturity securities sold, matured or repaid                   $  6,584     $  4,302     $  3,906
Fixed-maturity securities purchased                                   (6,792)      (4,763)      (3,730)
Equity securities sold                                                 1,185          303          290
Equity securities purchased                                           (1,012)        (349)        (284)
Mortgage loans advanced                                                 (187)        (148)        (453)
Mortgage loans repaid                                                    274          314          274
Real estate sold                                                         101           54           40
Real estate purchased                                                    (58)        (219)        (117)
Policy loans advanced, net                                              (155)        (133)        (145)
Short-term investments                                                  (431)        (251)          85
Separate account seed money                                               --           32           (2)
Other investments, net                                                   196         (355)          25
------------------------------------------------------------------------------------------------------
Net cash used in investing activities                               $   (295)    $ (1,213)    $   (111)
------------------------------------------------------------------------------------------------------
FINANCING ACTIVITIES:
Deposits and interest credited to policyholder account balances     $  1,336     $  1,263     $    668
Withdrawals from policyholder account balances                        (1,579)        (987)        (611)
Amounts due to affiliates                                                250           --           --
Net reinsurance (payable) recoverable                                     87         (158)         (86)
Dividend to shareholder                                                   --           --         (150)
Borrowed funds                                                           107           50           --
------------------------------------------------------------------------------------------------------
Net cash provided by (used in) financing activities                 $    201     $    168     $   (179)
------------------------------------------------------------------------------------------------------
CASH:
Increase (decrease) during the year                                       33           49          (41)
Balance, beginning of year                                               131           82          123
------------------------------------------------------------------------------------------------------
BALANCE, END OF YEAR                                                $    164     $    131     $     82
------------------------------------------------------------------------------------------------------

The accompanying notes are an integral part of these consolidated financial statements.

                The Manufacturers Life Insurance Company (U.S.A.)

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                DECEMBER 31, 2000
                            (IN MILLIONS OF DOLLARS)


1.    ORGANIZATION

      The Manufacturers Life Insurance Company (U.S.A.) ("ManUSA") is an indirectly wholly-owned subsidiary of The Manufacturers Life Insurance Company ("Manufacturers Life"), which in turn is a wholly owned subsidiary of Manulife Financial Corporation, a Canadian-based publicly traded company. . Manulife Financial Corporation and its subsidiaries are collectively known as "Manulife Financial". ManUSA and its subsidiaries, collectively known as the "Company", operate in the life insurance industry, offering a broad range of insurance related products. These products are offered both on an individual and group basis and are marketed primarily in the United States.

      In June of 1999, the Company increased its ownership interest in its subsidiary, Manulife-Wood Logan Holding Co. Inc. ("MWL"), to 78.4% through the purchase of the 15% outside party interest. The purchase was at fair value and generated goodwill of $45.0, which is being amortized into income on a straight-line basis over 15 years.

      In December of 2000 and through an issue of shares, the Company acquired the remaining 21.6% minority interest in MWL from MRL Holding, LLC ("MRL-LLC"), an affiliated company. As this was a related party transaction, the purchase was accounted for at MRL-LLC's carrying value at the time of purchase and no goodwill was generated.


2.    SIGNIFICANT ACCOUNTING POLICIES

      a) BASIS OF PRESENTATION

      The accompanying consolidated financial statements of ManUSA have been prepared in accordance with accounting principles generally accepted in the United States ("GAAP") and include accounts and operations, after intercompany eliminations, of ManUSA and its subsidiaries.

      The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the amounts reported in the consolidated financial statements and accompanying notes. Actual results could differ from these estimates.

      b) RECENT ACCOUNTING STANDARDS

      In June 1998, the Financial Accounting Standards Board ("FASB") issued Statement No. 133, "Accounting for Derivative Instruments and Hedging Activities" ("SFAS No. 133"). SFAS No. 133 establishes accounting and reporting standards for derivative instruments and for hedging activities. The statement also addresses contracts that contain embedded derivatives, such as certain insurance contracts. In July 1999, the FASB issued Statement No. 137, which delayed the effective date of SFAS No. 133 to fiscal years beginning after June 15, 2000. In June 2000, the FASB issued SFAS No. 138 which made certain changes to the hedging provisions of SFAS No. 133, and is effective concurrent with SFAS No. 133.

      Effective January 1, 2001, all derivatives instruments will be reported on the Consolidated Balance Sheets at their fair value, with changes in fair value recorded in income or equity, depending on the nature of the derivative instrument. Changes in the fair value of derivatives that are not designated as hedges will be recognized in current period earnings.

      Based on the Company's derivative positions as at December 31, 2000, the Company estimates that there will be no material impact to the income statement upon adoption of this new accounting standard.

      As formal interpretations of this new standard continue to be issued by the FASB, the Company is continuing its analysis of insurance products in order to identify embedded derivatives that may require bifurcation under the statement. Any embedded derivatives identified and that require bifurcation will be marked to market through earnings

      c) INVESTMENTS

      The Company classifies all of its fixed-maturity and equity securities as available-for-sale and records these securities at fair value. Realized gains and losses on sales of securities classified as available-for-sale are recognized in net income using the specific identification method. Temporary changes in the fair value of securities available-for-sale are reflected directly in other comprehensive income after adjustments for deferred taxes, deferred acquisition costs, policyholder liabilities and unearned revenue liability. Discounts and premiums on investments are amortized using the effective interest method.

      Mortgage loans are reported at unpaid principal balances, net of a provision for losses. The provision for losses is established for mortgage loans which are considered to be impaired when the Company has determined that it is probable that all amounts due under contractual terms will not be collected. Impaired loans are reported at the lower of unpaid principal or fair value of the underlying collateral.

      Interest on fixed-maturity securities and performing mortgage loans is recorded as income when earned and is adjusted for any amortization of premiums or discount. Interest on restructured mortgage loans is recorded as income based on the rate to be paid; interest on delinquent mortgage loans is recorded as income on a cash basis. Dividends are recorded as income on ex-dividend dates.

      Real estate held for investment is carried at cost, less accumulated depreciation and provisions for impairment and write-downs, if applicable. Real estate held for sale is carried at the lower of cost or market value where changes in estimates of market value are recognized as realized gains or losses in the income statement.

      Policy loans are reported at aggregate unpaid balances, which approximate fair value.

      Short-term investments include investments with maturities of less than one year at the date of acquisition.

      d) CASH EQUIVALENTS

      The Company considers all highly liquid debt instruments purchased with an original maturity date of three months or less to be cash equivalents. Cash equivalents are stated at cost plus accrued interest, which approximates fair value.

      e) DEFERRED ACQUISITION COSTS ("DAC")

      Commissions and other expenses, which vary with and are primarily related to the production of new business, are deferred to the extent recoverable from future gross profits and included as an asset. DAC associated with variable annuity and variable life insurance contracts, universal life insurance contracts, investment contracts, and participating life insurance contracts is charged to expense in relation to the estimated gross profits of those contracts. The amortization is adjusted retrospectively when current gross profits or estimates of future gross profits are revised. DAC associated with all other insurance contracts is charged to expense over the premium paying period of the related policies. DAC is adjusted for the impact on current and estimated future gross profits assuming the unrealized gains or losses on securities had been realized at year-end. The equity impact of any such adjustments is included in net unrealized gains (losses) in other comprehensive income. DAC is reviewed annually to determine recoverability from future income. To the extent that the DAC is assessed as not recoverable, it is immediately expensed.

      f) POLICYHOLDER LIABILITIES

      Policyholder liabilities for traditional non-participating life insurance policies are computed using the net level premium method. The calculations are based upon estimates as to future mortality, morbidity, persistency, maintenance expenses, and interest rate yields that were applicable in the year of issue. The assumptions include a provision for the risk of adverse deviation.

      For payout annuities in loss recognition, policyholder liabilities are computed using estimates of expected mortality, expenses, and investment yields as determined at the time these contracts first moved into loss recognition. Payout annuity reserves are adjusted for the impact of net unrealized gains associated with the underlying assets.

      For variable annuity and variable life contracts, universal life insurance contracts, and investment contracts with no substantial mortality or morbidity risk, policyholder liabilities equal the policyholder account values. Account values are increased for deposits received and interest credited and are reduced by withdrawals, mortality charges, and administrative expenses charged to the policyholders. Policy charges, which compensate the Company for future services, are deferred and recognized in income over the period earned, using the same assumptions used to amortize DAC.

      For traditional participating life insurance policies, policyholder liabilities are computed using the net level premium reserve for death and endowment policy benefits. Mortality and interest assumptions are the same as the non-forfeiture benefit assumptions at the time the policy was issued. Interest rate assumptions used in the calculation of the liabilities for traditional participating life insurance policies range from 2.5% to 7.0%.

      As of December 31, 2000, participating insurance expressed as a percentage of insurance in force is 66.3%. The amount of policyholders' dividends to be paid is approved annually by Manulife Financial's Board of Directors. The aggregate amount of policyholders' dividends is calculated based on actual interest, mortality, morbidity and expense experience for the year, and on management's judgment as to the appropriate level of equity to be retained by the Company. The carrying value of this liability approximates the earned amount and fair value as at December 31, 2000.

      g) SEPARATE ACCOUNTS

      Separate account assets and liabilities represent funds that are separately administered, principally for investment contracts related to group pension business as well as for variable annuity and variable life contracts, and for which the contract holder, rather than the Company, bears the investment risk. Separate account contract holders have no claim against the assets of the general account of the Company. Separate account assets are recorded at market value. Operations of the separate accounts are not included in the accompanying financial statements.

      h) REVENUE RECOGNITION

      Premiums on long-duration life insurance contracts are recognized as revenue when due. Premiums on short-duration contracts are earned over the related contract period.

      Receipts on variable annuity and variable life contracts, universal life insurance contracts, and investment contracts are reported as deposits to account values as described in note 2(f) and not as premiums. Revenue from these policies consists of policy charges for the cost of insurance, expenses and surrender charges that have been assessed against the policyholder account values. Policy charges that are designed to compensate the Company for future services are deferred and recognized in income over the period benefited, using the same assumptions used to amortize DAC.

      Net premiums on limited-payment contracts are recognized as revenue and the difference between the gross premium received and the net premium is deferred and recognized in income based on either a constant relationship to insurance in force or the present value of annuity benefits, depending on the product type.

      Investment income is recorded as revenue when due.

      i) EXPENSES

      Expenses for variable annuity and variable life contracts, and for universal life insurance contracts include interest credited to policyholder account values and benefit claims incurred during the period in excess of policyholder account values.

      j) REINSURANCE

      The Company routinely utilizes reinsurance transactions to minimize exposure to large risks. Life reinsurance is accomplished through various plans including yearly renewable term, co-insurance, and modified co-insurance. Reinsurance premiums, policy charges for cost of insurance, and claims are accounted for on a basis consistent with that used in accounting for the original policies issued and the terms of the reinsurance contracts. Premiums, fees, and claims are reported net of reinsured amounts. Amounts paid with respect to ceded reinsurance contracts are reported as reinsurance receivables in other assets.

      k) INCOME TAX

      Income taxes have been provided for in accordance with Statement of Financial Accounting Standards 109 ("SFAS 109"), "Accounting for Income Taxes." ManUSA joins its direct parent, Manulife Reinsurance Corporation (U.S.A.), its indirect parent, The Manufacturers Investment Corporation, and its subsidiary, The Manufacturers Life Insurance Company of America, in filing a U.S. consolidated income tax return as a life insurance group under the provisions of the Internal Revenue Service. A separate life insurance group for certain of ManUSA's subsidiaries is also in place. In accordance with the income tax-sharing agreements, the Company's income tax provision (or benefit) is computed as if ManUSA and the companies within the two groups filed separate income tax returns. Tax benefits from operating losses are provided at the U.S. statutory rate plus any tax credits attributable, provided the consolidated group utilizes such benefits currently. Deferred income taxes result from temporary differences between the tax basis of assets and liabilities, and their recorded amounts for financial reporting purposes.

      l) FOREIGN EXCHANGE

      The balance sheet and statement of income of the Company's foreign operations as well as non-U.S. dollar investments are translated into U.S. dollars using the current exchange and average exchange rates respectively. Translation adjustments are included in accumulated other comprehensive income (loss).

      m) DERIVATIVES

      The Company uses derivatives to manage exposures to foreign currency, interest rate and other market risks arising from its on-balance sheet financial instruments. These derivatives are designated and effective as hedges, as there is a high correlation between changes in market value of the derivative and the underlying hedged item at inception and over the life of the hedge. Realized and unrealized gains and losses on these derivatives are accounted for on the same basis as the underlying assets and liabilities. Realized and unrealized gains and losses on derivative transactions established as hedges but no longer considered hedges are included in income from the date at which they are no longer considered to be hedges.

      The Company also uses derivatives to manage foreign currency exposures associated with expected future policy maintenance and acquisition expenses relating to the current inforce block of business. These derivatives are designated as non-hedges. Realized and unrealized gains and losses on these derivatives are included in income.

      Derivative income and expenses are included in investment income in the Consolidated Statements of Income. Cash flows relating to derivatives associated with invested assets and financial liabilities are included in the Consolidated Statements of Cash Flows on a basis consistent with the cash flows from the underlying invested assets and financial liabilities. Derivative assets and liabilities are included in other investments and other liabilities, respectively, with deferred realized net gains presented as such in the Consolidated Balance Sheets.


3.    INVESTMENTS AND INVESTMENT INCOME

      a) FIXED-MATURITY AND EQUITY SECURITIES

      At December 31, 2000, all fixed-maturity and equity securities have been classified as available-for-sale and reported at fair value. The amortized cost and fair value is summarized as follows:

                                                                 GROSS                  GROSS
                                    AMORTIZED COST          UNREALIZED GAINS       UNREALIZED LOSSES           FAIR VALUE
AS AT DECEMBER 31
($ millions)                        2000         1999         2000       1999       2000         1999         2000         1999
-------------------------------------------------------------------------------------------------------------------------------
Fixed-maturity securities:
U.S. government                  $ 1,240      $ 1,440      $   103    $    23    $    --      $   (57)     $ 1,343      $ 1,406
Foreign governments                1,730        1,677          204         81         --          (16)       1,934        1,742
Corporate                          5,561        5,323          111         56       (215)        (254)       5,457        5,125
Asset - backed                     1,049        1,121           21          4         (7)         (40)       1,063        1,085
-------------------------------------------------------------------------------------------------------------------------------
TOTAL FIXED-MATURITY               9,580        9,561          439        164       (222)        (367)       9,797        9,358
SECURITIES
-------------------------------------------------------------------------------------------------------------------------------
 Equity securities               $   707      $   622      $   210    $   524    $   (65)     $   (40)     $   852      $ 1,106
-------------------------------------------------------------------------------------------------------------------------------

      Proceeds from sales of fixed-maturity securities during 2000 were $6,583.5 (1999 - $4,302.4 and 1998 - $3,906.1). Gross gains and losses of $70.7 and
      $241.9 respectively, were realized on those sales (1999 - $49.0 and $166.7 respectively, 1998 - $90.6 and $90.4 respectively).

      Proceeds from the sale of equity securities during 2000 were $1,185.2 (1999 - $303.3 and 1998 - $290.0). Gross gains and losses of $319.2 and
      $59.8 respectively, were realized on those sales (1999 - $84.0 and $38.7 respectively, 1998 - $47.4 and $45.0 respectively).

      The contractual maturities of fixed-maturity securities at December 31, 2000 are shown below.

AS AT DECEMBER 31, 2000
($ millions)
                                                                     AMORTIZED COST       FAIR VALUE
----------------------------------------------------------------------------------------------------
Fixed-maturity securities, excluding mortgage-backed securities:
     One year or less                                                   $    230           $    228
     Greater than 1; up to 5 years                                         1,134              1,144
     Greater than 5; up to 10 years                                        2,425              2,429
     Due after 10 years                                                    4,742              4,933
Asset - backed securities                                                  1,049              1,063
----------------------------------------------------------------------------------------------------
TOTAL FIXED-MATURITY SECURITIES                                         $  9,580           $  9,797
----------------------------------------------------------------------------------------------------

      Expected maturities may differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without prepayment penalties. Corporate requirements and investment strategies may result in the sale of investments before maturity.

      b) MORTGAGE LOANS

      Mortgage loans are reported at amortized cost, net of a provision for losses. The impaired mortgage loans and the related allowance for mortgage loan losses were as follows:

AS AT DECEMBER 31
($ millions)                                                 2000        1999
--------------------------------------------------------------------------------
IMPAIRED LOANS                                               $ 80        $ 86
--------------------------------------------------------------------------------
Allowance, January 1                                         $ 57        $106

Deductions                                                     (6)        (49)
--------------------------------------------------------------------------------
ALLOWANCE, DECEMBER 31                                       $ 51        $ 57
--------------------------------------------------------------------------------

      c) INVESTMENT INCOME

      Income by type of investment was as follows:

FOR THE YEARS ENDED DECEMBER 31
($ MILLIONS)                                2000           1999           1998
--------------------------------------------------------------------------------
Fixed-maturity securities                $   727        $   726        $   729

Equity securities                             60             18             16

Mortgage loans                               126            149            156

Investment real estate                        95             71             62

Other investments                            184            195            164
--------------------------------------------------------------------------------
Gross investment income                    1,192          1,159          1,127

Investment expenses                          (57)           (38)           (27)
--------------------------------------------------------------------------------
NET INVESTMENT INCOME                    $ 1,135        $ 1,121        $ 1,100
--------------------------------------------------------------------------------

4.    COMPREHENSIVE INCOME

      a) COMPREHENSIVE INCOME

      Total comprehensive income was as follows:

FOR THE YEARS ENDED DECEMBER 31
($ millions)                                                     2000       1999       1998
-------------------------------------------------------------------------------------------
NET INCOME                                                      $ 248      $ 293      $ 140
-------------------------------------------------------------------------------------------
OTHER COMPREHENSIVE INCOME (LOSS), NET OF INCOME TAX:
  Unrealized holding gains (losses) arising during the year        73         (4)        54
    Foreign currency translation                                   (7)         1         --
    Less:
    Reclassification adjustment for realized gains and losses
       Included in net income                                     (89)        18         33
-------------------------------------------------------------------------------------------
Other comprehensive income (loss)                                 155        (21)        21
-------------------------------------------------------------------------------------------
COMPREHENSIVE INCOME                                            $ 403      $ 272      $ 161
-------------------------------------------------------------------------------------------

      Other comprehensive income (loss) is reported net of tax (benefit) expense of ($87), $30, and $(11) for 2000, 1999, and 1998, respectively.

      Accumulated other comprehensive income is comprised of the following:

AS AT DECEMBER 31
($ millions)                                                 2000         1999
--------------------------------------------------------------------------------
UNREALIZED GAINS :
     Beginning balance                                      $ 132        $ 154
     Current period change                                    158          (22)
--------------------------------------------------------------------------------
     Ending balance                                         $ 290        $ 132
--------------------------------------------------------------------------------
FOREIGN CURRENCY:
     Beginning balance                                      $  (4)       $  (5)
     Current period change                                     (3)           1
--------------------------------------------------------------------------------
     Ending balance                                         $  (7)       $  (4)
--------------------------------------------------------------------------------
ACCUMULATED OTHER COMPREHENSIVE INCOME                      $ 283        $ 128
================================================================================

      b) UNREALIZED GAINS (LOSSES) ON SECURITIES AVAILABLE-FOR-SALE

      Net unrealized gains (losses) on fixed-maturity and equity securities included in other comprehensive income were as follows:

AS AT DECEMBER 31
($ millions)                                                 2000         1999
--------------------------------------------------------------------------------
Gross unrealized gains                                     $  688       $  753

Gross unrealized losses                                      (340)        (439)

DAC and other amounts required to satisfy policyholder         53         (117)
      liabilities

Deferred income taxes                                        (111)         (65)
--------------------------------------------------------------------------------
NET UNREALIZED GAINS ON SECURITIES AVAILABLE-FOR-SALE      $  290       $   32
--------------------------------------------------------------------------------

5.    DEFERRED ACQUISITION COSTS

      The components of the change in DAC were as follows:

FOR THE YEARS ENDED DECEMBER 31
($ millions)                                               2000           1999
--------------------------------------------------------------------------------
Balance, January 1                                      $ 1,631        $ 1,078
Capitalization                                              590            463
Accretion of interest                                        92             82
Amortization                                               (272)          (122)
Effect of net unrealized gains on securities                 25            130
       available-for-sale
Currency Translation                                         --             --
--------------------------------------------------------------------------------
BALANCE, DECEMBER 31                                    $ 2,066        $ 1,631
================================================================================

6.    INCOME TAXES

      The components of income tax expense (benefit) were as follows:

FOR THE YEARS ENDED DECEMBER 31
($ millions)                                          2000      1999       1998
--------------------------------------------------------------------------------
Current expense (benefit)                           $   56    $  (17)    $   75

Deferred expense (benefit)                              34       194          7
--------------------------------------------------------------------------------
TOTAL EXPENSE                                       $   90    $  177     $   82
================================================================================

      Income before federal income taxes differs from taxable income principally due to tax-exempt investment income, dividends received tax deductions, differences in the treatment of policy acquisition costs, and differences in reserves for policy and contract liabilities for tax and financial reporting purposes.

      Included in the current benefit for 2000 is a $28.9 one time reduction of tax expense for periods prior to 2000. This resulted from a new IRS technical memorandum clarifying the treatment of dividends received deduction for Separate Accounts. The tax benefit pertaining to 2000 earnings is $9.1.

      The Company's deferred income tax asset (liability), which results from tax effecting the differences between financial statement values and tax values of assets and liabilities at each balance sheet date, relates to the following:

FOR THE YEARS ENDED DECEMBER 31
($ millions)                                                   2000       1999       1999
-----------------------------------------------------------------------------------------
DEFERRED TAX ASSETS:

     Differences in computing policy reserves                $  630     $  635     $  850

     Investments                                                 --         --         85

     Policyholder dividends payable                              11          9         11

     Net capital loss                                             6         --         --

     Net operating loss                                          41         --         --

     Other deferred tax assets                                   19         --         10
-----------------------------------------------------------------------------------------
Deferred tax assets                                          $  707     $  644     $  956
-----------------------------------------------------------------------------------------
DEFERRED TAX LIABILITIES:

     Deferred acquisition costs                              $  340     $  244     $  103

     Unrealized gains on securities available-for-sale          140        189        387

     Premiums receivable                                         13         14         19

     Investments                                                 47         14         --

     Other deferred tax liabilities                              42         32         72
-----------------------------------------------------------------------------------------
Deferred tax liabilities                                     $  582     $  493     $  581
-----------------------------------------------------------------------------------------
NET DEFERRED TAX ASSETS                                      $  125     $  151     $  375
-----------------------------------------------------------------------------------------

      The Company files a consolidated federal income tax return. ManUSA and its subsidiaries file separate state income tax returns. The method of allocation among the companies is subject to a written tax sharing agreement under which the tax liability is allocated to each member on a pro rata basis based on the relationship that the member's tax liability (computed on a separate return basis) bears to the tax liability of the consolidated group. The tax charge to each of the respective companies will not be more than that company would have paid on a separate return basis. Settlements of taxes are made through an increase or reduction to the payable to parent, subsidiaries and affiliates, which is settled periodically.

      At December 31, 2000, the Company has operating loss carry forwards of $116 that will begin to expire in 2014, and capital loss carry forwards of $18 that are available for carry back.

7.    NOTE PAYABLE

      On December 29, 1997, the Company issued a surplus debenture for $200,000 plus interest at 7.93% per annum to Manufacturers Investment Corporation ("MIC"), an indirect parent company. The surplus debenture matures on February 1, 2022. Except in the event of insolvency or winding-up of the Company, the instrument may not be redeemed by the Company during the period of five years from date of issue without the approval of the Office of the Superintendent of Financial Institutions of Canada. Interest accrued and expensed was $16 for each of 2000, 1999, and 1998. Interest paid was $9, $16, and $9 for 2000, 1999, and 1998, respectively.

8.    CAPITAL AND SURPLUS

      Capital Stock is comprised of the following:

AS AT DECEMBER 31
($ millions)                                                     2000      1999
--------------------------------------------------------------------------------
AUTHORIZED:
   50,000,000 Preferred shares, Par value $1.00                     -         -
   50,000,000 Common shares, Par value $1.00
--------------------------------------------------------------------------------
ISSUED AND OUTSTANDING:
   100,000 Preferred shares
   4,711,772 Common shares (4,544,504 in 1999)                      5         5
================================================================================

      Pursuant to an agreement dated December 31, 2000, ManUSA purchased from MRL-LLC all of MRL-LLC's 21.6% interest in Manulife Wood Logan Holdings. In exchange, ManUSA transferred 167,268 of its common shares to MRL-LLC and forgave a promissory note owed by MRL-LLC amounting to $52 plus accrued interest. The result was a $22 addition to the Company's contributed surplus. The agreement permits the use of estimates in determining the value of the shares exchanged until, at a mutually agreed upon date, a final valuation of the respective companies is performed. As a result of the valuation, there may be a future adjustment to the number of shares transferred.

      ManUSA and its life insurance subsidiaries are subject to statutory limitations on the payment of dividends. Dividend payments in excess of prescribed limits cannot be paid without the prior approval of U.S. insurance regulatory authorities.

      Net (loss) income and capital and surplus, as determined in accordance with statutory accounting principles for ManUSA and its life insurance subsidiaries were as follows:

FOR THE YEARS ENDED DECEMBER 31
($ millions)                                                      2000         1999         1998
------------------------------------------------------------------------------------------------
THE MANUFACTURERS LIFE INSURANCE COMPANY (U.S.A):
   Net income                                                  $   200      $   132      $    87
   Net capital and surplus                                       1,384        1,560        1,305
THE MANUFACTURERS LIFE INSURANCE COMPANY OF NORTH AMERICA:
   Net (loss) income                                           $   (59)     $    (3)     $    28
   Net capital and surplus                                         152          171          158
THE MANUFACTURERS LIFE INSURANCE COMPANY OF AMERICA:
   Net (loss) income                                           $   (19)     $     6      $   (24)
   Net capital and surplus                                         120          137          122
THE MANUFACTURERS LIFE INSURANCE COMPANY OF NEW YORK:
   Net (loss) income                                                (3)           1           (6)
   Net capital and surplus                                          61           64           63
------------------------------------------------------------------------------------------------

      The National Association of Insurance Commissioners has revised the Accounting Practices and Procedure Manual in a process referred to as Codification effective for January 1, 2001. The revised manual has changed, to some extent, prescribed statutory accounting practices and will result in changes to the accounting practices that ManUSA and its life insurance subsidiaries use in preparing their statutory-basis financial statements. The cumulative effect of such changes will be reported as an adjustment to statutory-basis capital and surplus as of January 1, 2001. The effect of adopting these changes has not resulted in a significant reduction in the statutory-basis capital and surplus of ManUSA nor of its life insurance subsidiaries.

      As a result of the demutualization of Manufacturers Life, there are regulatory restrictions on the amounts of profit that can be transferred to shareholders. These restrictions generally take the form of a fixed percentage of the policyholder dividends. The transfers are governed by the terms of Manufacturers Life's Plan of Demutualization.

9.    EMPLOYEE BENEFITS

      a) EMPLOYEE RETIREMENT PLAN

      The Company sponsors a non-contributory pension plan, the Cash Balance Plan ("the Plan"), which provides pension benefits based on length of service and final average earnings. Pension benefits are provided to those participants after three years of vesting service, and the normal retirement benefit is actuarially equivalent to the cash balance account at normal retirement date. The normal form of payment under the Plan is a life annuity, with various optional forms available. Vested benefits are fully funded; current pension costs are funded as they accrue.

      Actuarial valuation of accumulated plan benefits are based on projected salaries and best estimates of investment yields on plan assets, mortality of participants, employee termination and ages at retirement. Pension costs that relate to current service are charged to earnings in the current period. Experience gains and losses are amortized to income over the estimated average remaining service lives of the participants. No pension expense was recognized in 2000, 1999, or 1998 because the plan was subject to the full funding limitation under the Internal Revenue Code.

      At December 31, 2000, the projected benefit obligation of the plan based on an assumed interest rate of 7.25% was $52. The fair value of plan assets is $81.

      The Company also sponsors an unfunded supplemental cash balance plan ("the Supplemental Plan") for its executives. This non-qualified plan provides defined pension benefits in excess of limits imposed by the law to those retiring after age 50 with 10 or more years of vesting service. This plan covers the Company employees and selected executives. Pension benefits are provided to those who terminate after 5 years of vesting service, and the pension benefit is a final average benefit based on the executive's highest 5-year average earnings. Compensation is not limited, and benefits are not restricted by the Internal Revenue Code Section 415. Contribution credits vary by service, and interest credits are a function of the 1-year U.S. Treasury Bond rate plus 0.50%, but no less than 5.25% per year. These annual contribution credits are made in respect of the participant's compensation that is in excess of the limit in Internal Revenue Code
      Section 401(a)(17). In addition, a one-time contribution may be made for a participant if it is determined at the time of their termination of employment that the participant's pension benefit under the Plan is limited by Internal Revenue Code Section 415. Together, these contributions serve to restore to the participant the benefit that he / she would have been entitled to under the Plan's benefit formula but for the limitation in Internal Revenue Code Sections 401(a)(17) and 415.

      Benefits under the Supplemental Plan are provided to participants after three years. The default form of payment under this plan is a lump sum although participants may elect to receive payment in the form of an annuity provided that such election is made within the time period prescribed in the plan. If an annuity form of payment is elected, the amount payable is equal to the actuarial equivalent of the participant's balance under the Supplemental Plan, using the factors and assumptions for determining immediate annuity amounts applicable to the participant under the Plan.

      At December 31, 2000, the projected benefit obligation to the participants of the Supplemental Plan was $22. This is based on an assumed interest rate of 7.25%.

      Prior to July 1, 1998, the Company also participated in an unfunded Supplemental Executive Retirement Plan ("Manulife SERP") sponsored by Manufacturers Life for executives. This was a non qualified plan that provided defined pension benefits in excess of limits imposed by the law to those retiring after age 50 with 10 or more years of vesting service. The Manulife SERP covered the Company's employees and selected executives of MNA. Pension benefits were provided to those who terminate after 5 years of vesting service, and the pension benefit is a final average benefit based on the executive's highest 5-year average earnings. Compensation is not limited, and benefits are not restricted by the Internal Revenue Code Section 415.

      b) 401(K) PLAN

      The Company sponsors a defined contribution 401(k) Savings Plan which is subject to the provisions of the Employee Retirement Income Security Act of 1974 (ERISA). The Company contributed $1 for each of 2000, 1999, and 1998.

      c) DEFERRED COMPENSATION PLAN

      The Company has deferred compensation incentive plans open to all branch managers and qualified agents. There are no stock option plans involving stock of ManUSA.

      d) POSTRETIREMENT BENEFIT PLAN

      In addition to the retirement plans, the Company sponsors a postretirement benefit plan, which provides retiree medical and life insurance benefits to those who have attained age 55 with 10 or more years of service. The plan provides the medical coverage for retirees and spouses under age 65. Medicare provides primary coverage and the plan provides secondary coverage. There is no contribution for post-age 65 coverage and no contributions are required for retirees for life insurance coverage. The plan is unfunded.

      The Company accounts for its retiree benefit plan using the accrual method.

      The postretirement benefit cost for the year ended December 31, 2000 was $2. This amount includes the expected cost of postretirement benefits for newly eligible employees and for vested employees, interest cost, and gains and losses arising from differences between actuarial assumptions and actual experience.

      e) FINANCIAL INFORMATION REGARDING THE EMPLOYEE RETIREMENT PLAN AND THE POSTRETIREMENT BENEFIT PLAN

      Information applicable to the Employee Retirement Plan and the Postretirement Benefit Plan, determined in accordance with GAAP as estimated by a consulting actuary for the December 31 year end of the respective plans, is as follows:

                                                   EMPLOYEE                 POSTRETIREMENT
                                                  RETIREMENT                   BENEFIT
                                                     PLAN                       PLAN
AS OF DECEMBER 31                           ---------------------------------------------------
(in thousands)                                 2000          1999          2000          1999
-----------------------------------------------------------------------------------------------
CHANGE IN BENEFIT OBLIGATION
Benefit obligation at beginning of year     $(68,410)     $(67,253)     $(16,966)     $(19,893)
Service cost                                  (2,202)       (2,288)         (482)         (613)
Interest cost                                 (5,044)       (4,575)       (1,150)       (1,082)
Amendments                                    (1,011)           --            --            --
Actuarial gain (loss)                         (2,629)         (854)           60         3,903
Benefits paid                                  5,497         6,560           658           719
-----------------------------------------------------------------------------------------------
Benefits obligation at end of year          $(73,799)     $(68,410)     $(17,880)     $(16,966)
-----------------------------------------------------------------------------------------------

                                                             EMPLOYEE                 POSTRETIREMENT
                                                            RETIREMENT                   BENEFIT
                                                               PLAN                        PLAN
AS OF DECEMBER 31                                     ---------------------------------------------------
(in $thousands)                                           2000          1999          2000          1999
---------------------------------------------------------------------------------------------------------
CHANGE IN PLAN ASSETS
Fair value of plan assets at beginning of year        $ 86,777      $ 84,686      $     --      $     --
Actual return on plan assets                            (1,618)        7,428            --            --
Employer contribution                                    1,320         1,223           658           719
Benefits paid                                           (5,497)       (6,560)         (658)         (719)
---------------------------------------------------------------------------------------------------------
Fair value of plan assets at end of year              $ 80,982      $ 86,777      $     --      $     --
---------------------------------------------------------------------------------------------------------
Funded status                                         $  7,183      $ 18,367      $(17,880)     $(16,966)
Unrecognized transition obligation (asset)              (8,455)      (10,778)           --            --
Unrecognized actuarial loss (gain)                      15,580         4,303       (14,695)      (15,621)
Unrecognized prior service cost                          3,187         2,437            --            --
---------------------------------------------------------------------------------------------------------
Net amount recognized                                 $ 17,495      $ 14,329      $(32,575)     $(32,587)
---------------------------------------------------------------------------------------------------------
Amounts recognized in statement of financial
   position of the Company consist of:
   Prepaid benefit cost                               $ 34,082      $ 29,934      $     --      $     --
   Accrued benefit liability                           (21,130)      (20,741)      (32,575)      (32,587)
   Intangible asset                                        928         1,172            --            --
   Accumulated other comprehensive income                3,615         3,964            --            --
---------------------------------------------------------------------------------------------------------
Net amount recognized                                 $ 17,495      $ 14,329      $(32,575)     $(32,587)
---------------------------------------------------------------------------------------------------------
Other comprehensive income attributable to change     $   (349)           --            --            --
in additional minimum liability recognition
---------------------------------------------------------------------------------------------------------

* Amount is net of retiree contributions.

      e) FINANCIAL INFORMATION REGARDING THE EMPLOYEE RETIREMENT PLAN AND THE POSTRETIREMENT BENEFIT PLAN (CONTINUED)

                                          EMPLOYEE             POSTRETIREMENT
                                         RETIREMENT               BENEFIT
                                            PLAN                   PLAN
                                      -----------------------------------------
AS OF DECEMBER 31                      2000        1999        2000        1999
--------------------------------------------------------------------------------
WEIGHTED AVERAGE ASSUMPTIONS
Discount rate                         7.25%       7.50%       7.25%       7.50%
Expected return on plan assets        8.50%       8.50%        n/a         n/a
Rate of compensation increase         5.00%       5.00%       5.00%       5.00%

      On December 31, 2000, the accrued postretirement benefit cost was $18. The postretirement benefit obligation for eligible active employees was $2. The amount of the postretirement benefit obligation for ineligible active employees was $4. For measurement purposes as of December 31, 2000, an 8 % and 10 % annual rate of increase in the per capita cost of covered health care benefits was assumed for 2001 for pre-65 and post-65 coverages, respectively. These rates were assumed to decrease gradually to 5 % in 2006 and 2010, respectively, and remain at those levels thereafter.

                                                                   EMPLOYEE               POSTRETIREMENT
AS OF DECEMBER 31                                                 RETIREMENT                 BENEFIT
(IN THOUSANDS)                                                       PLAN                      PLAN
                                                             -----------------------------------------------
                                                                 2000         1999         2000         1999
------------------------------------------------------------------------------------------------------------
COMPONENTS OF NET PERIODIC BENEFIT COST FOR PLAN SPONSOR
Service cost                                                 $  2,202     $  2,288     $    483     $    613
Interest cost                                                   5,044        4,575        1,150        1,082
Expected return on plan assets                                 (7,181)      (7,088)          --           --
Amortization of net transition obligation                      (2,323)      (2,323)          --           --
Amortization of prior service cost                                262          221
Recognized actuarial loss (gain)                                  150          343         (986)        (892)
------------------------------------------------------------------------------------------------------------
Net periodic (benefit) cost                                  $ (1,846)    $ (1,984)    $    647     $    803
------------------------------------------------------------------------------------------------------------

      The projected benefit obligation in excess of plan assets, the accumulated benefit obligation in excess of plan assets, and the fair value of plan assets for the Supplemental Plan were $22, $21, and $0 respectively, as of December 31, 2000 and $21, $22, and $0 respectively, as of December 31, 1999.

      The health care cost trend rate assumption has a significant effect on the amounts reported. A one-percentage-point change in assumed health care cost trend rates would have the following effects on 2000 values:

                                                            100 BASIS-POINT     100 BASIS-POINT
(in thousands)                                                 INCREASE            DECREASE
-----------------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------------
Effect on total of service and interest cost components         $   275             $  (214)
Effect on postretirement benefit obligation                     $ 2,521             $(2,036)
-----------------------------------------------------------------------------------------------

10.   DERIVATIVE FINANCIAL INSTRUMENTS

      The Company uses a variety of off-balance sheet financial instruments as part of its efforts to manage exposures to foreign currency, interest rate and other market risks arising from its on-balance sheet financial instruments. Those instruments include interest rate exchange agreements and foreign currency forward contracts. The contract or notional amounts of those instruments reflect the extent of involvement in the various types of financial instruments.

      The Company's exposure to credit risk is the risk of loss from a counterparty failing to perform according to the terms of the contract. That exposure includes settlement risk (i.e., the risk that the counterparty defaults after the Company has delivered funds or securities under terms of the contract) that would result in an accounting loss and replacement cost risk (i.e. the cost to replace the contract at current market rates should the counterparty default prior to the settlement date). To limit exposure associated with counterparty nonperformance on interest rate exchange agreements, the Company enters into master netting agreements with its counterparties.

      INTEREST RATE EXCHANGE AGREEMENTS (SWAPS AND FLOORS)

      The Company enters into interest rate exchange agreements to reduce and manage interest rate risk associated with individual assets and liabilities, and its overall aggregate portfolio. These interest rate exchange agreements consist primarily of interest rate swap agreements and interest rate floors. The amounts to be received or paid pursuant to these agreements are accrued and recognized in the accompanying statements of operations through an adjustment to investment income, as appropriate, over the lives of the agreements. Gains or losses realized on closed or terminated agreements accounted for as hedges are deferred and amortized to investment income on a straight-line basis over the shorter of the lives of the agreements or the expected remaining lives of the underlying assets or liabilities.

      FOREIGN CURRENCY FORWARDS

      The Company uses foreign currency forward contracts to hedge some of the foreign exchange risk resulting from the fact that it generates revenue and holds assets in U.S. dollars, but incurs a significant portion of its maintenance expense in Canadian dollars. A foreign currency forward contract obligates the Company to deliver a specified amount of currency on a future date at a specified exchange rate. The value of the foreign exchange forward contracts at any given point fluctuates according to the underlying level of exchange rate and interest rate differentials.

      Outstanding derivatives with off-balance sheet risks are as follows:

                                               NOTIONAL OR
AS AT DECEMBER 31                            CONTRACT AMOUNTS       CARRYING VALUE        FAIR VALUE
($ millions)                                 2000        1999       2000      1999      2000      1999
--------------------------------------------------------------------------------------------------------
Interest rate & currency swaps & floors     $1,008      $  869     $    5    $   (2)   $    5    $   (2)

Interest rate option written                    22          22         --        --        --        --

Equity Contracts                                68          --         (1)       --        (1)       --

Currency forwards                            1,125         973          5        32         5        32
--------------------------------------------------------------------------------------------------------
TOTAL DERIVATIVES                           $2,223      $1,864     $    9    $   30    $    9    $   30
========================================================================================================

      Fair value of off-balance sheet derivative financial instruments reflect the estimated amounts that the Company would receive or pay to terminate the contract at the balance sheet date, including the current unrealized gains (losses) on the instruments. Fair values of the agreements were based on estimates obtained from the individual counterparties.

11.   FAIR VALUE OF FINANCIAL INSTRUMENTS

      The carrying values and the estimated fair values of the Company's financial instruments at December 31, 2000 were as follows:

($ millions)                                    CARRYING VALUE      FAIR VALUE
--------------------------------------------------------------------------------
ASSETS:
   Fixed-maturity and equity securities            $ 10,649          $ 10,649
   Mortgage loans                                     1,539             1,626
   Policy loans                                       1,998             1,998
   Derivative financial instruments                       9                 9
   Separate account assets                           29,681            29,681
LIABILITIES:
   Insurance investment contracts                  $  1,550          $  1,517
   Separate account liabilities                      29,681            29,681
--------------------------------------------------------------------------------

      The following methods and assumptions were used to estimate the fair values of the above financial instruments:

      FIXED-MATURITY AND EQUITY SECURITIES: Fair values of fixed-maturity and equity securities were based on quoted market prices, where available. Where no quoted market price was available, fair values were estimated using values obtained from independent pricing services or, in the case of private placements, by discounting expected future cash flows using a current market rate applicable to yield, credit quality, and average life of the investments.

      MORTGAGE LOANS: Fair value of mortgage loans was estimated using discounted cash flows and took into account the contractual maturities and discount rates which were based on current market rates for similar maturity ranges and adjusted for risk due to the property type.

      POLICY LOANS: Carrying values approximate fair values.

      DERIVATIVE FINANCIAL INSTRUMENTS: Fair values of derivative financial instruments were based on estimates obtained from the individual counterparties.

      INSURANCE INVESTMENT CONTRACTS: Fair value of insurance investment contracts which do not subject the Company to significant mortality or morbidity risks was estimated using cash flows discounted at market rates.

      SEPARATE ACCOUNT ASSETS AND LIABILITIES: The carrying amounts in the balance sheet for separate account assets and liabilities approximate their fair value.

12.   RELATED PARTY TRANSACTIONS

      The Company has formal service agreements with ManUSA's indirect parent, Manufacturers Life, which can be terminated by either party upon two months' notice. Under the various agreements, the Company will pay direct operating expenses incurred by Manulife Financial on behalf of the Company. Services provided under the agreements include legal, actuarial, investment, data processing, accounting and certain other administrative services. Costs incurred under the agreements were $243, $194, and $171 in 2000, 1999, and 1998, respectively.

      Manulife Financial provides a claims paying guarantee to most U.S. policyholders.

      On September 23, 1997, the Company entered into a reinsurance agreement with Manulife Reinsurance Limited ("MRL"), an affiliated life insurance company domiciled in Bermuda, to reinsure a closed block of participating life insurance business. As there was an insufficient transfer of mortality risk between the Company and MRL, the agreement was classified as financial reinsurance and given deposit-type accounting treatment. Title to the assets supporting this block of business was transferred to MRL under the terms of the agreement. Included in amounts due from affiliates is $568 (1999 - $562) representing the receivable from MRL for the transferred assets.

      The Company loaned $20 to MRL pursuant to a promissory note dated September 29, 2000. The loan is due on September 29, 2005 with interest calculated at 7.30% per annum, payable quarterly starting December 15, 2000.

      Pursuant to a promissory note dated June 12, 2000, the Company loaned $7 to MRL. Principal and accrued interest are payable on June 12, 2003. Interest on the loan calculated at 7.65% is payable semi-annually starting August 1, 2000.

      Pursuant to a promissory note and a credit agreement dated December 19, 2000, the Company received a loan of $250 ($375 Canadian) from an affiliate, Manulife Hungary Holdings KFT. The maturity date with respect to any advances is set at 365 days after the date of the advancement. Interest on the loan is calculated at the fluctuating rate to be equivalent to LIBOR plus 25 basis points and is payable quarterly starting March 28, 2001.

13.   REINSURANCE

      In the normal course of business, the Company assumes and cedes reinsurance as a party to several reinsurance treaties with major unrelated insurance companies. The Company remains liable for amounts ceded in the event that reinsurers do not meet their obligations.

      The effects of reinsurance on premiums with unrelated insurance companies were as follows:

FOR THE YEARS ENDED DECEMBER 31                    2000       1999       1998
($ millions)
--------------------------------------------------------------------------------
Direct premiums                                   $  963     $  976     $  908

Reinsurance assumed                                   14         12         --

Reinsurance ceded                                   (163)      (107)       (60)
--------------------------------------------------------------------------------
TOTAL PREMIUMS                                    $  814     $  881     $  848
--------------------------------------------------------------------------------

      Reinsurance recoveries on ceded reinsurance contracts were $186.9, $32.9, and $41.2 during 2000, 1999, and 1998, respectively.

14.   CONTINGENCIES

      In 1999, the Company settled a class action lawsuit related to policies sold on a "vanishing premium" basis. As a result of the settlement, the Company has agreed to pay special enhancements for certain policies beginning on or after July 1, 1999. The present value of these payments has an expected value of $150. In addition, the Company will pay $50 to policyholders as part of a claims resolution process and has agreed, subject to certain conditions, to not reduce dividends for a period of 3 years and to maintain the program of voluntary enhancements that was previously implemented. The voluntary enhancements have an expected present value of $300. Management believes that these provisions are also adequate to address the remaining class actions and individual actions, including actions that may result from policyholders who have opted out of class settlement. However, there can be no assurance that these legal proceedings or any further litigation relating to life insurance pricing and sales practices will not have a material adverse effect on the Company's business, financial conditions or results of operation.

      The Company has provided for the estimated costs of settlement in these consolidated financial statements based on the terms of the settlement.

      The Company is subject to legal actions arising in the ordinary course of business. These legal actions are not expected to have a material adverse effect on the consolidated financial position of the Company.

                    THE MANUFACTURERS LIFE INSURANCE COMPANY
                                    (U.S.A.)




                  CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

                  NINE MONTHS ENDED SEPTEMBER 30, 2001 AND 2000




   PREPARED IN CONFORMITY WITH ACCOUNTING PRINCIPLES GENERALLY ACCEPTED IN THE
                                  UNITED STATES

================================================================================

                            [MANULIFE FINANCIAL LOGO]

THE MANUFACTURERS LIFE INSURANCE COMPANY (U.S.A.)
CONSOLIDATED BALANCE SHEETS

                                                                               AS AT               AS AT
                                                                        SEPTEMBER 30         DECEMBER 31
ASSETS  ($ millions)                                                            2001                2000
--------------------------------------------------------------------------------------------------------
                                                                          (UNAUDITED)
INVESTMENTS
   Securities available-for-sale, at fair value
       Fixed-maturity (amortized cost:  2001 $9,568 ; 2000 $9,580)      $     10,085       $      9,797
       Equity (cost:  2001 $ 956 ; 2000 $707)                                    833                852
   Mortgage loans                                                              1,629              1,539
   Real estate                                                                   964                986
   Policy loans                                                                2,171              1,998
   Short-term investments                                                        863                715
--------------------------------------------------------------------------------------------------------
TOTAL INVESTMENTS                                                       $     16,545       $     15,887
--------------------------------------------------------------------------------------------------------

Cash and cash equivalents                                               $         26       $        164
Deferred acquisition costs                                                     2,224              2,066
Deferred income taxes                                                            144                125
Due from affiliates                                                              276                261
Amounts recoverable from reinsurers                                              821                572
Other assets                                                                     583                677
Separate account assets                                                       26,228             29,681
--------------------------------------------------------------------------------------------------------
TOTAL ASSETS                                                            $     46,847       $     49,433
========================================================================================================

LIABILITIES, CAPITAL AND SURPLUS  ($ millions)
--------------------------------------------------------------------------------------------------------
LIABILITIES:
   Policyholder liabilities and accruals                                $     17,331       $     16,240
   Note payable                                                                  200                200
   Other liabilities                                                             650                764
   Separate account liabilities                                               26,228             29,681
--------------------------------------------------------------------------------------------------------
TOTAL LIABILITIES                                                       $     44,409       $     46,885
--------------------------------------------------------------------------------------------------------

CAPITAL AND SURPLUS:
   Capital stock                                                        $          5       $          5
   Retained earnings                                                           2,345              2,260
   Accumulated other comprehensive income                                         88                283
--------------------------------------------------------------------------------------------------------
TOTAL CAPITAL AND SURPLUS                                               $      2,438       $      2,548
--------------------------------------------------------------------------------------------------------
TOTAL LIABILITIES, CAPITAL AND SURPLUS                                  $     46,847       $     49,433
========================================================================================================

See accompanying notes.

THE MANUFACTURERS LIFE INSURANCE COMPANY (U.S.A.)
Consolidated Statements of (Loss) Income (UNAUDITED)

                                                        THREE MONTHS ENDED      NINE MONTHS ENDED
                                                           SEPTEMBER 30            SEPTEMBER 30

($ millions)                                              2001        2000        2001        2000
--------------------------------------------------------------------------------------------------
REVENUE:
     Premiums                                           $  203      $  196      $  594      $  613
     Fee income                                            222         244         678         702
     Net investment income                                 283         287         835         846
     Realized investment gains (losses)                     22         (24)        109         129
     Other                                                   1           2           3          --
--------------------------------------------------------------------------------------------------
TOTAL REVENUE                                           $  731      $  705      $2,219      $2,290
--------------------------------------------------------------------------------------------------

BENEFITS AND EXPENSES:
     Policyholder benefits and claims                   $  443      $  393      $1,191      $1,249
     Operating expenses and commissions                    135         148         427         446
     Amortization of deferred acquisition costs             89          52         204          97
     Interest expense                                        7           4          23          13
     Policyholder dividends                                 91          87         258         251
     Minority interest expense                              --          13          --          19
--------------------------------------------------------------------------------------------------
TOTAL BENEFITS AND EXPENSES                             $  765      $  697      $2,103      $2,075

--------------------------------------------------------------------------------------------------
(LOSS) INCOME BEFORE INCOME TAX (RECOVERY) EXPENSE      $  (34)     $    8      $  116      $  215
--------------------------------------------------------------------------------------------------
INCOME TAX (RECOVERY) EXPENSE                           $  (14)     $  (27)     $   31      $   46

--------------------------------------------------------------------------------------------------
NET (LOSS) INCOME                                       $  (20)     $   35      $   85      $  169
--------------------------------------------------------------------------------------------------

See accompanying notes.

THE MANUFACTURERS LIFE INSURANCE COMPANY (U.S.A.)

CONSOLIDATED STATEMENTS OF CHANGES IN CAPITAL AND SURPLUS (UNAUDITED)

                                                         ACCUMULATED
                                                            OTHER
                                 CAPITAL    RETAINED    COMPREHENSIVE    TOTAL CAPITAL
($millions)                       STOCK     EARNINGS       INCOME         AND SURPLUS
--------------------------------------------------------------------------------------
Balance at December 31, 2000      $   5     $  2,260       $  283           $ 2,548
Comprehensive income                 --           85         (195)             (110)
--------------------------------------------------------------------------------------
BALANCE, SEPTEMBER 30, 2001       $   5     $  2,345       $   88           $ 2,438
======================================================================================

See accompanying notes.

THE MANUFACTURERS LIFE INSURANCE COMPANY (U.S.A.)

CONSOLIDATED STATEMENTS OF CASH FLOWS  (UNAUDITED)

                                                                                                   NINE MONTHS ENDED
                                                                                                      SEPTEMBER 30
($ millions)                                                                                         2001          2000
------------------------------------------------------------------------------------------------------------------------
OPERATING ACTIVITIES:
Net income                                                                                       $     85      $    169
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
     Additions to policyholder liabilities and accruals                                               306           237
     Deferred acquisition costs                                                                      (390)         (446)
     Amortization of deferred acquisition costs                                                       204            97
     Amounts recoverable from reinsurers                                                               (6)           72
     Realized investment gains                                                                       (109)         (129)
     Decreases (additions) to deferred income taxes                                                    40           (25)
     Amounts due from affiliates                                                                       34           367
     Other assets and liabilities, net                                                               (173)         (295)
     Other, net                                                                                        87            50
------------------------------------------------------------------------------------------------------------------------
Net cash provided by (used in) operating activities                                              $     78      $     97
------------------------------------------------------------------------------------------------------------------------
INVESTING ACTIVITIES:
Fixed-maturity securities sold, matured or repaid                                                $  7,511      $  4,355
Fixed-maturity securities purchased                                                                (7,454)       (4,682)
Equity securities sold                                                                                180           692
Equity securities purchased                                                                          (419)         (458)
Mortgage loans advanced                                                                              (212)         (104)
Mortgage loans repaid                                                                                 124           218
Real estate sold                                                                                       42            50
Real estate purchased                                                                                 (20)          (46)
Policy loans advanced, net                                                                           (173)         (108)
Short-term investments                                                                               (147)          (77)
Other investments, net                                                                                (18)          218
------------------------------------------------------------------------------------------------------------------------
Net cash (used in) provided by investing activities                                              $   (586)     $     58
------------------------------------------------------------------------------------------------------------------------
FINANCING ACTIVITIES:
Deposits and interest credited to policyholder account balances                                  $  1,401      $    910
Withdrawals from policyholder account balances                                                     (1,064)       (1,175)
Net reinsurance recoverable                                                                            33            71
------------------------------------------------------------------------------------------------------------------------
Net cash provided by (used in) financing activities                                              $    370      $   (194)
------------------------------------------------------------------------------------------------------------------------
Decrease in cash and cash equivalents during the period                                          $   (138)     $    (39)
Cash and cash equivalents at beginning of year                                                        164           131
------------------------------------------------------------------------------------------------------------------------
BALANCE, END OF PERIOD                                                                           $     26      $     92
========================================================================================================================

See accompanying notes.

                THE MANUFACTURERS LIFE INSURANCE COMPANY (U.S.A.)
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                               SEPTEMBER 30, 2001
                            (IN MILLIONS OF DOLLARS)
                                   (UNAUDITED)


1.    ORGANIZATION

      The Manufacturers Life Insurance Company (U.S.A.) ("ManUSA") is an indirectly wholly-owned subsidiary of Manulife Financial Corporation, a Canadian-based publicly traded company. Manulife Financial Corporation and its subsidiaries are collectively known as "Manulife Financial". ManUSA and its subsidiaries, collectively known as the "Company", operate in the life insurance industry, offering a broad range of insurance related products. These products are offered both on an individual and group basis and are marketed primarily in the United States.

      In December of 2000 through an issue of shares, the Company acquired the remaining 21.6% minority interest in Manulife-Wood Logan Holding Co. Inc, a subsidiary of the Company, from MRL Holding, LLC ("MRL-LLC"), an affiliated company. As this was a related party transaction, the purchase was accounted for at MRL-LLC's carrying value and no goodwill was generated.

2.    SIGNIFICANT ACCOUNTING POLICIES

      a) BASIS OF PRESENTATION

      The accompanying unaudited consolidated financial statements of the Company have been prepared in accordance with accounting principles generally accepted in the United States ("GAAP"), except that they do not contain complete notes. However, in the opinion of management, these statements include all normal recurring adjustments necessary for a fair presentation of the results. Operating results for the nine months ended September 30, 2001 are not necessarily indicative of the results that may be expected for the full year ending December 31, 2001.

      Certain prior year amounts have been reclassified to conform to the current year presentation.

      b) RECENT ACCOUNTING STANDARDS

      In July 2001, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards ("SFAS") No. 141, "Business Combinations" and SFAS No. 142, "Goodwill and Other Intangible Assets". SFAS No. 141 requires the purchase method of accounting to be used for all future business combinations. SFAS No. 142 eliminates the practice of amortizing goodwill through periodic charges to earnings and establishes a new methodology for recognizing and measuring goodwill and other intangible assets. Under this new accounting standard, the Company will cease goodwill amortization on January 1, 2002. Goodwill amortization for full year 2001 is not expected to be material and would have been approximately the same amount in 2002 under accounting standards currently in effect. The Company is currently considering the other provisions of the new standard. The impact of adopting these two standards on the Company's financial statements is not expected to be material.

3.    DERIVATIVE FINANCIAL INSTRUMENTS

      Effective January 1, 2001 with the adoption of the Financial Accounting Standards Board Statement No. 133 - "Accounting for Derivative Instrument and Hedging Activities", and Statement No. 138 "Accounting for Certain Derivatives and Certain Hedging Activities", all derivative instruments are reported on the Consolidated Balance Sheets at their fair value, with changes in fair value recorded in income or equity, depending on the use of the derivative instrument. Changes in the fair value of derivatives that are not designated as hedges are recognized in current period earnings.

      The Company has entered into a reinsurance agreement with an unaffiliated reinsurer to reinsure the risk associated with the "Guaranteed Retirement Income Program", a rider offered on one of the variable annuity products sold. This rider is designed to protect the policyholder against adverse investment market movements. As a result, there is an embedded derivative within this agreement that has an estimated fair market value of $276 as at September 30, 2001, and is reflected in the Consolidated Balance Sheets as part of "Amounts recoverable from reinsurers". The related $276 estimated fair value of the obligation to the policyholder has been reflected in the Consolidated Balance Sheets as part of "Policyholder liabilities and accruals". There was no cumulative effect on surplus in the consolidated financial statements of the Company upon the adoption of these accounting statements.

4.    COMPREHENSIVE INCOME

      Total comprehensive income was as follows:

                                                    THREE MONTHS ENDED      NINE MONTHS ENDED
                                                       SEPTEMBER 30           SEPTEMBER 30

COMPREHENSIVE INCOME (LOSS):
($ millions)                                          2001        2000       2001        2000
----------------------------------------------------------------------------------------------
NET (LOSS) INCOME                                   $  (20)     $   35     $   85      $  169
----------------------------------------------------------------------------------------------
OTHER COMPREHENSIVE INCOME (LOSS), NET OF TAX:
Unrealized holding gains (losses) arising
during the period                                        5         (38)       (111)       (32)
Foreign currency translation                           (16)         --         (29)        (5)
Less:
Reclassification adjustment for realized
gains (losses) included in net (loss) income            (1)        (43)        55          75
----------------------------------------------------------------------------------------------
Other comprehensive income (loss)                      (10)          5       (195)       (112)
----------------------------------------------------------------------------------------------
COMPREHENSIVE INCOME (LOSS)                         $  (30)     $   40     $ (110)     $   57
==============================================================================================

      Other comprehensive loss is reported net of taxes payable (recoverable) of $3 and $3 for the three months and ($89) and ($58) for the nine months ended September 30, 2001 and 2000, respectively.

      Accumulated other comprehensive income is comprised of the following:

                                                    AS AT               AS AT
($ millions)                                 SEPTEMBER 30, 2001   DECEMBER 31, 2000
-----------------------------------------------------------------------------------
UNREALIZED GAINS :
     Beginning balance                             $  290              $  132
     Current period change                           (166)                158
-----------------------------------------------------------------------------------
     Ending balance                                $  124              $  290
-----------------------------------------------------------------------------------
FOREIGN CURRENCY:
     Beginning balance                             $   (7)             $   (4)
     Current period change                            (29)                 (3)
-----------------------------------------------------------------------------------
     Ending balance                                $  (36)             $   (7)
-----------------------------------------------------------------------------------
ACCUMULATED OTHER COMPREHENSIVE INCOME             $   88              $  283
===================================================================================

5.    CONTINGENCIES

      The Company has provided for the estimated costs of settlement in these consolidated financial statements based on the terms of the settlement.

      The Company and its subsidiaries are subject to legal actions arising in the ordinary course of business. These legal actions are not expected to have a material adverse effect on the consolidated financial position of the Company.

6.    CODIFICATION

      In March 1998, the National Association of Insurance Commissioners adopted codified statutory accounting principles ("Codification") effective January 1, 2001. Codification changes prescribed statutory accounting practices and results in changes to the accounting practices that the Company's life insurance subsidiaries use to prepare their statutory-basis financial statements. The states of domicile of these subsidiaries adopted Codification as the prescribed basis of accounting on which insurers must report their statutory-basis results. The cumulative effect of changes in accounting principles adopted to conform to the requirements of Codification was reported as an increase to surplus in the statutory-basis financial statement of the respective life insurance subsidiaries. In total, statutory-basis surplus of the life insurance entities within the Company increased by $182.

7.    SUBSEQUENT EVENT

      Subject to the approval of state and federal regulators and effective for January 1, 2002, it is the intention of management to merge all of the operations of The Manufacturers Reinsurance Corporation (U.S.A.) ("MRC"), the direct parent company of ManUSA, into the operations of ManUSA beginning on that date. As a result, products currently sold and administered under the name of MRC will be offered and administered under the name of ManUSA.

                                     PART C



                                OTHER INFORMATION

Guide to Name Changes and Successions:

The following name changes took place October 1, 1997:

                   Old Name                                                           New Name
NASL Variable Account                                        The Manufacturers Life Insurance Company of North America
                                                             Separate Account A
North American Security Life Insurance Company               The Manufacturers Life Insurance Company of North America

The following name changes took place November 1, 1997:

                   Old Name                                                           New Name
NAWL Holding Co., Inc.                                       Manulife-Wood Logan Holding Co., Inc.

The following name changes took place September 24, 1999:

                   Old Name                                                           New Name
Wood Logan Associates, Inc.                                  Manulife Wood Logan, Inc.

On September 30, 1997, Manufacturers Securities Services, LLC succeeded to the business of NASL Financial Services, Inc.


The following changes became effective on January 1, 2002:

         The Manufacturers Life Insurance Company of North America ("Manulife North America") merged into The Manufacturers Life Insurance Company (U.S.A.) with the latter becoming the owner of all of Manulife North America's assets, including the assets of Separate Account A.


                                    * * * * *

Item 24.  Financial Statements and Exhibits

(a)      Financial Statements


         (1) Financial Statements of the Registrant, The Manufacturers Life Insurance Company (U.S.A.) Separate Account H, (Part B of the registration statement). FILED HEREWITH



         (2) Financial Statements of the Depositor, The Manufacturers Life Insurance Company (U.S.A.) (Part B of the registration statement). FILED HEREWITH


(b)      Exhibits



         (1)      (i)      Resolution of the Board of Directors of North
                           American Security Life Insurance Company (U.S.A.)
                           establishing The Manufacturers Life Insurance Company
                           Separate Account H - Incorporated by reference to
                           Exhibit (b)(1)(i) to pre-effective amendment no. 1 to the registration statement on form N-4, file number
                           333-70728, filed January 2, 2002.


         (2) Agreements for custody of securities and similar investments - Not Applicable.

         (3)      (i)      Form of Underwriting Agreement between North American
                           Security Life Insurance Company (Depositor) and NASL
                           Financial Services, Inc. (Underwriter) --
                           Incorporated by reference to Exhibit (b)(3)(i) to Form N-4, file number 33-76162, filed March 1, 1999.

                  (ii) Form of Promotional Agent Agreement -- Incorporated by reference to Exhibit (b)(3)(ii) to post-effective amendment no. 3 to Form N-4, file number 33-77878, filed February 28, 1997.

                  (iii) Form of Amendment to Promotional Agent Agreement - Incorporated by reference to Exhibit (b)(3)(iii) to Form N-4, file number 33-76162, filed February 25, 1998.

                  (iv) Form of broker-dealer Agreement - Incorporated by reference to Exhibit (b)(3)(iv) to to the registration statement on form N-4, file number 333-70730, filed October 2, 2002.



         (4)      (i)      Specimen Flexible Payment Deferred Combination Fixed
                           and Variable Group Annuity Contract,
                           Non-Participating -- Previously filed as Exhibit
                           (b)(4)(i) to post effective amendment no. 4 to registration statement on Form N-4 (file no.
                           333-76684) filed February 26, 1998.

                  (ii) Specimen Certificate Under Flexible Payment Deferred Combination Fixed and Variable Group Annuity Contract, Non-Participating -- Previously filed as Exhibit (b)(4)(ii) to post effective amendment no. 4 to registration statement on Form N-4 (file no. 333-76684) filed February 26, 1998.

                  (iii) Specimen Endorsements to Contract: (i) Individual Retirement Annuity Endorsement; (ii) ERISA Tax-sheltered Annuity Endorsement; (iii) Tax-sheltered Annuity Endorsement; (iv) Section 401 Plans Endorsement; (v) Texas Optional Retirement Program Endorsement; (vi) Qualified Contract Provisions; (vii) Fixed Account Endorsement; (viii) Death Benefit Endorsement -- Previously filed as Exhibit (b)(4)(iii) to post effective amendment no. 4 to registration statement on Form N-4 (file no. 333-76684) filed February 26, 1998.

                  (iv) Specimen Death Benefit Endorsements to Contract (apply to certain prior contracts only) -- Previously filed as Exhibit (b)(4)(iv) to post effective amendment no. 4 to registration statement on Form N-4 (file no. 333-76684) filed February 26, 1998.

                  (v) Fixed Account Endorsement - Previously filed as Exhibit (b)(4)(vi) to post effective amendment no. 6 to registration statement on Form N-4 (file no. 333-76684) filed March 2, 1999.

                  (vii) Roth Individual Retirement Annuity Endorsement - Incorporated by reference to Exhibit (b)(4)(ii)(F) to registration statement on Form N-4, file number 33-76162, filed March 1, 1999.

         (5)      (i)      Form of Specimen Application for Flexible Purchase
                           Payment Individual Deferred Combination Fixed and
                           Variable Annuity Contract, Non-Participating --
                           Incorporated by reference to Exhibit (b)(5)(i) to post effective amendment 5 to file number 333-24657, filed February 28, 2000.

                  (ii) Form of Specimen Application for Flexible Purchase Payment Individual Deferred Combination Fixed and Variable Annuity Contract (VENTURE.APP.009.98) - Incorporated by reference to Exhibit (b)(5)(i) to post-effective amendment no. 3 to this registration statement, filed March 1, 1999.

         (6)      (i)      Restated Articles of Redomestication of The
                           Manufacturers Life Insurance Company (U.S.A.) -
                           Incorporated by reference to Exhibit A(6) to the registration statement on Form S-6 filed July 20, 2000 (File No. 333-41814).

                  (ii) Certificate of Amendment of Certificate of Incorporation of the Company, Name Change July 1984 -- Incorporated by reference to Exhibit (3)(i)(a) to Form 10Q of The Manufacturers Life Insurance Company of North America, filed November 14, 1997.

                  (iii) By-laws of The Manufacturers Life Insurance Company (U.S.A.) - Incorporated by reference to Exhibit A(6)(b) to the registration statement on Form S-6 filed July 20, 2000 (File No. 333-41814).

         (7)      (i)      Form of Variable Annuity Reinsurance Agreement
                           Contract between North American Security Life
                           Insurance Company and Connecticut General Life
                           Insurance Company, effective July 1,
                           1997--Incorporated by reference to Exhibit (b) (7)
                           (i) to the registration statement filed February 26, 1998.

                  (ii) Form of Automatic Reinsurance Agreement between North American Security Life Insurance Company and Swiss Re Life & Health America Inc., effective August 1, 1997
                           - Incorporated by reference to Exhibit (b) (7) (ii) to this registration statement.

                  (iii) Form of contract of reinsurance in connection with the variable annuity contracts being offered - Contract between The Manufacturers Life Insurance Company of North America and Manulife Reinsurance Corporation (USA), effective July 1, 1998 - Incorporated by reference to Exhibit (b)(7)(iv) to Form N-4, file number 33-77878, filed December 16, 1998.

                  (iv) Form of Coinsurance Agreement between North American Security Life Insurance Company and Peoples Security Life Insurance Company, effective June 30, 1995 - Incorporated by reference to Exhibit 10(iv) to pre-effective amendment No. 1 to Form S-1, file number 333-6011 filed January 29, 1997.


                  (v) Form of Automatic Reinsurance Agreement with AXA Re Life Insurance Company, effective May 1, 2000. --Incorporated by reference to Exhibit 7(v) to pre-effective amendment No. 1, to Form N-4, file number 333-70728, filed January 2, 2002.


         (8) Other material contracts not made in the ordinary course of business which are to be performed in whole or in part on or after the date the registration statement is filed:

                  (i) Form of Remote Service Agreement dated November 1, 1996 between North American Security Life Insurance Company and CSC Continuum Inc. -- Incorporated by reference to Exhibit (b)(8)(i) to post-effective amendment no. 3 to Form N-4, file number 33-77878, filed February 28, 1997.

                  (ii) Amendment to Remote Service Agreement dated April 1, 1998 between Manufacturers Life Insurance Company of North America and CSC Continuum Inc. -- Incorporated by reference to Exhibit (b)(8)(ii) to post effective amendment no. 9 to Form N-4, file number 33-77878, filed April 28, 2000

                  (iii) Amendment to Remote Service Agreement dated March 1999 between Manufacturers Life Insurance Company of North America and CSC Continuum Inc. - Incorporated by reference to Exhibit (b)(8)(ii) to post-effective amendment no. 9 to Form N-4, file number 33-76162 filed April 27, 2000.


                  (iv) Form of Merger Agreement with The Manufacturers Life Insurance Company (U.S.A.) and The Manufacturers Life Insurance Company of North America - Incorporated by reference to Exhibit (b)(8)(iv) to the registration statement on form N-4, file number 333-70730, filed October 2, 2001.



         (9) Opinion of Counsel and consent to its use as to the legality of the securities being registered - FILED HEREWITH



         (10) Written consent of Ernst & Young LLP, independent auditors - FILED HEREWITH


         (11) All financial statements omitted from Item 23, Financial Statements--Not Applicable

         (12) Agreements in consideration for providing initial capital between or among Registrant, Depositor, Underwriter or initial contract owners -- Not Applicable.

         (13) Schedules of computation,-- Incorporated by reference to Exhibit (b)(13) to post-effective amendment no. 2 to Form N-4, file number 33-76162, filed March 1, 1996.

         (14)     Financial Data Schedule - Not Applicable.

         (15)     Powers of Attorney

                  (i) (Robert A. Cook, John DesPrez III, Geoffrey Guy, James O'Malley, Joseph J. Pietroski, Rex Schaybaygh) incorporated by reference to exhibit 7 to initial registration statement on Form S-6, file number 333-41814 filed July 20, 2000 on behalf of The Manufacturers Life Insurance Company (U.S.A.)


                  (ii) Powers of Attorney (John Ostler) - Incorporated by reference to Exhibit (b)(15)(ii) to the registration statement on form N-4, file number 333-70730, filed October 2, 2002.



                  (iii) Powers of Attorney (Jim Boyle, John Lyon) - Incorporated by reference to Exhibit (b)(15)(iii) to the registration statement on form N-4, file number 333-70730, filed October 2, 2002.



Item 25.          Directors and Officers of the Depositor.

OFFICERS AND DIRECTORS OF THE MANUFACTURERS LIFE INSURANCE COMPANY OF NORTH AMERICA

John D. DesPrez III**        Director and Chairman of the Board of Directors, President
James Boyle                  Director
Robert A. Cook**             Senior Vice President, U.S. Insurance; Director
Peter Copestake*             Vice President, Finance
James D. Gallagher**         Vice President, Secretary and General Counsel
Donald Guloien*              Executive Vice President and Chief Financial Officer
Geoffrey Guy*                Director
John Lyon*                   Vice President and Chief Financial Officer, Investments
James O'Malley*              Senior Vice President, U.S. Group Pension; Director
Joseph J. Pietroski*         Director
Rex Schaybaugh, Jr.*         Director
John Ostler*                 Vice President and Chief Financial Officer
Warren Thomson               Senior Vice President, Investments
Denis Turner*                Vice President and Treasurer


*Principal business address is Manulife Financial, 200 Bloor Street, Toronto, Ontario Canada M4W 1E5.

**Principal business address is Manulife Financial, 73 Tremont Street, Boston, MA 02116.

***Principal business address is Manulife Financial, 500 Boylston Street, Boston, MA 02116


Item 26. Persons Controlled by or Under Common Control with Depositor or Registrant.

                         MANULIFE FINANCIAL CORPORATION
                          CORPORATE ORGANIZATION CHART
                               AS OF JUNE 30, 2001

                                                                                                    % OF EQUITY   JURISDICTION OF
AFFILIATE                                                                                LEGAL ID                  INCORPORATION
---------                                                                                --------   -----------   ---------------
MANULIFE FINANCIAL CORPORATION                                                                2          100          CANADA
  The Manufacturers Life Insurance Company                                                    1          100          Canada
    Manucab Ltd. (x)                                                                         30          100          Canada
    MF Leasing (Canada) Inc.                                                                169          100          Ontario
       1332953 Ontario Inc.                                                                 168          100          Ontario
    MLI Resources Inc.                                                                      194          100          Alberta
    Manulife Financial Services Inc.                                                        190          100          Canada
    1293319 Ontario Inc.                                                                    170          100          Ontario

    Enterprise Capital Management Inc.                                                        0           20          Ontario
    Cantay Holdings Inc.                                                                     51          100          Ontario
    994744 Ontario Inc.                                                                     122          100          Ontario
    DomLife Realty Limited                                                                               100          Canada
    3550435 Canada Inc.                                                                     107          100          Canada
       Commercial Union Life Assurance Company of Canada                                    106          100          Canada
    3426505 Canada Inc.                                                                     161          100          Canada
    Manulife Bank of Canada                                                                  58          100          Canada
    Manulife Securities International Ltd.                                                   79          100          Canada
    NAL Resources Limited                                                                   117          100          Alberta
    Manulife International Capital Corporation Limited                                      135          100          Ontario
        Golf Town Canada Inc.                                                               145        59.89          Canada
        VFC Inc.                                                                              0           25          Canada
        1198184 Ontario Limited                                                             134          100          Ontario
        Regional Power Inc.                                                                 136           80          Ontario
           La Regionale Power Port-Cartier Inc.                                               0          100          Canada
           La Regionale Power Angliers Inc.                                                   0          100          Canada
           Addalam Power Corporation                                                          0           50          Philippines
        Luxell Technologies Inc.                                                              0        13.04          Ontario
    FNA Financial Inc.                                                                      115          100          Canada
        NAL Trustco Inc.                                                                      0          100          Ontario
        First North American Insurance Company                                              111          100          Canada
        Elliott & Page Limited                                                              116          100          Ontario
        Seamark Asset Management Ltd.                                                       118        67.86          Canada
        NAL Resources Management Limited                                                    120          100          Canada
    Manulife European Holdings (Alberta) Limited                                            146          100          Alberta
         Manulife Hungary KFT                                                               149           99**        Hungary
    The Manufacturers Investment Corporation                                                 87          100          Michigan
        Manulife Reinsurance Corporation (U.S.A.)                                            20          100          Michigan
           Manulife Reinsurance Limited                                                      67          100          Bermuda
               MRL Holding, LLC                                                              80          100          Delaware
           The Manufacturers Life Insurance Company (U.S.A.)                                 19         96.1*         Michigan
               Flex Holding, LLC                                                              0         22.4          Delaware
                  Flex Leasing I, LLC                                                         0        99.99          Delaware
               Flex Leasing II, LLC                                                           0         19.6          Delaware
               Ennal, Inc.                                                                  124          100          Ohio
               ESLS Investment Limited, LLC                                                 167          100          Ohio
               Thornhill Leasing Investments, LLC                                                         90          Delaware
               The Manufacturers Life Insurance Company of America                           17          100          Michigan
                  MANULIFE HOLDING CORPORATION                                               21          100          Delaware
                      ManEquity, Inc.                                                         5          100          Colorado
                      Manufacturers Adviser Corporation                                       6          100          Colorado
                      Manulife Capital Corporation                                          144          100          Delaware
                         MCC Asset Management Inc.                                          186          100          Delaware
                         MF Private Capital, Inc.                                           182          100          Delaware
                            MF Private Capital Securities, Inc.                             119          100          Delaware
                            0MFPC Insurance Advisors, Inc.                                  184          100          Delaware
                            MF Private Capital Ventures, Inc.                               183          100          Delaware
                      Manulife Property Management of Washington, D.C., Inc.                  0          100          Wash., D.C.
                      ManuLife Service Corporation                                            7          100          Colorado

                      Manulife Leasing Co., LLC                                                           80          Delaware
               DOVER LEASING INVESTMENTS, LLC                                                             99          Delaware
               Ironside Venture Partners I LLC                                              196          100          Delaware
                  NewRiver Investor Communications Inc.                                       0        14.67          Delaware
                  Linx Communications Inc.                                                    0        12.39          Delaware
               Ironside Venture Partners II LLC                                             197          100          Delaware
               Manulife-Wood Logan Holding Co., Inc.                                         98          100          Delaware
                  Manulife Wood Logan, Inc.                                                  91          100          Connecticut
                  The Manufacturers Life Insurance Company of North America                  93          100          Delaware
                      Manufacturers Securities Services, LLC                                 97           90(s)       Delaware
                      The Manufacturers Life Insurance Company of New York                   94          100          New York
    Manulife International Investment Management Limited                                     64          100          U.K.
       Manulife International Fund Management Limited                                         0          100          U.K.
    WT(SW) Properties Ltd.                                                                   82          100          U.K.
    Manulife Europe Ruckversicherungs-Aktiengesellschaft                                    138          100          Germany
    MIL Holdings (Bermuda) Limited                                                          147          100          Bermuda
    Manulife International Holdings Limited                                                 152          100          Bermuda
        Manulife Provident Funds Trust Company Limited                                      163          100          Hong Kong
        Manulife (International) Limited                                                     28          100          Bermuda
           Manulife-Sinochem Life Insurance Co. Ltd.                                         43           51          China
           The Manufacturers (Pacific Asia) Insurance Company Limited                        61          100          Hong Kong
           Manulife Consultants Limited                                                       0          100          Hong Kong
           Manulife Financial Shareholdings Limited                                           0          100          Hong Kong
           Manulife Financial Management Limited                                              0          100          Hong Kong
           Manulife Financial Group Limited                                                   0          100          Hong Kong
           Manulife Financial Investment Limited                                              0          100          Hong Kong
        Manulife Funds Direct (Barbados) Limited                                             78          100          Barbados
           P.T. Manulife Aset Manajemen Indonesia                                             0           55          Indonesia
           Manulife Funds Direct (Hong Kong) Limited                                          0          100          Hong Kong
    Manulife Data Services Inc.                                                               81         100          Barbados
    ManuLife (International) Reinsurance Limited                                              34         100          Bermuda
        Manufacturers P&C Limited                                                             36         100          Barbados
        Manufacturers Life Reinsurance Limited                                                49         100          Barbados
        Manulife Management Services Ltd.                                                    191         100          Barbados
    Chinfon-Manulife Insurance Company Limited                                               188          60          Vietnam
    Chinfon-Manulife Insurance Company Limited                                                59          60          Bermuda
    OUB Manulife Pte. Ltd.                                                                    14          50          Singapore
    The Manufacturers Life Insurance Co. (Phils.), Inc.                                      164         100          Philippines
        Manulife Financial Plans, Inc.                                                       187         100          Philippines
    P.T. Asuransi Jiwa Manulife Indonesia                                                     42          71          Indonesia
        P.T. Buanadaya Sarana Informatika                                                      0         100          Indonesia
        P.T. Asuransi Jiwa Arta Mandiri Prima                                                 42         100          Indonesia
    Manulife (Malaysia) SDN.BHD.                                                              74         100          Malaysia
    Manulife Holdings (Hong Kong) Limited                                                     15         100          Hong Kong
    Manulife Financial Systems (Hong Kong) Limited                                            53         100          Hong Kong
    Manulife Century Investments (Alberta) Inc.                                              171         100          Alberta
       Manulife Century Life Insurance Company                                               180         359(h)       Japan
       Manulife Century Investments (Bermuda) Limited                                        172         100          Bermuda
            Manulife System Service Kabushiki Kaisha                                         192          90(d)       Japan

            Manulife Century Investments (Luxembourg) S.A.                                   173         100          Luxembourg
                Manulife Century Investments (Netherlands) B.V.                              174         100          Netherlands
                Daihyaku Manulife Holdings (Bermuda) Limited                                 175         100          Bermuda
                    Manulife Century Holdings (Netherlands) B.V.                             195         100          Netherlands
                 Kyoritsu Confirm Co., Ltd.                                                  179        90.9(c)       Japan
                 Manulife Premium Collection Co., Ltd.                                       178          57(t)       Japan

                         Manulife Century Business Company                                   177         100          Japan


(x)      Inactive subsidiaries are noted in italics.

* 3.9% of The Manufacturers Life Insurance Company (USA) is owned by .MRL Holding LLC.

** 1% of Manulife Hungary Holdings KFT is owned by The Manufacturers Life Insurance Company.

(s) 10% of Manufacturers Securities Services, LLC is owned by The Manufacturers Life Insurance Company of New York.

(c) 9.1% of Kyoritsu Confirm Co., Ltd. is owned by Manulife Century Life Insurance Company.

(t) 10% of Manulife Premium Collection Co., Ltd. is owned by Manulife Century Life Insurance Company.

(d) 10% of Manulife System Service Kabushiki Kaisha is owned by Manulife Century Life Insurance Company.

(h) 32.6% of Manulife Century Life Insurance Company is owned by Manulife Century Investments (Netherlands) B.V. and 32.4% by Manulife Century Holdings (Netherlands) B.V.

         Item 27. Number of Contract Owners.


         As of December 1, 2001, there were no qualified contracts and no non-qualified contracts of the series offered hereby outstanding.


         Item 28. Indemnification.

         Article XII of the Restated Articles of Redomestication of the Company provides as follows:

         No director of this Corporation shall be personally liable to the Corporation or its shareholders or policyholders for monetary damages for breach of the director's fiduciary duty, provided that the foregoing shall not eliminate or limit the liability of a director for any of the following:

         i) a breach of the director's duty or loyalty to the Corporation or its shareholders or policyholders;

         ii) acts or omissions not in good faith or that involve intentional misconduct or knowing violation of law;

         iii) a violation of Sections 5036, 5276 or 5280 of the Michigan Insurance Code, being MCLA 500.5036, 500.5276 and 500.5280;

         iv) a transaction from which the director derived an improper personal benefit; or

         v) an act or omission occurring on or before the date of filing of these Articles of Incorporation.

         If the Michigan Insurance Code is hereafter amended to authorize the further elimination or limitation of the liability of directors. then the liability of a director of the Corporation, in addition to the limitation on personal liability contained herein, shall be eliminated or limited to the fullest extent permitted by the Michigan Insurance Code as so amended. No amendment or repeal of this Article XII shall apply to or have any effect on the liability or alleged liability of any director of the Corporation for or with respect to any acts or omissions of such director occurring prior to the effective date of any such amendment or repeal.


         Notwithstanding the foregoing, Registrant hereby makes the following undertaking pursuant to Rule 484 under the Securities Act of 1933:

         Insofar as indemnification for liability arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.





Item 29. Principal Underwriters.

a.       Name of Investment Company                  Capacity In which acting
         --------------------------                  ------------------------

The Manufacturers Life Insurance                     Principal Underwriter
Company (U.S.A.)
Separate Account H


The Manufacturers Life Insurance                     Principal Underwriter
Company (U.S.A.)
Separate Account I

The Manufacturers Life Insurance                     Principal Underwriter
Company (U.S.A.)
Separate Account J

The Manufacturers Life Insurance                     Principal Underwriter
Company (U.S.A.)
Separate Account K

         Name of Investment Company                  Capacity in which acting
         --------------------------                  ------------------------
The Manufacturers Life Insurance                     Principal Underwriter
Company (U.S.A.)
Separate Account M

The Manufacturers Life Insurance                     Principal Underwriter
Company of New York
Separate Account A

The Manufacturers Life Insurance                     Principal Underwriter
Company of New York
Separate Account B



         b. The Manufacturers Life Insurance Company (U.S.A.) is the sole member of Manulife Financial Securities, LLC (MFS LLC) and the following officers of The Manufacturers Life Insurance Company (U.S.A.) have power to act on behalf of Manulife Financial Securities, LLC: John DesPrez* (Chairman and President), John Ostler** (Vice President and Chief Financial Officer) and Jim Gallagher* (Vice President , Secretary and General Counsel) The board of managers of MFS LLC (consisting of Gary Buchanan**, Robert Cook* and John Vrysen***) may also act on behalf of MFS LLC.



*Principal business office is 73 Tremont Street, Boston, MA  02108



**Principal business office is 200 Bloor Street, Toronto, Canada M4W 1E5



***Principal business office is 680 Washington Blvd, Stamford, CT  06901



c.       None.

Item 30. Location of Accounts and Records.

All books and records are maintained at 500 Boylston Street, Suite 400 Boston, MA 02116-3739 and at 73 Tremont Street, Boston, MA 02108.

Item 31. Management Services.

None.

Item 32. Undertakings.

a. Representation of Insurer Pursuant to Section 26 of the Investment Company Act of 1940

The Manufacturers Life Insurance Company (U.S.A.) ("Company") hereby represents that the fees and charges deducted under the contracts issued pursuant to this registration statement, in the aggregate, are reasonable in relation to the services rendered, the expenses expected to be incurred, and the risks assumed by the Company.

b. Representation of Registrant Pursuant to Section 403(b) of the Internal Revenue Code of 1986, as amended

Registrant is relying on a no-action letter issued in connection with funding vehicles for retirement plans meeting the requirements of Section 403(b) of the Internal Revenue Code of 1986, as amended, on November 28, 1988, SEC Reference No. IP-6-88, and is complying with the provisions of paragraphs 1-4 of such no action letter.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the Registrant and the Depositor have caused this pre-effective amendment to the Registration Statement to be signed on their behalf in the City of Boston, Massachusetts, on this 1st day of January, 2002.

SEPARATE ACCOUNT H OF
THE MANUFACTURERS LIFE INSURANCE COMPANY (U.S.A.)
(Registrant)

By:  THE MANUFACTURERS LIFE INSURANCE
     COMPANY (U.S.A.)
     (Depositor)



By:  /s/ John D. DesPrez III
     -------------------------
     John D. DesPrez III
     President



         Pursuant to the requirements of the Securities Act of 1933, the Depositor has duly caused this pre-effective amendment to the Registration Statement to be signed by the undersigned on the 1st day of January, 2002 in the City of Boston, Massachusetts.


THE MANUFACTURERS LIFE
INSURANCE COMPANY (U.S.A.)



By:  /s/ John D. DesPrez III
     -------------------------
     John D. DesPrez III
     President

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, this pre-effective amendment to the Registration Statement has been signed by the following persons in the capacities indicated on this 1st day of January, 2002.


Signature                                   Title
---------                                   -----
/s/ John D. DesPrez  III                    Chairman and President
--------------------------------
John D. DesPrez  III                        (Principal Executive Officer)


*                                           Vice President and
--------------------------------
John Ostler                                 (Chief Financial Officer)


*                                           Director
--------------------------------
James Boyle


*                                           Director
--------------------------------
Robert A. Cook


*                                           Director
--------------------------------
Geoffrey Guy

*                                           Director
--------------------------------
James O'Malley

*                                           Director
--------------------------------
John Lyon

*                                           Director
--------------------------------
Rex Schlaybaugh, Jr.



* /s/ James D. Gallagher
---------------------------------
JAMES D. GALLAGHER
Pursuant to Power of Attorney

                                  EXHIBIT INDEX



Exhibit No.        Description
-----------        -----------
   (b)1(1)           Resolutions at the Board of Directors of the Manufacturers
                       Life Insurance Company (U.S.A.) Establishing
                       Separate Account H

   (9)               Legal Opinion

   (10)              Auditors Consent